  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 12, 1997.


                                                 REGISTRATION FILE NO. 333-30779


================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------


                        PRE-EFFECTIVE AMENDMENT NO. 1 TO



                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                         BIG LAKE FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

     FLORIDA                          6711                       59-2613321
 (State or other         (Primary Standard Industrial          (IRS Employer
 jurisdiction of          Classification Code Number)        Identification No.)
incorporation or
  organization)

                             1409 S. PARROTT AVENUE
                              OKEECHOBEE, FL 34974
                                 (941) 467-4663

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 --------------

              EDWIN E. WALPOLE III                           CURTIS S. FRY
CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER          CHAIRMAN OF THE BOARD
         BIG LAKE FINANCIAL CORPORATION                CNB FINANCIAL CORPORATION
            1409 S. PARROTT AVENUE                      950 WEST VENTURA AVENUE
             OKEECHOBEE, FL 34974                         CLEWISTON, FL 33440
               (941) 467-4663                                (941) 983-9113

           (Name, address, including zip code, and telephone number, including area code, of agent for service.)

                                 --------------

                                    Copy to:

      JOHN P. GREELEY, ESQUIRE                          GAREY F. BUTLER, ESQUIRE
     SMITH, MACKINNON, GREELEY,                             HUMPHREY & KNOTT
       BOWDOIN & EDWARDS, P.A.                             1625 HENDRY STREET
255 SOUTH ORANGE AVENUE, SUITE 800                     FORT MYERS, FLORIDA 33901
      ORLANDO, FLORIDA 32801

          APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE
                            SECURITIES TO THE PUBLIC:
   The date of mailing the Proxy Statement-Prospectus included herein to the shareholders of CNB Financial Corporation

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

              -----------------------------------------------------


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                                __________, 1997


Dear Shareholders:

         You are cordially invited to attend a Special Meeting of the Shareholders of CNB Financial Corporation ("CNB") to be held at ____ p.m., local time, on __________, 1997, at CNB's office located at 950 West Ventura Avenue, Clewiston, Florida 33440 (the "Special Meeting").

         At the Special Meeting you will be asked to consider and vote upon approval of an Amended and Restated Agreement and Plan of Reorganization (the "Agreement"), between CNB, Big Lake Financial Corporation ("BLF"), Clewiston National Bank and Big Lake National Bank. The Agreement will bring together the Clewiston National Bank and Big Lake National Bank organizations. Your Board of Directors believes that the combination of Clewiston National Bank and Big Lake National Bank organizations is a unique opportunity to build on the strengths of two fine institutions.

         The shareholders of BLF are not required to approve the Agreement. The Boards of Directors of CNB and BLF have each unanimously approved the Agreement and the Board of Directors of CNB has recommended that the Agreement also be approved by CNB shareholders.

         The Agreement provides for CNB to merge with and into BLF, and Clewiston National Bank to become a subsidiary of BLF. In the merger, the shares of BLF common stock will continue to remain outstanding as shares of the combined corporation. Each share of CNB common stock outstanding (other than shares held by CNB shareholders who have perfected dissenters' rights) will be converted into .40 of a share of BLF. The firm of William R. Hough & Co., which has served as CNB's financial advisor in the transaction, has advised the CNB Board of Directors that in its opinion the Agreement and related merger are fair to CNB shareholders from a financial point of view.

         Consummation of the transaction is subject to several conditions, including approval of the Agreement by the shareholders of CNB. Information concerning the Special Meeting of CNB shareholders, the meranying proxy material. Because of the importance of the transaction to CNB and its shareholders, I urge you to read this material carefully.

         Your Board of Directors unanimously recommends that you vote FOR the Agreement. It is very important that your shares be represented at the Special Meeting, regardless of whether you plan to attend in person. The affirmative vote of a majority of the outstanding shares of CNB common stock is required to approve the Agreement. CONSEQUENTLY, FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE AGREEMENT. THEREFORE, I URGE YOU TO EXECUTE, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE TO ENSURE THAT YOUR SHARES WILL BE VOTED AT THE SPECIAL MEETING.

         On behalf of your Board of Directors, I urge you to vote FOR approval of the Agreement.

                                    Sincerely,



                                    Curtis S. Fry
                                    Chairman of the Board

                            CNB FINANCIAL CORPORATION
                             950 West Ventura Avenue
                            Clewiston, Florida 33440
                                 (941) 983-9113


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON __________, 1997


To the Shareholders of CNB FINANCIAL CORPORATION

         NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of CNB Financial Corporation, a registered bank holding company ("CNB"), will be held at _____ p.m., local time, on __________, 1997 at 950 West Ventura Avenue, Clewiston, Florida 33440 (the "Special Meeting"), for the following purposes, as more fully described in the accompanying Proxy Statement.

         1. To consider and vote upon a proposal to authorize, adopt and approve an Amended and Restated Agreement and Plan of Reorganization (the "Agreement"), between CNB, Big Lake Financial Corporation, Clewiston National Bank and Big Lake National Bank. A copy of the Agreement is attached as Appendix A to the accompanying Proxy Statement.

         2. To transact such other business as may properly come before the Special Meeting and at any adjournment or postponement thereof.

         Only shareholders of record at the close of business on __________, 1997 are entitled to notice of, and to vote at, the Special Meeting and at any adjournment or postponement thereof. CNB shareholders are entitled to assert dissenters' rights pursuant to the Florida Business Corporation Act. A copy of the dissenters' rights provisions is attached to the enclosed Proxy Statement as Appendix B.


                                    By Order of the Board of Directors of
                                    CNB Financial Corporation







                                    Curtis S. Fry
                                    Chairman of the Board



Clewiston, Florida
__________, 1997


PLEASE FILL IN, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR OWN SHARES.

                 SUBJECT TO COMPLETION DATED SEPTEMBER 12, 1997


                         BIG LAKE FINANCIAL CORPORATION
                             SHARES OF COMMON STOCK

                                 PROXY STATEMENT

                         SPECIAL MEETING OF SHAREHOLDERS
                                       OF
                            CNB FINANCIAL CORPORATION
                                  TO BE HELD ON
                                ___________, 1997


         This Proxy Statement is being furnished to the shareholders of CNB Financial Corporation, a registered bank holding company ("CNB"), in connection with the solicitation of proxies by its Board of Directors for use at a Special Meeting of Shareholders of CNB to be held on __________, 1997 and at any adjournments or postponements thereof. At the Special Meeting, the shareholders of CNB will consider and vote upon an Amended and Restated Agreement and Plan of Reorganization (the "Agreement"), between Big Lake Financial Corporation, a registered bank holding company ("BLF"), CNB, Clewiston National Bank, a national banking association and wholly-owned subsidiary of CNB, and Big Lake National Bank, a national banking association and a wholly-owned subsidiary of BLF.

         Pursuant to the Agreement, BLF and CNB will be combined through the merger (the "Merger") of CNB into BLF, and Clewiston National Bank will become a wholly-owned subsidiary of BLF. The name of the combined holding company will be Big Lake Financial Corporation (the "Combined Corporation"). CNB shareholders also will transact at the Special Meeting such other business as may properly come before the meeting or any and all adjournments or postponements thereof.

         After the Merger, each outstanding share of BLF Common Stock, par value $.01 per share ("BLF Common Stock"), will remain outstanding. Also in the Merger, each outstanding share of CNB common stock, par value $.01 per share ("CNB Common Stock"), other than shares held by CNB shareholders who have perfected dissenters' rights, will be converted into the right to receive .40 of a share of BLF Common Stock. The shares of BLF Common Stock after the Merger are collectively referred to in this Proxy Statement as "Combined Corporation Stock."

         For additional information on the shares of BLF Common Stock issuable in the Merger and the shares of CNB Common Stock, see "Market and Dividend Information." For additional information on the Merger, see "The Merger."

         BLF has filed a Registration Statement (the "Registration Statement") on Form S-4 pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") with respect to the shares issuable in the Merger. This Proxy Statement also constitutes the Prospectus of BLF filed as a part of the Registration Statement. Any reference to this document as a Proxy Statement also constitutes a reference to it as such Prospectus.

         The information contained herein with respect to BLF, CNB, Big Lake National Bank, and Clewiston National Bank has been supplied by the respective corporation or bank. The information contained herein with respect to the Merger is qualified by reference to the Agreement attached hereto as Appendix A and incorporated herein by reference.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         This Proxy Statement and the accompanying form of proxy are first being mailed to the shareholders of CNB on or about __________, 1997.

              The date of this Proxy Statement is __________, 1997.

                              AVAILABLE INFORMATION

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES BEING OFFERED PURSUANT TO THIS PROXY STATEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BLF, BIG LAKE NATIONAL BANK, CNB, OR CLEWISTON NATIONAL BANK OR THE INFORMATION SET FORTH HEREIN SINCE THE DATE OF THIS PROXY STATEMENT. HOWEVER, DURING THE PERIOD IN WHICH OFFERS OR SALES ARE BEING MADE HEREUNDER, BLF IS REQUIRED TO UPDATE THE PROXY STATEMENT TO REFLECT ANY FACTS OR EVENTS ARISING AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WHICH REPRESENT A FUNDAMENTAL CHANGE IN THE INFORMATION SET FORTH IN THE REGISTRATION STATEMENT.

         BLF has filed a Registration Statement under the Securities Act of 1933, as amended (the "Act"), with the Securities and Exchange Commission (the "Commission") relating to the shares of BLF Common Stock to be issued in connection with the Merger. For further information pertaining to the shares of BLF Common Stock to which this Proxy Statement relates, reference is made to such Registration Statement, including the exhibits and schedules filed as a part thereof. As permitted by the rules and regulations of the Commission, this Proxy Statement omits certain information, exhibits and undertakings contained in the Registration Statement. For further information pertaining to the securities offered hereby, reference should be made to the Registration Statement, including the exhibits filed as a part thereof. The Registration Statement is available for inspection at no charge at the Securities and Exchange Commission's Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the Commission. The address of that site is http://www.sec.gov. In addition, copies of such material are available for inspection and reproduction at the public reference facilities of the Commission at its New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and at its Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of materials contained in the Registration Statement may be obtained from the Commission upon payment of the fees prescribed in its rules and regulations. BLF is not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

                             ----------------------

                             REPORTS TO SHAREHOLDERS

         If the Merger described in this Proxy Statement is consummated, BLF intends to furnish annual reports to shareholders containing financial statements that have been examined by a firm of certified public accountants, and such financial statements will be accompanied by an opinion of such firm with respect to such financial statements.

                                TABLE OF CONTENTS


                                                                                                               PAGE
                                                                                                               ----
Summary of Proxy Statement..............................................................................          1
     The Parties........................................................................................          1
     Meeting of Shareholders............................................................................          2
     The Merger.........................................................................................          2
     BLF Selected Consolidated Financial Data for the Six Months Ended June 30, 1997
     and 1996...........................................................................................          6
     BLF Selected Consolidated Financial Data for the Years Ended December 31, 1996,
         1995, 1994, 1993, and 1992.....................................................................          7
     CNB Selected Consolidated Financial Data for the Six Months Ended June 30, 1997
         and 1996.......................................................................................          8
     CNB Selected Consolidated Financial Data for the Years Ended December 31, 1996,
         1995, 1994, 1993, and 1992.....................................................................          9
     Pro Forma Combined Selected Financial Data for the Six Months Ended June 30, 1997
         and 1996.......................................................................................         10
     Pro Forma Combined Selected Financial Data for the Year Ended December 31, 1996....................         11
     Unaudited Condensed Pro Forma Combined Financial Information.......................................         12
     Pro Forma Combined Capital Information (Unaudited).................................................         13
     Pro Forma Condensed Combined Balance Sheet  at June 30, 1997 (Unaudited)...........................         14
     Pro Forma Condensed Combined Per Share Information (Unaudited).....................................         15
     Pro Forma Condensed Combined Statements of Earnings  (Unaudited)...................................         16
     Pro Forma Condensed Combined Statements of Earnings and Selected
         Financial Data for the Six-Month Period Ended June 30, 1997,
         and for the Year Ended December 31, 1996 ......................................................      17-18
     Notes to Pro Forma Condensed Combined Balance Sheet and Statements of Earnings.....................      19-21
Special Meeting of CNB Shareholders.....................................................................         22
     General............................................................................................         22
     Record Date; Quorum; Voting Rights and Required Vote...............................................         22
     Revocability and Solicitation of Proxies...........................................................         22
     Other Business.....................................................................................         23
The Merger..............................................................................................         23
     General............................................................................................         23
     Background of the Merger...........................................................................         24
     Recommendation of Board of Directors...............................................................         26
     Opinion of Financial Advisor.......................................................................         26
     Management and Operations after the Merger.........................................................         28
     Interests of Certain Persons; Compensation and Employee Benefit Plans..............................         29
     Conversion Ratio...................................................................................         30
     Effective Time.....................................................................................         30
     Distribution of Combined Corporation Certificates..................................................         30
     Resale of Combined Corporation Stock Received in the Merger........................................         31
     Certain Federal Income Tax Considerations..........................................................         31
     Conditions to Consummation.........................................................................         32
     Regulatory Approvals...............................................................................         33

                                                                                                                PAGE
                                                                                                                ----
     Conduct of Business Pending the Merger............................................................          33
     Representations and Warranties....................................................................          34
     Expenses and Fees.................................................................................          35
     Amendment, Waiver and Termination..................................................................         35
     Accounting Treatment...............................................................................         36
     Dissenters' Rights.................................................................................         37
Effect of the Merger on Rights of Shareholders..........................................................         38
     Authorized Capital Stock; Par Value................................................................         38
     Directors; Removal.................................................................................         39
     Shareholder Meetings...............................................................................         39
Market and Dividend Information.........................................................................         39
     Stock Trading Information..........................................................................         39
     Dividends..........................................................................................         41
BLF Management's Discussion and Analysis of Financial Condition and
  Results of Operations.................................................................................         42
     General............................................................................................         42
     Liquidity and Capital Resources....................................................................         42
     Results of Operations..............................................................................         43
     Comparison of Six Months Ended June 30, 1997 and 1996..............................................         48
     Comparison of Years Ended December 31, 1996 and 1995...............................................         49
     Asset/Liability Management.........................................................................         50
     Financial Condition................................................................................         52
     Impact of Inflation and Changing Prices............................................................         64
     Future Accounting Requirements.....................................................................         64
Business of BLF........................................................................................          65
     General...........................................................................................          65
     Lending Activities................................................................................          66
     Deposit Activities................................................................................          67
     Employees.........................................................................................          67
     Properties........................................................................................          67
     Litigation........................................................................................          67
     Management........................................................................................          68
     Compensation and Benefits.........................................................................          69
     Certain Transactions..............................................................................          69
     Management and Principal Stock Ownership..........................................................          70
CNB Management's Discussion and Analysis of Financial Condition and
     Results of Operations..............................................................................         72
     General............................................................................................         72
     Liquidity and Capital Resources....................................................................         72
     Results of Operations..............................................................................         73
     Comparison of Six Months Ended June 30, 1997 and 1996..............................................         78
     Comparison of Years Ended December 1996 and 1995...................................................         79
     Asset/Liability Management.........................................................................         80
     Financial Condition................................................................................         82
     Impact of Inflation and Changing Prices............................................................         96
     Future Accounting Requirements.....................................................................         96

                                                                                                               PAGE
                                                                                                               ----
Business of CNB.........................................................................................         97
     General............................................................................................         97
     OCC Agreement .....................................................................................         97
     Lending Activities.................................................................................         98
     Deposit Activities.................................................................................         99
     Employees..........................................................................................         99
     Properties.........................................................................................         99
     Litigation.........................................................................................         99
     Management.........................................................................................        100
     Compensation and Benefits..........................................................................        101
     Certain Transactions...............................................................................        101
     Management and Principal Stock Ownership...........................................................        102
Competition.............................................................................................        103
Supervision, Regulation and Governmental Policy.........................................................        103
Description of Capital Stock............................................................................        108
     General............................................................................................        108
     Common Stock.......................................................................................        108
     Preferred Stock....................................................................................        108
     Indemnification of Officers, Directors and Employees...............................................        109
Legal Matters...........................................................................................        109
Experts.................................................................................................        109
Index to Financial Statements...........................................................................        111

APPENDICES:
     Appendix A     Amended and Restated Agreement and Plan of Reorganization between Big
                    Lake Financial Corporation, CNB Financial Corporation, Big Lake National
                    Bank, and Clewiston National Bank...................................................

     Appendix B     Sections 607.1301, 607.1302, and 607.1320 of the Florida Business
                    Corporation Act.....................................................................
     Appendix C     Opinion of William R. Hough & Co....................................................

                           SUMMARY OF PROXY STATEMENT

         THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS PROXY STATEMENT. THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE MATTERS COVERED IN THIS PROXY STATEMENT AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS CONTAINED ELSEWHERE IN THIS PROXY STATEMENT, INCLUDING THE APPENDICES HERETO. SHAREHOLDERS ARE URGED TO READ CAREFULLY THIS PROXY STATEMENT AND THE ACCOMPANYING APPENDICES IN THEIR ENTIRETY.


                                   THE PARTIES


BLF AND BIG LAKE NATIONAL BANK


         BLF is a one bank holding company organized in 1985 under the laws of the State of Florida. BLF owns all of the outstanding shares of Big Lake National Bank. Big Lake National Bank commenced operations in 1986. BLF is subject to regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve"). Big Lake National Bank is a national banking association subject to regulation by the Office of the Comptroller of the Currency (the "OCC"). Big Lake National Bank's operations are conducted from its main office and a branch office, each located in Okeechobee, Florida, and a branch office located in Lake Placid, Florida. At June 30, 1997, BLF had total consolidated assets of approximately $66.1 million, total consolidated deposits of approximately $60.3 million, and total consolidated stockholders' equity of approximately $5.2 million. BLF's and Big Lake National Bank's principal executive offices are located at 1409 S. Parrott Avenue, Okeechobee, Florida 34974. The telephone number at such office is (941) 467-4663. For additional information concerning BLF and Big Lake National Bank, see "Business of BLF."



CNB AND CLEWISTON NATIONAL BANK


         CNB is a one bank holding company organized in 1990 under the laws of the State of Florida. CNB is subject to regulation by the Federal Reserve and owns all of the outstanding shares of Clewiston National Bank, which is a national banking association subject to regulation by the OCC. Clewiston National Bank commenced operations in 1974. Clewiston National Bank's operations are conducted from its main office and a branch office, each located in Clewiston, Florida, a branch office located in Moore Haven, Florida and a branch office located in LaBelle, Florida. At June 30, 1997, CNB had total consolidated assets of approximately $49.5 million, total consolidated deposits of approximately $44.6 million and total consolidated stockholders' equity of approximately $4.3 million. CNB's and Clewiston National Bank's principal executive offices are located at 950 West Ventura Avenue, Clewiston, Florida 33440. The telephone number at such office is (941) 983-9113. For additional information concerning CNB and Clewiston National Bank, see "Business of CNB."

                             MEETING OF SHAREHOLDERS



         The Special Meeting of CNB shareholders will be held at _____ p.m., local time, on __________, 1997 at 950 West Ventura Avenue, Clewiston, Florida 33440. Only CNB shareholders of record at the close of business on __________, 1997 (the "CNB Record Date"), will be entitled to vote at the Special Meeting. The affirmative vote of the holders of a majority of the shares outstanding on such date will be required to approve the Agreement. As of the CNB Record Date, there were ______ shares of CNB Common Stock outstanding and entitled to vote, each with one vote per share. As of the CNB Record Date, CNB's directors beneficially owned _______ shares (or ____%) of the outstanding CNB Common Stock. CNB's directors have advised CNB that they intend to vote all of the shares of CNB Common Stock owned by them for approval of the Agreement.


                                   THE MERGER

GENERAL

         Shareholders of CNB are being asked to consider and vote upon the Agreement, which provides for the Merger. At the time the Merger is consummated (the "Effective Time"), each share of CNB Common Stock (other than shares held by CNB shareholders who have perfected dissenters' rights under the Florida Business Corporation Act (the "Florida Act")) will be converted into the right to receive .40 of a share of Combined Corporation Stock. For purposes of this Proxy Statement, the number of shares of Combined Corporation Stock issuable in the Merger for each share of CNB Common Stock is referred to as the Conversion Ratio. A fractional share otherwise issuable to a CNB shareholder in the Merger will be rounded up to the next whole share if the fraction is .500 or greater and rounded down to the next whole share if the fraction is .499 or less. The shares of BLF Common Stock outstanding at the Effective Time will remain outstanding as shares of Combined Corporation Stock as a result of the Merger.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS OF CNB

         The combination of BLF and CNB will permit CNB shareholders to participate in the ownership of a bank holding company and bank with greater financial resources than either CNB or Clewiston National Bank. The Combined Corporation, Big Lake National Bank, and Clewiston National Bank will be able to use collectively the resources and capital of BLF, CNB, Big Lake National Bank and Clewiston National Bank to expand lending and service capacities and to increase the ability to compete with other banks and financial service institutions. The CNB Board of Directors believes that the Merger is fair to and in the best interests of CNB shareholders. Accordingly, the Board has approved the Agreement and unanimously recommends that CNB shareholders vote to approve the Agreement. Among the factors considered by the Board in approving the Agreement were the terms of the proposed Merger, the compatibility of the operations of Big Lake National Bank and Clewiston National Bank, and the respective business, operations, earnings, financial condition, and capital position of BLF and CNB, as well as of the Combined Corporation on a prospective basis. The Board of Directors of CNB also took into account the opinion of its financial advisor that the terms of the Agreement are fair to its shareholders from a financial point of view. For additional information regarding the factors considered by the CNB Board of Directors, see "The Merger -- Recommendation of Board of Directors" and " -- Opinion of Financial Advisor."


OPINION OF FINANCIAL ADVISOR

         CNB retained William R. Hough & Co. ("Hough") to issue a written opinion to the CNB Board of Directors. Hough has issued an opinion that the Merger is fair to CNB shareholders from a financial point of view. See "The Merger -- Opinion of Financial Advisor." The opinion issued by Hough was addressed to the Board of Directors of CNB for use by such Board in its consideration of the financial terms of the Merger. Such opinion was not addressed to the shareholders of CNB and does not constitute a recommendation to any CNB shareholder as to how the shareholder should vote at the CNB Special Meeting.


MANAGEMENT AND OPERATIONS AFTER THE MERGER

         After the Merger, the businesses of BLF and CNB will be conducted through the Combined Corporation. The directors of the Combined Corporation will consist of the seven individuals currently serving as directors of BLF plus John Boy, Jr., Curtis S. Fry, and Thomas A. Smith. Messrs. Boy, Fry and Smith currently serve as directors of CNB and Clewiston National Bank. The executive officers of BLF after the Merger will consist of Edwin E. Walpole III (Chairman, President and Chief Executive Officer), and Joe G. Mullins (Executive Vice President and Chief Administrative Officer). Upon consummation of the Merger, the directors of Clewiston National Bank will consist of the eight individuals currently serving as directors of Clewiston National Bank, plus Edwin E. Walpole III and Joe G. Mullins. Messrs. Walpole and Mullins currently serve as directors of BLF and Big Lake National Bank. See "The Merger -- Management and Operations After the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain members of management of BLF and CNB have interests in the Merger in addition to their interests as shareholders of BLF and CNB generally. These include, among other things, provisions in the Agreement for the indemnification of CNB's present and former officers, directors and employees. For additional information regarding the indemnification of CNB officers, directors and employees, see "The Merger -- Interests of Certain Persons; Compensation and Employee Benefit Plans."


EFFECTIVE TIME OF THE MERGER

         Subject to the satisfaction of the conditions to the obligations of the parties to effect the Merger, the Effective Time will occur on the date and at the time set forth in the Articles of Merger to be filed by the Florida Secretary of State in connection with the Merger. Assuming the satisfaction of the conditions to the Merger, the parties anticipate that the Merger will become effective in the fourth quarter of 1997, although there can be no assurance as to whether or when the Merger will become effective.


CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         CNB and BLF have received an opinion from Stevens, Thomas, Schemer & Sparks, P.A., certified public accountants, to the effect that the Merger will constitute a "reorganization" under the Internal Revenue Code of 1986, as amended (the "Code"), and that, for federal income tax purposes, the shareholders of BLF and CNB will not recognize gain or loss upon consummation of the Merger (except to the extent of any cash paid to any CNB shareholder exercising dissenters' rights in the Merger and any shareholder of CNB owning less than 1.25 shares of CNB Common Stock). For additional discussion of certain federal income tax consequences of the Merger, see "The Merger -- Certain Federal Income Tax Considerations."


CONDITIONS TO CONSUMMATION OF THE MERGER


         The Merger is subject to the satisfaction or written waiver (where permissible) of several conditions including receipt of CNB shareholder approval of the Agreement, receipt of all federal regulatory approvals of the Merger, and the fulfillment of certain closing and other conditions set forth in the Agreement. Regulatory approval for consummation of the Merger has been received. Consummation of the Merger also is subject to the holders of no more than 5% of the outstanding CNB Common Stock electing to exercise their dissenters' rights. See "The Merger -- Conditions to Consummation," "-- Regulatory Approvals," and "-- Amendment, Waiver and Termination."

AMENDMENT, WAIVER AND TERMINATION


         Notwithstanding the approval of the Agreement by the CNB shareholders, the Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time by (i) mutual consent of BLF and CNB, or (ii) BLF or CNB if
(A) the Merger has not been consummated by March 31, 1998, (B) there is a material breach of the Agreement by the other party (which has not been cured during the period of time set forth in the Agreement), (C) a material adverse development shall have occurred affecting a party (see "The Merger - Amendment, Waiver and Termination"), (D) the shareholders of CNB fail to approve the Agreement, or (E) the approval of a bank regulatory agency necessary to consummate the Merger is not received, or includes certain conditions or restrictions. The Agreement also can be terminated by a party under certain circumstances in the event it or its shareholders receive or approve another acquisition proposal prior to the Effective Time and, as to CNB, its shareholders fail to approve the Agreement (provided the terminating party pays to the other party a termination fee equal to 10% of the shareholders' equity of the party required to make such payment as of the end of the month preceding such payment, as liquidated damages). Any termination and abandonment described above would not require the approval of CNB shareholders. The Agreement may be amended at any time prior to the Effective Time upon written agreement of all of the parties, except that after approval of the Agreement by CNB's shareholders, no amendment may be made in the Conversion Ratio in a manner that adversely affects the economic value of the Merger to such shareholders without their further approval. In addition, substantially all of the conditions to consummation of the Merger may be waived, in whole or in part, to the extent permissible under applicable law, by the party for whose benefit the condition has been imposed, without the approval of CNB shareholders. See "The Merger--Amendment, Waiver and Termination."



DISSENTERS' RIGHTS

         Shareholders of CNB who deliver to CNB a notice of intent to demand payment for their shares of CNB Common Stock before the vote of CNB shareholders is taken at the CNB Special Meeting and not vote in favor of the Merger, and further comply with the other provisions of the Florida Act regarding the rights of dissenting shareholders, will be paid the fair value for their shares of CNB Common Stock. Consummation of the Merger is subject to, among other things, the holders of no more than 5% of the outstanding CNB Common Stock electing to exercise their dissenters' rights. For information regarding the procedures to be followed by CNB shareholders to dissent from the Merger, see "The Merger -- Dissenters' Rights" and the Florida Dissent Provisions included as Appendix B to this Proxy Statement.


ACCOUNTING TREATMENT

         It is intended that the Merger will be accounted for as a purchase under Generally Accepted Accounting Principles ("GAAP"). See "The Merger -- Accounting Treatment."

                         BIG LAKE FINANCIAL CORPORATION
                      SELECTED CONSOLIDATED FINANCIAL DATA
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)



                                                              AT OR FOR THE
                                                        SIX MONTHS ENDED JUNE 30,
                                                        -------------------------
                                                             1997        1996
                                                             ----        ----

Interest income                                            $  2,381    $  2,074
Interest expense                                                913         882
                                                           --------    --------
Net interest income                                           1,468       1,192
Provision for credit losses                                      60          60
                                                           --------    --------
Net interest income after provision for credit losses         1,408       1,132
Noninterest income                                              355         286
Noninterest expenses                                          1,199       1,056
                                                           --------    --------
Earnings before income taxes                                    564         362
Provision for income taxes                                      188         123
                                                           --------    --------
Net earnings                                               $    376    $    239
                                                           ========    ========
Per share data:
      Earnings per share                                   $   1.22    $   0.77
      Cash dividends declared                              $      -    $      -
      Book value at end of period                          $  16.93    $  14.21
Common shares outstanding at end of period                  308,711     308,711
Weighted average common shares outstanding
      during period                                         308,711     308,711
Total assets at end of period                              $ 66,117    $ 55,352
Cash and cash equivalents                                  $  2,875    $  1,743
Investment securities                                      $ 15,789    $ 18,216
Loans, net                                                 $ 41,382    $ 32,283
Deposits                                                   $ 60,281    $ 50,683
Stockholders' equity                                       $  5,226    $  4,387
Total loans before allowance for loan losses               $ 41,943    $ 32,696
Allowance for credit losses                                $    561    $    413
Nonperforming loans                                        $    194    $    215
Nonperforming loans and other assets                       $    194    $    215
Allowance for credit losses as a percentage
      of period-end total loans                                1.34%       1.26%
Allowance for credit losses as a percentage
      of nonperforming loans                                 289.18%     192.09%
Total nonperforming loans as a percentage
      of total loans                                           0.46%       0.66%
Total nonperforming loans as a percentage
      of total assets                                          0.29%       0.39%
Total nonperforming loans and other real estate
      owned as a percentage of total assets                    0.29%       0.39%

                         BIG LAKE FINANCIAL CORPORATION

                      SELECTED CONSOLIDATED FINANCIAL DATA

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)



                                                                  AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                        --------------------------------------------------------
                                                          1996        1995        1994        1993        1992
                                                          ----        ----        ----        ----        ----
Interest income                                         $  4,229    $  3,195    $  2,548    $  2,368    $  2,456
Interest expense                                           1,736       1,211         781         669         888
                                                        --------    --------    --------    --------    --------
Net interest income                                        2,493       1,984       1,767       1,699       1,568
Provision for credit losses                                  132          70          14         160         134
                                                        --------    --------    --------    --------    --------
Net interest income after provision for credit losses      2,361       1,914       1,753       1,539       1,434
Noninterest income                                           589         518         385         419         369
Noninterest expenses                                       2,112       1,574       1,575       1,536       1,383
                                                        --------    --------    --------    --------    --------
Earnings before income taxes                                 838         858         563         422         420
Provision for income taxes                                   287         308         188         139         119
                                                        --------    --------    --------    --------    --------
Net earnings                                            $    551    $    550    $    375    $    283    $    301
                                                        ========    ========    ========    ========    ========
Per share data(1):
     Earnings per share                                 $   1.79    $   1.78    $   1.21    $   0.90    $   0.96
     Cash dividends declared                            $      -    $      -    $      -    $      -    $      -
     Book value at end of period                        $  15.72    $  14.21    $  12.13    $  11.37    $  10.22
Common shares outstanding at end of period(1)            308,711     308,711     308,711     313,435     313,435
Weighted average common shares outstanding
     during period(1)                                    308,711     308,711     311,034     313,435     313,435
Total assets at end of period                           $ 59,518    $ 55,824    $ 37,175    $ 34,787    $ 30,924
Cash and cash equivalents                               $  3,410    $  2,896    $  2,103    $  2,219    $  1,536
Investment securities                                   $ 16,016    $ 11,922    $  6,507    $  4,822    $  6,525
Loans, net                                              $ 36,262    $ 28,663    $ 24,580    $ 24,148    $ 20,264
Deposits                                                $ 54,245    $ 50,793    $ 33,299    $ 31,032    $ 27,607
Stockholders' equity                                    $  4,854    $  4,386    $  3,744    $  3,563    $  3,202
Total loans before allowance for loan losses            $ 36,732    $ 29,026    $ 24,904    $ 24,464    $ 20,532
Allowance for credit losses                             $    470    $    363    $    323    $    316    $    268
Nonperforming loans                                     $    111    $     30    $    291    $    335    $    270
Nonperforming loans and other assets                    $    111    $    126    $    299    $    532    $    402
Allowance for credit losses as a percentage
     of period-end total loans                              1.28%       1.25%       1.30%       1.29%       1.31%
Allowance for credit losses as a percentage
     of nonperforming loans                               423.42%    1210.00%     111.00%      94.33%      99.26%
Total nonperforming loans as a percentage
     of total loans                                         0.30%       0.10%       1.17%       1.37%       1.32%
Total nonperforming loans as a percentage
     of total assets                                        0.19%       0.05%       0.78%       0.96%       0.87%
Total nonperforming loans and real estate
     owned as a percentage of total assets                  0.19%       0.23%       0.80%       1.53%       1.30%

-----------------------

(1) Adjusted for the 2.5% stock dividends in shares of BLF Common Stock in 1992 through 1996.

                            CNB FINANCIAL CORPORATION
                      SELECTED CONSOLIDATED FINANCIAL DATA
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)


                                                              AT OR FOR THE
                                                        SIX MONTHS ENDED JUNE 30,
                                                        -------------------------
                                                             1997        1996
                                                             ----        ----
Interest income                                            $  1,904    $  1,833
Interest expense                                                853         862
                                                           --------    --------
Net interest income                                           1,051         971
Provision for credit losses                                      16          16
                                                           --------    --------
Net interest income after provision for credit losses         1,035         955
Noninterest income                                              233         267
Noninterest expenses                                          1,046         969
                                                           --------    --------
Earnings before income taxes and cumulative effect
      of change in accounting principle                         222         253
Provision (benefit) for income taxes                             70          94
                                                           --------    --------
Net earnings                                               $    152    $    159
                                                           ========    ========
Per share data:
      Earnings per share                                   $   0.37    $   .038
      Cash dividends declared                              $      -    $      -
      Book value at end of period                          $  10.28    $   9.82
Common shares outstanding at end of period                  416,279     416,279
Weighted average common stock and stock
      equivalents outstanding during the period             416,279     416,279
Total assets at end of period                              $ 49,462    $ 47,447
Cash and cash equivalents                                  $  1,824    $  1,837
Investment and mortgage-backed securities                  $  5,863    $  7,207
Loans, net                                                 $ 33,134    $ 31,561
Deposits                                                   $ 44,647    $ 42,739
Stockholders' equity                                       $  4,278    $  4,088
Total loans before allowance for loan losses               $ 33,602    $ 31,952
Allowance for credit losses                                $    468    $    391
Nonperforming loans                                        $    469    $    406
Nonperforming loans and other assets                       $    642    $    901
Allowance for credit losses as a percentage
      of period-end total loans                                1.39%       1.22%
Allowance for credit losses as a percentage
      of nonperforming loans                                  99.79%      96.31%
Total nonperforming loans as a percentage
      of total loans                                           1.40%       1.27%
Total nonperforming loans as a percentage
      of total assets                                          0.95%       0.86%
Total nonperforming loans and real estate owned
      as a percentage of total assets                          1.30%       1.90%

                            CNB FINANCIAL CORPORATION

                      SELECTED CONSOLIDATED FINANCIAL DATA

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)


                                                                     AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                        ---------------------------------------------------------------
                                                           1996         1995         1994          1993          1992
                                                           ----         ----         ----          ----          ----
Interest income                                         $   3,629    $   3,423    $   3,038     $   2,989     $   3,488
Interest expense                                            1,701        1,610        1,107         1,102         1,417
                                                        ---------    ---------    ---------     ---------     ---------
Net interest income                                         1,928        1,813        1,931         1,887         2,071
Provision for credit losses                                   128           94          195           228           209
                                                        ---------    ---------    ---------     ---------     ---------
Net interest income after provision for credit losses       1,800        1,719        1,736         1,659         1,862
Noninterest income                                            540          517          577           419           536
Noninterest expenses                                        2,156        1,892        2,180         2,027         2,020
                                                        ---------    ---------    ---------     ---------     ---------
Earnings before income taxes                                  184          344          133            51           378
Provision (benefit) for income taxes                           15          108          (13)          (37)           69
                                                        ---------    ---------    ---------     ---------     ---------
Net earnings                                            $     169    $     236    $     146     $      88     $     309
                                                        =========    =========    =========     =========     =========
Per share data:(1)
     Earnings per share                                 $    0.41    $    0.57    $    0.35     $    0.21     $    0.74
     Cash dividends declared                            $       -    $       -    $       -     $       -     $       -
     Book value at end of period                        $    9.93    $    9.61    $    8.85     $    8.84     $    8.84
Common shares outstanding at end of period(1)             416,279      416,279      416,279       416,279       416,279
Weighted average common shares outstanding
     during period(1)                                     416,279      416,279      416,279       416,279       416,279
Total assets at end of period                           $  46,800    $  45,330    $  42,742     $  40,325     $  42,680
Cash and cash equivalents                               $   2,422    $   2,850    $   2,418     $   2,138     $   2,444
Investment and mortgage-backed securities               $   6,996    $   6,439    $   5,347     $   6,133     $   8,138
Loans, net                                              $  34,154    $  31,396    $  29,121     $  28,588     $  27,874
Deposits                                                $  42,002    $  40,792    $  38,438     $  36,087     $  38,634
Stockholders' equity                                    $   4,134    $   4,001    $   3,684     $   3,681     $   3,680
Total loans before allowance for loan losses            $  34,629    $  31,832    $  29,533     $  28,799     $  28,171
Allowance for credit losses                             $     475    $     436    $     418     $     211     $     297
Nonperforming loans                                     $     561    $     777    $   1,404     $     326     $     522
Nonperforming loans and other assets                    $     621    $   1,006    $   1,964     $     795     $   1,135
Allowance for credit losses as a percentage
     of period-end total loans                               1.37%        1.37%        1.42%         0.73%         1.05%
Allowance for credit losses as a percentage
     of nonperforming loans                                 84.67%       56.11%       29.77%        64.72%        56.90%
Total nonperforming loans as a percentage
     of total loans                                          1.62%        2.44%        4.75%         1.13%         1.85%
Total nonperforming loans as a percentage
     of total assets                                         1.20%        1.71%        3.28%         0.81%         1.22%
Total nonperforming loans and real estate
     owned as a percentage of total assets                   1.33%        2.22%        4.60%         1.97%         2.66%

------------------------------

(1) Adjusted for the 5% stock dividends in shares of CNB Common Stock in 1993 through 1995 and the 2 for 1 stock split of CNB Common Stock in 1992.

                               PRO FORMA COMBINED
                             SELECTED FINANCIAL DATA
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)



                                                               AT OR FOR THE
                                                         SIX MONTHS ENDED JUNE 30,
                                                         -------------------------
                                                             1997        1996
                                                             ----        ----
Interest income                                            $  4,355    $  3,974
Interest expense                                              1,766       1,744
                                                           --------    --------
Net interest income                                           2,589       2,230
Provision for credit losses                                      76          76
                                                           --------    --------
Net interest income after provision for credit losses         2,513       2,154
Noninterest income                                              588         553
Noninterest expenses                                          2,245       2,025
                                                           --------    --------
Earnings before income taxes                                    856         682
Provision for income taxes                                      282         240
                                                           --------    --------
Net earnings                                               $    574    $    442
                                                           ========    ========
Per share data:(1)
       Earnings per share                                  $   1.21    $   0.93
       Cash dividends declared                             $      -    $      -
       Book value at end of period                         $  19.03    $  16.91
Equivalent CNB Common Stock per share data:(2)
       Earnings per share                                  $   0.48    $   0.37
       Cash dividends declared                             $      -    $      -
       Book value at end of period                         $   7.61    $   6.76
Common shares outstanding at end of period(1)               475,223     475,223
Weighted average common shares outstanding
       during period(1)                                     475,223     475,223


--------------------

(1) Computed using the weighted average number of shares of BLF Common Stock at the dates indicated plus an exchange ratio of .40 of a share of Combined Corporation Stock in exchange for all of the CNB Common Stock assumed outstanding.

(2) Computed by multiplying the CNB per share data by the exchange ratio of .40 of a share of Combined Corporation Stock in exchange for all of the CNB Common Stock assumed outstanding.

                               PRO FORMA COMBINED
                             SELECTED FINANCIAL DATA
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                   AT OR FOR THE YEAR ENDED DECEMBER 31, 1996




Interest income                                                        $  7,994
Interest expense                                                          3,437
                                                                       --------
Net interest income                                                       4,557
Provision for credit losses                                                 260
                                                                       --------
Net interest income after provision for credit losses                     4,297
Noninterest income                                                        1,128
Noninterest expenses                                                      4,268
                                                                       --------
Earnings before income taxes                                              1,157
Provision for income taxes                                                  347
                                                                       --------
Net earnings                                                           $    810
                                                                       ========
Per share data:
     Earnings per share                                                $   1.70
     Cash dividends declared                                           $      -
     Book value at end of period                                       $  17.97
Equivalent CNB Common Stock per share data:(2)
     Earnings per share                                                $   0.68
     Cash dividends declared                                           $      -
     Book value at end of period                                       $   7.19
Common shares outstanding at end of period(1)                           475,223
Weighted average common shares outstanding
     during period(1)                                                   475,223


------------------------------


(1) Computed using the weighted average number of shares of BLF Common Stock at the dates indicated plus an exchange ratio of .40 of a share of Combined Corporation Stock in exchange for all of the CNB Common Stock assumed outstanding.

(2) Computed by multiplying the CNB per share data by the exchange ratio of .40 of a share of Combined Corporation Stock in exchange for all of the CNB Common Stock assumed outstanding.

          UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL INFORMATION



         The following unaudited pro forma combining condensed financial presentation of the Combined Corporation was prepared to provide information on the combined balance sheets and income statements of BLF and CNB.

         The Pro Forma Condensed Combined Balance Sheet reflects the consolidated balance sheet of BLF as of June 30, 1997, after giving effect to the proposed Merger. The Merger will be accounted for as a purchase and is based on assumptions explained herein and in the Notes to Pro Forma Condensed Combined Balance Sheet and Statements of Earnings.


         The information presented below should be read in conjunction with the separate consolidated financial statements and notes thereto of BLF and CNB, the respective Management's Discussion and Analysis of Financial Condition and Results of Operations of BLF and CNB, and the other unaudited pro forma financial information, all included elsewhere in this Proxy Statement.

                     PRO FORMA COMBINED CAPITAL INFORMATION
                                   (UNAUDITED)



         The following table presents the actual and required levels and excesses in both dollars and percentages of capital requirements at June 30, 1997, on an historical basis for Big Lake National Bank and Clewiston National Bank, and on a pro forma basis if the two banks were combined:

                                         BIG LAKE                 CLEWISTON              COMBINATION OF
                                      NATIONAL BANK             NATIONAL BANK              BOTH BANKS
                                        HISTORICAL                HISTORICAL                PRO FORMA
                                      CAPITAL RATIO             CAPITAL RATIO             CAPITAL RATIO
                                      -------------             -------------             -------------
                                                % OF                      % OF                      % OF
                                     AMOUNT    ASSETS          AMOUNT    ASSETS          AMOUNT    ASSETS
                                     ------    ------          ------    ------          ------    ------

                                                                (In thousands)
Total capital to risk-
    weighted assets
    Regulatory capital               $4,460    12.04%          $4,664    15.19%          $8,662    12.92%
    Requirement                       2,963     8.00            2,456     8.00            5,364     8.00
                                     ------    -----           ------    -----           ------    -----
    Excess                           $1,497     4.04%          $2,208     7.19%          $3,298     4.92%
                                     ======    =====           ======    =====           ======    =====

Tier 1 capital to risk-
    weighted assets
    Regulatory capital               $3,996    10.79%          $4,279    13.94%          $7,813    11.65%
    Requirement                       1,482     4.00            1,228     4.00            2,682     4.00
                                     ------    -----           ------    -----           ------    -----
    Excess                           $2,514     6.79%          $3,051     9.94%          $5,131     7.65%
                                     ======    =====           ======    =====           ======    =====

Tier 1 capital to total
    assets
    Regulatory capital               $3,996     7.20%          $4,279     8.66%          $7,813     7.49%
    Requirement                       2,221     4.00            1,977     4.00            4,170     4.00
                                     ------    -----           ------    -----           ------    -----
    Excess                           $1,775     3.20%          $2,302     4.66%          $3,643     3.49%
                                     ======    =====           ======    =====           ======    =====


         In addition to the foregoing, Big Lake National Bank and Clewiston National Bank are (and, after the Merger, will be) subject to the capital requirements under the prompt corrective action provisions of recent legislation which places depository institutions into one of the following five categories based upon their capital levels and other supervisory criteria: (i) well capitalized; (ii) adequately capitalized; (iii) undercapitalized; (iv) significantly undercapitalized; and (v) critically undercapitalized. See "Supervision, Regulation and Governmental Policy -- Capital Requirements." At June 30, 1997, each of Big Lake National Bank and Clewiston National Bank met the prompt corrective action capital requirements of a "well capitalized" depository institution. Based upon the foregoing pro forma capital information, the two banks, on a combined basis, would have met the capital requirements of a "well capitalized" depository institution at June 30, 1997.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                   (UNAUDITED)
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                                  JUNE 30, 1997




                                                                                      ADJUSTMENTS
                                                                                       FOR MERGER
                                                                                      -----------       PRO
                                                      BLF          CNB        DEBIT      CREDIT        FORMA
                                                      ---          ---        -----      ------        -----
ASSETS
Cash and cash equivalents                          $   2,875    $   1,824    $    -      $    -      $   4,699
Federal funds sold                                     3,105        6,623         -           -          9,728
Investment securities available-for-sale              14,988        5,595         -           -         20,583
Investment securities held-to-maturity                   801            -         -           -            801
Mortgage-backed securities available-for-sale              -          268         -           -            268
Loans receivable, net                                 41,382       33,134         -         700(4)      73,816
Accrued interest receivable                              514          390         -           -            904
Bank premises and equipment                            1,613          997         -           -          2,610
Other real estate owned                                    -          173         -           -            173
Intangible assets                                        659            -         -           -            659
Other assets                                             180          458       238(5)        -            876
                                                   ---------    ---------    ------      ------      ---------

         Total assets                              $  66,117    $  49,462    $  238      $  700      $ 115,117
                                                   =========    =========    ======      ======      =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                                           $  60,281    $  44,647    $    -      $    -      $ 104,928
Accrued interest on deposits                             436          221         -           -            657
Other accrued expenses and liabilities                   174          316         -           -            490
                                                   ---------    ---------    ------      ------      ---------

         Total liabilities                            60,891       45,184         -           -        106,075
                                                   ---------    ---------    ------      ------      ---------

Common stock                                               3            4         4(3)        2(2)           5
Additional paid-in-capital                             3,068        1,196     1,196(3)    3,783(1)       6,851
Retained earnings                                      2,271        3,106     3,106(3)        -          2,271
Treasury stock                                           (59)           -         -          59(6)           -
Unrealized loss on securities available-for-sale         (57)         (28)        -           -            (85)
                                                   ---------    ---------    ------      ------      ---------

         Total stockholders' equity                    5,226        4,278     4,306       3,844          9,042
                                                   ---------    ---------    ------      ------      ---------

         Total liabilities and
            stockholders' equity                   $  66,117    $  49,462    $4,306      $3,844      $ 115,117
                                                   =========    =========    ======      ======      =========

Book value per common share                        $   16.93    $   10.28                            $   19.03
                                                   =========    =========                            =========

Common shares outstanding                            308,711      416,279                              475,223
                                                   =========    =========                            =========


--------------------


See notes to pro forma condensed combined balance sheet at page 19.

                          PRO FORMA CONDENSED COMBINED
                              PER SHARE INFORMATION
                                   (UNAUDITED)

                  The following table summarizes the historical consolidated and pro forma net earnings and book value of BLF and CNB after giving effect to the proposed Merger at and for the six months ended June 30, 1997 and at and for the year ended December 31, 1996. The following information should be read in conjunction with the footnotes set forth on page 19:

                                                                AT AND FOR THE             AT AND FOR THE
                                                               SIX MONTH PERIOD              YEAR ENDED
                                                              ENDED JUNE 30, 1997        DECEMBER 31, 1996
                                                              -------------------        -----------------
Shares outstanding at end of period:
     Assumed number of shares of Combined
             Corporation Stock issued                                166,512                   166,512
     Shares of BLF Common Stock before Merger                        308,711                   308,711
                                                                    --------                   -------
     Pro forma shares of Combined Corporation
             Stock outstanding after Merger                          475,223                   475,223
                                                                    ========                   =======

Net earnings:
     BLF - Historical                                               $376,000                  $551,000
                                                                    ========                  ========
     CNB - Historical                                               $152,000                  $169,000
                                                                    ========                  ========
     Combined Corporation pro forma after Merger                    $574,000                  $810,000
                                                                    ========                  ========

Earnings per share:
     BLF - Historical                                               $   1.22                  $   1.79
                                                                    ========                  ========
     CNB - Historical                                               $   0.37                  $   0.41
                                                                    ========                  ========
     Combined Corporation pro forma after Merger                    $   1.21                  $   1.70
                                                                    ========                  ========
     CNB - Equivalent pro forma                                     $   0.48                  $   0.68
                                                                    ========                  ========

Book value per share:
     BLF - Historical                                               $  16.93                  $  15.72
                                                                    ========                  ========
     CNB - Historical                                               $  10.28                  $   9.93
                                                                    ========                  ========
     Combined Corporation pro forma after Merger                    $  19.03                  $  17.97
                                                                    ========                  ========
     CNB - Equivalent pro forma                                     $   7.61                  $   7.19
                                                                    ========                  ========

               PRO FORMA CONDENSED COMBINED STATEMENTS OF EARNINGS
                                   (UNAUDITED)

         The following Pro Forma Condensed Combined Statements of Earnings reflect the consolidated results of operations of BLF for the six-month period ended June 30, 1997 and years ended December 31, 1996 and 1995, after giving effect to the proposed Merger in a transaction which will be accounted for as a purchase. The statements are based on the assumptions set forth herein and in the Notes to Unaudited Pro Forma Condensed Combined Balance Sheet and Statements of Earnings. The Pro Forma Condensed Combined Statements of Earnings do not necessarily reflect the results of operations as they would have been if CNB and BLF had constituted a single entity during the periods presented herein. The information presented below should be read in conjunction with the separate consolidated financial statements and notes thereto of CNB and BLF, the respective Management's Discussion and Analysis of Financial Condition and Results of Operations of CNB and BLF, and the other unaudited pro forma financial information, all included elsewhere in this Proxy Statement.

                          PRO FORMA CONDENSED COMBINED
                STATEMENT OF EARNINGS AND SELECTED FINANCIAL DATA
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)



                                           FOR THE SIX MONTHS ENDED JUNE 30, 1997
                                     -------------------------------------------------
                                                            ADJUSTMENTS
                                                            FOR MERGER(1)
                                                           --------------        PRO
                                        BLF        CNB     DEBIT   CREDIT       FORMA
                                     --------   --------   -----   ------     --------
Interest income on loans             $  1,852   $  1,600   $  -      $70(3)   $  3,522
Interest income on investment
 and mortgage-backed securities           467        188      -        -           655
Other interest income                      62        116      -        -           178
                                     --------   --------   ----      ---      --------
          Total interest income         2,381      1,904      -       70         4,355
Interest expense on deposits              913        853      -        -         1,766
                                     --------   --------   ----      ---      --------
 Net interest income before
    provision for credit losses         1,468      1,051      -       70         2,589
Provision for credit losses                60         16      -        -            76
                                     --------   --------   ----      ---      --------
          Net interest income           1,408      1,035      -       70         2,513
                                     --------   --------   ----      ---      --------

Fees and service charges                  304        210      -        -           514
Other income                               51         23      -        -            74
                                     --------   --------   ----      ---      --------

          Total other income              355        233      -        -           588
                                     --------   --------   ----      ---      --------

Compensation and employee benefits        591        531      -        -         1,122
Other operating expenses                  608        515      -        -         1,123
                                     --------   --------   ----      ---      --------

          Total other expenses          1,199      1,046      -        -         2,245
                                     --------   --------   ----      ---      --------

Earnings before income taxes              564        222      -       70           856
Provision for income taxes                188         70     24(4)     -           282
                                     --------   --------   ----      ---      --------

Net earnings                         $    376   $    152   $(24)     $70      $    574
                                     ========   ========   ====      ===      ========

Per share data:
          Earnings per share         $   1.22   $   0.37                      $   1.21
                                     ========   ========                      ========

Weighted average common shares
 outstanding during period(2)         308,711    416,279                       475,223
                                     ========   ========                      ========



------------------------------


See notes to pro forma condensed combined statement of earnings at page 19.

                          PRO FORMA CONDENSED COMBINED
                STATEMENT OF EARNINGS AND SELECTED FINANCIAL DATA
                   (DOLLARS IN THOUSAND EXCEPT PER SHARE DATA)


                                                       FOR THE YEAR ENDED DECEMBER 31, 1996
                                            --------------------------------------------------------
                                                                        ADJUSTMENTS
                                                                       FOR MERGER(1)
                                                                  ----------------------       PRO
                                               BLF        CNB       DEBIT         CREDIT      FORMA
                                            --------   --------   ---------       ------    --------
Interest income on loans                    $  3,088   $  3,019   $       -       $ 135(3)  $  6,242
Interest income on investment
     and mortgage-backed securities            1,042        415           -           -        1,457
Other interest income                             99        195           -           1(5)       295
                                            --------   --------   ---------       -----     --------
     Total interest income                     4,229      3,629           -         136        7,994
Interest expense on deposits                   1,736      1,701           -           -        3,437
                                            --------   --------   ---------       -----     --------
     Net interest income before provision
          for credit losses                    2,493      1,928           -         136        4,557
 Provision for credit losses                     132        128           -           -          260
                                            --------   --------   ---------       -----     --------
     Net interest income                       2,361      1,800           -         136        4,297
                                            --------   --------   ---------       -----     --------

Fees and service charges                         549        402           -           -          951
Other income                                      40        138           -          (1)(5)      177
                                            --------   --------   ---------       -----     --------

     Total other income                          589        540           -          (1)       1,128
                                            --------   --------   ---------       -----     --------

Compensation and employee benefits             1,063        991           -           -        2,054
Other operating expenses                       1,049      1,165           -           -        2,214
                                            --------   --------   ---------       -----     --------

     Total other expense                       2,112      2,156           -           -        4,268
                                            --------   --------   ---------       -----     --------

Earnings before income taxes                     838        184           -         135        1,157
Provision for income taxes                       287         15          45(4)        -          347
                                            --------   --------   ---------       -----     --------

Net earnings                                $    551   $    169   $     (45)      $ 135     $    810
                                            ========   ========   =========       =====     ========

Per share data:
     Earnings per share                     $   1.79   $   0.41                             $   1.70
                                            ========   ========                             ========

Weighted average common shares
     outstanding during period(2)            308,711    416,279                              475,223
                                            ========   ========                             ========



---------------------------------


See notes to pro forma condensed combined statement of earnings at page 19.

               NOTES TO PRO FORMA CONDENSED COMBINED BALANCE SHEET

                           AND STATEMENTS OF EARNINGS



         The Pro Forma Condensed Combined Balance Sheet as of June 30, 1997, assumes that the proposed Merger occurred on June 30, 1997. The Merger will be accounted for as a purchase and, in accordance with GAAP, the issuance of Combined Corporation Stock to be exchanged for CNB Common Stock will be valued based on the fair value of the assets and liabilities of CNB as of the Effective Time.

         The Pro Forma Condensed Combined Statements of Earnings for the six-month period ended June 30, 1997 and the year ended December 31, 1996 assume that the proposed Merger occurred on the first day of each respective period.


         The Pro Forma financial information included in the Pro Forma Condensed Combined Balance Sheet and the Pro Forma Condensed Combined Statements of Earnings assumes the issuance in the Merger of .40 of a share of Combined Corporation Stock for each share of CNB Common Stock outstanding.

         The following footnotes relate to the Pro Forma Condensed Combined Balance Sheet and the Pro Forma Condensed Combined Statements of Earnings:

Notes to the Pro Forma Condensed Combined Balance Sheet


(1) Under purchase accounting, CNB's assets and liabilities are required to be adjusted to reflect their fair values. The adjusted amounts have been based on appraisals, valuation reports, and computational techniques designed to approximate their value. The following adjustments have been made (dollars in thousands):

                  Net assets as reported by CNB                                                   $4,306
                  Estimated fair value adjustment for loans                                         (700)
                  Deferred tax adjustment                                                            238
                                                                                                  ------
                  As included in the pro forma condensed combined balance sheet                   $3,844
                                                                                                  ======

                  The net adjustment to additional paid-in-capital was computed as follows:

                  Total purchase accounting adjustment per above computation                      $3,844
                  Adjustment to reflect retirement of treasury stock (see Note 7)                    (59)
                  Adjustment for BLF Common Stock to be issued                                        (2)
                                                                                                  ------
                                                                                                  $3,783
                                                                                                  ======

(2) Reflects the issuance of 166,512 shares of Combined Corporation Stock in exchange for all of the issued and outstanding shares of CNB Common Stock based on the exchange ratio of .40 of a share of Combined Corporation Stock in exchange for all of the CNB Common Stock assumed outstanding, computed as follows:

                  CNB Common Stock assumed to be outstanding prior to merger                         416,279
                  Times exchange ratio                                                          x       0.40
                                                                                                    --------
                  Assumed shares issued to CNB stockholders                                          166,512
                  Times par value per share                                                     x   $   0.01
                                                                                                    --------
                                                                                                    $  1,665
                                                                                                    ========
                  Rounded (dollars in thousands)                                                    $      2
                                                                                                    ========

(3) Reflects the elimination of the Common Stock component of stockholders' equity of CNB and the related adjustments to the components of stockholders' equity for the net effect of the adjustment to fair value for loans in the period presented, computed as follows (dollars in thousands):

                  Stockholders' equity of CNB (book value):
                    Common Stock                                        $    4
                    Additional paid-in-capital                           1,196
                    Retained earnings                                    3,106
                                                                        ------
                  Purchase price per valuation                          $4,306
                                                                        ======

(4) Reflects the adjustment under purchase accounting to fair value for loans in the amount of $700,000. All other assets and liabilities approximate fair value.

(5) The costs to complete the Merger have been expensed by BLF and CNB as incurred. Future Merger costs are not expected to be material and accordingly have not been considered in the pro forma statements.

(6) Reflects deferred tax asset at the estimated tax effect of 34%, computed as follows:

                  Estimated fair value adjustment for loans             $  700
                  Times estimated tax rate                          x     0.34
                                                                        ------
                                                                        $  238
                                                                        ======

(7) Represents the adjustment to record the retirement of BLF treasury stock. Prior to the Merger, BLF will retire all of its treasury stock, computed as follows:

                  Number of shares of treasury stock                      4,724
                  Cost per share                                    x   $ 12.50
                                                                        -------
                                                                        $59,050
                                                                        =======
                  Rounded (dollars in thousands)                        $    59
                                                                        =======

Notes to the Pro Forma Condensed Combined Statement of Earnings and Selected Financial Data

(1) For the purposes of presenting the pro forma condensed combined statement of earnings, the following adjustments (which are expected to be recurring as disclosed in Note 3) have been made:


                                                                                                  Year         Six Months
                                                                                                 Ended           Ended
                                                                                              December 31,      June 30,
                                                                                                  1996            1997
                                                                                              ------------     ----------
                  Increase in interest income (see Note 3)                                        $135            $ 70
                  Rounding, other interest income                                                    1               -
                  Rounding, other income                                                            (1)              -
                  Deferred tax adjustment                                                          (45)            (24)
                                                                                                  ----            ----
                  As included in the pro forma condensed combined statement of earnings           $ 90            $ 46
                                                                                                  ====            ====


(2) Computed using the weighted average number of shares of BLF Common Stock at the dates indicated, plus 166,512 shares of Combined Corporation Stock.

(3) Reflects the accretion to interest income on the discount recorded to loans in purchase accounting. The accretion is based on an estimated weighted average maturity of the underlying loans, which is not expected to exceed 5 years. For purposes of these pro forma statements, the accretion is computed over 5 years using the straight-line method, which is not expected to be materially different than the interest method.


         The accretion to interest income for the periods presented was computed as follows (dollars in thousands):



                                                                                                  Year         Six Months
                                                                                                 Ended           Ended
                                                                                              December 31,      June 30,
                                                                                                  1996            1997
                                                                                              ------------     ----------
                  Estimated fair value adjustment for loans for the period presented             $ 676            $ 700
                  Divided by number of months                                                       60               60
                                                                                                 -----            -----
                                                                                                    11               12
                  Times number months for period presented                                          12                6
                                                                                                 -----            -----
                  As rounded                                                                     $ 135            $  70
                                                                                                 =====            =====


(4) Represents the estimated tax effect at 34%, computed as follows (dollars in thousands):


                                                                                                  Year         Six Months
                                                                                                 Ended           Ended
                                                                                              December 31,      June 30,
                                                                                                  1996            1997
                                                                                              ------------     ----------
                  Estimated adjustment for accretion to interest income (see note 3)              $ 135          $  70
                  Rounding, net                                                                       -              -
                                                                                                  -----          -----
                  Increase in earnings before income taxes                                          135             70
                  Times estimated tax rate                                                         0.34           0.34
                                                                                                  -----          -----
                  As rounded                                                                      $  45          $  24
                                                                                                  =====          =====

(5)      Includes rounding.

                       SPECIAL MEETING OF CNB SHAREHOLDERS

GENERAL

         This Proxy Statement is being furnished to the shareholders of CNB in connection with the solicitation of proxies by the Board of Directors of CNB for use at the Special Meeting of Shareholders of CNB to be held at _____ p.m., local time, on __________, 1997, at 950 West Ventura Avenue, Clewiston, Florida 33440. At the CNB Special Meeting, the shareholders of CNB will be asked to (i) consider and vote upon approval of the Agreement, and (ii) transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof. This Proxy Statement and the enclosed Proxy are first being sent to holders of CNB Common Stock on or about __________, 1997.



RECORD DATE; QUORUM; VOTING RIGHTS AND REQUIRED VOTE


         The Board of Directors of CNB has fixed the close of business on __________, 1997 as the CNB Record Date for determination of the shareholders entitled to notice of, and to vote at, the CNB Special Meeting and at any adjournment or postponement thereof. On the CNB Record Date, there were _______ shares of CNB Common Stock issued and outstanding, held of record by ____ shareholders. Each holder of CNB Common Stock will be entitled to one vote for each share owned on each matter submitted to a vote at the CNB Special Meeting. Only holders of record of CNB Common Stock as of the CNB Record Date are entitled to vote at the CNB Special Meeting. The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of CNB Common Stock on the CNB Record Date is necessary to constitute a quorum for the transaction of business at the CNB Special Meeting. In the absence of a quorum, the CNB Special Meeting may be postponed from time to time until CNB shareholders holding the requisite amount of shares of CNB Common Stock are represented in person or by proxy. If a quorum is present, the affirmative vote of the holders of a majority of the outstanding shares of CNB Common Stock entitled to vote thereon at the CNB Special Meeting is required for approval of the Agreement. Abstentions will be counted for purposes of determining whether a quorum is present. Abstentions and broker non-votes, if any, however, will have the same effect as a negative vote on the Agreement. As of the CNB Record Date, CNB's directors and executive officers and their affiliates beneficially owned approximately ___% of the outstanding shares of CNB Common Stock entitled to vote at the CNB Special Meeting. All such directors and executive officers have advised CNB that they intend to vote their shares of CNB Common Stock at the Special Meeting in favor of the approval of the Agreement. Mr. Edwin E. Walpole III (the Chairman, President and Chief Executive Officer of BLF) held 1,735 shares of CNB Common Stock as of the CNB Record Date. Mr. Walpole has advised BLF that he intends to vote his shares of CNB Common Stock at the Special Meeting in favor of the approval of the Agreement.


REVOCABILITY AND SOLICITATION OF PROXIES

         A proxy is enclosed with this Proxy Statement. Shares of CNB Common Stock represented at the CNB Special Meeting by properly executed proxies which are received prior to the vote at the CNB Special Meeting and not theretofore revoked will be voted at the Special Meeting in accordance with the instructions indicated on the proxies. Properly executed proxies containing no instructions will be voted FOR approval of the Agreement. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE CNB SPECIAL MEETING. ANY HOLDER OF CNB COMMON STOCK WHO RETURNS A SIGNED PROXY BUT FAILS TO PROVIDE INSTRUCTIONS AS TO THE MANNER IN WHICH HIS SHARES ARE TO BE VOTED WILL BE DEEMED TO HAVE VOTED IN FAVOR OF THE AGREEMENT. IF THERE ARE NOT SUFFICIENT VOTES TO APPROVE THE AGREEMENT AT THE CNB SPECIAL MEETING, THE PROXY HOLDER MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING TO PERMIT FURTHER SOLICITATION OF PROXIES (HOWEVER PROXIES OF THOSE VOTING AGAINST THE MERGER WILL NOT BE USED TO VOTE FOR ANY POSTPONEMENT OF THE CNB SPECIAL MEETING IN ORDER TO SEEK MORE AFFIRMATIVE VOTES).

         Any shareholder who has executed and returned a proxy may revoke it at any time before it is exercised at the CNB Special Meeting by (i) attending and voting his shares in person at the CNB Special Meeting, (ii) giving to CNB a properly executed proxy bearing a later date, or (iii) giving written notice of revocation of such proxy to the Secretary of CNB, provided such notice is actually received by the Secretary prior to the voting of the shares represented by the proxy at the CNB Special Meeting. All written notices of revocation and other communications with respect to revocation of proxies related to CNB Common Stock should be addressed as follows: CNB Financial Corporation, 950 West Ventura Avenue, Clewiston, Florida 33440, ATTN: Frederick W. Gesell. The mere presence of a shareholder at the Special Meeting will not constitute a revocation of a proxy previously given.

         All costs relating to the solicitation of proxies of holders of CNB Common Stock will be paid by CNB. In addition to solicitation by mail, proxies may be solicited by the officers, directors, and employees of CNB by telephone, telegram, or in person. Such directors, officers, and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. All other expenses associated with soliciting proxies will include the reimbursement of banks, brokerage firms, nominees, fiduciaries and other custodians for reasonable expenses of forwarding proxy materials to beneficial owners of shares of CNB Common Stock.

OTHER BUSINESS

         As of the date of this Proxy Statement, CNB's Board of Directors knows of no other matter that will be presented for consideration at the CNB Special Meeting other than as described in this Proxy Statement. However, if any other matters come before the CNB Special Meeting or any adjournment or postponement thereof and shall be voted upon, proxies submitted by shareholders will be deemed to confer discretionary authority to the individuals named as authorized therein to vote the shares represented by such proxies as to any such matters.


                                   THE MERGER


         THE FOLLOWING INFORMATION DESCRIBES CERTAIN INFORMATION PERTAINING TO THE MERGER. THIS DESCRIPTION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE APPENDICES HERETO, INCLUDING THE AGREEMENT, WHICH IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX A AND IS INCORPORATED HEREIN BY REFERENCE THERETO. ALL SHAREHOLDERS OF CNB ARE URGED TO READ THE AGREEMENT IN ITS ENTIRETY.


GENERAL

         The Agreement provides for a combination of the CNB and BLF organizations through the merger of CNB with and into BLF at the Effective Time. At the Effective Time and as a result of the Merger, Clewiston National Bank will become a wholly-owned subsidiary of BLF. Following the Effective Time, Clewiston National Bank and Big Lake National Bank will continue to conduct business with their same officers, employees and offices. Pursuant to the Merger, the shares of BLF Common Stock outstanding prior to the Merger will remain outstanding as shares of the Combined Corporation after the Effective Time. The shares of CNB Common Stock (other than shares held by CNB shareholders who have perfected dissenters' rights) will be converted into shares of Combined Corporation Stock in the Merger in accordance with the Conversion Ratio. See "Conversion Ratio", below.

BACKGROUND OF THE MERGER

         During 1995 and 1996, representatives of CNB and another bank located in southeastern Florida had discussions regarding a possible combination of the two financial institutions through a "merger of equals" transaction. No letter of intent or definitive agreement was entered into between the parties.


         In November, 1996, representatives of CNB had discussions with two other community banks regarding a possible acquisition of CNB. The banks exchanged limited information on their organizations. No due diligence reviews were undertaken nor were any letters of intent or definitive agreements entered into by the parties regarding the value of the consideration that would have been paid to CNB shareholders in these transactions or any other issues.



         In early December, 1996, representatives of BLF and CNB held preliminary discussions about a possible business combination of the two organizations. On December 9, 1996, Mr. Edwin E. Walpole, III (Chairman, President and Chief Executive Officer of BLF), Joe G. Mullins (Executive Vice President of BLF), Curtis S. Fry (Chairman of CNB), and John H. Holmes (President of CNB) met to discuss the possibility of a merger of CNB with BLF. At the meeting, the representatives discussed the two organizations, the possible composition of the Board of Directors and the executive officers of the Combined Corporation, and that an evaluation would be done of BLF and CNB by an outside third party not associated with either organization. During the meeting, the representatives of BLF advised CNB that BLF was not interested in assuming the employment agreement between CNB and its president and, accordingly, any transaction between BLF and CNB must be in the context that CNB would terminate the employment agreement prior to closing of the transaction. The representatives agreed that a preliminary outline of a proposed transaction would be reviewed by each organization's Board of Directors at its December, 1996 meeting and, if approved by each board, BLF and CNB would enter into a confidentiality agreement to exchange information so that each could perform a due diligence review of the other. The representatives also expressed a desire that any decision regarding a combination of the organizations be made prior to the end of the first quarter of 1997 in order that any such transaction could be closed by the end of that year.


         On December 18, 1996, the Board of Directors of BLF, reviewed the discussions to date between the BLF and CNB representatives, authorized the signing of a confidentiality agreement and, assuming such confidentiality agreement was also signed by CNB, to commence performance of a due diligence review of CNB. Also, on December 18, 1996, the Board of Directors of CNB reviewed the discussions to date between BLF and CNB representatives, as well as discussions between CNB representatives and representatives of the two other community banks interested in a possible merger or acquisition transaction with CNB. The CNB Board of Directors unanimously approved authorizing the CNB representatives to continue discussions with BLF representatives regarding a possible combination transaction of the BLF and CNB organizations. Among other factors considered by the CNB board was the greater knowledge by CNB of the BLF organization, the market diversification afforded by the possible combination transaction and the BLF earnings record over the past several years. On December 18, 1996, BLF and CNB entered into a confidentiality agreement.

         During the remainder of December, 1996, BLF had discussions with several investment banking firms regarding their possible representation of BLF. On January 8, 1997, the BLF and Big Lake National Bank directors met with a representative of Mercer Capital, which was retained by BLF to do a valuation of BLF and CNB. Mercer Capital also was retained to issue a fairness opinion to the BLF Board of Directors in connection with any potential definitive agreement that might be entered into between BLF and CNB.

         On January 9, 1997, representatives of BLF commenced a due diligence review of CNB. On January 15, 1997, representatives of CNB commenced a due diligence review of BLF.

         On January 23, 1997, the CNB Board of Directors reviewed the status of the due diligence review of BLF and approved the retention of William R. Hough & Co. ("Hough") to review and assess the evaluation reports issued by Mercer Capital and, if a transaction was entered into between BLF and CNB, to issue a fairness opinion to the Board of Directors of CNB.

         On February 5, 1997, the BLF Directors reviewed a report issued by Mercer Capital, establishing an exchange ratio of .519 of BLF Common Stock for each outstanding share of CNB Common Stock in a proposed merger of the two organizations. The directors also discussed the status of the due diligence review by BLF of CNB.

         On February 7, 1997, the Chairman of BLF and the Chairman of CNB discussed the composition of the Board of Directors of the Combined Corporation, which would consist of the current directors of BLF plus three representatives of CNB. Also on February 7, 1997, the Clewiston National Bank executive committee met and reviewed the preliminary exchange ratio prepared by Mercer Capital. The members authorized CNB management to continue with the negotiation of a transaction with BLF which would include an exchange ratio .519 share of BLF Common Stock for each outstanding share of CNB Common Stock.

         On February 11, 1997, the BLF and Big Lake National Bank Directors reviewed a presentation from Mercer Capital regarding its valuation of BLF and CNB. The directors also reviewed the due diligence review conducted by BLF on CNB. On February 12, 1997, BLF and CNB representatives reviewed and discussed the terms of a proposed definitive agreement between BLF and CNB.


         On February 19, 1997, the BLF Board of Directors approved an Agreement and Plan of Reorganization. At the meeting, a representative of Mercer Capital rendered an opinion that the terms of the Merger are fair, from a financial point of view, to the shareholders of BLF. The BLF Board then unanimously approved the Agreement and Plan of Reorganization and the transaction contemplated thereby. On February 19, 1997, the Agreement and Plan of Reorganization was approved by the Board of Directors of CNB. At the meeting, a representative of Hough rendered an opinion that the terms of the Merger are fair, from a financial point of view, to the shareholders of CNB. The CNB Board then unanimously approved the Agreement and Plan of Reorganization and the transactions contemplated thereby. The Agreement and Plan of Reorganization was signed by the parties February 19, 1997. The terms of the Agreement and Plan of Reorganization, as originally approved by the Boards of Directors of BLF and CNB, provided that each share of CNB Common Stock would be converted into .519 shares of BLF Common Stock.



         In late April and early May, 1997, BLF and CNB received and reviewed from each other the financial results for each company during 1997. In May, 1997, BLF and CNB negotiated an amendment to the original conversion ratio as a result of a divergence between the financial results reported by CNB for 1997 and the assumed financial results for CNB utilized in connection with the determination of the conversion ratio by the parties, and the change in condition of CNB. With regard to the financial results, CNB's operating income for the second quarter of 1997 decreased approximately $100,000 as a result of the loss incurred for the uninsured portion of a robbery occurring at one of CNB's banking offices. Further, CNB reported an increase in its nonperforming loans as a result of an examination by the OCC completed in 1997. Finally, as to CNB's condition, CNB entered into an agreement with the OCC as a result of the OCC's examination of CNB (see "Business of CNB - OCC Agreement"). On May 2, 1997, representatives of BLF and CNB met to review the updated 1997 financial information for BLF and CNB. On June 18, 1997, the BLF Board of Directors approved an Amended and Restated Agreement and Plan of Reorganization (the "Agreement") to provide for the issuance in the Merger of .40 shares of BLF Common Stock for each share of CNB Common Stock. At the meeting, a representative of Mercer Capital rendered an opinion that the terms of the Merger are fair, from a financial point of view, to the shareholders of BLF. On June 19, 1997, the Board of Directors of CNB also approved the Agreement. At the meeting, a representative of Hough rendered an opinion that the terms of the Merger are fair, from a financial point of view, to the shareholders of CNB. The Agreement was signed by the parties effective June 19, 1997.

         The terms of the Agreement were the result of arms-length negotiations between representatives of BLF and representatives of CNB.

RECOMMENDATION OF BOARD OF DIRECTORS

         The Board of Directors of CNB considered a number of factors in deciding to approve and recommend the terms of the Agreement to CNB shareholders. The CNB Board of Directors did not assign any relative or specific weights to the factors considered. Among the factors considered by the CNB board were (i) the respective business, operations, earnings, financial condition, and capital position of BLF and CNB, as well as of the Combined Corporation on a prospective basis, (ii) the terms of the Agreement, including the Conversion Ratio, (iii) the overall compatibility of operations and management of the two organizations, (iv) the tax-free nature of the transaction to CNB shareholders,
(v) the likelihood of receiving requisite regulatory approval, (vi) economic and other conditions affecting the banking industry, (vii) that the Merger would afford CNB shareholders the opportunity to participate in the ownership of a bank holding company and bank with greater financial resources than either CNB or Clewiston National Bank, (viii) that the Combined Corporation, Big Lake National Bank, and Clewiston National Bank would be able to use the collective resources and capital of BLF, CNB, Big Lake National Bank and Clewiston National Bank to serve more and larger customers through a branching network not available to either organization and larger lending limits reflecting the combined capital of the two banks, and (ix) that the Merger would increase the ability to compete with other banks and financial service institutions not only through a more expansive branch network and lending capacity, but also through pricing reflecting the economies and cost reductions afforded by a combination of the two organizations. CNB also entered into the Agreement conditioned upon it receiving from its financial advisor an opinion as to the fairness of the Merger, from a financial point of view, to its shareholders. See " -- Opinion of Financial Advisor."

         THE BOARD OF DIRECTORS OF CNB UNANIMOUSLY RECOMMENDS THAT CNB SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT.


OPINION OF FINANCIAL ADVISOR

         CNB retained the financial institution consulting firm of William R. Hough & Co., St. Petersburg, Florida ("Hough"), to offer an opinion on the fairness of the Merger from a financial point of view. As of February 19, 1997, Hough issued a written opinion to the CNB Board of Directors that the Merger is fair to CNB shareholders from a financial point of view. Hough updated its opinion to May 30, 1997 that, based on the matters set forth therein, the Merger is fair to CNB shareholders from a financial point of view. A copy of Hough's opinion, which sets forth the assumptions made, matters considered, and limitations on the review undertaken, is set forth as Appendix C to this Proxy Statement and should be read in its entirety by shareholders of CNB.

         The original and updated opinions issued by Hough were addressed to the Board of Directors of CNB for use by the Board in its consideration of the financial terms of the Merger. Such opinions were not addressed to the shareholders of CNB and do not constitute a recommendation to any CNB shareholder as to how the shareholder should vote at the CNB Special Meeting.

         Hough, as part of its financial institution consulting business, is routinely engaged in the valuation of banks and other financial institutions and their securities in connection with mergers and acquisitions and other transactions. CNB retained Hough on the basis of its reputation and its experience in evaluating financial institutions and in representing community banks in merger transactions.

         The terms of the Merger were determined by CNB and BLF after arms-length negotiations between the parties. At the request of CNB, Hough reviewed the Agreement and related documents and advised CNB on certain matters related to its negotiations.

      In arriving at its opinion, Hough reviewed and analyzed material bearing upon the financial and operating condition of CNB and BLF, including but not limited to the following: (i) this Proxy Statement; (ii) the financial statements of CNB and BLF for the period 1989 through March 31, 1997; (iii) certain other publicly available information on CNB and BLF, consisting principally of data obtained from each organization's financial statements filed with the applicable Federal banking regulatory agency, which provides balance sheet, income statement and other financial information; (iv) other internal financial and operating information which was provided to Hough by CNB and BLF, consisting of budgets and pro forma financial information reflecting the Merger;
(v) publicly available information regarding the performance of certain other banks whose business activities are believed to be generally comparable to those of CNB and BLF; (vi) the Agreement and related documents; and (vii) Hough's experience with respect to bank merger transactions which provides insights into the unique aspects of any one particular transaction, thus influencing its conclusion as to whether a transaction is fair from a financial point of view.



      In connection with rendering its opinion, Hough performed a variety of financial analyses, which are summarized below. Hough believes its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying Hough's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. In its analyses, Hough made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond CNB's or BLF's control. Any estimates contained in Hough's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than the estimates.



      Merger of Equals Analysis Of CNB and BLF. Hough completed a merger of equals analysis of CNB and BLF as of December 31, 1996. This analysis included the preparation of individual appraisals of CNB and BLF, respectively, for the sole purpose of determining the relative contribution of value by each company, including levels of equity, deposits, earnings and other factors, to the combined corporation on a pro forma basis. At December 31, 1996, CNB's equity represented 45.99%, deposits 43.64% and 12-month earnings 23.47% of total combined equity, deposits and earnings as compared with BLF, whose equity represented 54.01%, deposits 56.36%, and earnings 76.53% to total combined equity, deposits and earnings. At March 31, 1997, CNB's equity represented 45.92%, deposits 43.53%, and 3-month earnings 35.09% of total combined equity, deposits, and earnings as compared with BLF, whose equity represented 54.08%, deposits 56.47%, and earnings 64.91% of total combined equity, deposits, and earnings. The Hough analysis was updated to May 30, 1997, using substantially the same methodology. This updated analysis included an evaluation of subsequent events since December 31, 1996, including the interim financial performance of CNB and BLF and their subsidiaries. Hough reviewed the updated analysis on behalf of CNB, and advised the CNB Board of Directors in its negotiations with BLF. A fair exchange ratio analysis was then prepared to complete the merger of equals financial analysis. This merger of equals analysis concluded that a fair exchange ratio for CNB shares would be in the range of .40 to .45 shares of the resulting holding company for each share outstanding, and that a fair exchange ratio for BLF Common Stock would be 1.00 share of the resulting holding company for each share outstanding.


      Financial Performance Analysis. Hough completed a financial analysis of the performance and condition of CNB and BLF, including their affiliate banks. This analysis included a five-year balance sheet and income statement comparison, and a performance ratio analysis, including a comparison to industry peer groups. Specific measures reviewed, among other areas, included that total deposits of CNB increased from $38.6 million as of the end of 1992 to $42.0 million as of December 31, 1996. Income before taxes of CNB decreased from $378,000 in 1992 to $184,000 in 1996. Total deposits of BLF increased from $27.6 million as of the end of 1992 to $54.2 million as of December 31, 1996, and income before taxes increased from $420,000 in 1992 to $838,000 in 1996.

      Hough also reviewed the performance of the affiliate banks of both CNB and BLF as presented in each Bank's Uniform Bank Performance Report. The net income of Clewiston National Bank in 1996 as a percentage of average assets ("ROA") equaled .37% and compared to a peer group of 1.15%. The ROA for Big Lake National Bank in 1996 of .97% compared to its a peer group average of 1.24%.

      Hough also reviewed CNB's and BLF's disclosures included in this Proxy Statement under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" for each respective company.


      Contribution Analysis. Hough compared the pro forma ownership interest in BLF that CNB shareholders would receive, in the aggregate, to the contribution by CNB to the total assets, equity and net income in the combined organization. As of March 31, 1997, CNB shareholders would own approximately 35% of the combined organization, while CNB's contribution of total deposits would equal approximately 44%, the contribution of total equity would equal approximately 46%, the contribution of income before taxes would have equaled approximately 35%, and CNB's contribution to 1996 total income before taxes (most recent calendar year) would have equaled approximately 18%. Hough believes that the marketplace sets a value on earnings and historical consistency of earnings is considered an indicator of a bank's ability to sustain earnings. CNB has had inconsistent earnings over the past five years. These measures are based on the unaudited condensed pro forma financial information included under the section "Unaudited Condensed Pro Forma Combined Financial Information."



      Pro Forma Merger Analysis. Hough analyzed the historical and pro forma effect of the Merger to the total book value of shareholders of CNB and BLF as of March 31, 1997. As of such date, the Conversion Ratio resulted in a decrease in pro forma total book value of approximately 27.5% to CNB shareholders, as compared to an increase of approximately 14.2% for the shareholders of BLF. The Conversion Ratio indicates that the Merger would result in an increase in the total earnings of CNB shareholders of approximately 8.8% and an increase in total earnings of BLF shareholders of approximately 8.5%.


      The summary set forth above does not purport to be a complete description of the analyses performed by Hough. Further, Hough did not conduct a physical inspection of any of the properties or assets of CNB or BLF. Hough has assumed and relied upon the accuracy and completeness of the financial and other information provided to it or publicly available, has relied upon the representations and warranties of CNB and BLF made pursuant to the Agreement, and has not independently attempted to verify any of such information. Hough has also assumed that the conditions to the Merger as set forth in the Agreement would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Agreement. No limitations were imposed by CNB or BLF on Hough regarding the scope of its investigation nor were any specific instructions given to Hough in connection with its fairness opinion.

      For Hough's services as financial advisor in the proposed transaction, CNB will pay the firm professional fees based upon its customary rates, which are estimated at $12,500. In addition, CNB has agreed to reimburse Hough for reasonable out-of-pocket expenses and indemnify Hough against certain liabilities, including liabilities under the securities laws.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

      After the Effective Time, the combined business of CNB and BLF will be conducted under the name "Big Lake Financial Corporation" at the bank holding company level. The executive offices of the Combined Corporation will be located at the executive offices of BLF at 1409 S. Parrott Avenue, Okeechobee, Florida 34974. No banking offices of Clewiston National Bank or Big Lake National Bank will be closed as a result of the Merger.

The officers and employees of the Clewiston National Bank after the Merger will be those persons serving as officers and employees of Clewiston National Bank as of the Effective Time.

      The Board of Directors of the Combined Corporation will consist of the seven individuals currently serving as directors of BLF plus John Boy, Jr., Curtis S. Fry, and Thomas A. Smith. Messrs. Boy, Fry, and Smith are currently serving as directors of CNB and Clewiston National Bank. The executive officers of BLF after the Merger will consist of Edwin E. Walpole III (Chairman, President and Chief Executive Officer) and Joe G. Mullins (Executive Vice President and Chief Administrative Officer). Upon consummation of the Merger, the directors of Clewiston National Bank will consist of the eight individuals currently serving as directors of Clewiston National Bank, plus Edwin E. Walpole III and Joe G. Mullins. Messrs. Walpole and Mullins currently serve as directors of BLF and Big Lake National Bank. See "The Merger -- Management and Operations After the Merger."

INTERESTS OF CERTAIN PERSONS; COMPENSATION AND EMPLOYEE BENEFIT PLANS

      As of the date of this Proxy Statement, Edwin E. Walpole III (Chairman, President and Chief Executive Officer of BLF) owned 1,735 shares of CNB Common Stock. Also at that date, the following directors of CNB owned the number of shares of BLF Common Stock set forth in parenthesis after their names: John Boy, Jr. (2,261 shares), Curtis S. Fry (16,551 shares), Dan McCarthy (904 shares), and Thomas A. Smith (3,109 shares).

      The parties have agreed in the Agreement to use their best efforts to coordinate the conversion of each employee benefit plan of CNB into similar plans of the Combined Corporation, to the extent similar plans are maintained by the Combined Corporation, and to make available for eligibility for CNB and Clewiston National Bank employees all benefit plans and policies maintained by the Combined Corporation following the Effective Time, with such employees receiving credit for past service with CNB and Clewiston National Bank for purposes of eligibility for participation, vesting and years of service under such plan.

      BLF has outstanding options covering 18,213 shares of BLF Common Stock (the "BLF Options"). The BLF Options will remain outstanding after the Merger convertible into the same number of shares of Combined Corporation Stock as such options are convertible into shares of BLF Common Stock as of the Effective Time and at the same exercise price per share.

      The Agreement also provides that after the Effective Time, the Combined Corporation will indemnify, defend and hold harmless the present and former officers, directors and employees and agents of CNB and Clewiston National Bank against all losses, expenses, claims, damages or liabilities occurring on or prior to the Effective Time subject to the Florida Act. If the Combined Corporation or any of its successors consolidates with or merges into any other corporation, or transfers all or substantially all of its property and assets, then the Combined Corporation will cause proper provision to be made so that the successors of the Combined Corporation will assume the indemnification obligations set forth in the Agreement.

      Except as set forth above, no director or executive officer of BLF, Big Lake National Bank, CNB or Clewiston National Bank and no associate of any such person, has any substantial interest, direct or indirect, in the Merger, other than an interest arising from the ownership of BLF Common Stock or CNB Common Stock, in which case the director or officer receives no extra or special benefit not shared on a pro rata basis by all other holders of BLF Common Stock or CNB Common Stock.

      BLF, Big Lake National Bank, CNB and Clewiston National Bank are not aware of any material relationship between BLF or Big Lake National Bank or their directors and executive officers and CNB or Clewiston National Bank or their directors and executive officers, except as contemplated by the Agreement or as described herein. In the ordinary course of business and from time to time, however, BLF may do business with CNB, BLF may enter into banking transactions with certain of CNB or CNB's directors, executive officers and their affiliates, CNB may do business with BLF, and CNB may enter into banking transactions with certain of BLF's directors, executive officers and their affiliates.

CONVERSION RATIO

      CNB Common Stock. At the Effective Time, each share of CNB Common Stock (other than shares held by shareholders of CNB who have perfected dissenters' rights under the Florida Act) will be converted into the right to receive .40 of a share of Combined Corporation Stock. If BLF changes the number of shares of BLF Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar reclassification or distribution with respect to such stock and the record date therefor is prior to the Effective Time, the amount of shares of Combined Corporation Stock issuable in the Merger will be subject to appropriate adjustment. A fractional share otherwise issuable to a CNB shareholder in the Merger will be rounded up to the next whole share if the fraction is .500 or greater and rounded down to the next whole share if the fraction is .499 or less.

      BLF Common Stock. The shares of BLF Common Stock issued and outstanding immediately prior to the Effective Time will remain outstanding and unchanged after the Merger as shares of Combined Corporation Stock.

EFFECTIVE TIME

      If the Agreement is approved by the CNB shareholders and if the Merger is approved by the various authorities described under "Regulatory Approvals" below, and if the other conditions to consummation of the Merger are satisfied or waived, as permitted, the Merger will be closed on the date and at the time mutually agreed upon by BLF and CNB. See "Conditions to Consummation" below. Upon the satisfactory completion of the closing, the Merger will be deemed to be effective and consummated on the date and at the time specified in the Articles of Merger to be filed by the Florida Secretary of State (the "Effective Time"). Assuming the satisfaction of the conditions to the Merger, the parties anticipate that the Merger will become effective in the fourth quarter of 1997, although there can be no assurance as to whether or when the Merger will become effective.

DISTRIBUTION OF COMBINED CORPORATION CERTIFICATES

      After the Effective Time, the Combined Corporation will act as exchange agent ("Exchange Agent") for the transaction or appoint another institution as the Combined Corporation may designate to act as the exchange agent for the transaction, and if another institution is so selected, the Combined Corporation will deliver to such institution, the total consideration to be paid for shares of CNB Common Stock in the Merger. As promptly as practicable after the Effective Time, the Exchange Agent will send a letter of transmittal to each former holder of record of shares of CNB Common Stock for use in exchanging their certificates formerly representing shares of CNB Common Stock for exchange and conversion in accordance with the procedures provided for in this Proxy Statement and in the Agreement. The letter of transmittal will contain detailed instructions concerning the manner of executing and submitting the CNB stock certificates for certificates of the Combined Corporation. At the Effective Time, all holders of shares of CNB Common Stock will be deemed to be holders of the shares of Combined Corporation Stock into which such shares of CNB Common Stock have converted in the Merger, whether or not they surrender the stock certificates representing their shares of CNB Common Stock. Such holders will be entitled to all dividends or distributions in respect of shares of Combined Corporation Stock where the record date for the payment of such dividends or distributions occurs on or after the Effective Time; however, no such dividends or distributions will be paid to holders of any unsurrendered certificate or certificates representing CNB Common Stock, and the Combined Corporation will not be obligated to deliver any of the consideration to which any holder of CNB Common Stock is entitled as a result of the Merger, until such holder surrenders the certificate or certificates representing CNB Common Stock as provided for in the Agreement. Until the stock certificates evidencing the shares of CNB Common Stock are surrendered pursuant to the Agreement, no stock certificates representing shares of Combined Corporation Stock will be delivered or remitted to such holders. In addition, holders of shares of CNB Common Stock will not be entitled to receive any interest respecting any dividends or distributions payable in respect of shares of Combined Corporation Stock, and the Combined Corporation, after the lapse of the appropriate time period and in accordance with the applicable laws of escheat or abandoned property, may remit any unclaimed funds or unclaimed stock certificates representing shares of Combined Corporation Stock to state officials under the applicable laws of escheat or abandoned property.


RESALE OF COMBINED CORPORATION STOCK RECEIVED IN THE MERGER

      The shares of Combined Corporation Stock to be issued in the Merger have been registered under the Securities Act, thereby allowing such shares to be sold without restriction by shareholders of CNB who are not deemed to be "affiliates" (as that term is defined in the rules under the Securities Act) of CNB and who do not become affiliates of the Combined Corporation. The shares of Combined Corporation Stock to be issued to affiliates of CNB may be resold only pursuant to an effective registration statement, pursuant to Rule 145 under the Securities Act, or in transactions otherwise exempt from registration under the Securities Act. The Combined Corporation will not be obligated and does not intend to register its shares under the Securities Act for resale by shareholders who are affiliates.

      At or prior to the Effective Time, each such person deemed an affiliate of CNB will deliver to the Combined Corporation a letter agreeing that he or she will not sell, transfer, or otherwise dispose of such shares of Combined Corporation Stock in violation of the Securities Act or the rules and regulations thereunder.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

      THE FOLLOWING DISCUSSION IS A SUMMARY OF CERTAIN ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO HOLDERS OF CNB COMMON STOCK WHO ARE CITIZENS OF THE UNITED STATES. IT DOES NOT DISCUSS ALL THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO HOLDERS OF CNB COMMON STOCK ENTITLED TO SPECIAL TREATMENT UNDER THE CODE. THE SUMMARY SET FORTH BELOW DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL TAX EFFECTS OF THE TRANSACTIONS CONTEMPLATED BY THE AGREEMENT OR THE MERGER. EACH HOLDER OF CNB COMMON STOCK IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISOR AS TO THE EFFECT OF SUCH FEDERAL INCOME TAX CONSEQUENCES ON HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE MERGER.


      Neither CNB, Clewiston National Bank, BLF, nor Big Lake National Bank has requested a ruling from the Internal Revenue Service ("IRS") in connection with the Merger. Instead, the parties will rely upon an opinion of Stevens, Thomas, Schemer & Sparks, P.A., as to the Federal income tax consequences of the Merger to the holders of CNB Common Stock. The opinion of Stevens, Thomas, Schemer & Sparks, P.A., is based entirely upon the Code, the Treasury Regulations thereunder, current administrative rulings and practices, and judicial authority, all of which are subject to change. The opinion is filed with the Commission as an exhibit to the Registration Statement. Unlike a ruling from the IRS, an opinion is not binding on the IRS and there can be no assurance, and none is hereby given, that the IRS will not take a position contrary to one or more positions reflected herein or that the opinion will be upheld by the courts if challenged by the IRS.


      In the opinion of Stevens, Thomas, Schemer & Sparks, P.A., which opinion is based on various representations and subject to various assumptions and qualifications, the following federal income tax consequences to the holders of BLF and CNB Common Stock will result from the Merger:

      (i) Upon consummation, the Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code. CNB, Clewiston National Bank, BLF, and Big Lake National Bank will each be a party to the reorganization.

      (ii) No gain or loss will be recognized by any shareholder of CNB upon the exchange of such shareholder's CNB Common Stock for Combined Corporation Stock pursuant to the Merger.

      (iii) No gain or loss will be recognized by any shareholder of BLF as a result of the Merger.

      (iv) The basis of the Combined Corporation Stock received by the shareholders of CNB will be the same as the basis of the CNB Common Stock surrendered therefor.

      (v) To the extent any shareholder of CNB owns less than 1.25 shares of CNB Common Stock immediately prior to the Effective Time, a loss, if any, may be recognized by such CNB shareholder in an amount equal to the tax basis in said shares as determined in accordance with applicable provisions of the Code.

      (vi) A shareholder of CNB who dissents to the proposed Merger and receives solely cash for such shareholder's stock will be treated as having received such cash as a distribution in redemption of such shareholder's stock subject to the provisions and limitations of Section 302 of the Code.

      (vii) Provided that shares of CNB Common Stock were capital assets in the hands of a holder of CNB Common Stock immediately prior to the Merger, the holding period of the Combined Corporation Stock received by a holder of CNB Common Stock in the Merger will include the holding period of the CNB Common Stock surrendered in exchange therefor.

CONDITIONS TO CONSUMMATION

      The obligations of CNB, Clewiston National Bank, BLF and Big Lake National Bank to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted) of certain conditions at or prior to the Effective Time, including the following: (i) all approvals of, filings with, and notifications to, all appropriate regulatory authorities necessary to consummate the Merger shall have been made or received (and not include any provisions which unduly impair or restrict the operations, or would have a material adverse effect on the condition, of the Combined Corporation or the Combined Bank, or render consummation of the Merger unduly burdensome, in each case as determined in the reasonable discretion of the parties), and all waiting periods imposed by law must have expired; (ii) the representations and warranties of the parties in the Agreement shall be true and correct in all material respects as of the closing date, and the various covenants and agreements of the parties shall have been duly performed and complied with in all material respects; (iii) no action or proceeding shall be pending or threatened preventing consummation of the transactions contemplated by the Agreement, causing any such transactions to be rescinded following consummation, or adversely affecting the right of the Combined Corporation after the Effective Time to own, operate or control essentially all the assets of CNB and BLF and their subsidiaries; (iv) the shareholders of CNB shall have approved the Agreement; (v) the parties shall have delivered to each other certain certificates setting forth compliance with certain provisions of the Agreement; (vi) each of the parties shall have delivered to the others certain legal opinions; (vii) the respective shareholders' equity of CNB and BLF on the last day of the calendar month immediately preceding the closing date, as determined in accordance with GAAP and before of any adjustments required pursuant to Statement of Financial Accounting Standards No. 115 ("SFAS less than the amounts reported by each as of April 30, 1997; (viii) the allowances for loan or credit losses of CNB and BLF as of the last day of the calendar month immediately preceding the closing date shall not be less than 1.20% in the case of BLF and 1.13% in the case of CNB, based upon such party's gross loans net of unearned income (and before deduction of its allowance for loan or credit losses); and (ix) the holders of no more than 5% of the outstanding CNB Common Stock shall have elected to exercise their dissenters' rights in the Merger.


      No assurance can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the appropriate party. If the Merger is not effected on or before June 30, 1998, the Agreement may be terminated, and the Merger abandoned, by either BLF or CNB. See "Amendment, Waiver and Termination" below.


REGULATORY APPROVALS


      The Merger is subject to approval by the Federal Reserve. On August 21, 1997, the Federal Reserve issued an order approving the Merger.


      Any approval received from the banking agencies reflects only their view that the Merger does not contravene applicable competitive standards imposed by law, and that the Merger is consistent with regulatory policies relating to safety and soundness. Such approval is not an opinion by any banking agency that the Merger is favorable to the shareholders from a financial point of view or that any banking agency has considered the adequacy of the terms of the Merger. THE APPROVAL OF THE BANKING AGENCIES IS NOT AN ENDORSEMENT OR RECOMMENDATION OF THE MERGER.

      BLF and CNB are not aware of any other governmental approvals or actions that may be required for consummation of the Merger except for the Federal Reserve approval described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance, however, that any such approval or action, if needed, could be obtained and would not be conditioned in a manner that would cause the parties to abandon the Merger.

CONDUCT OF BUSINESS PENDING THE MERGER


      The Agreement provides that the parties will (i) confer with each other on a regular and frequent basis and deliver to each other periodic financial and statistical information, (ii) use their best efforts to take all actions necessary for all regulatory applications to be approved (provided that no such condition unduly impairs or restricts the operations, or would have a material adverse effect on the condition, of the Combined Corporation or render consummation of the Merger unduly burdensome), (iii) use their best efforts to obtain any consents, approvals, permits or authorizations required to consummate the Merger, (iv) refrain from taking any action which would cause any representations and warranties to become untrue in any material respect or any condition set forth in the Agreement to not be satisfied, (v) continue to file all reports and documents required with appropriate regulatory authorities, (vi) refrain from taking any action (whether before or after the Effective Time) which would disqualify the Merger as a "reorganization" within the meaning of the Code, (vii) permit representatives of other parties to have full access to information and documents pertaining to such party, (viii) notify the others of any material adverse development affecting the business of such party, (ix) conduct their businesses in the usual, regular and ordinary course consistent with past practices, (x) use reasonable efforts to maintain their business organizations, employees and business relationships, and (xi) take no action which would adversely affect or delay the ability of any party to obtain any consent or approval required for the Merger. In addition, until the Effective Time, no party may (without the prior written consent of the other parties) (i) incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person or entity, other than in the ordinary course of business, (ii) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on its stock; or redeem, purchase or otherwise acquire, any shares of its stock or grant any person the right to acquire any shares of its stock, (iii) sell, mortgage, or transfer any of its material properties or assets to any person or entity, or cancel, release or assign any material indebtedness to any person or entity, except in the ordinary course of business, (iv) make any material investment in any other individual or entity, except in the ordinary course of business, (v) enter into or terminate any material contract or agreement, or make any change in any of its material leases or contracts, other than renewals of contracts and leases without material adverse changes of terms and except for transactions in the ordinary course of business, (vi) increase in any material manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement, or commit itself to any pension, retirement, profit-sharing or other benefit plan or agreement for the benefit of any employee, other than in the ordinary course of business (with the understanding that entering into any new employment contracts or renewing or amending any existing employment contracts are deemed to be outside the ordinary course of business), (vii) amend its Articles of Incorporation or Bylaws, (viii) enter into any new material line of business,
(ix) change its lending, investment, liability management and other material banking policies in any respect which is material, (x) incur or commit to any capital expenditure or any obligations or liabilities, other than in the ordinary course of business, (except, as to BLF, the construction of an operations center, two drive-in lanes for the BLF main office, the renovation of the interior of the BLF main office, and the installation of safe-deposit boxes in BLF's Lake Placid banking office); (xi) change its methods of accounting (except as required by SFAS Nos. 121, 123 or 125), or (xii) issue or sell any shares of its capital stock or any securities convertible into any such shares, other than the issuance of BLF Common Stock, pursuant to outstanding BLF Options, as in effect on the date of the Agreement and in accordance with their present terms. The Agreement also provides that no party may acquire or agree to acquire any business, entity or assets which are material to such party (except that internal reorganizations, foreclosures in the ordinary course of business, acquisitions of control in a fiduciary capacity, investments made in small business investment corporations in the ordinary course of business, or the creation of new subsidiaries organized to conduct or continue activities otherwise permitted by the Agreement are permitted).

      The Agreement also provides that, except as specifically permitted or contemplated by the Agreement, no party may solicit, initiate, encourage, entertain, consider, or participate in the negotiation, discussion or submission of any proposal or offer from any person relating to any (i) liquidation, dissolution, or recapitalization, (ii) merger or consolidation, (iii) acquisition or purchase of 25% or more of securities or assets, or (iv) similar transaction or business combination involving the party and/or its subsidiaries or their respective assets (an "Acquisition Proposal"). However, each party is entitled to entertain, consider, and participate in negotiations and discussions regarding, and furnish any information with respect to, any effort or attempt by any person to do or seek to do any of the foregoing to the extent that the Board of Directors of such party determines in good faith that the failure to so consider or participate in such negotiations or discussions would be inconsistent with the fiduciary obligations of the directors of such party to the shareholders of suuired to give prompt notice to all of the parties of such negotiations and discussions and to notify the others immediately if any person makes any proposal, offer, inquiry, or contact with respect to any Acquisition Proposal. Under certain circumstances, the receipt of an Acquisition Proposal can give rise to the termination of the Agreement and abandonment of the Merger by a party. See "Amendment, Waiver and Termination" below.

REPRESENTATIONS AND WARRANTIES

      The Agreement contains representations and warranties by each of BLF, CNB, Big Lake National Bank, and Clewiston National Bank relating to corporate existence, powers and similar matters, corporate authorization, regulatory filings and approvals, non-contravention of corporate documents, agreements and instruments, capitalization, regulatory filings, financial statements, absence of certain changes, undisclosed liabilities, litigation, taxes and tax treatment, employee plans and benefits, compliance with law, and other issues. The representations, warranties, covenants and agreements in the Agreement do not survive the Effective Time.

EXPENSES AND FEES

      The Agreement provides that each of the parties will bear its own expenses in connection with the negotiation and execution of the Agreement and the implementation and effectiveness of the Merger, provided that each of BLF and CNB will pay one-half of all filing fees relating to all applications submitted for prior regulatory approval of the Merger, the fees and expenses related to obtaining the tax opinion, the fees and expenses of counsel relating to the preparation of applications to the regulatory authorities for approval of the Merger and the preparation of the Proxy Statement, and the costs of printing and mailing the Proxy Statement.


AMENDMENT, WAIVER AND TERMINATION

      Notwithstanding the approval of the Agreement by the CNB shareholders, the Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time by (i) mutual consent of the parties, or (ii) any party if (A) the Merger has not been consummated by March 31, 1998, (B) there is a material breach of a representation, warranty, or covenant by the other party (which has not been cured during the period of time set forth in the Agreement), (C) the Agreement or the Merger fails to receive the requisite shareholder approval of a party, or (D) any approval from a bank regulatory agency necessary to permit consummation of the Merger is not received, or includes conditions or restrictions which in the reasonable judgment of a party would (y) unduly impair or restrict the operations, or would have a material adverse effect on the condition, of the Combined Corporation or (z) render consummation of the Merger unduly burdensome.

      The Agreement also may be terminated and the Merger abandoned at any time prior to the Effective Time by any party if a material adverse development shall have occurred affecting the condition of the other party. While the Agreement does not define what developments, if they occur, would constitute a material adverse effect on the condition of a party, it does contain provisions which provide some indication of the circumstances that would constitute a material adverse effect on a party. For example, the Agreement requires that the shareholders' equity of a party on the last day of the calendar month preceding the closing date (before any adjustments required pursuant to FAS 115 and for expenses incurred in connection with the Merger), be not less than its shareholders' equity at April 30, 1997 and that the parties maintain a minimum allowance for loan losses through the closing date (1.20% of gross loans net of unearned income and before such allowance in the case of BLF, and 1.13% in the case of CNB). The Agreement also states that, for purposes of the Agreement, a material adverse effect on the condition of the parties shall not include a decline in results of operation resulting from any change in law, rule, regulation or generally accepted accounting principle which impacts banks or bank holding companies generally in a substantially similar manner. Finally, in requiring each of the parties to give prompt written notice to the other of any material adverse development affecting its condition or operations, the Agreement notes that the following items are expressly included: (i) any material change in a party's business or operations, (ii) any material complaint, investigation or hearing (or communication indicating that the same may be contemplated) of any bank regulatory authority, (iii) the institution or the threat of material litigation involving a party, or (iv) any event or condition that might be reasonably expected to cause any of the parties' representations and warranties set forth in the Agreement not to be true and correct in all material respects as of the closing date.


      If the Agreement is terminated as described above, no party will have any further liability to any other party, except for any liability of any party then in breach.

      The Agreement also can be terminated by any party if during the term of the Agreement an Acquisition Proposal is submitted to and approved by the shareholders of such party prior to the Effective Time, or an Acquisition Proposal is received by such party or is made directly to its shareholders and, as to CNB, its Board of Directors fails to recommend, or withdraws its recommendation, that CNB's shareholders approve the Agreement or the Merger, or CNB's Board of Directors fails to solicit proxies to approve the Agreement or the

Merger, and the Agreement and the Merger are subsequently rejected by CNB's shareholders. If the party terminating the Agreement is BLF or Big Lake National Bank, then BLF will pay to CNB, and if the party terminating the Agreement is CNB or Clewiston National Bank, then CNB will pay to BLF, a termination fee equal to 10% of the shareholders' equity of the party required to make such payment as of the end of the month preceding such payment, as liquidated damages, and not as a penalty, and, upon the payment of such amount, the Agreement will be terminated and no party will have any further liability under the Agreement or the Merger, except as otherwise provided in the Agreement.


      As stated above, CNB may terminate the Agreement if, among other things, an Acquisition Proposal is received by it and its Board of Directors fails to recommend, or withdraws its recommendation, that CNB's shareholders approve the Agreement or the Merger, or CNB's Board of Directors fails to solicit proxies to approve the Agreement or the Merger, and the Agreement and the Merger are subsequently rejected by CNB's shareholders. CNB may elect to take such action even after CNB shareholder approval of the Agreement and the Merger and without resolicitation of CNB shareholders. In determining whether to take such action, the CNB Board of Directors will take into account, consistent with its fiduciary duties, all relevant facts and circumstances existing at the time, including, without limitation, the value of the consideration to be received by CNB shareholders in the Acquisition Proposal versus the value to be received by CNB shareholders in the Merger, whether (and the extent to which) BLF is prepared to increase the consideration to be received by CNB shareholders in the Merger, and the advice of CNB's financial advisor and legal counsel. By approving the Agreement, CNB shareholders would be permitting the Board of Directors of CNB to determine, in the exercise of its fiduciary duties, to terminate the Agreement and the Merger following CNB shareholder approval and without resolicitation of CNB shareholders if an Acquisition Proposal is received by CNB.


      Any termination and abandonment of the Agreement would not require approval of CNB shareholders.

      The Agreement may be amended at any time prior to the Effective Time upon written agreement of all of the parties, except that after approval of the Agreement by CNB's shareholders, no amendment may be made in the conversion ratio in a manner that adversely affects the economic value of the Merger to such shareholders without their further approval.

      Substantially all of the conditions to consummation of the Merger may be waived, in whole or in part, to the extent permissible under applicable law, by the party for whose benefit the condition has been imposed, without the approval of the shareholders of CNB.

ACCOUNTING TREATMENT

      The Merger is intended to qualify as a purchase for accounting and financial reporting purposes. Under this accounting method, the assets and liabilities of CNB will be recorded at fair value. BLF anticipates that the purchase price will be less than the book value of CNB's net assets. BLF does not anticipate that any negative goodwill will be booked as the discount from CNB's book value approximates the adjustment to record CNB's loans at fair value. This adjustment will be recorded to income as an interest yield adjustment over the expected life of the loan portfolio using the interest method. The amortization period will be determined at the time of merger based on the estimated average remaining maturities of the loan portfolio and is expected not to exceed five years.

      The results of the operations of CNB will be included in the consolidated financial statements from the date of acquisition and the prior periods will not be restated. In the year of acquisition, the pro forma combined results of operations for BLF and CNB will be disclosed from the beginning of the year of acquisition and for the immediately preceding year in accordance with generally accepted accounting principles.

DISSENTERS' RIGHTS


      Florida law accords the shareholders of CNB the right to dissent from the transactions contemplated by the Agreement. Consummation of the Merger is subject to, among other things, the holders of no more than 5% of the outstanding CNB Common Stock electing to exercise their dissenters' rights. A shareholder of CNB may dissent from the transactions contemplated by the Agreement and receive in cash the fair value, as of the day prior to the CNB Special Meeting, of the shares of CNB Common Stock held by such shareholder pursuant to Sections 607.1301, 607.1302 and 607.1320 of the Florida Act (the "Florida Dissent Provisions"). Such fair value is exclusive of any appreciation or depreciation in anticipation of the Merger, unless exclusion would be inequitable. The following summary of the Florida Dissent Provisions is qualified in its entirety by reference to the full text of the provisions which is set forth as Appendix B to this Proxy Statement.


      Under the Florida Dissent Provisions, a shareholder of CNB may dissent from the Agreement by complying with the following procedures: (i) the dissenting shareholder must file with CNB, prior to the CNB Special Meeting, written notice of the shareholder's intent to demand payment for the shareholder's shares; (ii) the dissenting shareholder must refrain from voting in favor of the Agreement; (iii) within 10 days after the date of the CNB Special Meeting, CNB must give written notice of approval of the Agreement by the shareholders to such dissenting shareholder; and (iv) within 20 days after the dissenting shareholder receives such notice of authorization the dissenting shareholder must file with CNB a notice of election and a demand for payment of the fair value of his shares. Any dissenting shareholder filing an election to dissent must deposit the shareholder's certificates for certificated shares with CNB simultaneously with the filing of the election to dissent. A shareholder may dissent as to less than all of the shares of CNB Common Stock held by the shareholder, and in such event, the shareholder is treated as two separate shareholders. Once CNB offers to pay the dissenting shareholder for the shareholder's shares, the notice of election cannot be withdrawn except with the consent of CNB. However, the right of a dissenting shareholder to be paid the fair value of the shareholder's shares will cease if (i) the demand is withdrawn, (ii) the proposed Merger is abandoned, (iii) no demand or petition for determination of fair value is filed hin the time provided by law or (iv) a court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by the Florida Dissent Provisions.

      Submission of a proxy or a vote against the Agreement does not constitute a notice of intent to demand payment under the Florida Dissent Provisions.

      Within 10 days after the later of the expiration of the period in which the dissenting shareholder may file the shareholder's notice of election to dissent, or the Effective Time, the Combined Corporation is required to make a written offer to each dissenting shareholder to purchase the shares of the Combined Corporation Stock at a price deemed by the Combined Corporation to be the fair value of such shares. If, within 30 days after the making of such offer, any shareholder accepts the same, payment therefor shall be made within 90 days after the later of the date such offer was made or the consummation of the Merger. However, if, within such 30 day period, the Combined Corporation and the dissenting shareholder are unable to agree with respect to a price, then the Combined Corporation, within 30 days after receipt of written demand from such dissenting shareholder given within 60 days after the Effective Time, shall, or at its election within such period may, file an action in a court of competent jurisdiction in Okeechobee County requesting that the fair value of the shares of CNB Common Stock be found and determined. If the Combined Corporation fails to institute such proceedings, any dissenting shareholder may do so in the name of the Combined Corporation. All dissenting shareholders are deemed to be parties to the proceeding as an action against their shares. In such proceeding, the court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The Combined Corporation is required to pay each dissenting shareholder the amount found to be due within 10 days after fiings. Upon payment of such judgment, the dissenting shareholder will cease to have any interest in the shares of CNB Common Stock.

      Any judgment rendered in any dissent proceeding may, at the discretion of the court, include an allowance for interest at such rate as the court may deem fair and equitable. The cost and expenses of any such dissent proceeding will be determined by the court and assessed against the Combined Corporation, but all or any part of such costs and expenses may be apportioned and assessed against the dissenting shareholders, in such amount as the court deems equitable, if the court determines that the Combined Corporation made an offer to the dissenting shareholders and the shareholders' failure to accept such offer was arbitrary or vexatious and not in good faith. The expenses awarded by the court will include compensation for reasonable expenses of any appraiser but will not include the fees and expenses of counsel or experts employed by any party. If the fair value of the shares of CNB Common Stock, as determined by the proceeding, materially exceeds the amount which the Combined Corporation initially offered to pay, or if no offer was made, the court, in its discretion, may award to any shareholder who is a party to the proceeding such sum as the court may determine to be reasonable compensation for any expert employed by the shareholder in the proceeding.


      The foregoing discussion only describes certain provisions of the Florida Dissent Provisions; however, CNB shareholders are urged to review such provisions in their entirety, which are included as Appendix B to this Proxy Statement. Any CNB shareholder who intends to dissent from the Merger should review the text of the Florida Dissent Provisions carefully and also should consult with his or her attorney. Any CNB shareholder who fails to strictly follow the procedure set forth in such statutes will forfeit dissenters' rights.

                 EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS

      After the Merger, the Restated Articles of Incorporation of BLF will constitute the Restated Articles of Incorporation of the Combined Corporation (the "Combined Corporation Articles"). The Combined Corporation Articles and the Combined Corporation Bylaws will govern the outstanding shares of Combined Corporation Stock after the Merger. The outstanding shares of Combined Corporation Stock after the Merger will consist of shares of BLF Common Stock outstanding at the Effective Time and the shares of Combined Corporation Stock issued to CNB shareholders in the Merger. See "The Merger -- Conversion Ratio." Since both CNB and BLF (which, after the Merger, is referred to in this Proxy Statement as the Combined Corporation) are Florida corporations, the rights of CNB shareholders are in general similar to the rights of BLF shareholders. However, there are certain differences between the Combined Corporation Articles and the Combined Corporation Bylaws and the CNB Articles of Incorporation ("CNB Articles") and Bylaws. The following is a summary of certain of these differences and is qualified in its entirety by reference to the Restated Articles of Incorporation of BLF and Combined Corporation Bylaws (copies of which are filed as exhibits to the Registration Statement).

AUTHORIZED CAPITAL STOCK; PAR VALUE

      The Combined Corporation Articles authorize the Combined Corporation to issue up to 1,000,000 shares of Combined Corporation common stock, par value $.01 per share ("Combined Corporation Stock"), as compared to the CNB Articles (which authorize the issuance of up to 10,000,000 shares of CNB Common Stock). The Combined Corporation Articles authorize the Combined Corporation to issue up to 500,000 shares of preferred stock, par value $1.00 per share, as compared to the CNB Articles (which do not authorize the issuance of any shares of CNB preferred stock). The shares of Combined Corporation preferred stock may be issued by the Combined Corporation Board, from time to time, without further shareholder action, in one or more series and with such relative rights and preferences (including, with respect to any series, the dividend rate, the terms and conditions of redemption, liquidation value, voting rights, conversion rights, and such other relative, participating, optional, or special rights, qualifications, limitations, or restrictions) as the Combined Corporation Board may determine.

      The Combined Corporation Board of Directors may authorize the issuance of additional shares of the Combined Corporation Common Stock or preferred stock without further action by the Combined Corporation Shareholders, unless such action is required in a particular case by applicable laws or regulations. The authority to issue additional shares of Combined Corporation Stock or preferred stock provides the Combined Corporation with the flexibility necessary to meet its future needs without the delay resulting from seeking shareholder approval. The unissued shares of the Combined Corporation Stock and preferred stock may be issued from time to time for any corporate purposes, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of the Combined Corporation. In addition, the sale of a substantial number of shares of the Combined Corporation Stock or the sale of preferred stock to persons who have an understanding with the Combined Corporation concerning the voting of such shares, or the distribution or dividend of shares of Combined Corporation Stock or preferred stock (or the right to receive such shares) to the Combined Corporation shareholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of the Combined Corporation. Further, because the Combined Corporation Board will have the power to determine the voting, conversion or other rights of the Combined Corporation preferred stock, the issuance of a series of preferred stock to persons friendly to management could effectively discourage or preclude consummation of a change in control transaction or have the effect of maintaining the position of Combined Corporation incumbent management. CNB and BLF do not currently have any plans or commitments for the Combined Corporation to use its authority to effect any such issuance, but reserve the right to take any action that the Board of Directors deems to be in the best interests of the Combined Corporation and its shareholders.


DIRECTORS; REMOVAL

      BLF has seven directors. The Combined Corporation Articles divide the number of directors into three classes, as nearly equal in number as reasonably possible, with the term of office of each class expiring at each succeeding annual meeting of the Combined Corporation shareholders. CNB has eight directors, all of whom stand for re-election at each annual meeting of the CNB shareholders. The Combined Corporation Articles provide that Combined Corporation directors may be removed only for cause and only by the affirmative vote of the holders of a majority of the outstanding shares of Combined Corporation Common Stock. The CNB Articles have no such provision, and thus are subject to the Florida law provisions which provide that directors may be removed by shareholders with or without cause.

SHAREHOLDER MEETINGS

      Special meetings of shareholders of CNB may be called by its Board of Directors, or upon the written request of any three or more shareholders owning less than 25% of all outstanding CNB Common Stock entitled to vote at the meeting. Special meetings of shareholders of Combined Corporation may be called by the Board of Directors, or upon the request of holders of not less than 10% of all outstanding Combined Corporation Common Stock.

                         MARKET AND DIVIDEND INFORMATION

STOCK TRADING INFORMATION

      The shares of BLF Common Stock and CNB Common Stock are not actively traded, and such trading activity, as it occurs, takes place in privately negotiated transactions. There is no established public trading market for the shares of BLF Common Stock or CNB Common Stock. Management of BLF and CNB are aware of certain transactions in their respective shares that have occurred since January 1, 1995, although the trading prices of all stock transactions are not known.

      As to shares of BLF Common Stock traded since January 1, 1995, BLF management is aware of the trading prices for the following transactions: in 1995, an aggregate of 2,150 shares were traded in eight transactions for prices ranging from $10.00 to $13.75 per share; in 1996, an aggregate of 12,718 shares were traded in 15 transactions for $15.00 per share; and in 1997, an aggregate of 212 shares were traded in two transactions for $15.00 per share. The last sale of BLF Common Stock of which BLF had knowledge occurred on February 24, 1997, at a price of $15.00 per share.


      With respect to the CNB Common Stock, CNB management is aware of the trading prices for the following transactions: in 1995, there were no shares known to have been traded; in 1996, an aggregate of 2,798 shares were traded in four transactions for prices ranging from $9.61 to $9.78 per share; and in 1997, an aggregate of 2,351 shares were traded in five transactions for prices ranging from $6.59 to $9.00 per share. The last sale of CNB Common Stock of which CNB had knowledge occurred on June 16, 1997 at a price of $9.00 per share.



      Public announcement of the Merger by BLF and CNB occurred on February 21, 1997. The following sets forth on a historical basis for CNB Common Stock and BLF Common Stock, the price per share in the last sale of such shares (for which CNB and BLF management, respectively, had knowledge) at or prior to February 20, 1997 (the day prior to the public announcement of the Merger), the book value of CNB Common Stock and BLF Common Stock as of February 21, 1997, and the equivalent pro forma per share amounts of BLF Common Stock and CNB Common Stock based upon such per share prices as adjusted for the Conversion Ratio. As noted above, there is no established public trading market for the shares of BLF Common Stock or CNB Common Stock. Accordingly, there is no assurance that the last trading prices or the book value per share for CNB Common Stock and BLF Common Stock are reflective of the market value of such shares or the price at which such shares could be sold to others.

                                                  BLF COMMON STOCK                      CNB COMMON STOCK
                                          ---------------------------------     -------------------------------

                                                              EQUIVALENT                           EQUIVALENT
                                              HISTORICAL      PER SHARE (1)     HISTORICAL        PER SHARE (1)
                                          --------------      -------------     ----------        -------------
Approximate Book value per Common Share
      as of February 21, 1997                 $15.94             $15.94           $10.05             $ 6.38

Last sales price (and date) of
      Common Stock prior to
      February 21, 1997 public
      announcement of Merger                  $15.00 (2)         $15.00            $9.00(3)          $ 6.00

--------------------

(1) Computed (a) as to BLF Common Stock, by multiplying the BLF Common Stock historical amounts by 1.0 and (b) as to CNB Common Stock, by multiplying the BLF Common Stock historical amounts by the Conversion Ratio.
(2)   Sale occurred on January 7, 1997
(3)   Sale occurred on January 31, 1997

DIVIDENDS

      BLF has not paid any cash dividends in the past and CNB has not paid any cash dividends since June, 1992. BLF and CNB intend that, for the foreseeable future, the Combined Corporation will retain earnings to finance continued growth rather than pay cash dividends on the Combined Corporation Stock. If at any time the Combined Corporation Board determines to pay dividends on the Combined Corporation Stock, the timing and the extent to which dividends are paid by the Combined Corporation will be determined by such Board in light of then-existing circumstances, including the Combined Corporation's rate of growth, profitability, financial condition, existing and anticipated capital requirements, the amount of funds legally available for the payment of cash dividends, regulatory constraints and such other factors as the Board determines relevant. The source of funds for payment of dividends by the Combined Corporation will be dividends received from Big Lake National Bank and Clewiston National Bank. Payments by these national banks to the Combined Corporation are limited by law and regulations of the bank regulatory authorities. There are various statutory and contractual limitations on the ability of Big Lake National Bank and Clewiston National Bank to pay dividends to the Combined Corporation. The OCC also has the general authority to limit the dividends paid by national banks if such payment may be deemed to constitute an unsafe and unsound practice. As a national bank, Big Lake National Bank and Clewiston National Bank may not pay dividends from their paid-in surplus. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus no less than one/tenth of the bank's net profits of the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus.

                                       BLF
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

      BLF's principal asset is its ownership of Big Lake National Bank. Accordingly, BLF's results of operations are primarily dependent upon the results of operations of Big Lake National Bank. Big Lake National Bank conducts commercial banking business consisting of attracting deposits from the general public and applying those funds to the origination of commercial, consumer and real estate loans (including commercial loans collateralized by real estate). Big Lake National Bank's profitability depends primarily on net interest income, which is the difference between interest income generated from interest-earning assets (i.e., loans and investments) less the interest expense incurred on interest-bearing liabilities (i.e., customer deposits and borrowed funds). Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities, and the interest rate earned and paid on these balances. Net interest income is dependent upon Big Lake National Bank's interest-rate spread which is the difference between the average yield earned on its interest-earning assets and the average rate paid on its interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. The interest rate spread is impacted by interest rates, deposit flows, and loan demand. Additionally, and to a lesser extent, Big Lake National Bank's profitability is affected by such factors as the level of noninterest income and expenses, the provision for credit losses, and the effective tax rate. Noninterest income consists primarily of service fees on deposit accounts. Noninterest expense consists of compensation and employee benefits, occupancy and equipment expenses, deposit insurance premiums paid to the FDIC, and other operating expenses.


      Management's discussion and analysis of earnings and related financial data are presented herein to assist investors in understanding the financial condition of BLF at, and results of operations of BLF for the years ended, December 31, 1996 and 1995, and for the six-month periods ended June 30, 1997 and 1996. This discussion should be read in conjunction with the consolidated financial statements and related footnotes of BLF presented elsewhere herein.


LIQUIDITY AND CAPITAL RESOURCES


      A national bank is required to maintain a liquidity reserve of at least 3% of its net transaction deposit accounts under $49.3 million. Where net transaction deposit accounts exceed $49.3 million, the reserve requirements are $1,479,000 plus 10% of the amount over $49.3 million. The liquidity reserve may consist of cash on hand, cash on demand deposit with other correspondent banks, and other investments and short-term marketable securities as determined by the rules of the OCC, such as federal funds sold and United States securities or securities guaranteed by the United States. As of June 30, 1997 and December 31, 1996 and 1995, Big Lake National Bank had liquidity ratios of 58.3%, 29.1% and 103.3%, respectively.


      BLF's principal sources of funds are those generated by Big Lake National Bank, including net increases in deposits, principal and interest payments on loans, and proceeds from sales and maturities of investment securities.


      BLF uses its capital resources principally to fund existing and continuing loan commitments and to purchase investment securities. At June 30, 1997, and December 31, 1996 and 1995, BLF had commitments to originate loans totaling $2.5 million, $2.4 million and $2.8 million, respectively, and had issued but unused letters of credit of $24,000, $74,000 and $457,000, respectively. In addition, scheduled maturities of certificates of deposit during the 12 months following June 30, 1997, and December 31, 1996 and 1995 totaled $28.2 million, $23.1 million and $22.7 million, respectively. Management believes that BLF has adequate resources to fund all its commitments, that substantially all of its existing commitments will be funded within 12 months and, if so desired, that BLF can adjust the rates and terms on certificates of deposit and other deposit accounts to retain deposits in a changing interest rate environment.


      In accordance with risk capital guidelines issued by the OCC, Big Lake National Bank is required to maintain a minimum standard of total capital to risk-weighted assets of 8.0%. Additionally, the OCC requires banks to maintain a minimum leverage-capital ratio of Tier 1 capital (as defined) to average assets. The leverage-capital ratio ranges from 3.0% to 5.0% based on the bank's rating under the regulatory rating system.

      The following table summarizes the regulatory capital levels and ratios for Big Lake National Bank:


                                                                ACTUAL       REGULATORY
                                                                RATIOS      REQUIREMENT
                                                                ------      -----------
At June 30, 1997:
     Total capital to risk-weighted assets                      12.04%       8.00%
     Tier I capital to risk-weighted assets                     10.79%       4.00%
     Tier I capital to average assets - leverage ratio           7.20%       4.00%

At December 31, 1996:
     Total capital to risk-weighted assets                      12.12%       8.00%
     Tier I capital to risk-weighted assets                     10.87%       4.00%
     Tier I capital to average assets - leverage ratio           7.37%       4.00%

At December 31, 1995:
     Total capital to risk-weighted assets                      11.69%       8.00%
     Tier I capital to risk-weighted assets                     10.43%       4.00%
     Tier I capital to average assets - leverage ratio           6.74%       4.00%



RESULTS OF OPERATIONS

      Net interest income, which constitutes the principal source of income for BLF, represents the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. The principal interest-earning assets are investment securities and loans made to businesses and individuals. Interest- bearing liabilities primarily consist of time deposits, interest-bearing checking accounts ("NOW accounts"), retail savings deposits and money market accounts. Funds attracted by these interest-bearing liabilities are invested in interest-earning assets. Accordingly, net interest income depends upon the volume of average interest-earning assets and average interest-bearing liabilities and the interest rates earned or paid on them.


      Net interest income was $1,468,000 for BLF for the six months ended June 30, 1997, compared with $1,192,000 for the six months ended June 30, 1996. This improvement in net interest income was a result of a higher volume of net interest-earning assets and a more favorable interest-rate spread. Net interest income was $2,493,000 for BLF for the year ended December 31, 1996, compared with $1,984,000 for the year ended December 31, 1995. This improvement in net interest income was a result of a higher volume of net interest-earning assets offset in part by a lower interest-rate spread.

      The following table shows selected ratios for the periods ended or at the dates indicated:


                                               FOR THE SIX MONTHS ENDED        FOR THE YEARS ENDED
                                                       JUNE 30,                    DECEMBER 31,
                                                  -----------------            -------------------
                                                   1997        1996             1996         1995
                                                  -----        ----            ------        ----
      Average equity as a percentage
           of average assets                       8.06%        7.82%           8.01%       9.89%
      Equity to total assets at end
           of period                               7.91%        7.84%           8.16%       7.86%
      Return on average assets                     1.21%        0.85%           0.98%       1.34%
      Return on average equity                    15.00%       10.91%          12.26%      13.53%
      Noninterest expense to
           average assets                          3.85%        3.77%           3.76%       3.82%



      The rates and yields at the dates indicated were as follows:


                                                        WEIGHTED AVERAGE YIELD OR RATE AT
                                                 -----------------------------------------------
                                                       JUNE 30,                   DECEMBER 31,
                                                 -------------------            ----------------
                                                   1997         1996            1996        1995
                                                   ----         ----            ----        ----
      Loans                                        9.44%        9.53%           9.49%       9.39%
      Investment securities                        5.83%        6.01%           6.00%       6.08%
      Other interest-earning assets                5.22%        5.23%           5.26%       5.81%
      All interest-earning assets                  8.26%        8.05%           8.17%       8.39%
      Savings deposits                             2.50%        3.22%           3.11%       2.73%
      NOW accounts                                 2.30%        2.10%           2.02%       1.81%
      Money market deposits                        1.90%        2.30%           2.24%       2.55%
      Certificates of deposit                      5.27%        5.32%           5.30%       5.57%
      All interest-bearing liabilities             4.11%        4.21%           4.14%       4.08%
      Interest-rate spread                         4.15%        3.84%           4.03%       4.31%

      The following tables set forth, for the periods indicated, information regarding (i) the total dollar amount of interest and dividend income of BLF from interest-earning assets and the resultant average yield; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost; (iii) net interest/dividend income; (iv) interest-rate spread; (v) net interest margin. Average balances were based on average daily balances.


                                                                        SIX MONTHS ENDED JUNE 30,
                                                     -----------------------------------------------------------------
                                                                  1997                               1996
                                                     ------------------------------     ------------------------------
                                                                INTEREST    AVERAGE                INTEREST    AVERAGE
                                                     AVERAGE      AND        YIELD/     AVERAGE      AND        YIELD/
                                                     BALANCE   DIVIDENDS     RATE       BALANCE   DIVIDENDS      RATE
                                                     -------   ---------     ----       -------   ---------      ----
                                                                             (Dollars in thousands)

Interest-earning assets:
       Loans(1)                                       $39,236   $ 1,852       9.44%     $ 30,568    $ 1,457     9.53%
       Investment and mortgage-backed securities       16,007       467       5.83%       17,472        525     6.01%
       Other interest-earning assets(2)                 2,374        62       5.22%        3,515         92     5.23%
                                                      -------   -------                 --------    -------
       Total interest-earning assets                   57,617     2,381       8.26%       51,555      2,074     8.05%
                                                                -------                             -------

Noninterest-earning assets                              4,621                              4,495
                                                      -------                           --------
           Total assets                               $62,238                           $ 56,050
                                                      =======                           ========
Interest-bearing liabilities:
       Demand, money market and
           NOW deposits                               $11,434       123       2.15%     $ 10,956        119     2.17%
       Savings                                          5,762        72       2.50%        5,770         93     3.22%
       Certificates of deposit                         27,231       718       5.27%       25,194        670     5.32%
       Other Borrowings                                     9         -       6.06%            6          -     5.65%
                                                      -------   -------                 --------    -------
           Total interest-bearing
             liabilities                               44,436       913       4.11%       41,926        882     4.21%
                                                                -------                             -------

Noninterest-bearing liabilities                        12,788                              9,743
Stockholders' equity                                    5,014                              4,381
                                                      -------                           --------
           Total liabilities and
             stockholders' equity                     $62,238                           $ 56,050
                                                      =======                           ========

Net interest/dividend income                                    $ 1,468                             $ 1,192
                                                                =======                             =======

Interest-rate spread(3)                                                       4.15%                             3.84%
                                                                              ====                            ======
Net interest margin(4)                                                        5.09%                             4.62%
                                                                              ====                            ======
Ratio of average interest-earning assets
       to average interest-bearing
       liabilities                                     129.66%                            122.97%
                                                      =======                           ========


------------------------------

(1)        Includes nonaccrual loans.
(2) Includes interest-bearing deposits due from other banks and federal funds sold.
(3) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net interest margin is net interest income divided by average interest-earning assets.

                                                                   YEARS ENDED DECEMBER 31,
                                            ---------------------------------------------------------------------
                                                        1996                                   1995
                                            -----------------------------         -------------------------------
                                                       INTEREST   AVERAGE                     INTEREST    AVERAGE
                                            AVERAGE      AND       YIELD/         AVERAGE       AND        YIELD/
                                            BALANCE   DIVIDENDS     RATE          BALANCE    DIVIDENDS      RATE
                                            -------   ---------    ------         -------    ---------      ----
                                                                  (Dollars in thousands)

Interest-earning assets:
       Loans(1)                            $ 32,531   $  3,088      9.49%        $ 26,841      $2,521       9.39%
       Investment securities                 17,354      1,041      6.00%           7,630         464       6.08%
       Other interest-earning assets(2)       1,901        100      5.26%           3,614         210       5.81%
                                           --------   --------                   --------      ------

           Total interest-earning assets     51,786      4,229      8.17%          38,085       3,195       8.39%
                                                      --------                                 ------

Noninterest-earning assets                    4,314                                 3,097
                                           --------                              --------
           Total assets                    $ 56,100                              $ 41,182
                                           ========                              ========

Interest-bearing liabilities:
       Demand, money market and
           NOW deposits                    $ 11,263        235      2.09%        $  8,347         179       2.14%
       Savings                                5,781        180      3.11%           5,491         150       2.73%
       Certificates of deposit               24,646      1,306      5.30%          15,831         882       5.57%
       Other borrowings                         247         15      6.07%               -           -          -%
                                           --------   --------                   --------      ------

           Total interest-bearing
             liabilities                     41,937      1,736      4.14%          29,669       1,211       4.08%
                                                       -------                                 ------

Noninterest-bearing liabilities and
       minority interest                      9,670                                 7,440
Stockholders' equity                          4,493                                 4,073
                                           --------                              --------

           Total liabilities and
             stockholders' equity          $ 56,100                              $ 41,182
                                           ========                              ========
Net interest/dividend income                           $ 2,493                                 $1,984
                                                       =======                                 ======
Interest-rate spread(3)                                             4.03%                                   4.31%
                                                                    ====                                    ====

Net interest margin(4)                                              4.81%                                   5.21%
                                                                    ====                                    ====
Ratio of average interest-earning assets
       to average interest-bearing
       liabilities                           123.49%                               128.37%
                                             ======                              ========


------------------------------
(1) Includes nonaccrual loans.
(2) Includes interest-bearing deposits due from other banks and federal funds sold.
(3) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net interest margin is net interest income divided by average interest-earning assets.

         The following tables set forth certain information regarding changes in interest income and interest expense of BLF for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in interest rate (change in rate multiplied by prior volume), (2) changes in the volume (change in volume multiplied by prior rate) and (3) changes in rate-volume (change in rate multiplied by change in volume):


                                                              SIX MONTHS ENDED JUNE 30,
                                                                     1997 VS. 1996
                                                              INCREASE (DECREASE) DUE TO
                                                         ------------------------------------
                                                                            RATE/
                                                         RATE     VOLUME    VOLUME      TOTAL
                                                         ----     ------    ------      -----
                                                               (Dollars in thousands)

Interest-earning assets:
     Loans                                               $  (14)       $ 413    $ (4)    $ 395
     Investment securities                                  (15)         (44)      1       (58)
     Other interest-earning assets                            -          (30)      -       (30)
                                                         ------        -----    ----     -----

          Total                                             (29)         339      (3)      307
                                                         -------       -----    ----     -----

Interest-bearing liabilities:
     Demand, money market and NOW deposits                   (1)           5       -         4
     Savings                                                (21)           -       -       (21)
     Certificates of deposit                                 (6)          54       -        48
     Other borrowings                                         -            -       -         -
                                                         ------        -----    ----     -----

          Total                                             (28)          59       -        31
                                                         ------        -----    ----     -----

Net change in net interest income                        $   (1)       $ 280    $ (3)    $ 276
                                                         ======        =====    ====     =====

                                                             YEAR ENDED DECEMBER 31,
                                                                  1996 VS. 1995
                                                             INCREASE (DECREASE) DUE TO
                                                         ------------------------------------
                                                                            RATE/
                                                         RATE     VOLUME    VOLUME      TOTAL
                                                         ----     ------    ------      -----
                                                               (Dollars in thousands)

Interest-earning assets:
     Loans                                               $ 27    $  534    $    6       $ 567
     Investment securities                                 (6)      591        (8)        577
     Other interest-earning assets                        (19)     (100)        9        (110)
                                                         ----    ------    ------       -----

          Total                                             2     1,025         7       1,034
                                                         ----    ------    ------       -----

Interest-bearing liabilities:
     Demand, money market and NOW deposits                 (5)       63        (2)         56
     Savings                                               21         8         1          30
     Certificates of deposit                              (43)      491       (24)        424
     Other borrowings                                       -         -        15          15
                                                         ----    ------    ------       -----

          Total                                           (27)      562       (10)        525
                                                         ----    ------    ------       -----

Net change in net interest income                        $ 29    $  463    $   17       $ 509
                                                         ====    ======    ======       =====

COMPARISON OF SIX MONTHS ENDED JUNE 30, 1997 AND 1996


General


      Net earnings for the six months ended June 30, 1997 were $376,000, or $1.22 per share, compared to net earnings of $239,000, or $0.77 per share, for the six months ended June 30, 1996. The increase in net earnings was primarily due to an increase in earning assets, particularly the increase in loans having a higher yield than other earning assets. This change in mix of earning assets also contributed to an overall increase in the average yield of earning assets. The overall decline in interest rates resulted in a favorable decrease in the average yield of all interest- bearing liabilities from 4.21% to 4.11%.


Interest Income and Expense


      Interest income increased by $307,000 from $2,074,000 for the six months ended June 30, 1996 to $2,381,000 for the six months ended June 30, 1997. Interest income on loans increased $395,000 due to an increase in the average loan portfolio balance from $30.6 million for the six months ended June 30, 1996 to $39.2 million for the comparable 1997 period, partially offset by a decrease in the weighted average yield of 9 basis points. The decrease in weighted average yield was the result of decreases in market interest rates, rather than a material change in the loan composition. Interest on investment securities decreased $58,000 due to a decrease in the average investment securities portfolio from $17.5 million in 1996 to $16.0 million in 1997, and by a decrease in the average yield on the investment securities portfolio of 18 basis points. Interest on other interest-earning assets decreased $30,000 due to a decline from $3.5 million in average other interest-earning assets in 1996 to $2.4 million in 1997 and a decline in the weighted average yield of one basis point. The decrease in average other interest-earning assets during the six months ended June 30, 1997 was attributable to the BLF's use of its liquidity to fund the loan growth, which resulted in less federal funds available for sale during the six months ended June 30, 1997.

      Interest expense increased to $913,000 for the six months ended June 30, 1997 from $882,000 for the six months ended June 30, 1996. Interest expense on deposit accounts increased because the average interest-bearing deposits increased from $41.9 million for the six months ended June 30, 1996 to $44.4 million for the comparable 1997 period, partially offset by a decrease in the average rate of 10 basis points. The decrease in rates paid on deposits was caused by declining interest rates since there was no material change in the deposit mix.


Provision for Credit Losses


      The provision for credit losses is charged to earnings to bring the total allowance to a level deemed appropriate by management and is based upon historical experience, the volume and type of lending conducted by BLF, the amounts of nonperforming loans, general economic conditions, particularly as they relate to BLF's market area, and other factors related to the collectibility of BLF's loan portfolio. There was no change in the provision for the six months ended June 30, 1996 as compared with the six months ended June 30, 1997.


Other Income


      Total other income increased $69,000 for the six months ended June 30, 1997 compared to 1996, principally due to an increase in service fees on deposit accounts that resulted from an increase in deposit accounts subject to service fees.


Other Expense


      Total other expense increased $143,000 to $1,199,000 for the six months ended June 30, 1997 from $1,056,000 for the six months ended June 30, 1996, primarily due to an increase in employee compensation and benefits of

$73,000, expenses of premises and fixed assets of $15,000, and other expenses of $55,000 (substantially all of which were related to the Merger and totaled $62,000).


COMPARISON OF YEARS ENDED DECEMBER 31, 1996 AND 1995

General

      Net earnings for the year ended December 31, 1996 were $551,000, or $1.79 per share, compared to net earnings of $550,000, or $1.78 per share, for the year ended December 31, 1995. Net earnings for 1996 versus 1995 were level due primarily to BLF's acquisition of its Lake Placid branch in late 1995. Favorable growth in earning assets were offset by higher costs including the amortization of goodwill and core deposit premium.

Interest Income and Expense


      Interest income increased by $1,034,000 from $3,195,000 for the year ended December 31, 1995 to $4,229,000 for the year ended December 31, 1996. Interest income on loans increased $567,000 due to an increase in the average loan portfolio balance from $26.8 million for the year ended December 31, 1995 to $32.5 million for the comparable 1996 period, partially offset by a decrease of 22 basis points in the weighted average yield of total interest-earning assets. The decrease in the weighted average yield was due to a change in the composition of the interest-earning assets, which was associated with the acquisition of deposits at Lake Placid. The acquisition of the Lake Placid branch occurred late in 1995 resulting in little impact on the average yield for interest-earning assets in 1995; however, the composition of interest-earning assets at December 31, 1995, was substantially changed from the averages throughout 1995. Upon acquisition of the Lake Placid branch, BLF invested approximately $10.2 million of net proceeds from the assumption of deposits and liabilities into lower yielding assets. In 1996, as the funds from maturing investments were re-deployed into higher yielding loans, the weighted average yield on total interest-earning assets improved, but lagged 1995 results.


      Interest on investment securities increased $577,000 due to an increase in the average investment securities portfolio to $17.4 million in 1996 from $7.6 million in 1995 partially offset by a slight decrease in the average yield earned from 6.08% in 1995 to 6.00% in 1996. Interest on other interest-earning assets decreased $110,000 due to a decrease from $3.6 million in average other interest-earning assets in 1995 to $1.9 million in 1996 and a decrease in the weighted average yield of 55 basis points, primarily due to an overall declining interest rate environment.

      Interest expense increased to $1,736,000 for the year ended December 31, 1996, from $1,211,000 for the year ended December 31, 1995. Interest expense on deposit accounts increased because of an increase in the average balance from $26.7 million in 1995 to $41.9 million in 1996 and a slight increase in the average rates paid on interest-bearing liabilities of 6 basis points. The mix of deposits and the volume changes were impacted by the acquisition of $11.2 million in deposits by BLF in its purchase of the Lake Placid branch on December 15, 1995.

Provision for Credit Losses

      The provision for credit losses is charged to earnings to bring the total allowance to a level deemed appropriate by management and is based upon historical experience, the volume and type of lending conducted by BLF, the amounts of nonperforming loans, general economic conditions, particularly as they relate to BLF's market area, and other factors related to the collectibility of BLF's loan portfolio. The increase in the provision from $70,000 for the year ended December 31, 1995 to $132,000 for the year ended December 31, 1996 was primarily due to the increase in average loans outstanding for the same periods, from approximately $26.8 million in 1995 to $32.5 million in 1996, and an increase in nonperforming loans from $30,000 at December 31, 1995, to $111,000 at December 31, 1996.

Other Income

      Total noninterest income increased $71,000 primarily due to the acquisition of Lake Placid deposit accounts in 1995. The increase in service charges, fees, and commissions of $108,000 was partially offset by losses on the sale of other real estate owned totaling $8,000 versus a gain of $18,000 in the comparable period for 1995.

Other Expense

      Total noninterest expense increased $538,000 to $2,112,000 for the year ended December 31, 1996 from $1,574,000 for the year ended December 31, 1995, primarily due to increases in compensation and employee benefits of $274,000, amortization of goodwill and core deposit premiums of $84,000, and other operating expenses of $170,000 resulting primarily from the increased costs associated with the acquisition of the Lake Placid branch.

ASSET/LIABILITY MANAGEMENT

      A principal objective of BLF's asset/liability management strategy is to minimize its exposure to changes in interest rates by matching the maturity and repricing horizons of interest-earning assets and interest-bearing liabilities. This strategy is overseen in part through the direction of an Asset and Liability Committee (the "ALCO Committee") which establishes policies and monitors results to control interest rate sensitivity.

      Management evaluates interest rate risk and then formulates guidelines regarding asset generation and repricing, funding sources and pricing, and off-balance sheet commitments in order to maintain interest rate risk within target levels for the appropriate level of risk which are determined by the ALCO Committee. The ALCO Committee uses internally generated reports to measure the Bank's interest rate sensitivity. From these reports, the ALCO Committee can estimate the net income effect of various interest rate scenarios.

      As a part of BLF's interest rate risk management policy, the ALCO Committee examines the extent to which its assets and liabilities are "interest rate sensitive" and monitors the bank's interest rate sensitivity "gap." An asset or liability is considered to be interest rate sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate sensitivity gap is the difference between interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If the repricing of each bank's assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

      A simple interest rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, the ALCO Committee also evaluates how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or period of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market interest rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as "interest rate caps") which limit changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayment (on loans) and early withdrawal (of deposit accounts) levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease in the event of an interest rate increase.


      Management's strategy is to maintain a balanced interest rate risk position to protect its net interest margin from market fluctuations. To this end, the ALCO Committee reviews, on a monthly basis, the maturity and repricing of assets and liabilities. BLF's cumulative one-year gap at December 31, 1996 was a negative 24.82% of assets. BLF's cumulative one-year gap at June 30, 1997 was a negative 12.53% of assets.

      The ALCO Committee's policy does not state a negative to positive cumulative one year gap range. However, BLF management anticipates that it will adopt a policy similar to that of CNB's policy, which states a cumulative one-year gap range of negative 20% to positive 20%. Management also expects the Combined Corporation's cumulative one-year gap will fall within the range of negative 20% to positive 20% after the Merger is consummated; however, no assurance can be given.

      Principal among BLF's asset/liability management strategies has been the emphasis on managing its interest rate sensitive liabilities in a manner designed to attempt to reduce BLF's exposure during periods of fluctuating interest rates. Management believes that the type and amount of BLF's interest rate sensitive liabilities may reduce the potential impact that a rise in interest rates might have on BLF's net interest income. BLF seeks to maintain a core deposit base by providing quality services to its customers without significantly increasing its cost of funds or operating expenses. BLF's demand, money market, and NOW deposit accounts approximated 36.0%, 39.1% and 36.5% of total deposits at June 30, 1997, and December 31, 1996 and 1995, respectively. These accounts bore a weighted average cost of deposits of 1.08%, 1.20% and 1.17% during the six months ended June 30, 1997 and years ended December 31, 1996 and 1995, respectively. Management anticipates that these accounts will continue to comprise a significant portion of BLF's total deposit base. BLF also maintains a portfolio of liquid assets in order to reduce its overall exposure to changes in market interest rates. At June 30, 1997, and December 31, 1996 and 1995, approximately 15.9%, 8.2% and 29.5%, respectively, of BLF's total assets consisted of cash and due from banks, federal funds sold, and short-term investment securities. In addition, at June 30, 1997 and December 31, 1996, Big Lake National Bank's liquidity ratio was approximately 58.3% and 29.1%, respectively. BLF also maintains a "floor," or minimum rate, on certain of its floating or prime based loans. These floors allow BLF to continue to earn a higher rate when the floating rate falls below the established floor rate.

      The following table sets forth certain information relating to BLF's interest-earning assets and interest-bearing liabilities at June 30, 1997 that are estimated to mature or are scheduled to reprice within the period shown:

                                                       UNDER    3 TO 12                  OVER
                                                     3 MONTHS   MONTHS     1-5 YEARS    5 YEARS      TOTALS
                                                     --------   ------     ---------    -------      ------
                                                                    (Dollars in thousands)

Federal funds sold                                   $  3,105   $     -    $        -    $      -     $  3,105
Investment securities available-for-sale (1)                -     4,493        10,403          92       14,988
Investment securities held-to-maturity (1)                  -        50           550         201          801
Loans receivable (2)                                    6,911    20,989        12,644       1,274       41,818
                                                    ---------   -------    ----------    --------     --------

Total rate-sensitive assets                         $  10,016   $25,532    $   23,597    $  1,567     $ 60,712
                                                    =========   =======    ==========    ========     ========

Money market and NOW accounts (1)                   $  10,554   $     -    $        -    $      -     $ 10,554
Savings accounts (1)                                    6,627         -             -           -        6,627
Certificates of deposit (1)                             9,704    16,945         5,282           -       31,931
                                                    ---------   -------    ----------    --------     --------

Total rate-sensitive liabilities                    $  26,885   $16,945    $    5,282    $      -     $ 49,112
                                                    =========   =======    ==========    ========     ========


Gap (repricing differences)                         $ (16,869)  $ 8,587    $   18,315    $  1,567     $ 11,600
                                                    =========   =======    ==========    ========     ========

Cumulative Gap                                      $ (16,869)  $(8,282)   $   10,033    $ 11,600
                                                    =========   =======    ==========    ========

Cumulative GAP/total assets                            -25.51%   -12.53%        15.17%      17.54%
                                                    =========   =======    ==========    ========

Total Assets                                                                                          $ 66,117
                                                                                                      ========


----------------------



(1) Investments were scheduled through their contractual maturity dates. Excludes noninterest bearing deposit accounts. Money market, NOW, and savings deposits were regarded as maturing immediately. All other time deposits were scheduled through the maturity dates.

(2) In preparing the table above, adjustable-rate loans were included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the loans mature. Fixed-rate loans were scheduled according to their contractual maturities. Nonaccrual loans of $125 were excluded from above.


FINANCIAL CONDITION

Lending Activities


      A significant source of income for BLF is the interest earned on loans. At June 30, 1997, BLF's total assets were $66.1 million and its net loans were $41.4 million or 62.59% of total assets. At December 31, 1996, BLF's total assets were $59.5 million and its net loans were $36.2 million or 60.93% of total assets. At December 31, 1995, BLF's total assets were $55.8 million and its net loans were $28.7 million or 51.35% of the total assets.


      Big Lake National Bank's primary market area consists of Okeechobee and Lake Placid, Florida, located in Okeechobee County and Highlands County, Florida, respectively. This region's economy is primarily dependent upon agriculture, light industry, and tourism. Okeechobee is located on the northern end of Lake Okeechobee in South Central Florida and is the seat of government for Okeechobee County. Okeechobee County has a diverse group of employers. Services provide approximately 29% of jobs, followed by trade (28%), and government (15%). The larger employers include Raulerson Hospital, Walpole, Inc. (trucking), Larson Dairy, Inc. (milk producer), Wal-Mart (retail sales), McArthur Farms (milk producer), Publix (grocery), and Winn-Dixie (grocery). Among the newer employers in the area are Holiday Inn Express, Days Inn, and a correction facility that provides approximately 300 jobs. Lake Okeechobee, located in the Southern portion of the County is a 750 square mile lake bordered by four other counties. The lake serves as a major tourist attraction. Big Lake National Bank's primary market area also includes Lake Placid, Florida, which is located approximately 70 miles east of Fort Myers in Highlands County. Agriculture is the main income producing industry around the city. The area also supports the citrus and cattle industries. The larger employers in Highlands County include Florida Hospitals - Heartland, Highlands Regional Medical Center, Lesco (mowers, fertilizers), Consolidated - Tomoka (citrus packing), Wellcraft Marine (boats), Ben Hill Griffin (citrus), United Telephone of Florida, Barnett Banks, Georgia Pacific (corrugated boxes), and Lin Pac (packaging products).

      There is no assurance that the Okeechobee or Lake Placid communities will continue to experience economic growth. Adverse conditions in any one or more of the industries operating in such markets or slow-down in general economic conditions could have an adverse effect on Big Lake National Bank.

      Lending activities are conducted pursuant to a written policy which has been adopted by BLF. Each loan officer has defined lending authority beyond which loans, depending upon their type and size, must be reviewed and approved by a loan committee comprised of certain directors of Big Lake National Bank.

      The following table sets forth information concerning BLF's loan portfolio by type of loan at the dates indicated:


                                                AT JUNE 30,                 AT DECEMBER 31,
                                            ------------------    --------------------------------------
                                                     1997                1996                    1995
                                            ------------------    -----------------    -----------------
                                                         % OF                % OF                  % OF
                                            AMOUNT      TOTAL     AMOUNT     TOTAL    AMOUNT      TOTAL
                                            ------      -----     ------     -----    ------      ------
                                                              (Dollars in thousands)
Real Estate loans                           $33,885      80.7%    $29,149     79.2%   $22,083      75.9%
Installment loans                             5,527      13.2       5,436     14.8      4,677      16.1
Commercial and all other loans                2,600       6.1       2,208      6.0      2,329       8.0
                                            -------     -----     -------    -----    -------     -----
     Total loans                             42,012     100.0%     36,793    100.0%    29,089     100.0%
                                                        =====                =====                =====

Less:

     Deferred loan and unearned fees             69                    61                  63
          Allowance for credit losses           561                   470                 363
                                            -------               -------             -------
     Loans, net                             $41,382               $36,262             $28,663
                                            =======               =======             =======


     The following table reflects the contractual principal repayments by period of BLF's loan portfolio at June 30, 1997 (excluding nonaccrual loans):


                                                       1 YEAR            1 THROUGH      AFTER
                                                       OR LESS           5 YEARS        5 YEARS        TOTAL
                                                       -------           -------        -------        -----
                                                                     (Dollars in thousands)
Real Estate loans                                      $6,413            $ 7,992        $19,318        $33,723
Installment loans                                       1,007              3,956            535          5,498
Commercial and all other loans                          1,255              1,035            307          2,597
                                                       ------            -------        -------        -------

     Total loans                                       $8,675            $12,983        $20,160        $41,818
                                                       ======            =======        =======        =======

Loans with maturities over one year:
     Fixed rate                                                                                        $14,113
     Variable rate                                                                                      19,030

     Total maturities greater than one year                                                            $33,143
                                                                                                       =======



     The following table sets forth total loans originated and repaid during the periods indicated:



                                                         SIX MONTHS ENDED                     YEAR ENDED
                                                              JUNE 30,                       DECEMBER 31,
                                                       -------------------------        ----------------------
                                                        1997               1996           1996           1995
                                                       ------            -------        -------        -------
                                                                         (Dollars in thousands)
Originations:
    Real Estate loans                                  $6,952            $ 4,616        $ 8,769        $ 5,536
    Installment loans                                   2,234              1,860          3,918          2,527
    Commercial and all other loans                        496                340            813          1,638
                                                       ------            -------        -------        -------

         Total loans originated                         9,682              6,816         13,500          9,701

    Principal reductions                                4,463              3,145          5,796          5,587
                                                       ------            -------        -------        -------

    Increase in total loans                            $5,219            $ 3,671        $ 7,704        $ 4,114
                                                       ======            =======        =======        =======

Asset Quality


     Management seeks to maintain a high quality of assets through conservative underwriting and sound lending practices. The majority of the loans in BLF's loan portfolio are collateralized by residential and commercial real estate mortgages. As of June 30, 1997, and December 31, 1996, and 1995, approximately 80.7%, 79.2% and 75.9%, respectively, of the total loan portfolio was collateralized by real estate of which 26.3%, 24.9% and 23.2% of the total loan portfolio was secured by commercial real estate as of June 30, 1997, and December 31, 1996 and 1995, respectively. The level of delinquent loans and real estate owned also is relevant to the credit quality of a loan portfolio. As of June 30, 1997, total nonperforming assets were $194,000 or 0.3% of total assets, compared to $111,000 or 0.2% of total assets and $126,000, or 0.2% of total assets at December 31, 1996 and 1995, respectively.


     In an effort to maintain the quality of the loan portfolio, management seeks to minimize higher risk types of lending. In view of the relative significance of real estate related loans, a downturn in the value of the real estate could have an adverse impact on BLF's profitability. However, as part of its loan portfolio management strategy, BLF generally limits its loans to a maximum of 80% of the value of the underlying real estate as determined by appraisal. In addition, knowledgeable members of management make physical inspections of properties being considered for mortgage loans. Management believes that such precautions reduce BLF's exposure to the risk associated with a downturn in real estate values.


     Commercial loans also entail risks since repayment is usually dependent upon the successful operation of the commercial enterprise. They also are subject to adverse conditions in the economy. Commercial loans are generally riskier than mortgage loans because they are typically underwritten on the basis of the ability to repay from the cash flow of a business rather than on the ability of the borrower or guarantor to repay. Further, the collateral underlying a commercial loan may depreciate over time, cannot be appraised with as much precision as real estate, and may fluctuate in value based on the success of the business.



     The repayment of consumer installment loans and other loans to individuals is closely linked to the economic conditions of the communities in which BLF operates (see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Financial Condition - Lending Activities"). For the most part, these local economies enjoy diverse labor forces. The majority of these consumer loans are secured by collateral which limits, to a degree, any loss
BLF would suffer upon default.

     Loan concentrations are defined as amounts loaned to a number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other conditions. BLF, on a routine basis, monitors these concentrations in order to consider adjustments in its lending practices to reflect economic conditions, loan to deposit ratios, and industry trends. Concentrations of loans in the following categories constituted the total loan portfolio as of June 30, 1997:

         Real estate mortgage loans             80.7%
         Installment loans                      13.2
         Commercial loans and other loans        6.1
                                               -----
                                               100.0%
                                               =====


     The Loan Committee of the Board of Directors of Big Lake National Bank concentrates its efforts and resources, and that of its senior management and lending officers, on loan review and underwriting procedures. Internal controls include ongoing reviews of loans made to monitor documentation and the existence and valuations of collateral. In addition, management of BLF has established a review process with the objective of identifying, evaluating, and initiating necessary corrective action for marginal loans. The goal of the loan review process is to address classified and nonperforming loans as early as possible.

Classification of Assets

     Generally, interest on loans accrues and is credited to income based upon the principal balance outstanding. It is management's policy to discontinue the accrual of interest income and classify a loan as nonaccrual when principal or interest is past due 90 days or more and the loan is not adequately collateralized, or when in the opinion of management, principal or interest is not likely to be paid in accordance with the terms of the obligation. Consumer installment loans are generally charged-off after 90 days of delinquency unless adequately collateralized and in the process of collection. Loans are not returned to accrual status until principal and interest payments are brought current and future payments appear reasonably certain. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is charged against interest income. Subsequent payments received are applied to the outstanding principal balance.


     Real estate acquired by BLF as a result of foreclosure or by deed in lieu of foreclosure is classified as other real estate owned ("OREO"). OREO properties are recorded at the lower of cost or fair value less estimated selling costs, and the estimated loss, if any, is charged to the allowance for credit losses at the time it is transferred to OREO. Further allowances for losses in OREO are recorded at the time management believes additional deterioration in value has occurred.

     Management has adopted SFAS No. 114, which considers a loan to be impaired if it is probable that BLF will be unable to collect all amounts due under the contractual terms of the loan agreement. If a loan is considered impaired, its value generally should be measured based on the present value of expected cash flows discounted at the loan's effective interest rate. As a practical expedient, however, the loan's value may be based on (i) the loan's market price or (ii) the fair value of the loan's collateral, less discounted estimated costs to sell, if the collateral is expected to be the sole source of repayment. If the value of the loan is less than the recorded investment in the loan, a loss should be recognized by recording a valuation allowance and a corresponding increase to the provision for credit losses charged to operating expenses.

     Situations may occur where (i) BLF receives physical possession of a debtor's assets regardless of whether formal foreclosure proceedings have been initiated or completed or (ii) the debtor has effectively surrendered control of the underlying collateral in contemplation of foreclosure. These situations are referred to as "in-substance foreclosures." SFAS No. 114 recognizes the practical problems of accounting for the operation of an asset the creditor does not possess, and states that a loan for which foreclosure is probable should continue to be accounted for as a loan.

     At June 30, 1997 and December 31, 1996 and 1995, no loans were considered by management to be impaired or in-substance foreclosed.

     The following tables sets forth certain information on nonaccrual loans and real estate owned, the ratio of such loans and real estate owned to total assets as of the dates indicated, and certain other related information:


                                                                AT JUNE 30,                 AT DECEMBER 31,
                                                                -----------             ------------------------
                                                                  1997                  1996                1995
                                                                  ----                  ----                ----
                                                                              (Dollars in thousands)
Nonaccrual loans:
     Real estate                                                  $162                  $ 85                $ 30
     Installment loans                                              29                     -                   -
     Commercial and all other loans                                  3                    26                   -
                                                                  ----                  ----                ----
          Total nonaccrual loans                                   194                   111                  30

Accruing loans over 90 days delinquent                               -                     -                   -
Troubled debt restructurings                                         -                     -                   -
                                                                  ----                  ----                ----
          Total nonperforming loans                                194                   111                  30

Other real estate owned:
     Real estate acquired by foreclosure or
          deed in lieu of foreclosure                                -                     -                  96
                                                                  ----                  ----                ----
     Total nonperforming loans and other real
          estate owned                                            $194                  $111                $126
                                                                  ====                  ====                ====

Total nonperforming loans as a percentage
     of total loans                                               0.46%                 0.30%               0.10%
                                                                  ====                  ====                ====

Total nonperforming loans as a percentage
     of total assets                                              0.29%                 0.19%               0.05%
                                                                  ====                  ====                ====

Total nonperforming loans and real estate
     owned as a percentage of total assets                        0.29%                 0.19%               0.23%
                                                                  ====                  ====                ====


Allowance for Credit Losses

      In originating loans, BLF recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for the loan as well as general economic conditions. It is management's policy to attempt to maintain an adequate allowance for credit losses based on, among other things, BLF's historical loan loss experience, evaluation of economic conditions and regular reviews of any delinquencies and loan portfolio quality. Specific allowances are provided for individual loans when ultimate collection is considered questionable by management after reviewing the current status of loans which are contractually past due and considering the net realizable value of the collateral for the loan. Management recognizes the greater inherent risks in connection with commercial and consumer lending. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Provision for Credit Losses."

      Management continues to actively monitor BLF's asset quality and to charge-off loans against the allowance for credit losses when appropriate or to provide specific loss allowances when necessary. Although management believes it uses the best information available to make determinations with respect to the allowance for credit losses, future adjustments may be necessary if economic conditions differ from the economic conditions in the assumptions used in making the initial determinations. BLF's allowance for credit losses at December 31, 1995 was $363,000. BLF increased the allowance to $470,000 as of December 31, 1996 and $561,000 at June 30, 1997, consistent with the increase in the loan portfolio and the rise in nonperforming loans as a percentage of total assets. Management considers several factors in determining the reserves, including the favorable charge-off history, the relatively low level of nonperforming assets, and the value of the underlying collateral. While total nonperforming loans as a percentage of total loans and assets have increased to 0.46% at June 30, 1997, from 0.30% and 0.10% at December 31, 1996 and 1995, respectively, management considers substantially all of the nonperforming loans to be adequately colllateralized. Without expectation of any significant losses from the liquidation of the underlying collateral, management believes its net additions to the allowance for credit lossses of $198,000 from December 31, 1995, to June 30, 1997, are adequate when compared with BLF's nonperforming loans and total loans.

      The following table sets forth information with respect to activity in BLF's allowance for credit losses during the periods indicated:


                                                                       SIX MONTHS ENDED                        YEAR ENDED
                                                                             JUNE 30,                         DECEMBER 31,
                                                                     ------------------------           ------------------------

                                                                     1997                1996           1996                1995
                                                                     ----                ----           ----                ----
                                                                               (Dollars in thousands)
Allowance at beginning of period                                     $  470             $    363        $   363             $   323
                                                                     ------             --------        -------             -------
Charge-offs:
      Real estate loans                                                   -                    -              8                   -
      Installment loans                                                   3                   18             23                  26
      Commercial and all other loans                                      -                    -             15                  10
                                                                    -------             --------        -------             -------
             Total loans charged-off                                      3                   18             46                  36
Recoveries                                                               34                    8             21                   6
                                                                    -------             --------        -------             -------
             Net charge-offs                                            (31)                  10             25                  30
                                                                    -------             --------        -------             -------
Provision for credit losses charged to
      operating expenses                                                 60                   60            132                  70
                                                                    -------             --------        -------             -------
Allowance at end of period                                          $   561              $   413        $   470             $   363
                                                                    =======             ========        =======             =======
Net charge-offs as a percentage of average
      loans outstanding                                               (0.08)%               0.03%          0.08%               0.11%
                                                                    =======             ========        =======             =======
Allowance for credit losses as a percentage
      of period-end total loans                                        1.34%                1.26%          1.28%               1.25%
                                                                    =======             ========        =======             =======
Allowance for credit losses as a percentage
      of nonperforming loans                                         289.18%              192.09%        423.42%            1210.00%
                                                                    =======             ========        =======             =======
Average loans outstanding, net                                      $39,236             $ 30,568        $32,531             $26,841
                                                                    =======             ========        =======             =======
Period-end total loans                                              $41,943             $ 32,696        $36,732             $29,026
                                                                    =======             ========        =======             =======



      BLF classifies its loan portfolio for internal purposes as mortgage loans, installment loans and commercial loans. BFL prepares its quarterly computation of allowance for losses in this manner. The following table presents information regarding the BLF's total allowance for losses as well as the allocation of such amounts to the various categories of loans (dollars in thousands):



                                                AT JUNE 30,                                 AT DECEMBER 31,
                                           --------------------          -----------------------------------------------
                                                   1997                           1996                     1995
                                           ----------------------        ---------------------   -----------------------
                                                           % OF                         % OF                      % OF
                                                         LOANS TO                      LOANS TO                  LOANS TO
                                                           TOTAL                         TOTAL                     TOTAL
                                           AMOUNT          LOANS          AMOUNT         LOANS   AMOUNT           LOANS
                                           ------         ------          ------         -----   ------           -----
Mortgage loan system                       $261            49.3%           $224          48.2%   $164               50.3%
Installment loan system                     101            12.6              86          12.5      65               12.1
Commercial loan system                      199            38.1             160          39.3     134               37.6
                                           ----           -----           -----         -----    ----             ------

   Total allowance for credit losses       $561           100.0%           $470         100.0%   $363              100.0%
                                           ====           =====           =====         =====    ====             ======

     The allowance for credit losses represented 1.34% of the total loans outstanding as of June 30, 1997, compared with 1.28% of the total loans outstanding as of December 31, 1996, and 1.25% of the total loans outstanding at December 31, 1995.


Investment Securities


      BLF's investment securities portfolio at June 30, 1997 primarily consisted of United States Government agency obligations. The following table sets forth the amortized cost of the BLF's investment portfolio at the dates indicated:


                                                                AT JUNE 30,                AT DECEMBER 31,
                                                                -----------             ----------------------
                                                                   1997                 1996              1995
                                                                   ----                 ----              ----
                                                                              (DOLLARS IN THOUSANDS)
Investment securities:
   Available-for-sale:

     U.S. Government agency obligations                           $14,987             $15,237           $ 10,260
     Other securities                                                  92                  92                 92
                                                                  -------             -------           --------
          Total available-for-sale                                 15,079              15,329             10,352

   Held-to-maturity:
     Obligations of states and
          municipalities                                              801                 801              1,554
                                                                  -------             -------           --------

     Total investment securities, at amortized cost               $15,880             $16,130           $ 11,906
                                                                  =======             =======           ========

     The following table sets forth, by maturity distribution, certain information pertaining to the investment securities portfolio as follows:


                                                        AFTER ONE YEAR      AFTER FIVE YEARS
                                     ONE YEAR OR LESS    TO FIVE YEARS        TO TEN YEARS       AFTER TEN YEARS         TOTAL
                                    -----------------   -----------------   -----------------   -----------------  -----------------
                                    CARRYING  AVERAGE   CARRYING  AVERAGE    CARRYING  AVERAGE  CARRYING  AVERAGE  CARRYING  AVERAGE
                                     VALUE     YIELD     VALUE     YIELD      VALUE     YIELD    VALUE     YIELD     VALUE     YIELD

                                                                            (Dollars in thousands)
June 30, 1997:
     U.S. Government and
       agency securities            $4,493    5.61%      $10,403   6.05%     $  -           -     $   -       -%    $14,986   5.80
     Obligations of states
       and municipalities               50    6.46%          550   6.02%       50        4.80%      151    6.96%        801   6.15%
     Other securities                    -       -%            -      -%        -           -%       92    3.89%         92   3.89%
                                    ------               -------             ----                 -----             -------
         Total                      $4,543    5.62%      $10,953   6.05%     $ 50        4.80%    $ 243    5.80%    $15,789   5.89%
                                    ======               =======             ====                 =====             =======


December 31, 1996:
     U.S. Government and
       agency securities            $  501    6.27%      $14,622   5.89%     $  -           -%    $   -       -%    $15,123   5.90%
     Obligations of states
       and municipalities                -       -%          600   6.06%       50        4.80%      151    6.95%        801   6.15%
     Other securities                    -       -             -      -%        -           -%       92    3.89%         92   3.89%
                                    ------               -------             ----                 -----             -------
         Total                      $  501    6.27%      $15,222   5.90%     $ 50        4.80%    $ 243    5.79%    $16,016   5.90%
                                    ======               =======             ====                 =====             =======


December 31, 1995:
     U.S. Government and
       agency securities            $2,957    5.66%      $ 7,073   6.12      $246        6.02%    $   -       -%    $10,276   5.98%
     Obligations of states
       and municipalities            1,003    7.20%          350   6.07%       50        4.80%      151    6.95%      1,554   6.84%
     Other securities                    -       -%            -      -%        -           -%       92    3.89%         92   3.89%
                                    ------               -------             ----                 -----             -------
         Total                      $3,960    6.05%      $ 7,423   6.12%     $296        5.81%    $ 243    5.79%    $11,922   6.08%
                                    ======               =======             ====                 =====             =======

Deposit Activities

      Deposits are the major source of BLF's funds for lending and other investment purposes. Deposits are attracted principally from within BLF's primary market area through the offering of a broad variety of deposit instruments including checking accounts, money market accounts, regular savings accounts, term certificate accounts (including "jumbo" certificates in denominations of $100,000 or more) and retirement savings plans.

      Maturity terms, service fees and withdrawal penalties are established by BLF on a periodic basis. The determination of rates and terms is predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal regulations.


      FDIC regulations limit the ability of certain insured depository institutions to accept, renew, or rollover deposits by offering rates of interest which are significantly higher than the prevailing rates of interest on deposits offered by other insured depository institutions having the same type of charter in such depository institutions' normal market area. Under these regulations, "well capitalized" depository institutions may accept, renew, or rollover deposits at such rates without restriction, "adequately capitalized" depository institutions may accept, renew or rollover deposits at such rates with a waiver from the FDIC (subject to certain restrictions on payments of rates), and "undercapitalized" depository institutions may not accept, renew or rollover deposits at such rates. The regulations contemplate that the definitions of "well capitalized," "adequately capitalized" and "undercapitalized" will be the same as the definitions adopted by the agencies to implement the prompt corrective action provisions of applicable law. See "Supervision, Regulation and Governmental Policy -- Capital Requirements." As of June 30, 1997, Big Lake National Bank met the definition of a "well capitalized" depository institution.


      The following table shows the distribution of, and certain other information relating to, BLF's deposit accounts by type:



                                             AT JUNE 30                                AT DECEMBER 31,
                                                1997                          1996                          1995
                                     -------------------------      -----------------------       ----------------------
                                                        % OF                         % OF                         % OF
                                     AMOUNT            DEPOSIT       AMOUNT         DEPOSIT        AMOUNT        DEPOSIT

                                                                    (Dollars in  thousands)
Demand deposits                      $11,169             18.5%       $10,083           18.6%     $  6,846           13.5%
NOW deposits                           6,865             11.4          6,860           12.6         8,210           16.2
Money market deposits                  3,689              6.1          4,297            7.9         3,470            6.8
Savings deposits                       6,627             11.0          6,492           12.0         6,466           12.7
                                     -------             ----        -------          -----      --------         ------
      Subtotal                        28,350             47.0         27,732           51.1        24,992           49.2
                                     -------             ----        -------          -----      --------         ------
Certificates of deposit:
      3.00% - 3.99%                       -                 -            -               -             85            0.1
      4.00% - 4.99%                   11,150             18.5         11,868           21.9         4,528            8.9
      5.00% - 5.99%                   12,625             20.9          9,457           17.4        13,542           26.7
      6.00% - 6.99%                    7,837             13.0          4,834            8.9         6,994           13.8
      7.00% - 7.99%                      319               .6            354             .7           652            1.3
                                     -------            -----        -------          -----      --------         ------
      Total certificates of deposit   31,931             53.0         26,513           48.9        25,801           50.8
                                     -------            -----        -------          -----      --------         ------
      Total deposits                 $60,281            100.0%       $54,245          100.0%     $ 50,793          100.0%
                                     =======            =====        =======          =====      ========         ======


----------

(1) Includes individual retirement accounts ("IRAs") totaling $1,494, $252 and $612 at June 30, 1997, and December 31, 1996 and 1995, respectively, all of which are in the form of certificates of deposit.

      The following tables show the average amount outstanding and the average rate paid on each of the following deposit account categories during the periods indicated:


                                                SIX MONTHS ENDED JUNE 30,
                                    ---------------------------------------------------
                                           1997                           1996
                                    -------------------          ----------------------
                                    AVERAGE     AVERAGE          AVERAGE        AVERAGE
                                    BALANCE      RATE            BALANCE         RATE
                                    -------     -------          -------        -------
                                                 (Dollars in thousands)
Demand, money market
  and NOW                           $22,805      1.08%           $19,619       1.21%
Savings deposits                      5,762      2.50%             5,770       3.22%
Certificates of deposit              27,231      5.27%            25,194       5.32%
                                     ------                      -------

          Total deposits            $55,798      3.27%           $50,583       3.49%
                                    =======                      =======

                                                 YEAR ENDED DECEMBER 31,
                                    ---------------------------------------------------
                                           1996                           1995
                                    -------------------          ----------------------
                                    AVERAGE     AVERAGE          AVERAGE        AVERAGE
                                    BALANCE      RATE            BALANCE         RATE
                                    -------     -------          -------        -------
                                                 (Dollars in thousands)
Demand, money market
  and NOW                         $ 19,755        1.20%         $ 15,415       1.17%
Savings deposits                     5,781        3.11%            5,491       2.73%
Certificates of deposit             24,646        5.30%           15,831       5.57%
                                  --------                      --------

          Total deposits          $ 50,182        3.43%         $ 36,737       3.30%
                                  ========                      ========


      BLF does not have a concentration of deposits from any one source, the loss of which would have a material adverse effect on BLF. Management believes that substantially all of BLF's depositors are residents in its primary market areas. BLF currently does not accept brokered deposits. As shown in the tables below, a significant amount of BLF's certificates of deposit will mature during the year ending June 30, 1998. The high volume of maturities during this period is primarily due to customer demand for certificates of deposit having original maturities of 12 months or less. Based upon current and anticipated levels of interest rates and past practice, BLF management anticipates that substantially all of BLF's certificates of deposit maturing during this time period will be renewed or replaced by certificates of deposit issued to other customers at competitive market rates, which may be higher or lower than the rates currently being paid. Consequently, BLF management does not believe that the maturity of BLF's certificates of deposit during the year ending June 30, 1998, will have a material adverse effect on BLF's liquidity. However, if BLF is required to pay substantially higher rates to obtain the renewal of these or other certificates of deposit or alternative sources of funds, the higher net interest expense could have a material adverse effect on BLF's net income.

      The following tables present by various interest rate categories the amounts of certificates of deposit at June 30, 1997, December 31, 1996 and 1995 which mature during the periods indicated:



                                                                               YEAR ENDING JUNE 30,
                                                        ---------------------------------------------------------------------
                                                        1998            1999         2000       2001       2002         TOTAL
                                                        ----            ----         ----       ----       ----         -----
                                                                                  (Dollars in thousands)
At June 30, 1997:

    4.00% - 4.99%                                      $11,124         $   26       $   -      $   -      $   -        $11,150
    5.00% - 5.99%                                       10,211          1,395         262        392        365         12,625
    6.00% - 6.99%                                        6,851            143         205        238        400          7,837
    7.00% - 7.99%                                            -            211         108          -          -            319
                                                       -------         ------        ----       ----       ----        -------

    Total certificates of deposit                      $28,186         $1,775       $ 575       $630      $ 765       $ 31,931
                                                       =======         ======        ====       ====       ====        =======



                                                                                   YEAR ENDING DECEMBER 31,
                                                     --------------------------------------------------------------------------

                                                         1997            1998        1999       2000       2001         TOTAL
                                                         ----            ----        ----       ----       ----         -----
                                                                                  (Dollars in thousands)
At December 31, 1996:

    4.00% - 4.99%                                      $11,626         $  193        $ 49       $  -       $  -        $11,868
    5.00% - 5.99%                                        7,272          1,207         445         62        471          9,457
    6.00% - 6.99%                                        4,175            272         111         59        217          4,834
    7.00% - 7.99%                                           44              -         206        104          -            354
                                                       -------         ------        ----       ----       ----        -------

     Total certificates of deposit                     $23,117         $1,672        $811       $225       $688        $26,513
                                                       =======         ======        ====       ====       ====        =======




                                                                                 YEAR ENDING DECEMBER 31,
                                                   -----------------------------------------------------------------------------

                                                         1996          1997       1998        1999      2000      2001     TOTAL
                                                         ----          ----       ----        ----      ----      ----     -----
                                                                                 (Dollars in thousands)

At December 31, 1995:
    3.00% - 3.99%                                      $    85       $    -       $  -       $  -      $  -     $  -     $    85
    4.00% - 4.99%                                        4,409           94         25          -         -        -       4,528
    5.00  - 5.99%                                       12,249          736        241        251        65        -      13,542
    6.00  - 6.99%                                        5,572          652        277         98       178      217       6,994
    7.00  - 7.99%                                          347            -          -        205       100        -         652
                                                       -------       ------       ----       ----      ----     ----     -------

Total certificates of deposit                          $22,662       $1,482       $543       $554      $343     $217     $25,801
                                                       =======       ======       ====       ====      ====     ====     =======


Jumbo certificates ($100,000 and over) mature as follows:


                                                     AT JUNE 30,                      AT DECEMBER 31,
                                                     -----------              ------------------------------
                                                        1997                  1996                      1995
                                                        ----                  ----                      ----
                                                                       (Dollars in thousands)

Due in three months or less                           $ 1,746                 $1,835                   $1,802
Due from three months to one year                       1,846                  1,767                    2,607
Due over one year                                         458                    300                      300
                                                      -------                 ------                   ------

                                                      $ 4,050                 $3,902                   $4,709
                                                      =======                 ======                   ======


The following table sets forth the net deposit flows of BLF during the periods indicated:


                                                              SIX MONTHS ENDED                     YEAR ENDED
                                                              ----------------                   ---------------
                                                                   JUNE 30,                       DECEMBER 31,
                                                                   --------                      ---------------
                                                              1997           1996                1996       1995
                                                              ----           ----                ----       ----
                                                                              (Dollars in thousands)

Net increase (decrease) before interest credited             $5,254        $(1,008)              $1,673   $16,582
Net interest credited                                           782            898                1,779       912
                                                             ------        -------               ------   -------
          Net deposit increase (decrease)                    $6,036        $  (110)              $3,452   $17,494
                                                             ======        ========              ======   =======



IMPACT OF INFLATION AND CHANGING PRICES

      The financial statements and related financial data concerning BLF presented in this Proxy Statement have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operations of BLF is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, changes in interest rates have a more significant impact on the performance of a financial institution than do the effects of changes in the general rate of inflation and changes in prices. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.


FUTURE ACCOUNTING REQUIREMENTS

      SFAS No. 125 and its amendment SFAS No. 127 apply to certain transfers and servicing of financial assets and extinguishments of liabilities effective January 1, 1997 (except as deferred by SFAS No. 127). BLF has not transferred and serviced significant financial assets nor does it anticipate that these Statements will have any material impact on the financial statements of BLF.

      SFAS Nos. 128 and 129 addressing earnings per share and disclosure of information about the capital structure, respectively, are effective for BLF's financial statements issued after December 15, 1997. SFAS No. 128 establishes standards for the computation and presentation of earnings per share ("EPS"). This statement is not expected to have a material impact on the financial statements of BLF. SFAS No. 129 requires only additional disclosure and will not have any material impact on the financial statements of BLF.

                                 BUSINESS OF BLF

GENERAL

      BLF was incorporated under the laws of the State of Florida on August 8, 1985. BLF is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act") and owns all of the voting shares of Big Lake National Bank. BLF has no significant operations other than owning the stock of Big Lake National Bank. Big Lake National Bank, which is a national banking association, is the only source of revenue for BLF.

      Big Lake National Bank provides a range of consumer and commercial banking services to individuals, businesses and industries. The basic services offered by Big Lake National Bank include: demand interest-bearing and noninterest bearing accounts, money market deposit accounts, NOW accounts, time deposits, safe deposit services, credit cards, cash management, direct deposits, notary services, money orders, night depository, travelers' checks, cashier's checks, domestic collections, savings bonds, bank drafts, automated teller services, drive-in tellers, and banking by mail. In addition, Big Lake National Bank makes secured and unsecured commercial and real estate loans and issues stand-by letters of credit. Big Lake National Bank provides automated teller machine
(ATM) cards, as a part of the HONOR ATM Network, thereby permitting customers to utilize the convenience of larger ATM networks. In addition to the HONOR ATM Network, the Bank also provides the Presto and Cirrus systems for ATM use. In addition to the foregoing services, the offices of Big Lake National Bank provide customers with extended banking hours. Big Lake National Bank does not have trust powers and, accordingly, no trust services are provided.

      The revenues of Big Lake National Bank are primarily derived from interest on, and fees received in connection with, real estate and other loans, and from interest and dividends from investment and mortgage-backed securities, and short-term investments. The principal sources of funds for Big Lake National Bank's lending activities are its deposits, repayment of loans, and the sale and maturity of investment securities. The principal expenses of Big Lake National Bank are the interest paid on deposits, and operating and general administrative expenses.

      As is the case with banking institutions generally, Big Lake National Bank's operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Federal Reserve and the OCC. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. Big Lake National Bank faces strong competition in the attraction of deposits (its primary source of lendable funds) and in the origination of loans. See "Competition."

LENDING ACTIVITIES


      Big Lake National Bank offers a range of lending services, including real estate, consumer and commercial loans, to individuals and small businesses and other organizations that are located in or conduct a substantial portion of their business in Big Lake National Bank's market area. Big Lake National Bank's total loans at June 30, 1997 were $42.0 million, or 63.5% of total BLF consolidated assets. The interest rates charged on loans vary with the degree of risk, maturity, and amount of the loan, and are further subject to competitive pressures, money market rates, availability of funds, and government regulations. Big Lake National Bank has no foreign loans or loans for highly leveraged transactions.

      Big Lake National Bank's loans are concentrated in three major areas: commercial loans, real estate loans, and consumer loans. A majority of Big Lake National Bank's loans are made on a secured basis. As of June 30, 1997, approximately 81% of the loan portfolio consisted of loans secured by mortgages on real estate, of which approximately 50% of the total loan portfolio is secured by 1-4 family residential properties.

      Big Lake National Bank's commercial loan portfolio includes loans to individuals and small-to-medium sized businesses located primarily in Okeechobee and Highlands Counties for working capital, equipment purchases, and various other business purposes. A majority of Big Lake National Bank's commercial loans are secured by real estate, equipment, or similar assets, but these loans may also be made on an unsecured basis. Commercial loans may be made at variable or fixed rates of interest. Commercial lines of credit are typically granted on a one-year basis, with loan covenants and monetary thresholds. Other commercial loans with terms or amortization schedules of longer than one year will normally carry interest rates which vary with the prime lending rate and will become payable in full and are generally refinanced in three to five years. Commercial and industrial loans not secured by real estate amounted to approximately 5% of the total loan portfolio as of June 30, 1997.


      Big Lake National Bank's real estate loans are secured by mortgages and consist primarily of loans to individuals and businesses for the purchase, improvement of or investment in real estate and for the construction of single-family residential units or the development of single-family residential building lots. These real estate loans may be made at fixed or variable interest rates. Big Lake National Bank generally does not make fixed-rate commercial real estate loans for terms exceeding three years. Loans in excess of three years are generally adjustable. Big Lake National Bank's residential real estate loans generally are repayable in monthly installments based on up to a 30-year amortization schedule with variable interest rates.

      Big Lake National Bank's consumer loan portfolio consists primarily of loans to individuals for various consumer purposes, but includes some business purpose loans which are payable on an installment basis. The majority of these loans are for terms of less than five years and are secured by liens on various personal assets of the borrowers, but consumer loans may also be made on an unsecured basis. Consumer loans are made at fixed and variable interest rates, and are often based on up to a five-year amortization schedule.

      For additional information regarding Big Lake National Bank's loan portfolio, see "BLF'S Management's Discussion and Analysis of Financial Condition and Results of Operations - Financial Condition."

      Loan originations are derived from a number of sources. Loan originations can be attributed to direct solicitation by Big Lake National Bank's loan officers, existing customers and borrowers, advertising, walk-in customers and, in some instances, referrals from brokers.

      Certain credit risks are inherent in making loans. These include prepayment risks, risks resulting from uncertainties in the future value of collateral, risks resulting from changes in economic and industry conditions, and risks inherent in dealing with individual borrowers. In particular, longer maturities increase the risk that economic conditions will change and adversely affect collectibility. Big Lake National Bank attempts to minimize loan losses through various means. In particular, on larger credits, Big Lake National Bank generally relies on the cash flow of a debtor as the source of repayment and secondarily on the value of the underlying collateral. In addition, Big Lake National Bank attempts to utilize shorter loan terms in order to reduce the risk of a decline in the value of such collateral.


DEPOSIT ACTIVITIES


      Deposits are the major source of Big Lake National Bank's funds for lending and other investment activities. Big Lake National Bank considers the majority of its regular savings, demand, NOW and money market deposit accounts to be core deposits. These accounts comprised approximately 47.0% of Big Lake National Bank's total deposits at June 30, 1997. Approximately 53.0% of Big Lake National Bank's deposits at June 30, 1997 were certificates of deposit. Generally, Big Lake National Bank attempts to maintain the rates paid on its deposits at a competitive level. Time deposits of $100,000 and over made up approximately 6.7% of Big Lake National Bank's total deposits at June 30, 1997. The majority of the deposits of Big Lake National Bank are generated from Okeechobee County. Big Lake National Bank does not accept brokered deposits. For additional information regarding Big Lake National Bank's deposit accounts, see "BLF'S Management's Discussion and Analysis of Financial Condition and Results of Operations - Financial Condition."



EMPLOYEES


      At June 30, 1997, BLF and Big Lake National Bank employed 39 full-time (including its executive officers) and no part-time employees. The employees are not represented by a collective bargaining unit. BLF and Big Lake National Bank consider relations with employees to be good.



PROPERTIES

      The main office of BLF and Big Lake National Bank is located at 1409 S. Parrott Avenue, Okeechobee, Florida 34974, in a two-story building of approximately 8,010 square feet, which is owned by BLF. Big Lake National Bank also has banking offices located at 1801 Highway 441 SE, Okeechobee, Florida 34974, in a one-story building of approximately 1,196 square feet, which is owned by Big Lake National Bank and a branch at 199 N. U.S. Highway 27, Lake Placid, Florida 33852, in a one-story building of approximately 2,000 square feet, which is owned by Big Lake National Bank.


LITIGATION

      BLF and/or Big Lake National Bank are periodically parties or a party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to its business. Management does not believe that there is any pending or threatened proceeding against BLF and/or Big Lake National Bank which, if determined adversely, would have a material adverse effect on the business, results of operations, or financial position of BLF and/or Big Lake National Bank.

MANAGEMENT

      Board of Directors. The Board of Directors of BLF currently consists of seven directors, divided into three classes. Each director is elected to serve for a three-year term or until his or her successor is elected. Each director of BLF currently also serves as a director of Big Lake National Bank. The following table sets forth certain information with respect to the directors of BLF:


                                           DIRECTOR OR OFFICER                             PRINCIPAL OCCUPATION
                                           OF BLF OR BIG LAKE         DIRECTOR                  AND BUSINESS
                                              NATIONAL BANK             TERM                 EXPERIENCE DURING
             NAME AND AGE                         SINCE                EXPIRES               PAST FIVE YEARS
      --------------------------           --------------------       --------     -----------------------------------
John W. Abney, Sr., 47                            1986                  1999        Building Contractor
Mary Beth Cooper, 48                              1986                  1999        Homemaker
H. G. Culbreth, Jr., 51                           1986                  1998        Auto Franchise Dealer
Henry C. Kelly, 79                                1986                  2000        Retired
Joe G. Mullins,  57                               1988                  1998        President, Big Lake National Bank
Bobby H. Tucker, 47                               1993                  1998        Real Estate Broker
Edwin E. Walpole, III, 61                         1986                  1999        Business Owner



      Executive Officers. BLF has four officers: Edwin E. Walpole, III (Chairman, President and Chief Executive Officer), Joe G. Mullins (Executive Vice President and Chief Administrative Officer), Mary Beth Cooper (Secretary), and Anita DeWitt (Treasurer), of which only Messrs. Walpole and Mullins are executive officers. The officers of BLF and Big Lake National Bank serve at the pleasure of the Board of Directors of BLF and Big Lake National Bank, respectively. The following sets forth information regarding the executive officers of Big Lake National Bank.


                                                               PRINCIPAL OCCUPATION
                                                                    AND BUSINESS
                                                                EXPERIENCE DURING
NAME AND AGE                                                     PAST FIVE YEARS
------------                                ---------------------------------------------------------
Joe G. Mullins, 57                          President, Big Lake National Bank

Anita DeWitt, 36                            Vice President/Operations Officer, Big Lake National Bank

Rick Justice, 36                            Senior Lending Officer/Vice President of the Bank (September 1995
                                            to present); Vice President/Commercial Lender of SouthTrust Bank
                                            (February 1995 to September 1995); Commercial Lender of
                                            Pikeville National Bank (July 1994 to February 1995); Vice
                                            President/Loan Officer of Citizens Bank of Frostproof (July 1993 to
                                            July 1994); and Assistant Vice President/Business Banker (June
                                            1987 to July 1993) of Barnett Bank/First Florida Bank.


Brenda Mathews, 44                          Vice President/Marketing Director of the Bank (January 1996 to present); Vice
                                            President/Correspondent Relations of Independent Bankers' Bank of Florida (December
                                            1994 to January 1996); President and Chief Operating Officer of Governors Bank
                                            (December 1991 to December 1994).

COMPENSATION AND BENEFITS


      The table below sets forth certain information with respect to compensation paid by Big Lake National Bank to Mr. Mullins (the Executive Vice President and Chief Administrative Officer of BLF and the President and Chief Executive Officer of Big Lake National Bank) during the years presented. No executive officer of Big Lake National Bank received a total salary and bonus in excess of $100,000 in 1996.


                                                            ANNUAL COMPENSATION
                                             --------------------------------------------
     NAME AND                                                                OTHER ANNUAL          ALL OTHER
PRINCIPAL POSITION               YEAR          SALARY (1)      BONUS         COMPENSATION        COMPENSATION (1)
------------------               ----        ------------     -------       -------------        ------------
Joe G. Mullins                    1996        $ 96,000        $     -           $  -                 $ 1,419
Executive Vice President and
Chief Administrative Officer      1995        $ 91,500        $ 3,897           $  -                 $ 2,689
of BLF and the President
and Chief Executive Officer       1994        $ 88,000        $     -           $  -                 $ 2,148
Big Lake National  Bank

------------------
(1) Represents amounts contributed by Big Lake National Bank to Mr. Mullins' account pursuant to the Big Lake National Bank Profit Sharing Plan.

     Directors of BLF are not paid any fees for meetings of BLF. Directors of Big Lake National Bank are paid fees of $350, with the Chairman receiving $450, for each meeting. Non-employee directors of Big Lake National Bank are also paid $75 for each committee meeting.

     Stock Option Plan. BLF has a stock option plan. The plan authorizes the issuance of options for approximately 18,213 shares to certain BLF directors. As of the date of this Proxy Statement, options exercisable for an aggregate of approximately 18,213 shares of BLF Common Stock were outstanding and held by certain Big Lake National Bank directors at an exercise price of $10.00 per share. The options terminate June 30, 1998.

     Profit Sharing Plan. Big Lake National Bank has adopted a 401(k) Profit Sharing Plan. Employees are eligible to participate after meeting certain length of service requirements. Each year, participants may elect to defer up to 15% of compensation instead of receiving that amount in cash. Big Lake National Bank may contribute a percentage amount provided that only salary reductions up to 6% of compensation will be considered. Big Lake National Bank also may contribute a discretionary amount. Amounts deferred by participants are fully vested. Contributions by Big Lake National Bank vest based upon percentage amounts of 20% to 100% over three to seven years of service.


CERTAIN TRANSACTIONS


     BLF has had, and expects to have in the future, banking transactions in the ordinary course of business with certain of its directors and executive officers and their associates. As of June 30, 1997, the directors and executive officers of BLF and their associates, as a group, were indebted to BLF in the aggregate amount of approximately $1,328,000. All loans included in such transactions were made in the ordinary course of business, on substantially the same terms (including interest rate and collateral) as those prevailing at the time for comparable transactions with other persons, and in the opinion of management of BLF did not involve more than the normal risk of collectibility or present other unfavorable features.

MANAGEMENT AND PRINCIPAL STOCK OWNERSHIP

Directors and Executive Officers


      The following table sets forth the beneficial ownership of outstanding shares of BLF Common Stock as of June 30, 1997 by BLF's current directors, and by current directors and executive officers as a group:


   NAME OF INDIVIDUAL                                AMOUNT/NATURE OF                    PERCENT
(AND ADDRESS OF 5% OWNER)                            BENEFICIAL OWNERSHIP(1)             OF CLASS
-------------------------                            -----------------------             --------
John W. Abney, Sr                                              9,982 (2)                   2.98%

Mary Beth Cooper                                               4,163                       1.24%

H. Gilbert Culbreth, Jr                                       14,454 (3)                   4.32%

Henry C. Kelly                                                50,365 (4)                  15.05%
P.O. Box 176
Okeechobee, FL 34973-0176

Joe G. Mullins                                                11,941                       3.57%

Bobby H. Tucker                                                  670 (5)                    .20%

Edwin E. Walpole III                                          61,743 (6)                  18.45%
P.O. Box 1177
Okeechobee, FL 34973-1177

All directors and executive
officers as a group (nine persons)                           153,893                      43.99%

-------------------------------------------------
(1) Information related to beneficial ownership is based upon information available to BLF and also includes as to each director the number of shares listed below, which represents shares the individual has the right to acquire pursuant to presently exercisable options:


                  Name of Individual                 Number of Shares
                  ------------------                 ----------------
                  John W. Abney, Sr.                      3,035.49
                  Mary Beth Cooper                        3,035.49
                  H. Gilbert Culbreth, Jr.                3,035.49
                  Henry C. Kelly                          3,035.49
                  Joe G. Mullins                          3,035.49
                  Edwin E. Walpole, III                   3,035.49
                                                        ----------
                                                         18,212.94
                                                        ==========


(2)    Includes 618 shares held in trust for his children, 563 shares held by a company owned by him and
       5,767 shares held as trustee
(3)    Includes 110 shares held jointly with his son, 5,655 shares held by a company owned by him, and
       5,655 shares held jointly with his spouse
(4)    Includes 13,451 shares held in trust
(5)    Shares held jointly with spouse
(6)    Includes 1,129 shares held by a company owned by him, 28,623 shares held by his individual retirement account, and 1,102 shares held jointly with his daughter

Other Principal Shareholders


      In addition to Messrs. Walpole and Kelly, the following are the only individuals beneficially owning more than 5% of BLF Common Stock on June 30, 1997:



        NAME AND ADDRESS            AMOUNT - NATURE OF
             OF OWNER              BENEFICIAL OWNERSHIP        PERCENT OF CLASS
        ----------------------     --------------------        ----------------
         Robert L. Mace                   39,028                     12.64%
         c/o  Fijian RV Park
         6500 Hwy 441 S.
         Okeechobee, FL  34974

         Curtis S. Fry                    16,551                      5.36%
         111 San Benito Street
         Clewiston, FL  33440

                                       CNB
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

      CNB's principal asset is its ownership of Clewiston National Bank. Accordingly, CNB's results of operations are primarily dependent upon the results of operations of Clewiston National Bank. Clewiston National Bank conducts a commercial banking business which consists of attracting deposits from the general public and applying those funds to the origination of commercial, consumer and real estate loans (including commercial loans collateralized by real estate). Clewiston National Bank's profitability depends primarily on net interest income, which is the difference between interest income generated from interest-earning assets (i.e., loans and investments) less the interest expense incurred on interest-bearing liabilities (i.e., customer deposits and borrowed funds). Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities, and the interest-rate earned and paid on these balances. Net interest income is dependent upon Clewiston National Bank's interest-rate spread, which is the difference between the average yield earned on its interest-earning assets and the average rate paid on its interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. The interest rate spread is impacted by interest rates, deposit flows, and loan demand. Additionally, and to a lesser extent, Clewiston National Bank's profitability is affected by such factors as the level of noninterest income and expenses, the provision for credit losses, and the effective tax rate. Noninterest income consists primarily of service fees on deposit accounts. Noninterest expense consists of compensation and employee benefits, occupancy related expenses, deposit insurance premiums paid to the FDIC, and other operating expenses.


      Management's discussion and analysis of earnings and related financial data are presented herein to assist investors in understanding the consolidated financial condition of CNB at, and results of operations of CNB for the years ended, December 31, 1996 and 1995, and for the six-month periods ended June 30, 1997 and 1996. For purposes of the following discussion, CNB includes Clewiston National Bank, unless otherwise indicated. The following discussion should be read in conjunction with the consolidated financial statements and related footnotes presented elsewhere herein.



LIQUIDITY AND CAPITAL RESOURCES


      A national bank is required to maintain a liquidity reserve of at least 3% of its net transaction deposit accounts under $49.3 million. When net transaction deposit accounts exceed $49.3 million, the reserve requirements are $1,479,000 plus 10% of the amount over $49.3 million. The liquidity reserve may consist of cash on hand, cash on demand deposit with other correspondent banks, and other investments and short-term marketable securities as determined by the rules of the OCC, such as federal funds sold and United States securities or securities guaranteed by the United States. As of June 30, 1997 and December 31, 1996 and 1995, Clewiston National Bank had liquidity ratios of 75.8%, 44.5% and 96.3%, respectively.

      CNB's principal sources of funds are those generated by Clewiston National Bank. Clewiston National Bank's principal sources of funds are net increases in deposits, principal and interest payments on loans, and proceeds from sales and maturities of investment and mortgage-backed securities. CNB used its capital resources primarily to fund existing and continuing loan commitments and to purchase investment and mortgage-backed securities. At June 30, 1997, and December 31, 1996 and 1995, CNB had commitments to originate loans totaling $3.1 million, $4.0 million and $2.9 million, respectively, and had issued but unused standby letters of credit of $89,000, $79,000, and $103,000, respectively. Scheduled maturities of certificates of deposit during the twelve months following June 30, 1997, and December 31, 1996 and 1995, totaled $15.9 million, $15.6 million and $9.9 million, respectively. Management believes that CNB had adequate resources to fund all its commitments, that substantially all of its existing commitments will be funded in the subsequent twelve months and, if so desired, that it can adjust the rates on certificates of deposit and other deposit accounts to retain deposits in a changing interest rate environment.

      In accordance with risk capital guidelines issued by the OCC, Clewiston National Bank was required to maintain a minimum standard of total capital to risk-weighted assets of 8%. Additionally, the OCC requires banks to maintain a minimum leverage-capital ratio of Tier 1 capital (as defined) to total assets. The leverage-capital ratio ranges from 3% to 5% based on the bank's rating under the regulatory rating system.

      The following table summarizes the regulatory capital levels and ratios of Clewiston National Bank:


                                                                             ACTUAL         REGULATORY
                                                                             RATIOS         REQUIREMENT
                                                                             ------         -----------
At June 30, 1997:
     Total capital to risk-weighted assets                                   15.19%            8.00%
     Tier 1 capital to risk-weighted assets                                  13.94%            4.00%
     Tier 1 capital to total average assets - leverage ratio                  8.66%            4.00%

At December 31, 1996:
     Total capital to risk-weighted assets                                   14.72%            8.00%
     Tier I capital to risk-weighted assets                                  13.47%            4.00%
     Tier I capital to total average assets - leverage ratio                  9.10%            4.00%

At December 31, 1995:
     Total capital to risk-weighted assets                                   14.47%            8.00%
     Tier I capital to risk-weighted assets                                  13.22%            4.00%
     Tier I capital to total average assets - leverage ratio                  8.92%            4.00%


RESULTS OF OPERATIONS

      Net interest income, which constitutes the principal source of income for CNB, represents the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. The principal interest-earning assets are investment and mortgage-backed securities and loans made to businesses and individuals. Interest-bearing liabilities primarily consist of time deposits, interest-bearing checking accounts ("NOW accounts"), retail savings deposits and money market accounts. Funds attracted by these interest-bearing liabilities are invested in interest-earning assets. Accordingly, net interest income depends upon the volume of average interest-earning assets and average interest-bearing liabilities and the interest rates earned or paid on them.


      Net interest income was $1,051,000 for CNB for the six months ended June 30, 1997 compared with $971,000 for the six months ended June 30, 1996. Net interest income was $1,928,000 for CNB for the year ended December 31, 1996 compared with $1,813,000 for the year ended December 31, 1995. This improvement in net interest income was a result of a higher volume of net interest-earning assets.

      The following table shows selected ratios for the periods ended or at the dates indicated:


                                                          FOR THE                     FOR THE
                                                     SIX MONTHS ENDED              YEARS ENDED
                                                          JUNE 30,                  DECEMBER 31,
                                                    -----------------            ------------------
                                                    1997         1996            1996          1995
                                                    ----         ----            ----          ----
      Average equity as a percentage
           of average assets                       8.62%        8.38%           8.65%          8.55%
      Equity to total assets at end
           of period                               8.65%        8.62%           8.83%          8.83%
      Return on average assets                      .62%         .66%            .36%           .53%
      Return on average equity                     7.23%        7.89%           4.14%          6.16%
      Noninterest expense to
           average assets                          4.29%        4.03%           4.57%          4.22%


      The rates and yields at the dates indicated were as follows:


                                                                          WEIGHTED AVERAGE YIELD OR RATE AT
                                                                    ---------------------------------------------
                                                                       JUNE 30,                  DECEMBER 31,
                                                                       --------                  ------------
                                                                    1997        1996          1996           1995
                                                                    ----        ----          ----           ----
      Loans                                                         9.36%       9.41%        9.28%           9.25%
      Investment and mortgage-backed securities                     5.73%       6.13%        6.00%           6.22%
      Other interest-earning assets                                 5.38%       5.31%        5.49%           5.77%
      All interest-earning assets                                   8.45%       8.43%        8.44%           8.52%
      Savings deposits                                              3.13%       3.24%        3.26%           3.13%
      NOW accounts                                                  3.11%       2.11%        2.38%           2.17%
      Money Market deposits                                         3.55%       3.17%        3.26%           3.05%
      Certificates of deposit                                       5.62%       5.89%        5.83%           5.79%
      All interest-bearing liabilities                              4.68%       4.69%        4.72%           4.64%
      Interest-rate spread                                          3.77%       3.74%        3.72%           3.81%

      The following tables set forth for the periods indicated, information regarding (i) the total dollar amount of interest and dividend income of CNB from interest-earning assets and the resultant average yield; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost; (iii) net interest/dividend income; (iv) interest-rate spread; (v) net interest margin. Average balances were based on average daily balances.



                                                                   SIX MONTHS ENDED JUNE 30,
                                            ------------------------------------------------------------------------
                                                          1997                                 1996
                                            ---------------------------------     ----------------------------------
                                                        INTEREST      AVERAGE                 INTEREST       AVERAGE
                                            AVERAGE       AND          YIELD/     AVERAGE       AND          YIELD/
                                            BALANCE    DIVIDENDS        RATE      BALANCE    DIVIDENDS        RATE
                                            -------    ---------      ------      -------    ---------       -------
                                                                     (Dollars in thousands)
Interest-earning assets:
       Loans(1)                             $34,181     $ 1,600          9.36%   $31,774      $1,495           9.41%
       Investment and mortgage-
           backed securities                  6,566         188          5.73%     6,588         202           6.13%
       Other interest-earning assets(2)       4,316         116          5.38%     5,124         136           5.31%
                                            -------     -------                  -------      ------
           Total interest-earning
           assets                            45,063       1,904          8.45%    43,486       1,833           8.43%
                                                        -------                               ------

Noninterest-earning assets                    3,751                                4,591
                                            -------                              -------

           Total assets                     $48,814                              $48,077
                                            =======                              =======

Interest-bearing liabilities:
       Demand, money market and
           NOW deposits                     $ 9,340         153          3.28%   $ 9,066         121           2.67%
       Savings                                4,990          78          3.13%     5,555          90           3.24%
       Certificates of deposit               22,139         622          5.62%    22,123         651           5.89%
       Other Borrowings                           -           -             -%         -           -              -%
                                            -------     -------                  -------      ------

           Total interest-bearing
             liabilities                    $36,469         853          4.68%    36,744         862           4.69%
                                                        -------                               ------

Noninterest-bearing liabilities               8,138                                7,305
Stockholders' equity                          4,207                                4,028
                                            -------                              -------

           Total liabilities and
             stockholders' equity           $48,814                              $48,077
                                            =======                              =======


Net interest/dividend income                            $ 1,051                               $  971
                                                        =======                               ======

Interest-rate spread(3)                                                  3.77%                                 3.74%
                                                                        =====                                  ====
Net interest margin(4)                                                   4.66%                                 4.47%
                                                                        =====                                  ====

Ratio of average interest-earning assets
       to average interest-bearing
       liabilities                           123.57%                              118.35%
                                             ======                              =======


---------------------------------------

(1)  Includes nonaccrual loans.
(2)  Includes interest-bearing deposits in other banks and federal funds sold.
(3) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net interest margin is net interest income divided by average interest-earning assets.

                                                                   YEAR ENDED DECEMBER 31,
                                             --------------------------------------------------------------------
                                                            1996                                   1995
                                            ---------------------------------      ------------------------------
                                                         INTEREST    AVERAGE                 INTEREST     AVERAGE
                                            AVERAGE         AND        YIELD/      AVERAGE      AND        YIELD/
                                            BALANCE      DIVIDENDS      RATE       BALANCE   DIVIDENDS      RATE
                                            -------      ----------  --------      -------   ---------    --------
                                                                     (Dollars in thousands)
Interest-earning assets:
       Loans(1)                             $32,515       $ 3,019      9.28%        $30,250     $2,799     9.25%
       Investment and mortgage-
           backed securities                  6,918           415      6.00%          7,232        450     6.22%
       Other interest-earning assets(2)       3,555           195      5.49%          3,018        174     5.77%
                                            -------       -------                   -------     ------
           Total interest-earning
           assets                            42,988         3,629      8.44%         40,500      3,423     8.45%
                                                          -------                               ------

Noninterest-earning assets                    4,278                                   4,318
                                            -------                                 -------

           Total assets                     $47,266                                 $44,818
                                            =======                                 =======

Interest-bearing liabilities:
       Demand, money market and
           NOW deposits                     $ 8,573           240      2.80%        $ 8,181        215     2.63%
       Savings                                5,369           175      3.26%          5,214        163     3.13%
       Certificates of deposit               22,073         1,286      5.83%         21,263      1,232     5.79%
       Other interest-bearing liabilities        -              -        - %              6          -     5.90%
                                            -------       -------                   -------     ------

           Total interest-bearing
             liabilities                     36,015         1,701      4.72%         34,664      1,610     4.64%
                                                          -------                               ------

Noninterest-bearing liabilities               7,167                                   6,323
Stockholders' equity                          4,084                                   3,831
                                             ------                                 -------

           Total liabilities and
             stockholders' equity           $47,266                                 $44,818
                                            =======                                 =======

Net interest/dividend income                              $ 1,928                              $1,813
                                                          =======                              ======

Interest-rate spread(3)                                                3.72%                               3.81%
                                                                       ====                                ====

Net interest margin(4)                                                 4.48%                               4.48%
                                                                       ====                                ====

Ratio of average interest-earning assets
       to average interest-bearing
       liabilities                           119.36%                                 116.84%
                                            =======                                 =======

-------------------------------

(1)  Includes nonaccrual loans.
(2)  Includes interest-bearing deposits in other banks and federal funds sold.
(3) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net interest margin is net interest income divided by average interest-earning assets.

      The following tables set forth certain information regarding changes in interest income and interest expense of CNB for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in interest rate (change in rate multiplied by prior volume), (ii) changes in the volume (change in volume multiplied by prior rate) and (iii) changes in rate-volume (change in rate multiplied by change in volume).



                                                                             SIX MONTHS ENDED JUNE 30,
                                                                                      1997 VS. 1996
                                                                               INCREASE (DECREASE) DUE TO
                                                                           ------------------------------------
                                                                                              RATE/
                                                                           RATE     VOLUME    VOLUME      TOTAL
                                                                           ----     ------    ------      -----
                                                                                  (Dollars in thousands)
Interest-earning assets:
     Loans                                                                $ (8)      $ 113     $  -        $ 105
     Investment and mortgage-backed securities                             (13)         (1)       -          (14)
     Other interest-earning assets                                           2         (22)       -          (20)
                                                                          ----       -----     ----        -----

          Total                                                            (19)         90        -           71
                                                                          ----       -----     ----        -----

Interest-bearing liabilities:
     Demand, money market and NOW deposits                                  28           4        -           32
     Savings                                                                (3)         (9)       -          (12)
     Certificates of deposit                                               (29)          -        -          (29)
                                                                          ----       -----     ----        -----

          Total                                                             (4)         (5)       -           (9)
                                                                          ----       -----     ----        -----

Net change in net interest income                                         $(15)      $  95     $  -        $  80
                                                                          ====       =====     ====        =====


                                                                                 YEAR ENDED DECEMBER 31,
                                                                                        1996 VS. 1995
                                                                               INCREASE (DECREASE) DUE TO
                                                                          --------------------------------------
                                                                                              RATE/
                                                                           RATE     VOLUME    VOLUME      TOTAL
                                                                           ----     ------    ------      -----
                                                                                   (Dollars in Thousands)
Interest-earning assets:
     Loans                                                                $ 10       $ 210     $  -        $ 220
     Investment and mortgage-backed securities                             (16)        (20)       1          (35)
     Other interest-earning assets                                          (8)         31       (2)          21
                                                                          ----       -----     ----        -----

          Total                                                            (14)        221       (1)         206
                                                                          ----       -----     ----        -----

Interest-bearing liabilities:
     Demand, money market and NOW deposits                                  14          10        1           25
     Savings                                                                 7           5        -           12
     Certificates of deposit                                                 7          47        -           54
                                                                          ----       -----     ----        -----

          Total                                                             28          62        1           91
                                                                          ----       -----     ----        -----

          Net change in net interest income                               $(42)      $ 159     $ (2)       $ 115
                                                                          ====       =====     ====        =====

COMPARISON OF SIX MONTHS ENDED JUNE 30, 1997 AND 1996


General


     Net earnings for the six months ended June 30, 1997 were $152,000, or $.37 per share, compared to net earnings of $159,000, or $.38 per share, for the six months ended June 30, 1996. The nominal decline in CNB's net earnings was primarily due to increases in noninterest expenses and declines in noninterest income, which was increased by accrued interest income.


Interest Income and Expense


     Interest income increased by $71,000 from $1,833,000 for the six months ended June 30, 1996, to $1,904,000 for the six months ended June 30, 1997. Interest income on loans increased $105,000 due to an increase in the average loan portfolio balance outstanding from $31.8 million for the six months ended June 30, 1996, to $34.2 million for the comparable 1997 period, which was partially offset by a decrease in the weighted average yield of 5 basis points. Interest on investment and mortgage-backed securities decreased $14,000 due to a decrease in the average yield earned from 6.13% in 1996 to 5.73% in 1997. Interest on other interest-earning assets declined as a result of a decrease in the average other interest-earning assets from $5.1 million in 1996 to $4.3 million in 1997, partially offset by an increase in the average yield earned from 5.31% in 1996 to 5.38% in 1997.


Provision for Credit Losses


     The provision for credit losses is charged to earnings to bring the total allowance for credit losses to a level deemed appropriate by management, which is based upon historical experience, the volume and type of lending conducted by CNB, the amounts of nonperforming loans, general economic conditions, particularly as they relate to CNB's market areas, and other factors related to the collectibility of CNB's loan portfolio. The provision remained constant for the six months ended June 30, 1997 and 1996. Nonperforming loans and other real estate owned to total assets were 1.30% at June 30, 1997 compared to 1.90% at June 30, 1996. CNB's allowance for loan losses increased to 1.39% of loans outstanding at June 30, 1997 as compared to 1.22% at June 30, 1996. Net charge-offs as a percentage of average loans outstanding decreased from .38% for the six months ended June 30, 1996 to .13% for the six months ended June 30, 1997. Based upon the decreases in nonperforming assets and net charge-offs, CNB's management believed that the provision for credit losses for the six months ended June 30, 1997 was appropriate.


Other Income


     Total other income decreased $34,000 for the six months ended June 30, 1997, compared to 1996, principally due to a $12,000 decrease in other service charges on deposit accounts and a $22,000 decrease in all other income.


Other Expense


     Total other expense increased $77,000 for the six months ended June 30, 1997, compared to 1996 principally due to increased compensation and employee benefits expense of $26,000, supplies expense of $18,000 (substantially all of which were related to the Merger) and a theft loss of approximately $100,000 (before income taxes), offset by reductions in occupancy expenses of $79,000.

COMPARISON OF YEARS ENDED DECEMBER 31, 1996 AND 1995

General


      Net earnings for the year ended December 31, 1996 were $169,000 compared to net earnings of $236,000 for the year ended December 31, 1995. This decrease in CNB's net earnings was primarily due to the increases in the provision for credit losses and noninterest expenses in 1996 versus 1995, partially offset by increased net interest income and a lower provision for income taxes for 1996 as compared with 1995 (which resulted in part from the recognition of an alternative minimum tax credit of $48,000 in 1996).


Interest Income and Expense

      Interest income increased by $206,000 from $3,423,000 for the year ended December 31, 1995, to $3,629,000 for the year ended December 31, 1996. Interest income on loans increased $220,000 due to an increase in the average loan portfolio balance outstanding from $30.3 million for the year ended December 31, 1995, to $32.5 million for the comparable 1996 period, and by an increase in the weighted average yield of 3 basis points. Interest on investment and mortgage-backed securities decreased $35,000 due to a decrease in the average yield earned from 6.22% in 1995 to 6.00% in 1996, and a decrease in the average investment and mortgage-backed securities portfolio outstanding to $6.9 million in 1996 from $7.2 million in 1995. Interest on other interest-earning assets increased $21,000 primarily due to an increase in the average other interest-earning assets from $3.0 million in 1995 to $3.6 million in 1996, partially offset by a decrease in the average yield earned from 5.77% in 1995 to 5.49% in 1996.

      Interest expense increased to $1,701,000 for the year ended December 31, 1996, from $1,610,000 for the year ended December 31, 1995. Interest expense on deposit accounts increased because of an increase in the average balance of deposit accounts outstanding from $34.7 million during 1995 to $36.0 million during 1996, and an increase in the weighted average rate paid on deposit accounts from 4.64% during 1995 to 4.72% during 1996.

Provision for Credit Losses

      The provision for credit losses is charged to earnings to bring the total allowance for credit losses to a level deemed appropriate by management, which is based upon historical experience, the volume and type of lending conducted by CNB, the amounts of nonperforming loans, general economic conditions, particularly as they relate to CNB's market areas, and other factors related to the collectibility of CNB's loan portfolio. The provision increased from $94,000 for the year ended December 31, 1995, to $128,000 for the year ended December 31, 1996. The increase resulted from CNB management's assessment of the economic environment and the level of nonperforming assets.

Other Income

      Total noninterest income increased $23,000 for the year ended December 31, 1996, compared to 1995, principally due to an increase in miscellaneous income.

Other Expense

      Total noninterest expense increased approximately $264,000 to $2,156,000 for the year ended December 31, 1996, from $1,892,000 for the year ended December 31, 1995, primarily due to an increase in deferred compensation for the directors and a former officer of the Bank totaling approximately $185,000, an increase in salaries of approximately $52,000, an increase in other expenses of approximately $116,000, and offset by a decrease in repairs and maintenance expenses and depreciation of $55,000 and a decrease in deposit insurance premiums totaling $36,000.


ASSET/LIABILITY MANAGEMENT

      A principal objective of CNB's asset/liability management strategy is to minimize CNB's exposure to changes in interest rates by matching the maturity and repricing horizons of interest-earning assets and interest-bearing liabilities. This strategy is monitored by an Asset and Liability Committee (the "ALCO Committee") which establishes policies and monitors results to control interest rate sensitivity.

      Management evaluates interest rate risk and then formulates guidelines regarding asset generation and repricing, funding sources and pricing, and off-balance sheet commitments in order to maintain interest rate risk within target levels for the appropriate level of risk which are determined by the ALCO Committee. The ALCO Committee uses computer models prepared by a third party to measure the Bank's interest rate sensitivity. From these reports, the ALCO Committee can estimate the net income effect of various interest rate scenarios.

      As a part of CNB's interest rate risk management policy, the ALCO Committee examines the extent to which its assets and liabilities are "interest rate sensitive" and monitors Clewiston National Bank's interest rate sensitivity "gap." An asset or liability is considered to be interest rate sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate sensitivity gap is the difference between interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If the repricing of CNB's assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

      The ALCO Committee's policy is to maintain a cumulative one-year gap which falls in the range of negative 20% to positive 20% of total rate sensitive assets. Management attempts to conform to this policy by managing the maturity distribution of its investment portfolio and emphasizing originations and purchases of adjustable rate loans, and by managing the product mix and maturity of its deposit accounts.

      A simple interest rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, the ALCO Committee also evaluates how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market interest rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as "interest rate caps") which limit changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayment (on loans) and early withdrawal (of deposit accounts) levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease in the event of an interest rate increase.

      Management's strategy is to maintain a balanced interest rate risk position to protect its net interest margin from market fluctuations. To this end, the ALCO Committee reviews, on a monthly basis, the maturity and repricing of assets and liabilities.


        CNB's cumulative one-year gap at December 31, 1996 was a negative 5.83% of assets, which was in the target range established by the ALCO Committee.
At June 30, 1997, the cumulative one-year gap was a positive 3.30%, which was within the target range established by the ALCO Committee. Management believes that the foregoing interest rate sensitivity analysis does not take into account the potential impact of prepayments on fixed rate loans (which would tend to mitigate the effect of a negative gap) and that the analysis assumes all NOW and statement savings accounts will reprice immediately, although management considers at least a portion of such accounts to be "core deposits" which management believes would not reprice in direct response to changes in market interest rates, and therefore would tend to mitigate the effect of a negative gap.

      Principal among CNB's asset/liability management strategies has been the emphasis on managing its interest rate sensitive liabilities in a manner designed to attempt to reduce CNB's exposure during periods of fluctuating interest rates. Management believes that the type and amount of CNB's interest rate sensitive liabilities may reduce the potential impact that a rise in interest rates might have on CNB's net interest income. CNB seeks to maintain a core deposit base by providing quality services to its customers without significantly increasing its cost of funds or operating expenses. CNB's demand, money market, and NOW deposit accounts, approximated 37.6%, 36.4% and 33.0% of total deposits at June 30, 1997, and December 31, 1996 and 1995, respectively. These accounts bore a weighted average rate of 1.81%, 1.72% and 1.57% during the six months ended June 30, 1997 and the years ended December 31, 1996 and 1995, respectively. Management anticipates that these accounts will continue to comprise a significant portion of CNB's total deposit base. At June 30, 1997, and December 31, 1996 and 1995, 20.3%, 11.9%, and 19.4%, respectively, of CNB's total assets consisted of cash and cash equivalents and short-term investment securities. In addition, at June 30, 1997 and December 31, 1996, CNB's liquidity ratio was 75.8% and 44.5%, respectively. CNB also maintains a "floor," or minimum rate, on certain of its floating or prime based loans. These floors allow CNB to continue to earn a higher rate when the floating rate falls below the established floor rate.

      The following tables set forth certain information relating to CNB's interest-earning assets and interest-bearing liabilities at June 30, 1997 that were estimated to mature or were scheduled to reprice within the period shown:


                                                            UNDER          3 TO 12                      OVER
                                                          3 MONTHS          MONTHS        1-5 YEARS   5 YEARS         TOTALS
                                                          --------         -------        ---------   -------         ------
                                                                              (DOLLARS IN THOUSANDS)
Federal funds sold                                         $ 6,623        $     -         $    -       $    -        $ 6,623
Investment securities available-for-sale (1)                 1,597          3,952              -           46          5,595
Mortgage-backed securities available-for-sale (1)                -            268              -            -            268
Loans receivable (2)                                        14,734          5,288          8,099        5,100         33,221
                                                           -------        -------         ------       ------        -------
Total rate-sensitive assets                                $22,954        $ 9,508         $8,099       $5,146        $45,707
                                                           =======        =======         ======       ======        =======
Money market and NOW accounts (1)                          $ 9,572        $     -         $    -       $    -        $ 9,572
Savings accounts (1)                                         5,359              -              -            -          5,359
Certificates of deposit (1)                                  5,532         10,367          6,595            -         22,494
                                                           -------        -------         ------       ------        -------
Total rate-sensitive liabilities                           $20,463        $10,367         $6,595       $    -        $37,425
                                                           =======        =======         ======       ======        =======
Gap (repricing differences)                                $ 2,491        $  (859         $1,504       $5,146        $ 8,282
                                                           =======        =======         ======       ======        =======
Cumulative Gap                                             $ 2,491        $ 1,632         $3,136       $8,282
                                                           =======        =======         ======       ======
Cumulative Gap/total assets                                   5.04%          3.30%          6.34%       16.74%
                                                           =======        =======         ======       ======
Total Assets                                                                                                         $49,462
                                                                                                                     =======


-----------------------------


(1) Investments were scheduled through their contractual maturity dates except for one mortgage-backed security that reprices annually. Excludes noninterest bearing deposit accounts. Money market, NOW, and savings deposits were regarded as maturing immediately. All other time deposits were scheduled through the maturity dates.

(2) In preparing the table above, adjustable rate loans were included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the loans mature. Fixed-rate loans were scheduled according to their contractual maturities. Nonaccrual loans of $426 were excluded from above.



FINANCIAL CONDITION

Lending Activities


        A significant source of income for CNB is the interest earned on loans. At June 30, 1997, CNB's total assets were $49.5 million of which net loans were $33.1 million or 66.99% of total assets. At December 31, 1996, CNB's total assets were $46.8 million, of which net loans were $34.2 million or 72.98% of total assets. At December 31, 1995, CNB's total assets were $45.3 million and net loans were $31.4 million or 69.26% of total assets. CNB's primary market area consists of the Clewiston, Florida community. Clewiston is located approximately 56 miles southwest of Okeechobee.


        Coinciding with the general increase in interest rates during 1996, residential real estate sales in Hendry County increased approximately 10.55% in 1996 over the previous year. The housing trend has increased due in part to the relocation of Northern residents to the Clewiston area. In Clewiston and the surrounding areas, the 12-month average sales price for homes sold in 1996 was $54,932 compared to $54,542 in 1995.

        The labor force in Hendry County, Florida has increased over the past five years. In 1990, the average size of the county's labor force was approximately 11,151 workers, average employment was approximately 41.5%, and the unemployment rate was approximately 12.9%. In 1995, the average Hendry County labor force was approximately 15,713 workers, average employment was approximately 54.7, and the annual unemployment rate was approximately 15.1%. A contributing factor to the growth in the labor force is that a number of large companies have established operations in Hendry County. Among such companies are U.S. Sugar Corporation, Berry Citrus Processing, A. Duda & Sons, LaBelle Plant World and Southern Gardens Processing. In addition to growth, the Hendry County economy also has experienced diversification over the past 15 years. In the early 1980's, Hendry County was essentially a rural community, dependent on several seasonal or cyclical industries. As the Ft. Myers and West Palm Beach business markets have experienced expansion over the past 10 years, Hendry County's location between these two metropolitan areas has afforded relocation and business opportunities for industries desiring a proximate location to two of Florida's major growth regions.

        There is no assurance that the Clewiston community, or Hendry County, will continue to experience economic growth. Adverse conditions in any one or more of the industries operating in such markets or a slow-down in general economic conditions could have an adverse effect on Clewiston National Bank.

        Lending activities are conducted pursuant to a written policy which has been adopted by CNB. Each loan officer has defined lending authority beyond which loans, depending upon their type and size, must be reviewed and approved by a loan committee comprised of certain directors of CNB.

        The following table sets forth information concerning CNB's loan portfolio by type of loan at the dates indicated:


                                                          AT JUNE 30,                           AT DECEMBER 31,
                                                     -------------------          ------------------------------------------
                                                           1997                         1996                   1995
                                                     -------------------          -------------------     ------------------
                                                                 % OF                         % OF                     % OF
                                                     AMOUNT      TOTAL            AMOUNT      TOTAL        AMOUNT      TOTAL
                                                     ------      -----            ------      -----       --------     -----
                                                                                (Dollars in thousands)
Commercial loans                                    $ 5,541       16.5%         $ 6,134        17.7%        $ 3,703    11.6%
Commercial real estate loans                          3,476       10.3            3,598        10.4           4,407    13.8
Residential mortgage loans                           19,830       58.9           20,053        57.8          18,126    56.8
Consumer loans                                        4,800       14.3            4,888        14.1           5,654    17.8
                                                    -------      -----          -------       -----         -------   -----

     Total loans                                     33,647      100.0%          34,673       100.0%         31,890   100.0%
                                                                 =====                        =====                   =====

Less:

     Deferred loan fees                                  45                          44                          58
     Allowance for credit losses                        468                         475                         436
                                                    -------                     -------                     -------

       Loans, net                                   $33,134                     $34,154                     $31,396
                                                    =======                     =======                     =======


          The following table reflects the contractual principal repayments by period of CNB's loan portfolio at June 30, 1997:


                                                                            DUE AFTER 1
                                                          DUE IN 1 YEAR    YEAR THROUGH  DUE AFTER
                                                            OR LESS          5 YEARS      5 YEARS           TOTAL
                                                          -------------    ------------  ---------          -----
                                                                            (Dollars in thousands)
Commercial loans                                             $2,508          $ 1,441       $ 1,592        $ 5,541
Commercial real estate loans                                    612            1,813         1,051          3,476
Residential mortgage loans                                    1,019            1,618        17,193         19,830
Consumer loans                                                  483            3,280         1,037          4,800
                                                             ------          -------       -------         ------

     Total loans                                             $4,622          $ 8,152       $20,873        $33,647
                                                             ======          =======       =======        =======


Loans with maturities over one year consist of:

     Fixed rate                                                                                           $11,274
     Variable rate                                                                                         17,751
                                                                                                          -------

         Total Loans                                                                                      $29,025
                                                                                                          =======

      The following table sets forth total loans originated and principal reductions during the periods indicated:



                                                       SIX MONTHS ENDED JUNE 30,        YEAR ENDED DECEMBER 31,
                                                       -------------------------        -----------------------
                                                       1997             1996            1996              1995
                                                       ----             ----            ----              -----
                                                                       (Dollars in thousands)
Originations:
     Commercial loans                                 $ 2,637         $ 2,272           $ 4,472          $ 3,863
     Commercial real estate loans                         287             240               345               67
     Residential mortgage loans                         2,202           2,072             3,566            2,944
     Consumer loans                                     1,221           1,336             2,795            2,469
                                                      -------         -------           -------          -------

          Total loans originated                        6,347           5,920            11,178            9,343

Principal reductions                                    7,373           5,808             8,395            7,102
                                                      -------         -------           -------          -------

          Increase (decrease) in total loans          $(1,026)        $   112           $ 2,783          $ 2,241
                                                      =======         =======           =======          =======



Asset Quality


      Management seeks to maintain a high quality of assets through conservative underwriting and sound lending practices. As of June 30, 1997, and December 31, 1996 and 1995, approximately 69.2%, 68.2% and 70.6%, respectively, of the total loan portfolio was collateralized by commercial and residential real estate mortgages. The level of delinquent loans and real estate owned also is relevant to the credit quality of a loan portfolio. As of June 30, 1997, total nonperforming assets were $642,000, or 1.3% of total assets, while as of December 31, 1996, total non-performing assets were $621,000, or 1.3% of total assets, and at December 31, 1995, total non-performing assets amounted to $1,006,000, or 2.2% of total assets.


      In an effort to maintain the quality of the loan portfolio, management seeks to minimize higher risk types of lending. In view of the relative significance of real estate related loans, a downturn in the value of the real estate could have an adverse impact on CNB's profitability. However, as part of its loan portfolio management strategy, CNB generally limits its loans to a maximum of 80% of the value of the underlying real estate as determined by appraisal. In addition, knowledgeable members of management generally make physical inspections of properties being considered for mortgage loans.

      Commercial loans also entail risks since repayment is usually dependent upon the successful operation of the commercial enterprise. They also are subject to adverse conditions in the economy. Commercial loans are generally riskier than mortgage loans because they are typically underwritten on the basis of the ability to repay from the cash flow of a business rather than on the ability of the borrower or guarantor to repay. Further, the collateral underlying a commercial loan may depreciate over time, cannot be appraised with as much precision as real estate, and may fluctuate in value based on the success of the business.


      The repayment of consumer installment loans and other loans to individuals is closely linked to the economic conditions of the communities in which CNB operates (see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Financial Condition - Lending Activities"). While Clewiston and the surrounding communities have cyclical employment patterns and several large employers dominate, Hendry County's economy has experienced diversification over the past 15 years. The majority of these consumer loans are secured by collateral which limits, to a degree, any loss CNB would suffer upon default.

      Loan concentrations are defined as amounts loaned to a number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other conditions. CNB, on a routine basis, monitors these concentrations in order to consider adjustments in its lending practices to reflect economic conditions, loan to deposit ratios, and industry trends. Concentrations of loans in the following categories constituted the total loan portfolio as of June 30, 1997:



                  Commercial loans                            16.5%
                  Real estate mortgage loans                  69.2
                  Installment and other loans                 14.3
                                                             -----
                                                             100.0%
                                                             =====


      The Loan Committee of the Board of Directors of CNB concentrates its efforts and resources, and that of its senior management and lending officers, on loan review and underwriting procedures. Internal controls include ongoing reviews of loans made to monitor documentation and the existence and valuations of collateral. In addition, management of CNB has established a review process with the objective of identifying, evaluating, and initiating necessary corrective action for marginal loans. The goal of the loan review process is to address classified and non-performing loans as early as possible.

Classification of Assets

      Generally, interest on loans accrues and is credited to income based upon the principal balance outstanding. It is management's policy to discontinue the accrual of interest income and classify a loan as non-accrual when principal or interest is past due 90 days or more and the loan is not adequately collateralized, or when in the opinion of management, principal or interest is not likely to be paid in accordance with the terms of the obligation. Consumer installment loans are generally charged-off after 120 days of delinquency unless adequately collateralized and in the process of collection. Loans are not returned to accrual status until principal and interest payments are brought current and future payments appear reasonably certain. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is charged against interest income. Subsequent payments received are applied to the outstanding principal balance.


      The interest income earned but not recorded by CNB pursuant to its nonaccrual policy totaled $15,835, $9,151, and $99,461 for the six months ended June 30, 1997, and the years ended December 31, 1996 and 1995, respectively. Interest income received on impaired and nonaccrual loans during the same periods and included in income on a cash basis totaled $9,098, $48,720, and $47,917, respectively.

      Real estate acquired by CNB as a result of foreclosure or by deed in lieu of foreclosure is classified as other real estate owned ("OREO"). OREO properties are recorded at the lower of cost or fair value less estimated selling costs, and the estimated loss, if any, is charged to the allowance for credit losses at the time it is transferred to OREO. Further allowances for losses in OREO are recorded by a charge to operations at the time management believes additional deterioration in value has occurred.

      Management has adopted SFAS No. 114, which considers a loan to be impaired if it is probable that CNB will be unable to collect all amounts due under the contractual terms of the loan agreement. If a loan is considered impaired, its value generally should be measured based on the present value of expected cash flows discounted at the loan's effective interest rate. As a practical expedient, however, the loan's value may be based on (i) the loan's market price or (ii) the fair value of the loan's collateral, less discounted estimated costs to sell, if the collateral is expected to be the sole source of repayment. If the value of the loan is less than the recorded investment in the loan, a loss should be recognized by recording a valuation allowance and a corresponding increase to the provision for credit losses charged to operating expenses.

      Situations may occur where (i) CNB receives physical possession of a debtor's assets regardless of whether formal foreclosure proceedings have been initiated or completed or (ii) the debtor has effectively surrendered control of the underlying collateral in contemplation of foreclosure. These situations are referred to as "in-substance foreclosures." SFAS No. 114 recognizes the practical problems of accounting for the operation of an asset the creditor does not possess, and states that a loan for which foreclosure is probable should continue to be accounted for as a loan.

      At June 30, 1997 and December 31, 1996 and 1995, loans totaling approximately $404,000, $372,000, and $670,000 respectively, were classified by management as impaired. At June 30, 1997 and December 31, 1996 and 1995, no loans were considered by management to be in-substance foreclosed.

      The following table sets forth certain information on nonaccrual loans and other real estate owned, the ratio of such loans and other real estate owned to total loans and total assets as of the dates indicated, and certain other related information:

                                                                    AT JUNE 30,             AT DECEMBER 31,
                                                                   -----------           --------------------
                                                                       1997              1996            1995
                                                                       ----              ----            ----
                                                                              (Dollars in thousands)
Nonaccrual loans:
     Real estate loans                                                  $ 341             $  371         $  653
     Installment loans                                                     22                  1              -
     Credit cards and related plans                                         -                  -              -
     Commercial and other loans                                            63                  -             17
                                                                        -----             ------         ------

          Total nonaccrual loans                                          426                372            670

Accruing loans 90 days or more past due                                    43                189            107
Troubled debt restructurings                                                -                  -              -
                                                                        -----             ------         ------
          Total nonperforming loans                                       469                561            777

Other real estate:
     Real estate acquired by foreclosure or deed
       in lieu of foreclosure                                             173                 60            229
                                                                        -----             ------         ------

          Total nonperforming loans and other
            real estate owned                                           $ 642             $  621         $1,006
                                                                        =====             ======         ======

Total nonperforming loans and real estate
     owned to total assets                                               1.30%              1.33%          2.22%
                                                                        =====             ======         ======

Total nonperforming loans as a percentage
     of total loans                                                      1.40%              1.62%          2.44%
                                                                        =====             ======         ======

Total nonperforming loans as a percentage
     of total assets                                                      .95%              1.20%          1.71%
                                                                        =====             ======         ======

Allowance for Credit Losses

     In originating loans, CNB recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for the loan as well as general economic conditions. It is management's policy to attempt to maintain an adequate allowance for credit losses based on, among other things, CNB's historical loan loss experience, evaluation of economic conditions and regular reviews of any delinquencies and loan portfolio quality. Specific allowances are provided for individual loans when ultimate collection is considered questionable by management after reviewing the current status of loans which are contractually past due and considering the fair value of the collateral for the loan. Management recognizes the greater inherent risks in connection with commercial and consumer lending. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition."

     Management continues to actively monitor CNB's asset quality and to charge-off loans against the allowance for credit losses when appropriate or to provide specific loss allowances when necessary. Although management believes it uses the best information available to make determinations with respect to the allowance for credit losses, future adjustments may be necessary if economic conditions differ from the economic conditions in the assumptions used in making the initial determinations. CNB's allowance was $468,000, or 1.39% of total loans at June 30, 1997, compared to $475,000 or 1.37% of total loans at December 31, 1996, and $436,000, or 1.37% of total loans at December 31, 1995.

      The following table sets forth information with respect to activity in CNB's allowance for credit losses during the periods indicated:


                                                             SIX MONTHS                     YEAR ENDED
                                                           ENDED JUNE 30,                  DECEMBER 31,
                                                       ----------------------         ----------------------
                                                       1997              1996         1996            1995
                                                       ----              ----         ----            ----
                                                                       (Dollars in thousands)

Allowance at beginning of period                       $   475         $   436        $   436         $  418
                                                       -------         -------        -------         ------

Charge-offs:
     Real estate loans                                       2               1              1             34
     Installment loans                                      10              21             49             44
     Credit cards and related plans                         10               6             10              7
     Commercial and all other loans                         15              89             98             14
                                                       -------         -------        -------        -------
          Total loans charged-off                           37             117            158             99

Recoveries                                                  14              56             69             23
                                                       -------         -------        -------        -------

          Net charge-offs                                   23              61             89             76
                                                       -------         -------        -------        -------

Provision for credit losses charged to
  operating expenses                                        16              16            128             94
                                                       -------         -------        -------        -------

Allowance at end of period                             $   468         $   391        $   475        $   436
                                                       =======         =======        =======        =======

Net charge-offs as a percentage of average
  loans outstanding                                        .13%            .38%          0.27%          0.25%
                                                       =======         =======        =======        =======

Allowance for credit losses as a percentage of
  period-end total loans                                  1.39%           1.22%          1.37%          1.37%
                                                       =======         =======        =======        =======

Allowance for credit losses as a percentage of
  nonperforming loans                                    99.79%          96.31%         84.67%         56.11%
                                                       =======         =======        =======        =======

Period-end total loans                                 $33,602         $31,952        $34,629        $31,832
                                                       =======         =======        =======        =======
Average loans outstanding, net                         $34,181         $31,774        $32,515        $30,250
                                                       =======         =======        =======        =======

      The following table presents information regarding CNB's total allowance for credit losses as well as the allocation of such amounts to the various categories of loans:


                                               AT JUNE 30,                                    AT DECEMBER 31,
                                          --------------------------   ---------------------------------------------------
                                                    1997                          1996                 1995
                                          --------------------------   -----------------------    ------------------------
                                                        % OF                            % OF                         % OF
                                                      LOANS TO                        LOANS TO                     LOANS TO
                                                       TOTAL                           TOTAL                        TOTAL
                                          AMOUNT       LOANS           AMOUNT          LOANS       AMOUNT           LOANS
                                          ------       -----           ------          -----       ------           -----
                                                                       (Dollars in thousands)
Real Estate loans                             $  82      45.3%             $ 133        42.0%       $  28           42.5%
Installment loans                                84      14.7                 89        16.4           99           14.6
Credit cards and related plans                    8        .9                  7          .8           11             .9
Commercial loans and all other plans            294      39.1                246        40.8          298           42.0
                                              -----     -----              -----       -----        -----          -----

     Total allowance for credit losses        $ 468     100.0%             $ 475       100.0%       $ 436          100.0%
                                              =====     =====              =====       =====        =====          =====



      The allowance for credit losses represented 1.39% of the total loans outstanding as of June 30, 1997, compared with 1.37% of the total loans outstanding as of December 31, 1996. The amount of the provision for credit losses charged to expense in each of the periods presented above represents management's best estimate during those periods of the additions necessary to establish appropriate allowances for estimated credit losses. Such estimates were based on management's assessment of the current and future general economic conditions in CNB's market area, the risk levels associated with the particular composition of the loan portfolio during such periods, and CNB's past collection experience.

      During the first quarter of 1997, the OCC completed an examination that included findings that CNB's allowance for loan losses was understated by approximately $83,000 at December 31, 1996. Management restated its 1996 results from operations to include an increased provision and corresponding reserve. At January 31, 1997, one loan that the OCC had provided a specific reserve in the amount of $50,000 was paid off. This was not considered by the OCC in its conclusion to increase the reserve levels at December 31, 1996. The remaining portion of the required increase was principally due to one unsecured loan to a former director in the amount of $30,000. Management was not required by the OCC to change its methodology for determining the allowance and the OCC did not require CNB to provide for additional reserves in the future.

      The provision for credit losses remained constant at $16,000 for the six months ended June 30, 1997 and 1996, and increased from $94,000 for the year ending December 31, 1995 to $128,000 for the year ending December 31, 1996. The changes in the provision for credit losses in those periods reflect CNB management's assessment of the economic environment, trends in nonperforming loans and an assessment of the exposure in its nonperforming loans and loans criticized by CNB's regulators. Total nonperforming loans and other real estate owned as a percentage of total assets decreased from 2.22% at December 31, 1995 to 1.30% at June 30, 1997. During the year ended December 31, 1996, net charge-offs as a percentage of average loans outstanding increased slightly to 0.27% versus the year ended December 31, 1995 of 0.25%. Charge-offs decreased during the six months ended June 30, 1997 versus the comparable period in 1996 from .38% to .13%. Considering the nature of CNB's loan portfolio, management believes that the $468,000 allowance for credit losses at June 30, 1997 was adequate.

Investment Securities

      The following table sets forth the amortized cost of CNB's investment portfolio as of the dates indicated:



                                                   AT JUNE 30,                  AT DECEMBER 31,
                                                   -----------                  ---------------
                                                       1997                  1996                 1995
                                                       ----                  ----                 ----
                                                                      (Dollars in thousands)
Investment securities:
     Government and agency securities                $5,493                  $6,491                  $5,573
     FNMA collateralized mortgage obligation            271                     309                     363
     Obligations of states and municipalities            95                     180                     431
     Other                                               46                      46                      46
                                                     ------                  ------                  ------

          Total                                      $5,905                  $7,026                  $6,413
                                                     ======                  ======                  ======



      The following table sets forth, by maturity distribution, certain information pertaining to the investment securities portfolio as follows:



                                                   AFTER ONE YEAR       AFTER FIVE YEARS
                              ONE YEAR OR LESS     TO FIVE YEARS          TO TEN YEARS        AFTER TEN YEARS         TOTAL
                             ------------------   -----------------    ------------------    -----------------    ----------------
                             CARRYING  AVERAGE    CARRYING  AVERAGE    CARRYING   AVERAGE    CARRYING  AVERAGE    CARRYING  AVERAGE
                              VALUE     YIELD      VALUE     YIELD      VALUE      YIELD      VALUE     YIELD      VALUE     YIELD
                              -----     -----      -----     -----      -----      -----      -----     -----      -----     -----
                                                                            (Dollars in thousands)

June 30, 1997:
    U.S. Government and
      agency securities      $1,501     5.94%     $3,952      5.86%     $  -       -%         $  -         -%      $5,453    5.88%
    FNMA collateralized
      mortgage obligations        -        -%         33      5.21%        -       -%          235      9.73%         268    9.17%
    Obligations of states
      and municipalities         96     7.90%          -         -%        -       -%            -         -%          96    7.90%
    Other securities              -        -%          -         -%        -       -%           46      4.70%          46    4.70%
                             ------               ------                ----                  ----                 ------

             Total           $1,597     6.06%     $3,985      5.85%     $  -       -%         $281      8.91%      $5,863    6.05%
                             ======               ======                ====                  ====                 ======

December 31, 1996:
    U.S. Government and
      agency securities      $2,002     5.57%     $4,459      5.74%     $  -       -%         $  -         -%      $6,461    5.69%
    FNMA collateralized
      mortgage obligations        -        -%         62      7.57%        -       -%          245      9.73%         307    9.29%
    Obligations of states
      and municipalities         85     7.70%         97      7.90%        -       -%            -         -%         182    7.81%
    Other securities              -        -%          -         -%        -       -%           46      4.70%          46    4.70%
                             ------               ------                ----                  ----                 ------

             Total           $2,087     5.66%     $4,618      5.81%     $  -       -%         $291      8.93%      $6,996    5.90%
                             ======               ======                ====                  ====                 ======

December 31, 1995:
    U.S. Government and
      agency securities      $3,581     6.58%     $2,004      6.37%     $  -       -%         $  -         -%       5,585    6.50%
    FNMA collateralized
      mortgage obligations        -        -%         64      7.59%       29    9.02%          274      9.73%         367    9.30%
    Obligations of states
      and municipalities          -        -%        185      7.81%      256    8.15%            -         -%         441    8.01%
    Other securities              -        -%          -         -%        -       -%           46      4.70%          46    4.70%
                             ------               ------                ----                  ----                 ------

             Total           $3,581     6.58%     $2,253      6.52%     $285    8.24%         $320      9.01%      $6,439    6.75%
                             ======               ======                ====                  ====                 ======

Mortgage-backed Securities


    CNB invests in mortgage-backed securities that are guaranteed as to principal and interest by the Government National Mortgage Association ("GNMA"), the Federal Home Loan Mortgage Corporation ("FHLMC"), or the Federal National Mortgage Association ("FNMA"). Although mortgage-backed securities generally have a lower yield than loans, mortgage-backed securities increase the quality of CNB's assets by virtue of the guarantees that back them, are more liquid than individual mortgage loans and may be used to collateralize borrowing or other obligations of CNB. Due to repayment and prepayments of the underlying loans, the actual maturities of mortgage-backed securities are substantially less than the scheduled maturities. Changes in interest rates may also affect the average life, yield to maturity, and related market value of BLF's mortgage-backed securities. Changes in the market values of BLF's mortgage-backed securities may result in volatility in capital based on how CNB classifies the securities. CNB has adopted Statement of Financial Accounting Standards No. 115 ("FAS 115"), which requires companies to classify mortgage-backed securities as either held-to-maturity, available-for-sale, or trading securities. Securities classified as held-to-maturity are carried at amortized cost. Securities classified as available-for-sale are reported at fair value, with unrealized gains and losses, net of tax effect, reported as a separate component of stockholders' equity. Securities classified as trading securities are recorded at fair value, with unrealized gains and losses included in earnings. At June 30, 1997, all mortgage-backed securities were classified as available-for-sale. As a result of the adoption of FAS 115, under which CNB expects to continue to hold certain of its mortgage-backed securities classified as available-for-sale, changes in the underlying market values of such securities could have a material adverse effect on CNB's capital position. Typically, an increase in interest rates results in a decrease in underlying market value and an increase in the level of principal repayments on mortgage-backed securities. During the past year, interest rates have not varied significantly and a decrease in the market value of available-for-sale mortgage-backed securities resulted in a decrease in stockholders' equity of $2,000 at June 30, 1997. Such decrease represents the impact of changes in interest rates on the value and maturity of these investments.


    The following table sets forth the amortized cost of CNB's mortgage-backed securities portfolio as of the dates indicated:


                                                               AT JUNE 30,                     AT DECEMBER 31,
                                                               ----------              ----------------------------
                                                                  1997                    1996                 1995
                                                                  ----                    ----                 ----
                                                                                  (Dollars in Thousands)

Mortgage-backed securities:
     Available-for-sale:
          FNMA collateralized mortgage obligations                $271                    $309                $363
                                                                  ====                    ====                ====




Deposit Activities

    Deposits are the major source of CNB's funds for lending and other investment purposes. Deposits are attracted principally from within CNB's primary market area through the offering of a broad variety of deposit instruments including checking accounts, money market accounts, regular savings accounts, term certificate accounts (including "jumbo" certificates in denominations of $100,000 or more) and retirement savings plans.

    Maturity terms, service fees and withdrawal penalties are established by CNB on a periodic basis. The determination of rates and terms is predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal regulations.

      FDIC regulations limit the ability of certain insured depository institutions to accept, renew, or rollover deposits by offering rates of interest which are significantly higher than the prevailing rates of interest on deposits offered by other insured depository institutions having the same type of charter in such depository institutions's normal market area. Under these regulations, "well capitalized" depository institutions may accept, renew, or rollover deposits at such rates without restriction, "adequately capitalized" depository institutions may accept, renew or rollover deposits at such rates with a waiver from the FDIC (subject to certain restrictions on payments of rates), and "undercapitalized" depository institutions may not accept, renew or rollover deposits at such rates. The regulations contemplate that the definitions of "well capitalized," "adequately capitalized" and "undercapitalized" will be the same as the definitions adopted by the agencies to implement the prompt corrective action provisions of applicable law. See "Supervision, Regulation and Governmental Policy -- Capital Requirements." As of June 30, 1997, Clewiston National Bank met the definition of a "well capitalized" depository institution.



      The following table shows the distribution of, and certain other information relating to, CNB's deposit accounts by type:




                                                          AT JUNE 30                          AT DECEMBER 31,
                                                          ----------                          --------------
                                                             1997                        1996                   1995
                                                  ----------------------------   ---------------------  -------------------------

                                                                         % OF                  % OF                       % OF
                                                       AMOUNT          DEPOSIT      AMOUNT    DEPOSIT     AMOUNT         DEPOSIT
                                                       ------          -------      ------    -------     ------         ------
                                                                                 (Dollars in thousands)
Demand deposits                                        $ 7,222           16.2%      $7,263      17.3%     $5,576          13.7%
NOW deposits                                             5,906           13.2        5,010      11.9       3,571           8.7
Money market deposits                                    3,666            8.2        3,011       7.2       4,276          10.5
Savings deposits                                         5,359           12.0        4,582      10.9       5,067          12.4
                                                       -------          -----       ------     -----     -------         -----
      Subtotal                                          22,153           49.6       19,866      47.3      18,490          45.3
                                                       -------          -----       ------     -----     -------         -----
Certificates of deposit:
      2.00% - 2.99%                                        283            0.6          124       0.3       1,302           3.2
      3.00% - 3.99%                                        607            1.3          485       1.1          97           0.2
      4.00% - 4.99%                                      5,918           13.3        7,638      18.2       3,621           8.9
      5.00% - 5.99%                                     11,494           25.7        9,105      21.7      10,667          26.2
      6.00% - 6.99%                                      3,196            7.2        2,703       6.4       5,747          14.1
      7.00% - 7.99%                                        238            0.5          489       1.2         545           1.3
      8.00% - 8.99%                                        758            1.8        1,592       3.8         323           0.8
                                                       -------          -----      -------     -----     -------         -----
      Total certificates of deposit (1)                 22,494           50.4       22,136      52.7      22,302          54.7
                                                       -------          -----      -------     -----     -------         -----
      Total deposits                                   $44,647          100.0%     $42,002     100.0%    $40,792         100.0%
                                                       =======          =====      =======     =====     =======         =====


--------------------------


(1) Includes individual retirement accounts ("IRAs") totaling $2,130, $2,019 and $1,913 at June 30, 1997, and December 31, 1996 and 1995,
          respectively, all of which are in the form of certificates of deposit.

    The following tables show the average amount of and the average rate paid on each of the following deposit account categories during the periods indicated:


                                                                 SIX MONTHS ENDED JUNE 30,
                                            ------------------------------------------------------------------
                                                      1997                                      1996
                                            -------------------------                -------------------------
                                            AVERAGE           AVERAGE                AVERAGE           AVERAGE
                                            BALANCE            RATE                  BALANCE            RATE
                                            -------           -------                -------           -------
                                                                  (Dollars in thousands)
Demand, money market
      and NOW                                $16,923             1.81%                $15,105            1.60%
Savings deposits                               4,990             3.13%                  5,555            3.24%
Certificates of deposit                       22,139             5.62%                 22,124            5.89%
                                             -------                                  -------

      Total deposits                         $44,052             3.87%                $42,784            4.03%
                                             =======                                  =======




                                                                  YEAR ENDED DECEMBER 31,
                                            ------------------------------------------------------------------
                                                     1996                                      1997
                                            -------------------------                -------------------------
                                            AVERAGE           AVERAGE                AVERAGE           AVERAGE
                                            BALANCE            RATE                  BALANCE            RATE
                                            -------           -------                -------           -------
                                                                  (Dollars in thousands)
Demand, money market
      and NOW                                $13,981            1.72%                 $ 13,635            1.57%
Savings deposits                               5,369            3.26%                    5,214            3.13%
Certificates of deposit                       22,073            5.83%                   21,263            5.79%
                                             -------                                  --------

     Total deposits                          $41,423            4.11%                 $ 40,112            4.01%
                                             =======                                  ========



      CNB does not have a concentration of deposits from any one source, the loss of which would have a material adverse effect on the business of CNB. Management believes that substantially all of CNB's depositors are residents in its primary market area. CNB currently does not accept brokered deposits, but has outstanding brokered deposits of $197,000 for each period ended June 30, 1997 and December 31, 1996 and 1995. As shown in the tables below, a significant amount of CNB's certificates of deposit will mature during the year ending June 30, 1998. The high volume of maturities during this period is primarily due to customer demand for certificates of deposit having original maturities of 12 months or less. Based upon current and anticipated levels of interest rates and past practice, CNB management anticipates that substantially all of CNB's certificates of deposit maturing during this time period will be renewed or replaced by certificates of deposit issued to other customers at competitive market rates, which may be higher or lower than the rates currently being paid. Consequently, CNB management does not believe that the maturity of CNB's certificates of deposit during the year ended June 30, 1998, will have a material adverse effect on CNB's liquidity. However, if CNB is required to pay substantially higher rates to obtain the renewal of these or other certificates of deposit or alternative sources of funds, the higher net interest expense could have a material adverse effect on CNB's net income.

      The following tables present by various interest rate categories the amounts of certificates of deposit at June 30, 1997, and December 31, 1996 and 1995 which mature during the periods indicated:


                                                                                YEAR ENDING JUNE 30,
                                                       ------------------------------------------------------------------
                                                          1998          1999         2000       2001       2002     TOTAL
                                                          ----          ----         ----      -----      -----     -----
                                                                               (DOLLARS IN THOUSANDS)
June 30, 1997:
     2.00% - 2.99%                                     $    76         $  197        $  -       $  -       $ 10    $   283
     3.00% - 3.99%                                         590             15           -          -          2        607
     4.00% - 4.99%                                       5,236            458          70         56         98      5,918
     5.00% - 5.99%                                       7,921          2,541         241        352        439     11,494
     6.00% - 6.99%                                       1,582          1,001         176         77        360      3,196
     7.00% - 7.99%                                           -            122          69          -         47        238
     8.00% - 8.99%                                         494             82           -        179          3        758
                                                       -------         ------        ----       ----       ----    -------

     Total certificates of deposit                     $15,899         $4,416        $556       $664       $959    $22,494
                                                       =======         ======        ====       ====       ====    =======


                                                                              YEAR ENDING DECEMBER 31,
                                                       ------------------------------------------------------------------
     TOTAL                                                1997          1998         1999       2000       2001     TOTAL
                                                          ----          ----         ----       ----       ----     -----
                                                                               (DOLLARS IN THOUSANDS)
December 31, 1996:
     2.00% - 2.99%                                      $    56        $   56        $  -       $  -       $   12   $   124
     3.00% - 3.99%                                          474             8           -          -            3       485
     4.00% - 4.99%                                        6,736           328         217        227          130     7,638
     5.00% - 5.99%                                        6,212         1,531         343        561          458     9,105
     6.00% - 6.99%                                          863         1,207         295          -          338     2,703
     7.00% - 7.99%                                          133           198          79          -           79       489
     8.00% - 8.99%                                        1,165           408           -          -           19     1,592
                                                        -------        ------        ----       ----       ------   -------

     Total certificates of deposit                      $15,639        $3,736        $934       $788       $1,039   $22,136
                                                        =======        ======        ====       ====       ======   =======

                                                                              YEAR ENDING DECEMBER 31,
                                                       ------------------------------------------------------------------
                                                          1996          1997         1998       1999       2000     TOTAL
                                                          ----          ----         ----       ----       ----     -----
                                                                               (DOLLARS IN THOUSANDS)
December 31, 1995:
     2.00% - 2.99%                                      $   558        $  470        $  213     $    -     $   61   $ 1,302
     3.00% - 3.99%                                           67             -            30          -          -        97
     4.00% - 4.99%                                        1,723           794           454        367        283     3,621
     5.00% - 5.99%                                        6,189         2,374           419        934        751    10,667
     6.00% - 6.99%                                        1,225         3,489           530          -        503     5,747
     7.00% - 7.99%                                            3           356           116          -         70       545
     8.00% - 8.99%                                          144           147             6          -         26       323
                                                        -------        ------        ------     ------     ------   -------

     Total certificates of deposit                      $ 9,909        $7,630        $1,768     $1,301     $1,694   $22,302
                                                        =======        ======        ======     ======     ======   =======

Jumbo certificates ($100,000 and over) mature as follows (in thousands):


                                                       AT  JUNE 30,                 AT DECEMBER 31,
                                                       ----------                 --------------------
                                                          1997                    1996            1995
                                                          ----                    ----            ----
                                                                       (Dollars in thousands)

Due in three months or less                              $1,349                    $1,563       $   200
Due from three months to one year                         2,509                     1,954         1,483
Due over one year                                           528                     1,219         1,514
                                                         ------                    ------       -------

                                                         $4,386                    $4,736       $ 3,197
                                                         ======                    ======       =======


The following table sets forth the net deposit flows of Clewiston National Bank during the periods indicated:


                                                   SIX MONTHS ENDED                  YEAR ENDED
                                                        JUNE 30,                     DECEMBER 31,
                                                 -------------------           ----------------------
                                                 1997           1996           1996              1995
                                                 ----           ----           ----              ----
                                                                 (Dollars in thousands)

Net increase (decrease) before
      interest credited                          $1,779         $1,082         $  (486)        $   758
Net interest credited                               866            865           1,696           1,596
                                                 ------        -------          ------         -------

          Net deposit increase                   $2,645         $1,947          $1,210         $ 2,354
                                                 ======         ======          ======         =======



IMPACT OF INFLATION AND CHANGING PRICES

      The financial statements and related financial data concerning CNB presented in this Proxy Statement have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operations of CNB is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, changes in interest rates have a more significant impact on the performance of a financial institution than do the effects of changes in the general rate of inflation and changes in prices. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.


FUTURE ACCOUNTING REQUIREMENTS

      SFAS No. 125 and its amendment SFAS No. 127 apply to certain transfers and servicing of financial assets and extinguishments of liabilities effective January 1, 1997 (except as deferred by SFAS No. 127). CNB has not transferred and serviced significant financial assets nor does it anticipate that these Statements will have any material impact on the financial statements of CNB.

      SFAS Nos. 128 and 129 addressing earnings per share and disclosure of information about the capital structure, respectively, are effective for CNB's financial statements issued after December 15, 1997. SFAS No. 128 establishes standards for the computation and presentation of earnings per share ("EPS"). This statement is not expected to have a material impact on the financial statements of CNB. SFAS No. 129 requires only additional disclosure and will not have any material impact on the financial statements of CNB.

                                 BUSINESS OF CNB

GENERAL

      CNB was incorporated as a Florida corporation on April 25, 1990 for the purpose of owning all the voting shares of Clewiston National Bank. CNB is a registered bank holding company under the BHC Act. CNB has no significant operations other than owning all of the outstanding stock of Clewiston National Bank. Clewiston National Bank, which is a national banking association, is the only source of revenue for CNB.

      Clewiston National Bank provides a range of consumer and commercial banking services to individuals, businesses and industries. The basic services offered by Clewiston National Bank include: demand interest bearing and noninterest bearing accounts, money market deposit accounts, NOW accounts, time deposits, safe deposit services, credit cards, cash management, direct deposits, notary services, money orders, night depository, travelers' checks, cashier's checks, domestic collections, savings bonds, bank drafts, automated teller services, drive-in tellers, and banking by mail. In addition, Clewiston National Bank makes secured and unsecured commercial and real estate loans and issues stand-by letters of credit. Clewiston National Bank provides automated teller machine (ATM) cards, as a part of the HONOR ATM network, thereby permitting customers to utilize the convenience of larger ATM networks. Clewiston National Bank does not have trust powers and, accordingly, no trust services are provided.

      The revenues of Clewiston National Bank are primarily derived from interest on, and fees received in connection with, real estate and other loans, and from interest and dividends from investment and mortgage-backed securities, and short-term investments. The principal sources of funds for Clewiston National Bank's lending activities are its deposits, repayment of loans, and the sale and maturity of investment securities. The principal expenses of Clewiston National Bank are the interest paid on deposits, and operating and general administrative expenses.

      As is the case with banking institutions generally, Clewiston National Bank's operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Federal Reserve and the OCC. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn are affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. Clewiston National Bank faces strong competition in the attraction of deposits (its primary source of lendable funds) and in the origination of loans. See "Competition."



OCC AGREEMENT

      On July 23, 1997, Clewiston National Bank entered into an agreement with the OCC which imposes certain restrictions and requirements on Clewiston National Bank's operations. Among other things, the agreement requires Clewiston National Bank to appoint a Compliance Committee responsible for monitoring and coordinating Clewiston National Bank's adherence to the provisions of the Agreement and submitting written progress reports regarding such compliance; appoint a new president and chief executive officer, which Clewiston National Bank has done through the appointment of Frederick W. Gesell (as President and Chief Executive Officer); hire a senior lending officer; maintain a total risk-weighted capital ratio of at least 12% and a tier 1 capital ratio of at least 6%; develop a three-year capital program to provide for the maintenance of adequate capital and other related issues; develop a dividend policy which permits the payment of dividends only with the prior approval of the OCC; review Clewiston National Bank's liquidity on a monthly basis; implement an independent internal audit program; implement a strategic plan for Clewiston National Bank covering at least a three-year period; implement a program to improve Clewiston National Bank's loan administration and adopt a policy setting forth criteria under which renewals of extensions of credit may be approved; obtain current and satisfactory credit information on all loans and insure proper collateral documentation is maintained; protect its interest in, and implement a program designed to eliminate the basis of criticism of, assets cited by the OCC in recent reports of examination; and provide for an independent loan review system to periodically review Clewiston National Bank's loan portfolio to assure timely identification and categorization of problem credits.



LENDING ACTIVITIES

      Clewiston National Bank offers a range of lending services, including real estate, consumer and commercial loans, to individuals and small businesses and other organizations that are located in or conduct a substantial portion of their business in Clewiston National Bank's market area. Clewiston National Bank's total loans at June 30, 1997 were $33.6 million, or 67.9% of total assets. The interest rates charged on loans vary with the degree of risk, maturity, and amount of the loan, and are further subject to competitive pressures, money market rates, availability of funds, and government regulations. Clewiston National Bank has no foreign loans or loans for highly leveraged transactions.

      Clewiston National Bank's loans are concentrated in three major areas: commercial loans, real estate loans, and consumer loans. Approximately 26.8% of Clewiston National Bank's loan portfolio at June 30, 1997 consisted of commercial loans. A majority of Clewiston National Bank's loans are made on a secured basis. As of June 30, 1997, approximately 69.2% of the loan portfolio consisted of loans secured by mortgages on real estate.


      Clewiston National Bank's commercial loans include loans to individuals and small-to-medium sized businesses located primarily in Hendry and Glades Counties for working capital, equipment purchases, and various other business purposes. A majority of Clewiston National Bank's commercial loans are secured by equipment or similar assets, but these loans may also be made on an unsecured basis. Commercial loans may be made at variable or fixed rates of interest. Commercial lines of credit are typically granted on a one-year basis, with loan covenants and monetary thresholds. Other commercial loans with terms or amortization schedules of longer than one year will normally carry interest rates which vary with the prime lending rate and will become payable in full and are generally refinanced in three to five years.

      Clewiston National Bank's real estate loans are secured by mortgages and consist primarily of loans to individuals and businesses for the purchase, improvement of or investment in real estate and for the construction of single-family residential units or the development of single-family residential building lots. These real estate loans may be made at fixed or variable interest rates. Clewiston National Bank generally does not make fixed-rate commercial real estate loans for terms exceeding five years. Loans in excess of five years are generally adjustable. Clewiston National Bank's residential real estate loans generally are repayable in monthly installments based on up to a 30-year amortization schedule with variable interest rates.

      Clewiston National Bank's consumer loan portfolio consists primarily of loans to individuals for various consumer purposes, but includes some business purpose loans which are payable on an installment basis. The majority of these loans are for terms of less than five years and are secured by liens on various personal assets of the borrowers, but consumer loans may also be made on an unsecured basis. Consumer loans are made at fixed and variable interest rates, and are often based on up to a five-year amortization schedule.

      For additional information regarding Clewiston National Bank's loan portfolio, see "CNB'S Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition."

DEPOSIT ACTIVITIES


      Deposits are the major source of Clewiston National Bank's funds for lending and other investment activities. Clewiston National Bank considers the majority of its regular savings, demand, NOW and money market deposit accounts to be core deposits. These accounts comprised approximately 49.6% of Clewiston National Bank's total deposits at June 30, 1997. Approximately 50.4% of Clewiston National Bank's deposits at June 30, 1997, were certificates of deposit. Generally, Clewiston National Bank attempts to maintain the rates paid on its deposits at a competitive level. Time deposits of $100,000 and over made up approximately 9.8% of Clewiston National Bank's total deposits at June 30, 1997. The majority of the deposits of Clewiston National Bank are generated from Hendry and Glades Counties. Clewiston National Bank no longer accepts brokered deposits, which represent less than .4% of Clewiston National Bank's total deposits at June 30, 1997. For additional information regarding Clewiston National Bank's deposit accounts, see "CNB'S Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition."



EMPLOYEES


      At June 30, 1997, CNB and Clewiston National Bank employed 35 full-time (including its executive officers) and no part-time employees. The employees are not represented by a collective bargaining unit. CNB and Clewiston National Bank consider relations with employees to be good.


PROPERTIES

      The main office of CNB and Clewiston National Bank is located at 950 West Ventura Avenue, Clewiston, Florida 33440, in a one-story building of approximately 5,700 square feet, which is owned by Clewiston National Bank. Clewiston National Bank also has banking offices located at 401 E. Sugarland Highway, Clewiston, Florida 33440, in a one-story building of approximately 1,600 square feet, which is leased by Clewiston National Bank (under a lease which, with renewal options, expires in 2001), a branch at 6th Street and Highway 27, Moore Haven, Florida 33471, in a one-story building of approximately 2,800 square feet, which is leased by Clewiston National Bank (under a lease which, with renewal options, expires in 1998), and a branch at 17 N. Lee Street, LaBelle, Florida 33935, in a one-story building of approximately 1,960 square feet, which is owned by Clewiston National Bank. Clewiston National Bank also owns a one-story building of approximately 1,600 square feet located at 100 S. Berner, Clewiston, Florida 33440, which is leased to a third party with purchase and renewal options. The lease term expires in 2002.


LITIGATION

      CNB and/or Clewiston National Bank are periodically parties or a party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to its business. Management does not believe that there is any pending or threatened proceeding against CNB and/or Clewiston National Bank which, if determined adversely, would have a material adverse effect on the business, results of operations, or financial position of CNB and/or Clewiston National Bank.


MANAGEMENT

      Board of Directors. The Board of Directors of CNB currently consists of eight directors, each of whom holds office until the next annual meeting of CNB to be held in 1998. Each director of CNB currently also serves as a director of Clewiston National Bank. The following table sets forth certain information with respect to the directors of CNB.


                                   DIRECTOR OR OFFICER                       PRINCIPAL OCCUPATION
                                       OF CNB OR                               AND BUSINESS
                                 CLEWISTON NATIONAL BANK                     EXPERIENCE DURING
    NAME AND AGE                         SINCE                                PAST FIVE YEARS
    ------------                 -----------------------                   ------------------------

John Boy, Jr.,43                           1985                            Accountant/Owner of
                                                                           Boy & Associates, P.A.

John Corbin, 76                            1974                            Retired

Curtis S. Fry, 58                          1974                            Owner of Fry Hardware and Cane
                                                                           Brake Apartments

Frederick W. Gesell, 39                    1994                            President and Chief Executive Officer
                                                                           (1997 to Present) and Executive Vice
                                                                           President, Chief Financial Officer and
                                                                           Cashier (1994 to 1997) of CNB and
                                                                           Clewiston National Bank; Vice
                                                                           President of D'Elegance Management
                                                                           Ltd., Inc. (1993 to 1994); and Vice
                                                                           President, Controller, Data Processing
                                                                           Manager, and Auditor of First
                                                                           Community Bank of Palm Beach
                                                                           County (formerly Bank of Pahokee)
                                                                           (1984 to 1992)

W. R. Howard , Jr., 43                     1995                            Businessman/Owner of W.R. Howard,
                                                                           Jr., P.E., Inc.

Dan M. McCarthy, 74                        1974                            Secretary/Treasurer of Glades Gas Co.

Bobby F. Paige,  71                        1974                            Cattle Rancher

Thomas A. Smith, 60                        1987                            Businessman/Owner of
                                                                           LaBelle Plant World

         Executive Officers. The following sets forth information regarding the sole executive officer of Clewiston National Bank. The sole officer of Clewiston National Bank serves at the pleasure of the Board of Directors of Clewiston National Bank.

                                                                  PRINCIPAL OCCUPATION
                                                                     AND BUSINESS
                                                                   EXPERIENCE DURING
NAME AND AGE                                                        PAST FIVE YEARS
------------                                ----------------------------------------------------------------------
Frederick W. Gesell                         President and Chief Executive Officer (1997 to Present) and Executive
                                            Vice President, Chief Financial Officer and Cashier (1994 to 1997) of
                                            CNB and Clewiston National Bank; Vice President of D'Elegance
                                            Management Ltd., Inc. (1993 to 1994); and Vice President, Controller,
                                            Data Processing Manager, and Auditor of First Community Bank of
                                            Palm Beach County (formerly Bank of Pahokee) (1984 to 1992)



COMPENSATION AND BENEFITS

      The table below sets forth certain information with respect to compensation paid to Mr. Gesell (the President and Chief Executive Officer of CNB and Clewiston National Bank) during the years presented. No executive officer of CNB received a total salary and bonus in excess of $100,000 in 1996.


                                                        ANNUAL COMPENSATION
                                             ---------------------------------------------
     NAME AND                                                                 OTHER ANNUAL          ALL OTHER
PRINCIPAL POSITION                YEAR       SALARY($)             BONUS      COMPENSATION        COMPENSATION(1)
------------------                ----       ---------           ---------    ------------        ---------------
Frederick W. Gesell,              1996       $ 45,492            $       -    $          -          $           -
President and Chief
Executive Officer of CNB          1995       $ 44,845            $       -    $          -          $           -
and Clewiston National
Bank                              1994       $  8,462(1)         $       -    $          -          $           -

------------------

(1) Represents salary paid to Mr. Gesell after he was employed by Clewiston National Bank in October 1994.

      Directors of CNB receive no directors fees. Non-employee directors of Clewiston National Bank are paid fees of $300 per meeting of the Board of Directors.


      Pension Plan. Clewiston National Bank sponsors a defined contribution pension plan that covers substantially all employees. Clewiston National Bank funds the annual expense through contributions to the plan.



CERTAIN TRANSACTIONS


      Clewiston National Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with certain of its directors and executive officers and their associates. As of June 30, 1997, the directors and executive officers of Clewiston National Bank and their associates, as a group, were indebted to Clewiston National Bank in the aggregate amount of approximately $.9 million. All loans included in such transactions were made in the ordinary course of business, on substantially the same terms (including interest rate and collateral) as those prevailing at the time for comparable transactions with other persons, and in the opinion of management of Clewiston National Bank did not involve more than the normal risk of collectibility or present other unfavorable features.


MANAGEMENT AND PRINCIPAL STOCK OWNERSHIP


      The following table sets forth the beneficial ownership of outstanding shares of CNB Common Stock as of June 30, 1997 by CNB's current directors, and by current directors and executive officers as a group. The individuals listed below, beneficially owning more than 5% of CNB Common Stock on June 30, 1997, were the only individuals known to CNB to own more than 5% of outstanding shares as of such date:




NAME OF INDIVIDUAL                                   AMOUNT/NATURE OF                    PERCENT
(AND ADDRESS OF 5% OWNER)                            BENEFICIAL OWNERSHIP(1)             OF CLASS
-------------------------                            -----------------------             --------
John Boy, Jr.                                                867                             *

John Corbin                                                6,944(2)                        1.7%

Curtis S. Fry, 58                                         77,898(3)                       18.7%
111 North San Benito Street
Clewiston, FL  33440

Frederick W. Gesell                                          250                             *

W. R. Howard, Jr.                                            278                             *

Dan M. McCarthy                                           10,124(4)                        2.4%

Bobby F. Paige, 71                                        20,837                           5.0%
Route 1 Box 101-T
Clewiston, FL  33440

Thomas A. Smith, 60                                       25,288(5)                        6.0%
P. O. Box 399
LaBelle, FL   33935

All directors and executive
officers as a group (eight persons)                      142,486                          34.2%



-----------------------

*    Less than 1%

(1) Information related to beneficial ownership is based upon the information available to CNB.
(2)  Includes 3,472 shares held by his spouse.
(3) Consists of 35,114 shares held by a company owned by him, 36,748 shares held as trustee, and 6,000 shares held jointly with his children.
(4) Consists of 346 shares held by his grandchildren, 1,404 shares held jointly with his spouse and 8,374 shares held jointly with his children.
(5) Includes 22,160 shares held jointly with his spouse and 867 shares held jointly with his son.

                                   COMPETITION

      BLF and CNB encounter strong competition both in making loans and attracting deposits. The deregulation of the banking industry and the widespread enactment of state laws which permit multi-bank holding companies as well as an increasing level of interstate banking have created a highly competitive environment for commercial banking in Okeechobee, Hendry, Highlands and Glades Counties. In one or more aspects of their businesses, BLF and CNB compete with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies and other financial intermediaries operating in Okeechobee, Hendry, Highlands and Glades Counties and elsewhere. Most of these competitors, some of which are affiliated with bank holding companies, have substantially greater resources and lending limits, and may offer certain services that neither BLF nor CNB currently provide. In addition, many of BLF's and CNB's non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks. Recent federal and state legislation has heightened the competitive environment in which financial institutions must conduct their business, and the potential for competition among financial institutions of all types has increased significantly. See "Supervision, Regulation and Governmental Policy -- Interstate Banking."

      To compete, BLF and CNB rely upon specialized services, responsive handling of customer need, personalized service and personal contacts by their officers, directors, and staff. The large multi-branch banks compete primarily by rate and location of branches and smaller independent financial institutions tend to compete primarily by rate and personalized services.


                 SUPERVISION, REGULATION AND GOVERNMENTAL POLICY

      Banks and their holding companies, and many of their affiliates, are extensively regulated under both federal and state law. The following is a brief summary of certain statutes, rules, and regulations affecting BLF, CNB, Big Lake National Bank and Clewiston National Bank. This summary is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below and is not intended to be an exhaustive description of the statutes or regulations applicable to the business of BLF, CNB, Big Lake National Bank or Clewiston National Bank. Supervision, regulation, and examination of banks by regulatory agencies are intended primarily for the protection of depositors, rather than shareholders.

      Bank Holding Company Regulation. BLF and CNB are bank holding companies, registered with the Federal Reserve under the BHC Act. As such, BLF and CNB are subject to the supervision, examination and reporting requirements of the BHC Act and the regulations of the Federal Reserve. The BHC Act requires that a bank holding company obtain the prior approval of the Federal Reserve before (i) acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank, (ii) taking any action that causes a bank to become a subsidiary of the bank holding company, or (iii) merging or consolidating with any other bank holding company.

      The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy and consideration of convenience and needs issues includes the parties' performance under the Community Reinvestment Act of 1977 (the "CRA"), both of which are discussed below.

      Banks are subject to the provisions of the CRA. Under the terms of the CRA, the appropriate federal bank regulatory agency is required, in connection with its examination of a bank, to assess such bank's record in meeting the credit needs of the community served by that bank, including low- and moderate-income neighborhoods. The regulatory agency's assessment of the bank's record is made available to the public. Further, such assessment is required of any bank which has applied to (i) charter a national bank, (ii) obtain deposit insurance coverage for a newly chartered institution, (iii) establish a new branch office that will accept deposits, (iv) relocate an office, or (v) merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution. In the case of a bank holding company applying for approval to acquire a bank or other bank holding company, the Federal Reserve will assess the record of each subsidiary bank of the applicant bank holding company, and such records may be the basis for denying the application.

      The BHC Act generally prohibits a bank holding company from engaging in activities other than banking, or managing or controlling banks or other permissible subsidiaries, and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and certain insurance underwriting activities have all been determined by regulations of the Federal Reserve to be permissible activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a holding company or its subsidiaries to terminate any activity or terminate its ownership or control of any subsidiary, when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.

      Bank Regulation. Each of BLF and CNB is chartered under the national banking laws and their deposits are insured by the FDIC to the extent provided by law. Each bank is subject to comprehensive regulation, examination and supervision by the OCC and to other laws and regulations applicable to banks. Such regulations include limitations on loans to a single borrower and to its directors, officers and employees; restrictions on the opening and closing of branch offices; the maintenance of required capital and liquidity ratios; the granting of credit under equal and fair conditions; and the disclosure of the costs and terms of such credit. BLF and CNB are examined periodically by the OCC, to whom they submit periodic reports regarding their financial condition and other matters. The OCC has a broad range of powers to enforce regulations under its jurisdiction, and to take discretionary actions determined to be for the protection and safety and soundness of banks, including the institution of cease and desist orders and the removal of directors and officers. The OCC also has the authority to approve or disapprove mergers, consolidations, and similar corporate actions.

      There are various statutory limitations on the ability of BLF and CNB to pay dividends. The OCC also has the general authority to limit the dividend payment by banks if such payment may be deemed to constitute an unsafe and unsound practice. For information on the restrictions on the right of Big Lake National Bank and Clewiston National Bank to pay dividends to the Combined Corporation, see "Market and Dividend Information."

      Under federal law, federally insured banks are subject, with certain exceptions, to certain restrictions on any extension of credit to their parent holding companies or other affiliates, on investment in the stock or other securities of affiliates, and on the taking of such stock or securities as collateral from any borrower. In addition, banks are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit or the providing of any property or service.

         The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") imposed major regulatory reforms, stronger capital standards for savings and loan associations and stronger civil and criminal enforcement provisions. FIRREA also provides that a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled FDIC insured depository institution, or (ii) any assistance provided by the FDIC to a commonly controlled FDIC insured institution in danger of default.

      The FDIC Improvement Act of 1993 ("FDICIA") made a number of reforms addressing the safety and soundness of deposit insurance funds, supervision, accounting, and prompt regulatory action, and also implemented other regulatory improvements. FDICIA also recapitalized the Bank Insurance Fund, based on an assessment rate schedule that may extend to 15 years. Annual full-scope, on-site examinations are required of all insured depository institutions. The cost for conducting an examination of an institution may be assessed to that institution, with special consideration given to affiliates and any penalties imposed for failure to provide information requested. Insured state banks also are precluded from engaging as principal in any type of activity that is impermissible for a national bank, including activities relating to insurance and equity investments. The Act also recodified current law restricting extensions of credit to insiders under the Federal Reserve Act.

      Also important in terms of its effect on banks has been the deregulation of interest rates paid by banks on deposits and the types of deposit accounts that may be offered by banks. Most regulatory limits on permissible deposit interest rates and minimum deposit amounts expired several years ago. The effect of the deregulation of deposit interest rates generally has been to increase the costs of funds to banks and to make their costs of funds more sensitive to fluctuations in money market rates. A result of the pressure on banks interest margins due to deregulation has been a trend toward expansion of services offered by banks and an increase in the emphasis placed on fee or non-interest income.


      Capital Requirements. Regulatory agencies have approved guidelines to implement a risk-based capital framework that makes capital requirements more sensitive to the risk profiles of individual banking companies. These guidelines define capital as either core (Tier 1) capital or supplementary (Tier 2) capital. Tier 1 capital consists primarily of shareholders' equity, while Tier 2 capital is comprised of certain debt instruments and a portion of the reserve for loan losses. Big Lake National Bank and Clewiston National Bank are each required to have a Tier 1 capital ratio of at least 4.00% and a total risk-based capital ratio (Tier 1 plus Tier 2) of at least 8.00%. At June 30, 1997, Big Lake National Bank's Tier 1 and total risk-based capital ratios were 10.79% and 12.04%, respectively. Also at June 30, 1997, Clewiston National Bank's Tier 1 and total risk-based capital ratios were 13.94% and 15.19% respectively.


      FDICIA contains "prompt corrective action" provisions pursuant to which banks are to be classified into one of five categories based upon capital adequacy, ranging from "well capitalized" to "critically undercapitalized" and which require (subject to certain exceptions) the appropriate federal banking agency to take prompt corrective action with respect to an institution which becomes "significantly undercapitalized" or "critically undercapitalized."

      The OCC has issued final regulations to implement the "prompt corrective action" provisions of FDICIA. In general, the regulations define the five capital categories as follows: (i) an institution is "well capitalized" if it has a total risk-based capital ratio of 10% or greater, has a Tier 1 risk-based capital ratio of 6% or greater, has a leverage ratio of 5% or greater and is not subject to any written capital order or directive to meet and maintain a specific capital level for any capital measures; (ii) an institution is "adequately capitalized" if it has a total risk-based capital ratio of 8% or greater, has a Tier 1 risk-based capital ratio of 4% or greater, and has a leverage ratio of 4% or greater; (iii) an institution is "undercapitalized" if it has a total risk-based capital ratio of less than 8%, has a Tier 1 risk-based capital ratio that is less than 4% or has a leverage ratio that is less than 4%;
(iv) an institution is "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6%, a Tier 1 risk-based capital ratio that is less than 3% or a leverage ratio that is less than 3%; and (v) an institution is

"critically undercapitalized" if its "tangible equity" is equal to or less than 2% of its total assets. The OCC also, after an opportunity for a hearing, has authority to downgrade an institution from "well capitalized" to "adequately capitalized" or to subject an "adequately capitalized" or "undercapitalized" institution to the supervisory actions applicable to the next lower category, for supervisory concerns.

      Generally, FDICIA requires that an "undercapitalized" institution must submit an acceptable capital restoration plan to the appropriate federal banking agency within 45 days after the institution becomes "undercapitalized" and the agency must take action on the plan within 60 days. The appropriate federal banking agency may not accept a capital restoration plan unless, among other requirements, each company having control of the institution has guaranteed that the institution will comply with the plan until the institution has been adequately capitalized on average during each of the three consecutive calendar quarters and has provided adequate assurances of performance. The aggregate liability under this provision of all companies having control of an institution is limited to the lesser of (i) 5% of the institution's total assets at the time the institution becomes "undercapitalized" or (ii) the amount which is necessary, or would have been necessary, to bring the institution into compliance with all capital standards applicable to the institution as of the time the institution fails to comply with the plan filed pursuant to FDICIA.

      An "undercapitalized" institution may not acquire an interest in any company or any other insured depository institution, establish or acquire additional branch offices or engage in any new business unless the appropriate federal banking agency has accepted its capital restoration plan, the institution is implementing the plan, and the agency determines that the proposed action is consistent with and will further the achievement of the plan, or the appropriate Federal banking agency determines the proposed action will further the purpose of the "prompt corrective action" sections of FDICIA.

      If an institution is "critically undercapitalized," it must comply with the restrictions described above. In addition, the appropriate Federal banking agency is authorized to restrict the activities of any "critically undercapitalized" institution and to prohibit such an institution, without the appropriate Federal banking agency's prior written approval, from: (i) entering into any material transaction other than in the usual course of business; (ii) engaging in any covered transaction with affiliates (as defined in Section 23A(b) of the Federal Reserve Act); (iii) paying excessive compensation or bonuses; and (iv) paying interest on new or renewed liabilities at a rate that would increase the institution's weighted average costs of funds to a level significantly exceeding the prevailing rates of interest on insured deposits in the institution's normal market areas.

      The "prompt corrective action" provisions of FDICIA also provide that in general no institution may make a capital distribution if it would cause the institution to become "undercapitalized". Capital distributions include cash (but not stock) dividends, stock purchases, redemptions, and other distributions of capital to the owners of an institution.

      Additionally, FDICIA requires, among other things, that (i) only a "well capitalized" depository institution may accept brokered deposits without prior regulatory approval and (ii) the appropriate federal banking agency annually examine all insured depository institutions, with some exceptions for small, "well capitalized" institutions and state-chartered institutions examined by state regulators. FDICIA also contains a number of consumer banking provisions, including disclosure requirements and substantiative contractual limitations with respect to deposit accounts.


      As of June 30, 1997, Big Lake National Bank and Clewiston National Bank met the capital requirements of a "well capitalized" institution.


      The OCC has proposed revising its risk-based capital requirements to ensure that such requirements provide for explicit consideration by commercial banks of interest rate risk. Under the proposed rule, a bank's interest rate risk exposure would be quantified using either the measurement system set forth in the proposal or the bank's internal model for measuring such exposure, if such model is determined to be adequate by the bank's examiner. If the dollar amount of a bank's interest rate risk exposure, as measured by either measurement system, exceeds 1% of the bank's total assets, the bank would be required under the proposed rule to hold additional capital equal to the dollar amount of the excess. It is anticipated that the regulatory agencies will issue a revised proposed rule for further public comment. Pending issuance of such revised proposal, BLF's and CNB's managements cannot determine what effect, if any, an interest rate risk component would have on the capital of their subsidiary banks.

      Enforcement Powers. Congress has provided the federal bank regulatory agencies with an array of powers to enforce laws, rules, regulations and orders. Among other things, the agencies may require that institutions cease and desist from certain activities, may preclude persons from participating in the affairs of insured depository institutions, may suspend or remove deposit insurance, and may impose civil money penalties against institution-affiliated parties for certain violations.

      Maximum Legal Interest Rates. Like the laws of many states, Florida law contains provisions on interest rates that may be charged by banks and other lenders on certain types of loans. Numerous exceptions exist to the general interest limitations imposed by Florida law. The relative importance of these interest limitation laws to the financial operations of Big Lake National Bank and Clewiston National Bank will vary from time to time, depending on a number of factors, including conditions in the money markets, the costs and availability of funds, and prevailing interest rates.

      Bank Branching. Banks in Florida are permitted to branch state wide. Such branch banking, however, is subject to prior approval by the OCC. Any such approval would take into consideration several factors, including the bank's level of capital, the prospects and economics of the proposed branch office, and other conditions deemed relevant by the OCC for purposes of determining whether approval should be granted to open a branch office.

      Change of Control. Federal law restricts the amount of voting stock of a bank holding company and a bank that a person may acquire without the prior approval of banking regulators. The overall effect of such laws is to make it more difficult to acquire a bank holding company and a bank by tender offer or similar means than it might be to acquire control of another type of corporation. Consequently, shareholders of CNB and BLF may be less likely to benefit from the rapid increases in stock prices that may result from tender offers or similar efforts to acquire control of other companies. Federal law also imposes restrictions on acquisitions of stock in a bank holding company and a state bank. Under the federal Change in Bank Control Act and the regulations thereunder, a person or group must give advance notice to the Federal Reserve before acquiring control of any bank holding company and the OCC before acquiring control of any national bank (suational Bank). Upon receipt of such notice, the OCC may approve or disapprove the acquisition. The Change in Bank Control Act creates a rebuttable presumption of control if a member or group acquires a certain percentage or more of a bank holding company's or state bank's voting stock, or if one or more other control factors set forth in the Act are present.

      Interstate Banking. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1996, provides for nationwide interstate banking and branching. Under the law, interstate acquisitions of banks or bank holding companies in any state by bank holding companies in any other state will be permissible one year after enactment. Interstate branching and consolidation of existing bank subsidiaries in different states will be permissible beginning June 1, 1997. The Florida legislature also recently enacted a law that allows out-of-state bank holding companies (located in states that allow Florida bank holding companies to acquire banks and bank holding companies in that state) to acquire Florida banks and Florida bank holding companies. The law, which became effective May 1, 1997, essentially provides for out-of-state entry by acquisition only (and not by interstate branching) and requires the acquired Florida bank to have been in existence for at least two years.

      Effect of Governmental Policies. The earnings and businesses of BLF, Big Lake National Bank, CNB, and Clewiston National Bank are affected by the policies of various regulatory authorities of the United States, especially the Federal Reserve. The Federal Reserve, among other things, regulates the supply of credit and deals with general economic conditions within the United States. The instruments of monetary policy employed by the Federal Reserve for those purposes influence in various ways the overall level of investments, loans, other extensions of credit, and deposits, and the interest rates paid on liabilities and received on assets.


                          DESCRIPTION OF CAPITAL STOCK

GENERAL

      The authorized capital stock of BLF consists of 1,000,000 shares of BLF Common Stock. As of the date of this Proxy Statement, there were 308,711 shares of BLF Common Stock outstanding and held by approximately 226 shareholders of record.

      After the Merger, the Combined Corporation Articles will govern the outstanding shares of Combined Corporation Stock, which will consist of the shares of BLF Common Stock outstanding at the Effective Time and the shares of Combined Corporation Stock issued to CNB shareholders in the Merger.

      The following discussion is a brief summary of certain rights relating to Combined Corporation Stock, as determined by the Combined Corporation Articles and the Combined Corporation's Bylaws. The following discussion is not intended to be a complete description of such capital stock and is qualified in its entirety by reference to governing laws and the Articles of Incorporation of BLF and the Combined Corporation Bylaws (copies of which are filed as exhibits to the Registration Statement).


COMMON STOCK

      Holders of shares of Combined Corporation Stock are entitled to receive such dividends as may from time to time be declared by the Board of Directors of the Combined Corporation out of funds legally available therefor. Holders of Combined Corporation Stock are entitled to one vote per share on all matters on which the holders are entitled to vote and do not have any cumulative rights. Holders of Combined Corporation Stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding-up of the Combined Corporation, holders of Combined Corporation Stock are entitled to share equally and ratably in the assets of the Combined Corporation, if any, remaining after the payment of all debts and liabilities of the Combined Corporation and the liquidation preferences of any outstanding shares of Combined Corporation preferred stock. The outstanding shares of Combined Corporation Stock after the Merger will be fully paid and nonassessable. The rights, preferences and privileges of holders of Combined Corporation Stock will be subject to any classes or series of Combined Corporation preferred stock that the Combined Corporation may issue in the future.


PREFERRED STOCK

      The Combined Corporation Articles provide that the Board of Directors of the Combined Corporation is authorized, without further action by the holders of Combined Corporation Stock, to provide for the issuance of shares of preferred stock in one or more classes or series and to fix the designations, powers, preferences and relative, participating, optional and other rights, qualifications, limitations and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference, and to fix the number of shares to be included in any such classes or series. Any preferred stock so issued may rank senior to the

Combined Corporation Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, any such shares of preferred stock may have class or series voting rights. Upon completion of the Merger, the Combined Corporation will not have any shares of preferred stock outstanding. Issuance of preferred stock, while providing the Combined Corporation with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of Combined Corporation Stock. See "Effect of the Merger on Rights of Shareholders."

INDEMNIFICATION OF OFFICERS, DIRECTORS AND EMPLOYEES

      The Bylaws of the Combined Corporation authorize it to indemnify any director, officer, employee, or agent of the Combined Corporation against judgments, fines, penalties, amounts paid in settlement, and expenses incurred in any pending, threatened, or completed civil, criminal, administrative, or investigative proceeding (except an action by the Combined Corporation) against him in his capacity as a director, officer, employee, or agent of the Combined Corporation, or another company if serving in such capacity at the Combined Corporation's request, if he: (i) acted in good faith, (ii) acted in a manner in which he reasonably believed to be in, and not opposed to, the best interests of the Combined Corporation, and (iii) with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In addition, the Combined Corporation may indemnify any director, officer, employee, or agent against expenses incurred in defense or settlement of any proceeding against him in his official capacity, brought by the Combined Corporation, if he: (i) acted in good faith, (ii) acted in a manner in which he reasonably believed to be in, or not opposed to, the best interests of the Combined Corporation, and (iii) is not adjudged to be liable (unless the Court finds that he is nevertheless reasonably entitled to indemnity for expenses for which the Court deems proper). The Combined Corporation must pay the actual and reasonable expenses of any director, officer, employee, or agent who is successful on the merits or otherwise in defense of any proceeding against him in his capacity as such.


      The Bylaws of the Combined Corporation also authorize it to make any other or further indemnification or advancement of expenses of any of its directors, officers, employees or agents, except for acts or omissions which constitute (i) a violation of the criminal law (unless the individual had reasonable cause to believe his conduct was lawful or no reasonable cause to believe it was unlawful), (ii) a transaction in which the individual derived an improper personal benefit, (iii) in the case of a director, a circumstance under which certain liability provisions of the Florida Act are applicable (related to payment of dividends or other distributions or repurchases of shares in violation of such Act, or (iv) willful misconduct or a conscious disregard for the best interests of the Combined Corporation in a proceeding by the Combined Corporation or by a Combined Corporation shareholder. The Combined Corporation's Bylaws permit the Combined Corporation to, and it may, purchase and maintain insurance for the purpose of indemnifying its directors, officers, employees, and agents.



                                  LEGAL MATTERS

      Certain legal matters in connection with the shares of the Combined Corporation Stock to be issued upon consummation of the Merger will be passed upon for the Combined Corporation by Smith, Mackinnon, Greeley, Bowdoin & Edwards, P.A. Certain legal matters in connection with the Merger will be passed upon for CNB by Humphrey & Knott, P.A.


                                     EXPERTS

      The financial statements of BLF as of December 31, 1996 and 1995, and for the years then ended appearing in this Proxy Statement were audited by Stevens, Thomas, Schemer & Sparks, P.A., independent auditors, as stated in their report herein.

      The consolidated financial statements of CNB at December 31, 1996 and 1995, and for the years then ended appearing in this Proxy Statement were audited by Stevens, Thomas, Schemer & Sparks, P.A., independent auditors, as stated in their report herein.

                          INDEX TO FINANCIAL STATEMENTS

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                                                                                                               PAGE
                                                                                                               ----
UNAUDITED INTERIM FINANCIAL STATEMENTS

      Consolidated Condensed Balance Sheets, June 30, 1997 and 1996.............................................F-1
      Consolidated Condensed Statements of Income for the six months ended
         June 30, 1997 and 1996.................................................................................F-2
      Consolidated Condensed Statements of Cash Flows for the six months ended June 30, 1997 and 1996...........................................................................F-3
      Notes to Financial Statements.............................................................................F-4

AUDITED FINANCIAL STATEMENTS

      Independent Auditors' Report.............................................................................F-10
      Consolidated Statements of Financial Condition, December 31, 1996 and 1995 ..............................F-11
      Consolidated Statements of Income for the years ended December 31, 1996 and 1995.........................F-13
      Consolidated Statements of Changes in Stockholders' Equity for the years ended
         December 31, 1996 and 1995............................................................................F-14
      Consolidated Statements of Cash Flows for the years ended December 31, 1996 and 1995.....................F-15
      Parent Company Only Balance Sheets, December 31, 1996 and 1995...........................................F-17
      Parent Company Only Statements of Income for the years ended December 31,
         1996 and 1995.........................................................................................F-18
      Parent Company Only Statements of Cash Flows for the years ended December 31,
         1996 and 1995.........................................................................................F-19
      Notes to Financial Statements............................................................................F-20

                                     CNB FINANCIAL CORPORATION AND SUBSIDIARY

UNAUDITED INTERIM FINANCIAL STATEMENTS

      Consolidated Condensed Balance Sheets, June 30, 1997 and 1996............................................F-39
      Consolidated Condensed Statements of Income for the six months ended
         June 30, 1997 and 1996................................................................................F-40
      Consolidated Condensed Statements of Cash Flows for the six months ended June 30, 1997 and 1996..........................................................................F-41
      Notes to Financial Statements............................................................................F-42

AUDITED FINANCIAL STATEMENTS

      Independent Auditors' Report.............................................................................F-47
      Consolidated Statements of Financial Condition, December 31, 1996 and 1995 ..............................F-48
      Consolidated Statements of Income for the years ended December 31, 1996 and 1995.........................F-49
      Consolidated Statements of Changes in Stockholders' Equity for the years ended
         December 31, 1996 and 1995............................................................................F-50
      Consolidated Statements of Cash Flows for the years ended December 31, 1996 and 1995.....................F-51
      Parent Company Only Balance Sheets, December 31, 1996 and 1995...........................................F-52
      Parent Company Only Statements of Income for the years ended December 31,
         1996 and 1995.........................................................................................F-53
      Parent Company Only Statements of Changes in Stockholders' Equity for the years ended December 31, 1996 and 1995......................................................................F-54
      Parent Company Only Statements of Cash Flows for the years ended December 31,
         1996 and 1995.........................................................................................F-55
      Notes to Financial Statements............................................................................F-56

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY
                CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)




                                                                    June 30,
                                                              ---------------------
                                                                1997        1996
                                                              ---------   ---------
ASSETS
Cash and cash equivalents                                     $   2,875   $   1,743
Federal funds sold                                                3,105         307
Investment securities:
  Available-for-sale at fair value                               14,988      17,415
  Held-to-maturity at amortized cost                                801         801
Loans receivable less allowance for credit losses                41,382      32,283
Accrued interest receivable                                         514         497
Bank premises and equipment - net                                 1,613       1,397
Intangible assets                                                   659         742
Other assets                                                        180         167
                                                              ---------   ---------

              TOTAL                                           $  66,117   $  55,352
                                                              =========   =========


LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
     Noninterest-bearing                                      $  11,169   $   8,326
     Interest-bearing                                            49,112      42,357
                                                              ---------   ---------

              Total deposits                                     60,281      50,683

Accrued interest on deposits                                        436         345
Other accrued expenses and liabilities                              174         (63)
                                                              ---------   ---------

              Total liabilities                                  60,891      50,965
                                                              ---------   ---------

Commitments and contingencies                                        --          --
                                                              ---------   ---------

Stockholders' equity:
     Common stock                                                     3           3
     Additional paid-in-capital                                   3,068       3,068
     Retained earnings                                            2,271       1,602
     Treasury stock at cost                                         (59)        (59)
     Unrealized loss on available-for-sale securities               (57)       (227)
                                                              ---------   ---------

              Total stockholders' equity                          5,226       4,387
                                                              ---------   ---------

              TOTAL                                           $  66,117   $  55,352
                                                              =========   =========


Book value per common share                                   $   16.93   $   14.21
                                                              =========   =========

Common shares outstanding                                       308,711     308,711
                                                              =========   =========

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY
             CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)



                                                                       For the six months ended
                                                                              June 30,
                                                                       ----------------------
                                                                         1997          1996
                                                                       --------      --------
Interest and fees on loans                                             $  1,852      $  1,457
Investment income on investment securities                                  467           525
Other interest income                                                        62            92
                                                                       --------      --------

              Total interest income                                       2,381         2,074

Interest expense on deposits                                                913           882
                                                                       --------      --------

              Net interest income before provision for credit losses      1,468         1,192

Provision for credit losses                                                  60            60
                                                                       --------      --------

              Net interest income                                         1,408         1,132
                                                                       --------      --------


Fees and service charges                                                    304           257
Other income                                                                 51            29
                                                                       --------      --------

         Total other income                                                 355           286
                                                                       --------      --------

Other expenses:
     Salaries and employee benefits                                         591           518
     Expenses of bank premises and fixed assets                             155           140
     Other operating expenses                                               453           398
                                                                       --------      --------

              Total other expenses                                        1,199         1,056
                                                                       --------      --------

Income before provision for income taxes                                    564           362

Provision for income taxes                                                  188           123
                                                                       --------      --------

Net income                                                             $    376      $    239
                                                                       ========      ========

Earnings per share                                                     $   1.22      $   0.77
                                                                       ========      ========

Weighted average common shares outstanding during period                308,711       308,711
                                                                       ========      ========

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY
           CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
                             (DOLLARS IN THOUSANDS)



                                                              For the six months ended
                                                                       June 30,
                                                              ------------------------
                                                                1997             1996
                                                              -------          -------
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES              $   695          $  (218)
                                                              -------          -------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Net (increase) decrease in:
         Federal funds sold                                    (2,113)           9,317
         Investment securities                                    241           (6,531)
         Loans                                                 (5,180)          (3,680)
     Purchases of premises and equipment, net                    (214)             (25)
     Net decrease in other real estate                             --               96
                                                              -------          -------

         NET CASH USED BY INVESTING ACTIVITIES                 (7,266)            (823)
                                                              -------          -------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Net increase (decrease) in deposits                        6,036             (110)
     Cash paid in lieu of fractional shares                        --               (2)
                                                              -------          -------

         NET CASH PROVIDED BY FINANCING ACTIVITIES              6,036             (112)
                                                              -------          -------

NET DECREASE IN CASH AND CASH EQUIVALENTS                        (535)          (1,153)

CASH AND CASH EQUIVALENTS AT JANUARY 1                          3,410            2,896
                                                              -------          -------

CASH AND CASH EQUIVALENTS AT JUNE 30                          $ 2,875          $ 1,743
                                                              =======          =======

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                             JUNE 30, 1997 AND 1996

NOTE 1 - ACCOUNTING POLICIES


The consolidated financial statements include the accounts of Big Lake Financial Corporation (the "Company") and its wholly owned subsidiary Big Lake National Bank (the"Bank"). The information contained in the financial statements is unaudited. In the opinion of management, all adjustments have been made (consisting only of normal recurring accruals) necessary to present a fair statement of the results for interim periods. The results for interim periods are not necessarily indicative of trends or results to be expected for a full year. It is suggested that these financial statements and notes be read in conjunction with the Company's financial statements for the year ended December 31, 1996.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for credit losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans ("Other Real Estate Owned"). In connection with the determination of the allowances for credit losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Management does not anticipate that the allowances for credit losses on loans and foreclosed real estate will change materially in the near term.

Fair Value of Financial Instruments

Financial instruments of the Company consist of cash, due from banks, federal funds sold, investment securities, loans receivable, accrued interest receivable, deposits, accrued interest payable, and off-balance sheet commitments such as commitments to extend credit and standby letters of credit. Management considers the cost of providing estimated fair values by each class of financial instrument to exceed the benefits derived. In management's opinion, the carrying amount of financial instruments approximates fair value.

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                             JUNE 30, 1997 AND 1996



NOTE 1 - ACCOUNTING POLICIES (Continued)


Investment Securities


The Company has adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). SFAS 115 applies to all debt securities and to equity securities that have readily determinable fair values. SFAS 115 requires the Company to carry its securities classified "available-for-sale" at fair market value. The Bank's investments in securities are classified in two categories and accounted for as follows:

         Available-for-Sale. Securities available-for-sale consist of bonds, notes, debentures, and certain equity securities not classified as trading securities or as securities held-to-maturity.

         Held-to-Maturity. Bonds, notes, and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost and adjusted for amortization of premiums and accretion of discounts. Such adjustments are recognized in interest income using the interest method over the period to maturity.

Unrealized holding gains and losses, net of tax, on securities available-for-sale are reported as a net amount in a separate component of stockholders' equity until realized. Gains and losses on the sale of securities available-for-sale are determined using the specific-identification method.

Mortgage-backed Securities

Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Mortgage-backed securities are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts. Premiums and discounts are amortized using methods approximating the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Should any be sold, cost of securities sold is determined using the specific identification method.

Loans

Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees and unearned discounts. Unearned discounts on installment loans are recognized as income over the term of the loans using a method that approximates the interest method. Nonrefundable loan fees and certain direct loan origination costs are deferred and the net amount is recognized into income over the life of the loans as a yield adjustment.

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                             JUNE 30, 1997 AND 1996



NOTE 1 - ACCOUNTING POLICIES (Continued)

The Company has adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114"). For loans considered impaired under SFAS 114, the Company is required to compute the present value of expected cash flows from the impaired loan and adjust credit losses accordingly. A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement.

Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed by the straight-line method over the estimated useful lives of the assets. For income tax purposes, the Company utilizes straight-line and accelerated depreciation methods.

Other Real Estate Owned

Foreclosed real estate includes formally foreclosed property and in-substance foreclosed property. In-substance foreclosed properties are those properties for which the Bank has taken possession, regardless of whether formal foreclosure proceedings have taken place.

At the time of foreclosure, foreclosed real estate is recorded at the lower of the Bank's cost or the asset's fair value less costs to sell, which becomes the property's new basis. Any write-downs based on the asset's fair value at date of acquisition are charged to the allowance for loan losses. After foreclosure, these assets are carried at the lower of their new cost basis or fair value less cost to sell. Costs incurred in maintaining foreclosed real estate and subsequent write-downs to reflect declines in the fair value of the property are included in income (loss) on foreclosed real estate.

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                             JUNE 30, 1997 AND 1996



NOTE 1 - ACCOUNTING POLICIES (Continued)

Interest Income on Loans

Interest on loans is accrued and credited to income based on the principal amount outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed.

Employee Benefits

Profit-sharing costs are charged to salaries and employee benefits expense and are funded as accrued.

Income Taxes

Deferred income taxes are provided for temporary differences between items of income or expense reported in the financial statements and those reported for income tax purposes. The principal temporary differences are depreciation and amortization, loan loss provisions, the use of cash basis accounting for income tax purposes, and unrealized gain (loss) on securities available-for-sale.

Off-Balance-Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and commercial and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Cash and Cash Equivalents

For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as those amounts included in the statements of financial condition caption "Cash and Due from Banks."

Intangible Assets

Intangible assets (consisting of core deposit premium and goodwill) are amortized on a straight-line basis over seven and fifteen years, respectively. For income tax purposes, intangibles are amortized over fifteen years on a straight-line basis.

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                             JUNE 30, 1997 AND 1996



NOTE 2 - LOANS


Loans at June 30 consist of (dollars in thousands):


                                              1997          1996
                                            --------     --------
     Real estate                            $ 33,885     $ 25,587
     Installment                               5,527        5,359
     Commercial and all others                 2,600        1,814
                                            --------     --------
              Total loans, gross              42,012       32,760
     Deferred loan fees                          (69)         (64)
     Allowance for credit losses                (561)        (413)
                                            --------     --------
              Net loans                     $ 41,382     $ 32,283
                                            ========     ========


NOTE 3 - ALLOWANCE FOR CREDIT LOSSES

The Company's Board of Directors monitors the loan portfolio quarterly in order to enable it to evaluate the adequacy of the allowance for credit losses. In addition to reviews by regulatory agencies and the Company's certified public accountants, the services of outside lending professionals have been engaged to assist in the valuation of credit quality and loan administration. These professionals compliment the system implemented by the Company which identifies potential problem credits as early as possible, categorizes the credits as to risk, and puts a reporting process in place to monitor the progress of the credits.

The Company maintains the allowance for credit losses at a level sufficient to absorb all estimated losses inherent in the loan portfolio. Activity in the allowance for loan losses from January 1 through June 30 follows (dollars in thousands):

                                         1997         1996
                                       --------     --------
Balance, January 1,                    $    470     $    363
Recoveries                                   34            8
Chargeoffs                                   (3)         (18)
Provision charged to expense                 60           60
                                       --------     --------

Balance, June 30                       $    561     $    413
                                       ========     ========

NOTE 4 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments included commitments to extend credit. Those instruments involve, to varying degrees, elements of credit, and interest rate risk in excess of the amounts recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

Financial instruments at June 30, 1997, consisted of commitments to extend credit approximating $2.5 million and letters of credit of $24,000.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

              [STEVENS, THOMAS, SCHEMER & SPARKS, P.A. LETTERHEAD]



                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders
Big Lake Financial Corporation
Okeechobee, Florida

We have audited the accompanying consolidated statements of condition of Big Lake Financial Corporation and Subsidiary (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. We have audited the accompanying parent company only balance sheets of Big Lake Financial Corporation ("BLFC") as of December 31, 1996 and 1995, and the related parent company only statements of income, changes in stockholders' equity, and cash flows for the years then ended. These consolidated and parent company only financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated and parent company only financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated and parent company only financial statements. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated and parent company only financial statements referred to above present fairly, in all material respects, the financial position of the Company and BLFC as of December 31, 1996 and 1995, and the results of its consolidated and parent company only operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

As more fully described in Note 20, subsequent to the issuance of the Company's and parent company only 1996 financial statements and our report thereon dated January 24, 1997, the Bank was required to make additional disclosures for its filing of Form S-4 Registration Statement pursuant to the Securities Act of 1933, as amended. In our original report, we expressed an unqualified opinion on the 1996 financial statements, and our opinion on the revised statements, as expressed herein, remains unqualified.



Stevens, Thomas, Schemer & Sparks, P.A.
---------------------------------------
Jacksonville, Florida
January 24, 1997, except as to the fourth paragraph above and Notes 1 and 16, which are as of August 15, 1997

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           DECEMBER 31, 1996 AND 1995


                                     ASSETS

                                                               1996              1995
                                                           -----------       -----------
     Cash and due from banks                               $ 3,410,003       $ 2,896,165

     Federal funds sold                                        992,000         9,624,000

     Investment securities (Notes 1 and 2)
       Available-for-sale at fair value                     15,214,809        10,368,162
       Held-to-maturity at amortized cost                      800,740         1,554,160

     Loans less allowance for credit losses of $469,673
          and $363,128, respectively (Notes 1, 3, and 4)    36,262,111        28,662,594

     Premises and equipment - net (Notes 1 and 5)            1,449,755         1,413,991

     Other assets (Notes 1, 6, and 19)                       1,388,625         1,304,940
                                                           -----------       -----------

                   TOTAL                                   $59,518,043       $55,824,012
                                                           ===========       ===========



   The accompanying notes are an integral part of these financial statements.

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CONDITION
                           DECEMBER 31, 1996 AND 1995

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                     1996               1995
                                                                 ------------      ------------
     Deposits:
          Noninterest-bearing                                    $ 10,082,781      $  6,845,549
          Interest-bearing:
              NOW and Super NOW                                     6,859,782         8,210,196
              Money market                                          4,297,139         3,470,381
              Savings                                               6,491,938         6,465,878
              Time of $100,000 or more (Note 7)                     3,901,915         4,709,360
              Other time                                           22,611,618        21,092,044
                                                                 ------------      ------------

                   Total deposits                                  54,245,173        50,793,408

     Accrued expenses and other liabilities (Note 8)                  419,048           644,722
                                                                 ------------      ------------

                   Total liabilities                               54,664,221        51,438,130
                                                                 ------------      ------------

     Commitments and contingencies (Note 12)                               --                --
                                                                 ------------      ------------

     Stockholders' equity (Notes 14 and 17):
          Common stock; $.01 par value; 1,000,000 shares
              authorized; shares issued and outstanding of
              313,435 in 1996 and 306,035 in 1995                       3,134             3,060
          Capital surplus                                           3,069,763         2,995,837
          Retained earnings                                         1,911,446         1,436,331
                                                                 ------------      ------------

                   Subtotal                                         4,984,343         4,435,228

     Less treasury stock at cost (Note 18)                            (59,050)          (59,050)
     Unrealized gain (loss) on available-for-sale securities
          (net of deferred income taxes of $(43,120) in 1996
          and $5,854 in 1995) (Note 2)                                (71,471)            9,704
                                                                 ------------      ------------


                   Total stockholders' equity                       4,853,822         4,385,882
                                                                 ------------      ------------

                   TOTAL                                         $ 59,518,043      $ 55,824,012
                                                                 ============      ============




   The accompanying notes are an integral part of these financial statements.

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                                 1996            1995
                                                                             -----------      -----------
     Interest income:
          Interest and fees on loans                                         $ 3,087,645      $ 2,521,396
          Investment securities:
              Available-for-sale                                                 993,409          429,852
              Nontaxable held-to-maturity                                         48,334           33,727
          Federal funds sold                                                      99,830          210,267
                                                                             -----------      -----------

                   Total interest income                                       4,229,218        3,195,242

     Interest expense - deposits and federal funds purchased                  (1,735,966)      (1,210,586)
                                                                             -----------      -----------

                   Net interest income                                         2,493,252        1,984,656

     Provision for credit losses (Note 4)                                       (132,000)         (70,000)
                                                                             -----------      -----------

                   Net interest income after provision for credit losses       2,361,252        1,914,656
                                                                             -----------      -----------

     Other income:
          Customer service fees                                                  548,848          441,141
          Gain (loss) on sale of other real estate                                (7,810)          18,329
          Miscellaneous income                                                    47,517           58,045
                                                                             -----------      -----------

              Total other income                                                 588,555          517,515
                                                                             -----------      -----------

     Other expenses:
          Salaries and employee benefits                                       1,062,595          788,855
          Occupancy expense                                                      136,160          106,884
          Furniture and equipment expense                                        142,229          161,164
          Miscellaneous expenses                                                 771,030          516,841
                                                                             -----------      -----------

                   Total other expenses                                        2,112,014        1,573,744
                                                                             -----------      -----------

     Income before provision for income taxes                                    837,793          858,427

     Provision for income taxes (Notes 1 and 9)                                 (286,743)        (307,901)
                                                                             -----------      -----------

     Net income                                                              $   551,050      $   550,526
                                                                             ===========      ===========

     Earnings per share (Note 1)                                             $      1.79      $      1.78
                                                                             ===========      ===========



   The accompanying notes are an integral part of these financial statements.

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY
              BIG LAKE FINANCIAL CORPORATION (PARENT COMPANY ONLY)

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995



                                                                                                     UNREALIZED
                                                                                                    GAIN(LOSS) ON
                                  COMMON STOCK                                        TREASURY        AVAILABLE-       TOTAL
                               ------------------     CAPITAL         RETAINED        STOCK AT        FOR-SALE     STOCKHOLDERS'
                               SHARES      AMOUNT     SURPLUS         EARNINGS          COST          SECURITIES      EQUITY
                               -------     ------     ----------     -----------      --------      -------------  ------------
     Balance,
       December 31, 1994       298,808     $2,988     $2,925,232     $   958,071      $(59,050)     $(82,831)     $ 3,744,410

     Stock dividend
       declared (Note 15)        7,227         72         70,605         (70,677)            -             -                -

     Cash paid in lieu
       of fractional
       shares (Note 15)              -          -              -          (1,589)            -             -           (1,589)

     Net changes in
       appreciation on
       available-for-sale
       securities (Note 2)           -          -              -               -             -        92,535           92,535

     Net income                      -          -              -         550,526             -             -          550,526
                               -------     ------     ----------     -----------      --------      --------      -----------

     Balance,
       December 31, 1995       306,035      3,060      2,995,837       1,436,331       (59,050)        9,704        4,385,882

     Stock dividend
       declared (Note 15)        7,400         74         73,926         (74,000)            -             -                -

     Cash paid in lieu
       of fractional
       shares (Note 15)              -          -              -          (1,935)            -             -           (1,935)

     Net changes in
       appreciation on
       available-for-sale
       securities (Note 2)           -          -              -               -             -       (81,175)         (81,175)

     Net income                      -          -              -         551,050             -             -          551,050
                               -------     ------     ----------     -----------      --------      --------      -----------

     Balance,
       December 31, 1996       313,435     $3,134     $3,069,763     $ 1,911,446      $(59,050)     $(71,471)     $ 4,853,822
                               =======     ======     ==========     ===========      ========      ========      ===========





   The accompanying notes are an integral part of these financial statements.

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                                                                   1996             1995
                                                                               ------------     ------------
     CASH FLOWS FROM OPERATING ACTIVITIES:
          Net income                                                           $    551,050     $    550,526
          Adjustments to reconcile net income to net cash
              provided by operating activities:
              Depreciation and amortization                                         189,686          117,456
              Provision for credit losses                                           132,000           70,000
              Deferred income taxes                                                  (2,491)         (27,350)
              Net (gain) loss on sale of other real estate                            7,810          (18,329)
              Net premium amortization and discount accretion                           291           13,762
              (Increase) decrease in:
                   Accrued interest receivable                                     (111,467)         (88,541)
                   Other assets                                                     (89,851)          (8,205)
              Increase (decrease) in accrued expenses and
                   other liabilities                                               (236,380)         484,776
                                                                               ------------     ------------

              NET CASH PROVIDED BY OPERATING ACTIVITIES                             440,648        1,094,095
                                                                               ------------     ------------

     CASH FLOWS FROM INVESTING ACTIVITIES:
          Net (increase) decrease in federal funds sold                           8,632,000       (7,145,000)
          Proceeds from sales and maturities of investment securities             8,012,039        2,975,494
          Purchase of investment securities                                     (12,235,706)      (8,256,013)
          Net increase in loans                                                  (7,731,517)      (4,152,117)
          Purchases of premises and equipment                                      (141,712)        (360,994)
          Increase in other real estate                                             (54,547)        (199,948)
          Proceeds from sale of other real estate                                   142,803          129,832
          Premium paid on acquisition of Lake Placid Branch                               -         (784,265)
                                                                               ------------     ------------

              NET CASH USED BY INVESTING ACTIVITIES                              (3,376,640)     (17,793,011)
                                                                               ------------     ------------

     CASH FLOWS FROM FINANCING ACTIVITIES:
          Net increase in deposits other than time                                2,739,636        3,827,588
          Net increase in time deposits                                             712,129       13,666,453
          Cash paid in lieu of fractional shares                                     (1,935)          (1,589)
                                                                               ------------     ------------

              NET CASH PROVIDED BY FINANCING ACTIVITIES                           3,449,830       17,492,452
                                                                               ------------     ------------

     NET INCREASE IN CASH AND CASH EQUIVALENTS                                      513,838          793,536

     CASH AND CASH EQUIVALENTS AT JANUARY 1                                       2,896,165        2,102,629
                                                                               ------------     ------------

     CASH AND CASH EQUIVALENTS AT DECEMBER 31                                  $  3,410,003     $  2,896,165
                                                                               ============     ============


   The accompanying notes are an integral part of these financial statements.

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                               1996            1995
                                                           -----------      ----------
     SUPPLEMENTAL DISCLOSURE OF CASH
          FLOW INFORMATION:

          Cash received during the year for:

              Interest                                     $ 4,118,042      $3,120,463
                                                           ===========      ==========

          Cash paid during the year for:

              Interest                                     $ 1,791,814      $  911,252
                                                           ===========      ==========

              Income taxes                                 $   528,331      $  168,772
                                                           ===========      ==========


     SUPPLEMENTAL DISCLOSURE OF NONCASH
          INVESTING ACTIVITIES:

          Unrealized gain (loss) on available-for-sale
              securities during the year                   $  (130,150)     $  148,363
                                                           ===========      ==========


   The accompanying notes are an integral part of these financial statements.

                         BIG LAKE FINANCIAL CORPORATION
                              (PARENT COMPANY ONLY)

                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995


                                     ASSETS

                                                             1996           1995
                                                         -----------    -----------
Cash and cash equivalents                                $   105,178    $    76,969
Investment in subsidiary, at equity                        4,173,830      3,714,878
Land                                                         200,000        200,000
Building                                                     576,637        576,637
Less accumulated depreciation                               (201,823)      (182,602)
                                                         -----------    -----------

         TOTAL                                           $ 4,853,822    $ 4,385,882
                                                         ===========    ===========



                     LIABILITIES AND STOCKHOLDERS' EQUITY


Liabilities                                              $         -    $         -
                                                         -----------    -----------

Stockholders' equity (Notes 14 and 17):
     Common stock; $.01 par value; 1,000,000 shares
         authorized; shares issued and outstanding of
         313,435 in 1996 and 306,035 in 1995                   3,134          3,060
     Capital surplus                                       3,069,763      2,995,837
     Retained earnings                                     1,911,446      1,436,331
                                                         -----------    -----------

         Subtotal                                          4,984,343      4,435,228

     Less treasury stock at cost (Note 18)                   (59,050)       (59,050)
     Unrealized gain (loss) on available-for-sale
         securities (Note 2)                                 (71,471)         9,704
                                                         -----------    -----------

         Total stockholders' equity                        4,853,822      4,385,882
                                                         -----------    -----------

         TOTAL                                           $ 4,853,822    $ 4,385,882
                                                         ===========    ===========




   The accompanying notes are an integral part of these financial statements.

                         BIG LAKE FINANCIAL CORPORATION
                              (PARENT COMPANY ONLY)

                              STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995



                                                         1996         1995
                                                       --------     --------
Revenue
     Rental income                                     $ 45,600     $ 40,002
     Interest income                                      2,166        1,728
                                                       --------     --------
         Total revenue                                   47,766       41,730
                                                       --------     --------

Expenses
     Accounting and audit fees                           10,198       15,800
     Depreciation                                        19,221       19,221
     Other expenses                                       7,424        5,019
                                                       --------     --------

         Total expenses                                  36,843       40,040
                                                       --------     --------

         Income before income taxes and equity in
              undistributed earnings of subsidiary       10,923        1,690

Equity in undistributed earnings of subsidiary          540,127      548,836
                                                       --------     --------

Income before income taxes                              551,050      550,526

Income taxes allocated (Note 9)                               -            -
                                                       --------     --------

Net income                                             $551,050     $550,526
                                                       ========     ========

Earnings per share (Note 1)                            $   1.79     $   1.78
                                                       ========     ========





   The accompanying notes are an integral part of these financial statements.

                         BIG LAKE FINANCIAL CORPORATION
                              (PARENT COMPANY ONLY)

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS



                                                                   1996            1995
                                                                 ---------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Net income                                                  $ 551,050      $ 550,526
     Adjustments to reconcile net income to net cash
         provided by investing activities:
              Depreciation                                          19,221         19,221
              Equity in undistributed earnings of subsidiary      (540,127)      (548,836)
                                                                 ---------      ---------

     NET CASH PROVIDED BY INVESTING ACTIVITIES                      30,144         20,911
                                                                 ---------      ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Cash paid in lieu of fractional shares                         (1,935)        (1,589)
                                                                 ---------      ---------

     NET CASH USED BY FINANCING ACTIVITIES                          (1,935)        (1,589)
                                                                 ---------      ---------

NET INCREASE IN CASH AND CASH EQUIVALENTS                           28,209         19,322

CASH AND CASH EQUIVALENTS AT JANUARY 1                              76,969         57,647
                                                                 ---------      ---------

CASH AND CASH EQUIVALENTS AT DECEMBER 31                         $ 105,178      $  76,969
                                                                 =========      =========


SUPPLEMENTAL DISCLOSURE OF CASH
     FLOW INFORMATION:

     Cash received during the year for:

         Interest                                                $   2,166      $   1,728
                                                                 =========      =========

     Cash paid during the year for:

         Interest                                                $       -      $       -
                                                                 =========      =========

         Income taxes                                            $       -      $       -
                                                                 =========      =========






The accompanying notes are an integral part of these financial statements.

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY
                      CONSOLIDATED AND PARENT COMPANY ONLY

                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


The accounting and reporting policies of Big Lake Financial Corporation and Subsidiary (the "Company") conform to generally accepted accounting principles and prevailing practices within the banking industry. The Company carries its assets and liabilities on the historical cost basis (except as discussed in Note 1, "Investment Securities") and follows the accrual method of accounting.


Big Lake National Bank (the "Bank"), which opened in July 1986, is a national banking association with its main office at 1409 South Parrott Avenue, Okeechobee, Florida. In addition, the Bank has one branch located in Okeechobee, Florida, which opened in November 1992. On December 15, 1995, the Bank purchased certain assets and assumed deposit liabilities and related accrued interest of the Lake Placid Branch of First of America Bank - Florida, FSB (see Note 19 for additional discussion of this acquisition).

At December 31, 1996, the Bank's primary trade area encompassed Okeechobee and Highlands County. The majority of the Bank's loans are currently to customers located in Okeechobee County.

Basis of Consolidation

The consolidated financial statements include the accounts of Big Lake Financial Corporation and its wholly-owned subsidiary, Big Lake National Bank, after elimination of all material intercompany accounts and transactions.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for credit losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans ("Other Real Estate Owned"). In connection with the determination of the allowances for credit losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY
                      CONSOLIDATED AND PARENT COMPANY ONLY

                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Management does not anticipate that the allowances for credit losses on loans and foreclosed real estate will change materially in the near term.


Fair Value of Financial Instruments

Financial instruments of the Company consist of cash, due from banks, federal funds sold, investment securities, loans receivable, accrued interest receivable, deposits, accrued interest payable, and off-balance sheet commitments such as commitments to extend credit and standby letters of credit. Management considers the cost of providing estimated fair values by each class of financial instrument to exceed the benefits derived. In management's opinion, the carrying amount of financial instruments approximates fair value.


Investment Securities

The Company has adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). SFAS 115 applies to all debt securities and to equity securities that have readily determinable fair values. SFAS 115 requires the Company to carry its securities classified "available-for-sale" at fair market value. The Bank's investments in securities are classified in two categories and accounted for as follows:

         Available-for-Sale. Securities available-for-sale consist of bonds, notes, debentures, and certain equity securities not classified as trading securities or as securities held-to-maturity.

         Held-to-Maturity. Bonds, notes, and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost and adjusted for amortization of premiums and accretion of discounts. Such adjustments are recognized in interest income using the interest method over the period to maturity.

Unrealized holding gains and losses, net of tax, on securities available-for-sale are reported as a net amount in a separate component of stockholders' equity until realized. Gains and losses on the sale of securities available-for-sale are determined using the specific-identification method.

                BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY
                     CONSOLIDATED AND PARENT COMPANY ONLY

                        NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Mortgage-backed Securities

Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Mortgage-backed securities are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts. Premiums and discounts are amortized using methods approximating the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Should any be sold, cost of securities sold is determined using the specific identification method.

Loans

Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees and unearned discounts. Unearned discounts on installment loans are recognized as income over the term of the loans using a method that approximates the interest method. Nonrefundable loan fees and certain direct loan origination costs are deferred and the net amount is recognized into income over the life of the loans as a yield adjustment.

The Company has adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114"). For loans considered impaired under SFAS 114, the Company is required to compute the present value of expected cash flows from the impaired loan and adjust credit losses accordingly. A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. At December 31, 1996 and 1995, the Bank had no material amounts of loans classified as impaired under SFAS 114.

Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

                BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY
                     CONSOLIDATED AND PARENT COMPANY ONLY

                        NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed by the straight-line method over the estimated useful lives of the assets. For income tax purposes, the Company utilizes straight-line and accelerated depreciation methods.

Other Real Estate Owned

Foreclosed real estate includes formally foreclosed property and in-substance foreclosed property. In-substance foreclosed properties are those properties for which the Bank has taken possession, regardless of whether formal foreclosure proceedings have taken place.

At the time of foreclosure, foreclosed real estate is recorded at the lower of the Bank's cost or the asset's fair value less costs to sell, which becomes the property's new basis. Any write-downs based on the asset's fair value at date of acquisition are charged to the allowance for loan losses. After foreclosure, these assets are carried at the lower of their new cost basis or fair value less cost to sell. Costs incurred in maintaining foreclosed real estate and subsequent write-downs to reflect declines in the fair value of the property are included in income (loss) on foreclosed real estate.

Interest Income on Loans

Interest on loans is accrued and credited to income based on the principal amount outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed.

                BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY
                     CONSOLIDATED AND PARENT COMPANY ONLY

                        NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Employee Benefits

Profit-sharing costs are charged to salaries and employee benefits expense and are funded as accrued.

Income Taxes

Deferred income taxes are provided for temporary differences between items of income or expense reported in the financial statements and those reported for income tax purposes. The principal temporary differences are depreciation and amortization, loan loss provisions, the use of cash basis accounting for income tax purposes, and unrealized gain (loss) on securities available-for-sale.

Earnings Per Share

Earnings per share of common stock is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period. For purposes of computing earnings per share, the shares of common stock issued for the stock dividend (see Note 15) have been treated as outstanding from January 1, 1995. The weighted-average number of shares outstanding for both 1996 and 1995 used in the computation was 308,711, net of treasury stock of 4,724 shares (see Note 18). The dilutive effect of the exercisable stock options discussed at Note 16 has not been considered in the computation of earnings per share. Management considers the potential dilution to be immaterial.

Off-Balance-Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and commercial and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Cash and Cash Equivalents

For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as those amounts included in the statements of financial condition caption "Cash and Due from Banks."

Intangible Assets

Intangible assets (consisting of core deposit premium and goodwill) are amortized on a straight-line basis over seven and fifteen years, respectively (see Note 6). For income tax purposes, intangibles are amortized over fifteen years on a straight-line basis.

                BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY
                     CONSOLIDATED AND PARENT COMPANY ONLY

                        NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Reclassifications

Certain amounts in 1995 have been reclassified to conform with 1996 presentation.


NOTE 2 - INVESTMENT SECURITIES

The carrying amounts of investment securities as shown in the Consolidated Statements of Financial Condition of the Company and their approximate fair values at December 31 were:



                                                                        Gross           Gross
                                                      Amortized       Unrealized      Unrealized       Approximate
                                                        Cost            Gains           Losses         Fair Value
                                                    -------------    -----------     -----------      -----------
Available-for-sale securities:
December 31, 1996:
     U.S. Government and
        agency securities                           $  15,236,900     $    5,424     $   120,015      $15,122,309
     Other securities                                      92 500              -               -           92,500
                                                    -------------          -----     -----------      -----------
                                                    $  15,329,400          5,424         120,015      $15,214,809
                                                    =============     ==========     ===========      ===========

December 31, 1995:
     U.S. Government and
        agency securities                           $  10,260,104     $   20,188     $     4,630      $10,275,662
     Other securities                                      92 500              -               -           92,500
                                                    -------------          -----     -----------      -----------
                                                    $  10,352,604     $   20,188     $     4,630      $10,368,162
                                                    =============     ==========     ===========      ===========

Held-to-maturity securities:
December 31, 1996:
     State and municipal securities                 $     800,740     $   25,352     $     2,638      $   823,454
                                                    =============     ==========     ===========      ===========

December 31, 1995:
     State and municipal securities                 $   1,595,380     $   41,220     $         -      $ 1,595,380
                                                    =============     ==========     ===========      ===========



Securities carried at approximately $2,064,857 at December 31, 1996, and $2,152,081 at December 31, 1995, were pledged to secure public deposits and for other purposes required or permitted by law.

                BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY
                     CONSOLIDATED AND PARENT COMPANY ONLY

                        NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995



NOTE 2 - INVESTMENT SECURITIES (Continued)

The scheduled maturities of available-for-sale and held-to-maturity securities at December 31, 1996, were:

                                                        Available-for-Sale                Held-to-Maturity
                                                     -------------------------       -----------------------------
                                                      Amortized        Fair            Amortized         Fair
                                                         Cost          Value             Cost            Value
                                                     -----------    ----------        -----------      -----------
     Due in one year or less                         $   499,160   $   501,279        $        -       $        -
     Due from one year to five years                  14,737,740    14,621,030           599,786          609,367
     Due from five years to ten years                          -             -            49,820           49,643
     Due after ten years                                  92,500        92,500           151,134          164,444
                                                     -----------   -----------        ----------       ----------

                                                     $15,329,400   $15,214,809        $  800,740       $  823,454
                                                     ===========   ===========        ==========       ==========


NOTE 3 - LOANS

The components of loans in the Consolidated Statements of Financial Condition were:

                                                                                         1996                 1995
                                                                                    -------------         ------------
     Loans secured by 1 to 4-family
          residential properties                                                    $ 17,994,976          $ 14,247,137
     Loans secured by multi-family
          and non-farm, non-residential
          properties                                                                  10,365,268             7,287,885
     Other loans secured by real estate                                                1,031,132               889,696
     Commercial and industrial loans                                                   1,945,067             1,965,340
     Consumer loans                                                                    5,426,916             4,673,227
     Other loans                                                                          29,727                25,069
     Less unearned and deferred income                                                   (61,302)              (62,632)
                                                                                    ------------          ------------

          Total loans                                                                 36,731,784            29,025,722

     Allowance for credit losses                                                        (469,673)             (363,128)
                                                                                    ------------          ------------

          Net loans                                                                 $ 36,262,111          $ 28,662,594
                                                                                    ============          ============


Nonaccrual loans are loans on which interest is not being recognized or is being recognized only when received. Reduced-rate loans are loans on which the original contractual interest rate has been reduced because of the borrower's weakened financial condition.

                BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY
                     CONSOLIDATED AND PARENT COMPANY ONLY

                        NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995


NOTE 3 - LOANS (Continued)

Nonaccrual loans totalled $111,163 and $30,342 at December 31, 1996 and 1995, respectively, or .30% and .10% of total loans. The reduction in interest income associated with nonaccrual loans was not material in 1996 or 1995.


NOTE 4 - ALLOWANCE FOR CREDIT LOSSES

An analysis of the changes in the allowance for credit losses follows:

                                                                                      1996                    1995
                                                                                    ---------               ---------
     Balance at January 1                                                           $ 363,128               $ 323,046
                                                                                    ---------               ---------
     Credits charged off                                                              (46,914)                (35,547)
     Recoveries                                                                        21,459                   5,629
                                                                                    ---------               ---------
          Net credits charged off                                                     (25,455)                (29,918)
                                                                                    ---------               ---------

     Provision for credit losses                                                      132,000                  70,000
                                                                                    ---------               ---------

     Balance at December 31                                                         $ 469,673               $ 363,128
                                                                                    =========               =========


NOTE 5 - PREMISES AND EQUIPMENT

The components of premises and equipment included in the Consolidated Statements of Financial Condition at December 31, 1996 and 1995, were:

                                                                                        1996                    1995
                                                                                    -----------             -----------
     Land                                                                           $   438,115             $   438,115
     Buildings                                                                        1,014,000               1,014,000
     Furniture, fixtures, and equipment                                                 862,752                 726,495
     Other fixed assets                                                                  15,924                  10,791
                                                                                    -----------             -----------
          Total                                                                       2,330,791               2,189,401
     Less accumulated depreciation                                                     (881,036)               (775,410)
                                                                                    -----------             -----------

          Premises and equipment - net                                              $ 1,449,755             $ 1,413,991
                                                                                    ===========             ===========

                                      F-27

                BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY
                     CONSOLIDATED AND PARENT COMPANY ONLY

                        NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995



NOTE 5 - PREMISES AND EQUIPMENT (Continued)

Depreciation expense amounted to $105,948 and $117,456 for the years ended December 31, 1996 and 1995, respectively.

The Company did not have any material noncancellable leases at December 31, 1996 or 1995.


NOTE 6 - OTHER ASSETS

The components of other assets in the Consolidated Statements of Financial Condition at December 31, 1996 and 1995, were:

                                                                                        1996                    1995
                                                                                    ------------            ------------
     Accrued interest receivable                                                    $    440,427             $   328,960
     Other real estate owned                                                                   -                  96,066
     Repossessed equipment                                                                     -                   1,725
     Prepaid expenses                                                                    182,248                  90,676
     Income taxes receivable                                                              59,644                       -
     Deferred income tax asset                                                             2,527                       -
     Core deposit premium (net of accumulated amortization
          of $58,975)                                                                    353,851                 412,826
     Goodwill (net of accumulated amortization of $24,763)                               346,676                 371,439
     Miscellaneous                                                                         3,252                   3,248
                                                                                    ------------             -----------

                                                                                    $  1,388,625             $ 1,304,940
                                                                                    ============             ===========

     The amortization for core deposit premium and goodwill began in 1996 and amounted to $83,738.


     NOTE 7 - DEPOSITS

     Included in interest-bearing deposits are certificates of deposit issued in amounts of $100,000 or more. These certificates and their remaining maturities at December 31, 1996 and 1995, were:

                                                                                        1996                    1995
                                                                                    -----------             -----------
     Three months or less                                                           $ 1,834,974             $ 1,802,448
     Over three through twelve months                                                 1,766,941               2,606,912
     Over twelve months                                                                 300,000                 300,000
                                                                                    -----------             -----------

                                                                                    $ 3,901,915             $ 4,709,360
                                                                                    ===========             ===========

                BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY
                     CONSOLIDATED AND PARENT COMPANY ONLY

                        NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995



NOTE 8 - ACCRUED EXPENSES AND OTHER LIABILITIES

The components of accrued expenses and other liabilities in the Consolidated Statements of Financial Condition at December 31, 1996 and 1995, were:


                                                                                       1996                    1995
                                                                                    -----------             -----------
     Accrued interest payable                                                       $   304,963             $   360,811
     Accounts payable and other accrued expenses                                        106,144                  48,899
     Income taxes payable                                                                     -                 179,455
     Deferred income tax liability                                                            -                  48,938
     Miscellaneous                                                                        7,941                   6,619
                                                                                    -----------             -----------

                                                                                    $   419,048             $   644,722
                                                                                    ===========             ===========



NOTE 9 - INCOME TAXES

The consolidated provision for income taxes consisted of the following:

                                                                                       1996                    1995
                                                                                    -----------             -----------
     Currently payable:
          Federal                                                                   $   234,044             $   284,168
          State                                                                          40,063                  48,644
                                                                                    -----------             -----------
                                                                                        274,107                 332,812
                                                                                    -----------             -----------

     Deferred income taxes:
          Federal                                                                        10,789                 (21,270)
          State                                                                           1,847                  (3,641)
                                                                                    -----------             -----------
                                                                                         12,636                 (24,911)
                                                                                    -----------             -----------

          Total                                                                     $   286,743             $   307,901
                                                                                    ===========             ===========



                BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY
                     CONSOLIDATED AND PARENT COMPANY ONLY

                        NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995




NOTE 9 - INCOME TAXES (Continued)

The following is a reconciliation of income tax rates that would result if federal and state statutory rates were applied to income before income tax expense using the regular tax system:

                                                                                   1996                    1995
                                                                                   -----                   -----
     Statutory rate                                                                34.0%                   34.0%
     Increase (decrease) resulting from:
          Effect of tax-exempt income                                              (2.0%)                  (1.3%)
          State tax - net of federal benefit                                        3.5%                    3.5%
          Other (net)                                                              (1.3%)                   (.3%)
                                                                                   -----                    ----

                                                                                   34.2%                    35.9%
                                                                                   =====                    ====


The components of the deferred income tax asset (liability) included in the statements of financial condition were:

                                                                                       1996                     1995
                                                                                    -----------             -----------
     Deferred income tax asset:
          Federal                                                                   $    87,363             $    22,873
          State                                                                          14,954                   3,915
                                                                                    -----------             -----------
                                                                                        102,317                  26,788
                                                                                    -----------             -----------

     Deferred income tax liability:
          Federal                                                                       (85,204)                (64,658)
          State                                                                         (14,586)                (11,068)
                                                                                    -----------             -----------
                                                                                        (99,790)                (75,726)
                                                                                    -----------             -----------

     Net deferred income tax asset (liability)                                      $     2,527             $   (48,938)
                                                                                    ===========             ===========

                BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY
                     CONSOLIDATED AND PARENT COMPANY ONLY

                        NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995

NOTE 9 - INCOME TAXES (Continued)

The tax effects of each type of income and expense item that gave rise to deferred taxes are:

                                                                                        1996                    1995
                                                                                    -----------             -----------
     Net unrealized gain (loss) on
          securities available-for-sale                                             $    43,120             $    (5,854)
     Depreciation                                                                       (43,245)                (45,399)
     Cash versus accrual for tax                                                        (56,545)                (20,348)
     Allowance for credit losses                                                         47,863                  86,788
     Other                                                                               11,334                 (64,125)
                                                                                    -----------             -----------

     Net deferred income tax asset (liability)                                      $     2,527             $   (48,938)
                                                                                    ===========             ===========

The Company has adopted an income tax allocation agreement, which calls for allocating income tax expense between members of the consolidated group as if each member filed a separate income tax return. In 1996 and 1995, no allocation of income tax expense was made to the parent company since the amounts were immaterial.


NOTE 10 - EMPLOYEE BENEFIT PLAN

The Bank sponsors a 401(k) Profit Sharing Plan that covers substantially all employees. Bank contributions under this plan are made at the discretion of the Board of Directors. During 1996 and 1995, the employer contribution approved by the Board of Directors amounted to 50% of a participant's contributions, subject to a maximum of 3% of the participant's salary. The 401(k) Profit Sharing Plan is a prototype plan and has been approved by the Internal Revenue Service.

The Bank funds the annual expense through contributions to the plan. The matching contribution for 1996 is estimated at $14,000. The amount of matching contribution paid in 1996 for 1995 totalled $7,161. The amounts included in salaries and employee benefits as pension expense for 1996 and 1995 totalled $7,011 and $7,261, respectively.

                BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY
                     CONSOLIDATED AND PARENT COMPANY ONLY

                        NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995



NOTE 11 - RELATED PARTY TRANSACTIONS

The Bank has entered into transactions with its directors, executive officers, significant shareholders and their affiliates (Related Parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

The aggregate extensions of credit to such related parties at December 31, 1996 and 1995, were $1,331,755 and $1,268,845, respectively. During 1996, extensions of credit to such parties amounted to $738,831 and repayments amounted to $675,921. Unfunded commitments to the same parties totalled $566,367 at December 31, 1996.


NOTE 12 - COMMITMENTS AND CONTINGENCIES

The Company's consolidated financial statements do not reflect various commitments and contingent liabilities that arise in the normal course of business and involve elements of credit risk, interest rate risk, and liquidity risk. These commitments and contingent liabilities of the Bank, which include unfunded commitments to related parties (see Note 11), are commitments to extend credit and commercial and standby letters of credit. A summary of the Bank's commitments and contingent liabilities at December 31, 1996, follows:

         Commitments to extend credit                            $2,413,648
         Commercial and standby letters of credit                    73,680
                                                                 ----------

                                                                 $2,487,328
                                                                 ==========

                BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY
                     CONSOLIDATED AND PARENT COMPANY ONLY

                        NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995



NOTE 12 - COMMITMENTS AND CONTINGENCIES (Continued)

Commitments to extend credit and commercial letters of credit all include exposure to some credit loss in the event of non-performance of the customer. The Bank's credit policies and procedures for credit commitments and financial guarantees are the same as those for extension of credit instruments that are recorded in the Consolidated Statements of Financial Condition. In the opinion of management, these instruments do not generally present any significant liquidity risk to the Bank. The Bank's experience has been that approximately 70% to 80% of loan commitments are drawn upon by customers. The Bank did not incur any losses on its commitments in either 1996 or 1995.

The Company is a party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the financial position of the Company.

The Bank has confirmed overnight Federal Funds accommodation lines of credit in the amounts of $650,000 with Independent Bankers' Bank of Florida ("IBB") and $500,000 with Compass Bank. The accommodation lines are unsecured and subject to ongoing financial analysis and market conditions. Therefore, the accommodation lines are not a contractual commitment by IBB or Compass Bank.

The Bank has entered into a purchase/resale agreement with IBB that allows the Bank to sell certain types of securities, in lieu of borrowing, on the condition that those securities be resold to the Bank at an agreed upon future time and price. At December 31, 1996, no such securities had been sold by the Bank under the purchase/resale agreement.


NOTE 13 - CONCENTRATIONS OF CREDIT

Substantially all of the Bank's loans, commitments, and commercial and standby letters of credit have been granted to customers in the Bank's market area. Substantially all such customers are depositors of the Bank. The concentrations of credit by type of loan are set forth in Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Letters of credit were granted to commercial borrowers. The Bank, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of its legal lending limit.

                BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY
                     CONSOLIDATED AND PARENT COMPANY ONLY

                        NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995



NOTE 14 - REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 1996, approximately $1,454,000 of retained earnings were available for dividend declaration without prior regulatory approval.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1996, the most recent notification from the Office of the Comptroller of the Currency ("OCC") categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY
                     CONSOLIDATED AND PARENT COMPANY ONLY

                        NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995



NOTE 14 - REGULATORY MATTERS (Continued)

The Bank's actual capital amounts (dollars in thousands) and ratios are also presented in the table below:

                                                                                             To be Well Capitalized
                                                                           For Capital       Under Prompt Corrective
                                                      Actual           Adequacy Purposes:       Action Provisions:
                                                      ------           -----------------        ----------------
                                                Amount      Ratio       Amount      Ratio     Amount       Ratio
                                                -----------------      ------------------    ----------------------
As of December 31, 1996:
   Total Capital (to Risk Weighted Assets)      $3,952      12.12%       >=$2,609    >=8.0%    >=$3,262    >=10.0%
   Tier I Capital (to Risk Weighted Assets)     $3,544      10.87%       >=$1,305    >=4.0%    >=$1,957    >= 6.0%
   Tier I Capital (to Average Assets)           $3,544       7.37%       >=$1,442    >=4.0%    >=$2,403    >= 5.0%

As of December 31, 1995:
   Total Capital (to Risk Weighted Assets)      $3,271      11.69%       >=$2,239    >=8.0%    >=$2,799    >=10.0%
   Tier I Capital (to Risk Weighted Assets)     $2,921      10.43%       >=$1,120    >=4.0%    >=$1,680    >= 6.0%
   Tier I Capital (to Average Assets)           $2,921       6.74%       >=$1,299    >=4.0%    >=$2,165    >= 5.0%



NOTE 15 - STOCK DIVIDEND

On February 21, 1996, the Company's Board of Directors declared a stock dividend payable at a rate of 2.5% of shares issued and outstanding to stockholders of record on February 29, 1996, payable on or before March 21, 1996. Cash in lieu of fractional shares was paid at the rate of $14.56 per share, which was the estimated fair market value at that time. The total cash paid in lieu of fractional shares amounted to $1,935.

On February 15, 1995, the Company's Board of Directors declared a stock dividend payable at a rate of 2.5% of shares issued and outstanding to stockholders of record on February 16, 1995, payable on or before March 16, 1995. Cash in lieu of fractional shares was paid at the rate of $12.73 per share, which was the estimated fair market value at that time. The total cash paid in lieu of fractional shares amounted to $1,589.

NOTE 16 - STOCK OPTION PLAN

The Company has adopted a Stock Option Plan (as amended) that permits certain directors to purchase additional shares of the Company's common stock at a purchase price of $10.00 per share. The number of shares permitted for purchase by each participant originated at 2,750 shares, and has been adjusted for subsequent stock dividends according to the terms of the plan. At December 31, 1996, the approximate number of shares under this plan totalled 3,035 shares per participant. Options totalling approximately 18,213 shares are outstanding and exercisable until the expiration date, which has been extended until June 30, 1998.

                BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY
                     CONSOLIDATED AND PARENT COMPANY ONLY

                        NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995



NOTE 16 - STOCK OPTION PLAN (Continued)

For the year ended December 31, 1996, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), became effective. SFAS 123 permits application of the accounting requirements of an earlier issued APB Opinion No. 25 and, accordingly, no compensation cost has been recognized in 1996 or 1995. However, the Company must comply with certain additional disclosures under SFAS 123. A summary of the disclosures follows:

                                                                     Number             Weighted Average
                                                                    of Shares            Exercise Price
                                                                    ---------           ---------------
     Outstanding at December 31, 1994                                 17,335               $     10.00
     Increase due to stock dividend                                      431                     10.00
                                                                      ------               -----------
     Outstanding at December 31, 1995                                 17,766                     10.00
     Increase due to stock dividend                                      447                     10.00
                                                                      ------               -----------
     Outstanding at December 31, 1996                                 18,213               $     10.00
                                                                      ======               ===========


All outstanding options were fully vested and exercisable at December 31, 1996, 1995, and 1994, with a weighted average remaining contractual life of 18 months at December 31, 1996. Since no additional options have been granted or exercised in 1996 or 1995, net income and earnings per share would not differ from reported results had the Company adopted the accounting treatment under SFAS 123.



NOTE 17 - PREFERRED STOCK

In addition to the 1,000,000 shares of authorized common stock, the Company's articles of incorporation authorize up to 500,000 shares of non-voting preferred stock at $1.00 par value. The Board of Directors are further authorized to establish designations, powers, preferences, rights, and other terms for preferred stock by resolution.

On March 26, 1986, the Board of Directors, designated 2,000 shares as Redeemable Preferred Stock, Series 1 ("Series 1"). Series 1 shares have no voting or conversion rights and pay no dividends. However, Series 1 shares have preference on liquidation at the rate of $10 per share after January 1, 1987.

No shares of preferred stock, including Series 1 shares, have been issued.

                BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY
                     CONSOLIDATED AND PARENT COMPANY ONLY

                        NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995



NOTE 18 - TREASURY STOCK

Treasury stock is shown at cost, and as of December 31, 1996 and 1995, consisted of 4,724 shares of common stock at a recorded cost of $12.50 per share. There were no treasury stock transactions during 1996 or 1995.


NOTE 19 - BRANCH ACQUISITION

In 1995, the Company entered into negotiations with First of America Bank - Florida, FSB ("FOAB"), to acquire certain assets and assume deposit liabilities and related accrued interest of FOAB's Lake Placid Branch ("Branch"). The Branch acquisition was approved by the OCC and the Company's Board of Directors, and consummated on December 15, 1995. A summary of the transaction follows:

     Liabilities Assumed:
          Deposits                                $11,203,790
          Accrued interest payable                     86,589
                                                  -----------
                                                   11,290,379
                                                  -----------

     Less Assets Purchased:
          Branch cash on hand                          36,910
          Personal property                            15,664
          Real property                               275,542
          Core deposit premium                        412,826
          Goodwill                                    371,439
          Loans and accrued interest                    3,939
                                                  -----------
                                                    1,116,320
                                                  -----------

     Less Expenses at Closing:                          1,789
                                                  -----------

          Cash Received at Closing                $10,172,270
                                                  ===========

                BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY
                     CONSOLIDATED AND PARENT COMPANY ONLY

                        NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995



NOTE 20 - SUBSEQUENT EVENTS


The Company has signed an agreement with CNB Financial Corporation to merge. The merger is anticipated to be accounted for as a purchase by the Company and is expected to be consummated in 1997 subject to regulatory approval. The terms of the merger are outlined in the agreement. The purchase is based on the fair market values of the Company and CNB Financial Corporation determined by independent experts.

Subsequent to the issuance of the Company's and parent company only financial statements for 1996 and our report thereon dated January 24, 1997, the Company was required to make additional disclosures for its filing of Form S-4 Registration Statement pursuant to the Securities Act of 1933, as amended. The additional disclosures related to the fair value of financial instruments (Note
1) and stock options (Note 16) had no effect on the Company's financial position or results of operations for 1996 or 1995.

                    CNB FINANCIAL CORPORATION AND SUBSIDIARY

               CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                                          June 30,
                                                                                               --------------------------
                                                                                                 1997              1996
                                                                                               --------         ---------
ASSETS
Cash and cash equivalents                                                                      $  1,824          $  1,837
Federal funds sold                                                                                6,623             4,264
Investment securities available-for-sale at fair value                                            5,595             6,881
Mortgage-backed securities available-for-sale at fair value                                         268               326
Loans receivable less allowance for credit losses                                                33,134            31,561
Accrued interest receivable                                                                         390               380
Bank premises and equipment - net                                                                   997             1,076
Other real estate owned                                                                             173               495
Other assets                                                                                        458               627
                                                                                               --------          --------

     TOTAL                                                                                     $ 49,462          $ 47,447
                                                                                               ========          ========


LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
     Noninterest-bearing                                                                       $  7,222          $  6,498
     Interest-bearing                                                                            37,425            36,241
                                                                                               --------          --------

     Total deposits                                                                              44,647            42,739

Accrued interest on deposits                                                                        221               226
Other accrued expenses and liabilities                                                              316               394
                                                                                               --------          --------

     Total liabilities                                                                           45,184            43,359
                                                                                               --------          --------

Commitments and contingencies                                                                         -                 -
                                                                                               --------          --------

Stockholders' equity:
     Common stock                                                                                     4                 4
     Additional paid-in-capital                                                                   1,196             1,196
     Retained earnings                                                                            3,106             2,943
     Unrealized loss on available-for-sale securities                                               (28)              (55)
                                                                                               --------          --------

     Total stockholders' equity                                                                   4,278             4,088
                                                                                               --------          --------

     TOTAL                                                                                     $ 49,462          $ 47,447
                                                                                               ========          ========


Book value per common share                                                                    $  10.28          $   9.82
                                                                                               ========          ========

Common shares outstanding                                                                       416,279           416,279
                                                                                               ========          ========


                           CNB FINANCIAL CORPORATION
            CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)


                                                                                                  For the six months ended
                                                                                                         June 30,
                                                                                                  -----------------------
                                                                                                   1997              1996
                                                                                                 ------            ------
Interest and fees on loans                                                                       $ 1,600            $ 1,495
Investment income on investment and mortgage-backed securities                                       188                202
Other interest income                                                                                116                136
                                                                                                 -------            -------

              Total interest income                                                                1,904              1,833

Interest expense on deposits                                                                         853                862
                                                                                                 -------            -------

              Net interest income before provision for credit losses                               1,051                971

Provision for credit losses                                                                           16                 16
                                                                                                 -------            -------

              Net interest income                                                                  1,035                955
                                                                                                 -------            -------


Fees and service charges                                                                             210                222
Other income                                                                                          23                 45
                                                                                                 -------            -------

         Total other income                                                                          233                267
                                                                                                 -------            -------

Other expenses:
     Salaries and employee benefits                                                                  531                505
     Expenses of bank premises and fixed assets                                                      229                150
     Other operating expenses                                                                        286                314
                                                                                                 -------            -------

              Total other expenses                                                                 1,046                969
                                                                                                 -------            -------

Income before provision for income taxes                                                             222                253

Provision for income taxes                                                                            70                 94
                                                                                                 -------            -------

Net income                                                                                       $   152            $   159
                                                                                                 =======            =======

Earnings per share                                                                               $  0.37            $  0.38
                                                                                                 =======            =======

Weighted average common shares outstanding during period                                         416,279            416,279
                                                                                                 =======            =======

                           CNB FINANCIAL CORPORATION
          CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
                             (DOLLARS IN THOUSANDS)



                                                                                                  For the six months ended
                                                                                                        June 30,
                                                                                                --------------------------
                                                                                                  1997              1996
                                                                                                -------           --------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                                       $   370           $   727
                                                                                                -------           -------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Net (increase) decrease in:
         Federal funds sold                                                                      (5,585)           (2,369)
         Investment securities                                                                    1,124              (840)
         Loans                                                                                    1,004              (181)
     Purchases of premises and equipment, net                                                       (43)              (31)
     Net increase in other real estate                                                             (113)             (266)
                                                                                                -------           -------

         NET CASH USED BY INVESTING ACTIVITIES                                                   (3,613)           (3,687)
                                                                                                -------           -------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Net increase in deposits                                                                     2,645             1,947
                                                                                                -------           -------

         NET CASH PROVIDED BY FINANCING ACTIVITIES                                                2,645             1,947
                                                                                                -------           -------

NET DECREASE IN CASH AND CASH EQUIVALENTS                                                          (598)           (1,013)

CASH AND CASH EQUIVALENTS AT JANUARY 1                                                            2,422             2,850
                                                                                                -------           -------

CASH AND CASH EQUIVALENTS AT JUNE 30                                                            $ 1,824           $ 1,837
                                                                                                =======           =======

                   CNB FINANCIAL CORPORATION AND SUBSIDIARY
          NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                             JUNE 30, 1997 AND 1996


NOTE 1 - ACCOUNTING POLICIES


The consolidated financial statements include the accounts of CNB Financial Corporation (the "Company") and its wholly owned subsidiary Clewiston National Bank (the"Bank"). The information contained in the financial statements is unaudited. In the opinion of management, all adjustments have been made (consisting only of normal recurring accruals) necessary to present a fair statement of the results for interim periods. The results for interim periods are not necessarily indicative of trends or results to be expected for a full year. It is suggested that these financial statements and notes be read in conjunction with the Company's financial statements for the year ended December 31, 1996.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for credit losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans ("Other Real Estate Owned"). In connection with the determination of the allowances for credit losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Management does not anticipate that the allowances for credit losses on loans and foreclosed real estate will change materially in the near term.

Fair Value of Financial Instruments

Financial instruments of the Company consist of cash, due from banks, federal funds sold, investment securities, loans receivable, accrued interest receivable, deposits, accrued interest payable, and off-balance sheet commitments such as commitments to extend credit and standby letters of credit. Management considers the cost of providing estimated fair values by each class of financial instrument to exceed the benefits derived. In management's opinion, the carrying amount of financial instruments approximates fair value.

                   CNB FINANCIAL CORPORATION AND SUBSIDIARY
          NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                             JUNE 30, 1997 AND 1996



NOTE 1 - ACCOUNTING POLICIES (Continued)

Investment Securities Available-for-Sale

Available-for-sale securities consist of bonds, notes, debentures, and certain equity securities not classified as trading securities nor as held-to-maturity securities.

Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of stockholders' equity until realized.

Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method.

Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs. Unearned discounts on installment loans are recognized as income over the term of the loans using a method that approximates the interest method. Nonrefundable loan fees and certain direct loan origination costs are deferred and the net amount is recognized into income over the life of the loans as a yield adjustment.

The Bank has adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan. For a loan considered impaired under FASB Statement No. 114, its value generally should be measured based on the present value of expected cash flows discounted at the loan's effective interest rate. As a practical expedient, however, the loan's value may be based on (i) the loan's market price or (ii) the fair value of the loan's collateral, less discounted estimated costs to sell, if the collateral is expected to be the sole source of repayment. If the value of the loan is less than the recorded investment in the loan, a loss should be recognized by recording a valuation allowance and a corresponding increase to the provision for credit losses charged to operating expenses. Management considers a loan to be impaired if it is probable that the Bank will be unable to collect all amounts due under the contractual terms of the loan agreement.

                   CNB FINANCIAL CORPORATION AND SUBSIDIARY
          NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                             JUNE 30, 1997 AND 1996



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans are place on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

Foreclosed Real Estate

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate.

Income Taxes

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Premises and Equipment

Land is carried at cost. Bank premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method.

Off-Balance-Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, and commercial and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

                   CNB FINANCIAL CORPORATION AND SUBSIDIARY
             NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                            JUNE 30, 1997 AND 1996



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)


Cash and Cash Equivalents


For the purpose of presentation in the statements of cash flows, cash and cash equivalents are defined as those amounts included in the statements of condition caption "Cash and due from banks."


NOTE 2 - LOANS

Loans at June 30 consist of (dollars in thousands):

                                                                                    1997             1996
                                                                                  --------          -------
         Commercial loans                                                         $  5,541          $  4,453
         Commercial real estate loans                                                3,476             3,274
         Residential mortgage loans                                                 19,830            19,475
         Consumer loans                                                              4,800             4,800
                                                                                  --------          --------
                  Total loans, gross                                                33,647            32,002
         Unearned income                                                               (45)              (50)
         Allowance for credit losses                                                  (468)             (391)
                                                                                  --------          --------
                  Net loans                                                       $ 33,134          $ 31,561
                                                                                  ========          ========


NOTE 3 - ALLOWANCE FOR CREDIT LOSSES

The Company's Board of Directors monitors the loan portfolio quarterly in order to enable it to evaluate the adequacy of the allowance for credit losses. In addition to reviews by regulatory agencies and the Company's certified public accountants, the services of outside lending professionals have been engaged to assist in the valuation of credit quality and loan administration. These professionals compliment the system implemented by the Company which identifies potential problem credits as early as possible, categorizes the credits as to risk, and puts a reporting process in place to monitor the progress of the credits.

The Company maintains the allowance for credit losses at a level sufficient to absorb all estimated losses inherent in the loan portfolio. Activity in the allowance for loan losses from January 1 through June 30 follows (dollars in thousands):


                                                                                    1997              1996
                                                                                  --------          -------
         Balance, January 1,                                                        $ 475             $ 436
         Recoveries                                                                    14                56
         Chargeoffs                                                                   (37)             (117)
         Provision charged to expense                                                  16                16
                                                                                    -----             -----

         Balance, June 30                                                           $ 468             $ 391
                                                                                    =====             =====

                   CBN FINANCIAL CORPORATION AND SUBSIDIARY
             NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                            JUNE 30, 1997 AND 1996


NOTE 4 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK


The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments included commitments to extend credit. Those instruments involve, to varying degrees, elements of credit, and interest rate risk in excess of the amounts recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

Financial instruments at June 30, 1997, consisted of commitments to extend credit approximating $3.1 million and letters of credit of $89,000.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

             [STEVENS, THOMAS, SCHEMER & SPARKS, P.A. LETTERHEAD]




                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders
CNB Financial Corporation
Clewiston, Florida

We have audited the accompanying consolidated statements of condition of CNB Financial Corporation and Subsidiary (the "Company") and the balance sheets of CNB Financial Corporation (parent company only) as of December 31, 1996 and 1995, and the related consolidated and parent company only statements of income, changes in stockholders' equity, and cash flows for the years then ended. These consolidated and parent company only financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated and parent company only financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated and parent company only financial statements referred to above present fairly, in all material respects, the financial position of the CNB Financial Corporation and Subsidiary and CNB Financial Corporation (parent company only) as of December 31, 1996 and 1995, and the results of its consolidated and parent company only operations and their consolidated and parent company only cash flows for the years then ended in conformity with generally accepted accounting principles.

As more fully described in Note 16, subsequent to the issuance of the Company's and parent company only 1996 financial statements and our report thereon dated February 13, 1997, the Bank was required to make a regulatory addition to the allowance for credit losses and to make additional disclosures for its filing of Form S-4 Registration Statement pursuant to the Securities Act of 1933, as amended. In our original report we expressed an unqualified opinion on the 1996 financial statements, and our opinion on the revised statements, as expressed herein, remains unqualified.


Stevens, Thomas, Schemer & Sparks, P.A.
---------------------------------------
Jacksonville, Florida
February 13, 1997, except as to the fourth paragraph above and Notes 1, 2, 3, 12 and 16, which are as of August 15, 1997

                    CNB FINANCIAL CORPORATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CONDITION
                           DECEMBER 31, 1996 AND 1995


                                     ASSETS

                                                                                   1996                1995
                                                                               -----------         -----------
Cash and due from banks                                                        $ 2,422,099         $ 2,849,864
Interest-bearing deposits with banks                                                     -             485,721
Federal funds sold                                                               1,038,000           1,895,000
Investment securities available-for-sale, at fair value                          6,995,921           6,439,009
Loans less allowance for credit losses of $474,613
     in 1996, and $435,670 in 1995                                              34,154,467          31,396,007
Accrued interest receivable                                                        412,293             380,159
Premises and equipment - net                                                     1,012,577           1,115,443
Foreclosed real estate                                                              60,484             229,120
Other assets                                                                       704,021             539,333
                                                                               -----------         -----------

              TOTAL                                                            $46,799,862         $45,329,656
                                                                               ===========         ===========


                                               LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
     Demand deposits                                                           $13,713,125         $12,070,505
     Savings and NOW accounts                                                    6,153,065           6,420,423
     Other time deposits                                                        22,135,728          22,301,138
                                                                               -----------         -----------

         Total deposits                                                         42,001,918          40,792,066

     Accrued expenses and other liabilities                                        663,638             536,699
                                                                               -----------         -----------

         Total liabilities                                                      42,665,556          41,328,765
                                                                               -----------         -----------

Commitments and contingencies                                                            -                   -
                                                                               -----------         -----------

Stockholders' equity:
     Common stock; $.01 par value; 10,000,000 shares
         authorized; 416,279 shares issued and outstanding                           4,163               4,163
     Capital surplus                                                             1,195,837           1,195,837
     Unrealized gains (losses) on securities available-for-sale                    (19,105)             16,945
     Retained earnings                                                           2,953,411           2,783,946
                                                                               -----------         -----------

         Total stockholders' equity                                              4,134,306           4,000,891
                                                                               -----------         -----------

              TOTAL                                                            $46,799,862         $45,329,656
                                                                               ===========         ===========


                See accompanying notes to financial statements.

                    CNB FINANCIAL CORPORATION AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


                                                                                    1996                1995
                                                                                ----------          -----------
INTEREST INCOME:
     Loans receivable                                                           $3,019,399          $2,798,685
     Securities available-for-sale                                                 415,151             449,894
     Federal funds sold                                                            182,873             155,305
     Deposits with banks                                                            12,049              18,893
                                                                                ----------          ----------

         Total interest income                                                   3,629,472           3,422,777
                                                                                ----------          ----------

INTEREST EXPENSE:
     Deposits                                                                    1,700,843           1,609,774
     Federal funds purchased                                                             -                 378
                                                                                ----------          ----------

         Total interest expense                                                  1,700,843           1,610,152
                                                                                ----------          ----------

NET INTEREST INCOME                                                              1,928,629           1,812,625

PROVISION FOR LOAN LOSSES                                                          128,003              94,322
                                                                                ----------          ----------

NET INTEREST INCOME AFTER PROVISION
     FOR LOAN LOSSES                                                             1,800,626           1,718,303
                                                                                ----------          ----------

NON-INTEREST INCOME:
     Customer service fees                                                         402,333             484,855
     Other income                                                                  137,578              33,202
     Security losses                                                                     -                (901)
                                                                                ----------          ----------

         Total non-interest income                                                 539,911             517,156
                                                                                ----------          ----------

NON-INTEREST EXPENSES:
     Salaries                                                                      790,547             792,201
     Employee benefits                                                             200,671             214,122
     Occupancy expense                                                             131,240              78,347
     Furniture and fixtures expense                                                155,292             206,593
     Deposit insurance premium                                                      29,051              65,534
     Other expenses                                                                849,635             535,661
                                                                                ----------          ----------

         Total non-interest expenses                                             2,156,436           1,892,458
                                                                                ----------          ----------

INCOME BEFORE PROVISION FOR INCOME TAXES                                           184,101             343,001

PROVISION FOR INCOME TAXES                                                          14,636             107,524
                                                                                ----------          ----------

NET INCOME                                                                      $  169,465          $  235,477
                                                                                ==========          ==========

EARNINGS PER SHARE                                                              $      .41          $      .57
                                                                                ==========          ==========


                See accompanying notes to financial statements.

                    CNB FINANCIAL CORPORATION AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995



                                 COMMON STOCK                           NET                                 TOTAL
                               -------------------      CAPITAL      UNREALIZED        RETAINED         STOCKHOLDERS'
                               SHARES       AMOUNT      SURPLUS     GAINS/LOSSES       EARNINGS            EQUITY
                               -------      ------    ----------    ------------      ----------       -------------
Balance,
  December 31, 1994            396,583      $3,966    $1,196,034      $ (64,832)      $2,548,469       $3,683,637
Net income                           -           -             -              -          235,477          235,477

Increase in unrealized gain
  on investment securities
  available-for-sale, net of
  deferred taxes                     -           -             -         81,777                -           81,777

Stock split effected by a
  dividend                      19,696         197          (197)             -                -                -
                               -------      ------    ----------      ---------       ----------       ----------

Balance,
  December 31, 1995            416,279       4,163     1,195,837         16,945        2,783,946        4,000,891

Net income                           -           -             -              -          169,465          169,465

Increase in unrealized loss
  on investment securities
  available-for-sale, net of
  deferred taxes                     -           -             -        (36,050)               -          (36,050)
                               -------      ------    ----------      ---------       ----------       ----------

Balance,
  December 31, 1996            416,279      $4,163    $1,195,837      $ (19,105)      $2,953,411       $4,134,306
                               =======      ======    ==========      =========       ==========       ==========











                      See accompanying notes to financial statements.

                   CNB FINANCIAL CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                                    1996                1995
                                                                               -----------         ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                                $   169,465         $   235,477
     Adjustments to reconcile net income to net cash
        provided by operating activities:
         Depreciation                                                              118,145             141,783
         Amortization                                                                5,063              15,191
         Provision for credit losses                                               128,003              94,322
         Provision for losses on foreclosed properties                               6,174                   -
         Net loss on sale of foreclosed properties                                   6,973               2,066
         Deferred income taxes                                                     (71,460)             13,766
         Net realized loss on available-for-sale securities                              -                 901
         Net premium amortization and discount accretion                            (3,301)            (44,709)
         Increase in accrued interest receivable                                   (32,134)           (118,588)
         (Increase) decrease in other assets                                       (79,720)            100,651
         Increase (decrease) in accrued expenses and other liabilities             126,939             (83,516)
                                                                               -----------         -----------

NET CASH PROVIDED BY OPERATING ACTIVITIES                                          374,147             357,344
                                                                               -----------         -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Net decrease (increase) in interest-bearing deposits with banks               485,721            (485,721)
     Net decrease in federal funds sold                                            857,000           1,198,000
     Proceeds from sales of available-for-sale securities                                -           1,500,313
     Proceeds from the maturity of available-for-sale securities                 5,378,765           4,649,876
     Purchase of available-for-sale securities                                  (5,986,996)         (7,068,295)
     Net increase in loans                                                      (2,938,123)         (2,139,375)
     Net purchases of premises and equipment                                       (15,279)            (27,305)
     Proceeds from sale of foreclosed properties                                   207,148              93,052
                                                                               -----------         -----------

NET CASH USED BY INVESTING ACTIVITIES                                           (2,011,764)         (2,279,455)
                                                                               -----------         -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Net increase (decrease) in non-interest bearing demand,
         savings, and NOW deposit accounts                                       1,375,262            (658,348)
     Net increase (decrease) in time deposits                                     (165,410)          3,012,680
                                                                                -----------         -----------

NET CASH PROVIDED BY FINANCING ACTIVITIES                                        1,209,852           2,354,332
                                                                               -----------         -----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                              (427,765)            432,221

CASH AND CASH EQUIVALENTS AT JANUARY 1                                           2,849,864           2,417,643
                                                                                ----------         -----------

CASH AND CASH EQUIVALENTS AT DECEMBER 31                                       $ 2,422,099         $ 2,849,864
                                                                               ===========         ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Cash paid during the year for:
         Interest                                                              $ 1,695,716         $ 1,596,723
                                                                               ===========         ===========

         Income taxes                                                          $   169,330         $    67,078
                                                                               ===========         ===========






                See accompanying notes to financial statements.

                           CNB FINANCIAL CORPORATION
                             (PARENT COMPANY ONLY)

                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995



                                    ASSETS

                                                                                   1996                1995
                                                                               -----------         -----------
Cash                                                                           $    12,674         $    12,874
Investment in subsidiary, at equity                                              4,107,223           3,970,526
Other assets                                                                        14,409              17,491
                                                                               -----------         -----------

         TOTAL                                                                 $ 4,134,306         $ 4,000,891
                                                                               ===========         ===========



                             STOCKHOLDERS' EQUITY


Stockholders' equity:
     Common stock; $.01 par value; 10,000,000 shares
         authorized; 416,279 shares issued and outstanding                     $     4,163         $     4,163
     Capital surplus                                                             1,195,837           1,195,837
     Unrealized gains (losses) on securities available-
         for-sale                                                                  (19,105)             16,945
     Retained earnings                                                           2,953,411           2,783,946
                                                                               -----------         -----------

         TOTAL                                                                 $ 4,134,306         $ 4,000,891
                                                                               ===========         ===========















                See accompanying notes to financial statements.

                           CNB FINANCIAL CORPORATION
                             (PARENT COMPANY ONLY)

                              STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


                                                                                1996                  1995
                                                                                ----                  ----
Dividend and other income:
     Dividend income from subsidiary                                           $         -          $        -

Expenses
     Other expenses                                                                  5,263              16,505
                                                                                ----------          ----------

         Loss before income taxes and equity in
            undistributed earnings of subsidiary                                    (5,263)            (16,505)

Equity in undistributed earnings of subsidiary                                     172,747             245,771
                                                                                ----------          ----------

Income before income taxes                                                         167,484             229,266

Income taxes                                                                        (1,981)             (6,211)
                                                                                ----------          ----------

Net income                                                                      $  169,465          $  235,477
                                                                                ==========          ==========

Earnings per share                                                              $      .41          $      .57
                                                                                ==========          ==========







                See accompanying notes to financial statements.

                    CNB FINANCIAL CORPORATION AND SUBSIDIARY
                             (PARENT COMPANY ONLY)

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995



                                  COMMON STOCK                             NET                              TOTAL
                               -------------------      CAPITAL        UNREALIZED     RETAINED          STOCKHOLDERS'
                               SHARES       AMOUNT      SURPLUS       GAINS/LOSSES    EARNINGS             EQUITY
                               ------       ------    ----------      ------------    --------          -------------
Balance,
  December 31, 1994            396,583      $3,966    $1,196,034      $( 64,832)      $2,548,469       $3,683,637

Net income                           -           -             -              -          235,477          235,477

Increase in unrealized gain
  on investment securities
  available-for-sale, net of
  deferred taxes                     -           -             -         81,777                -           81,777

Stock split effected by a
  dividend                      19,696         197          (197)             -                -                -
                               -------      ------    ----------      ---------       ----------       ----------

Balance,
  December 31, 1995            416,279       4,163     1,195,837         16,945        2,783,946        4,000,891

Net income                           -           -             -              -          169,465          169,465

Increase in unrealized loss
  on investment securities
  available-for-sale, net of
  deferred taxes                     -           -             -        (36,050)               -          (36,050)
                               -------      ------    ----------      ---------       ----------

Balance,
  December 31, 1996            416,279      $4,163    $1,195,837      $ (19,105)      $2,953,411       $4,134,306
                               =======      ======    ==========      =========       ==========       ==========























                See accompanying notes to financial statements.

                           CNB FINANCIAL CORPORATION
                             (PARENT COMPANY ONLY)

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


                                                                                    1996                1995
                                                                                 ---------           ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Net income                                                                  $ 169,465           $ 235,477
     Adjustments to reconcile net income to net income
         provided by investing activities:
              Amortization                                                           5,063              15,191
              Equity in undistributed earnings                                    (172,747)           (245,771)
              Increase in other assets                                              (1,981)             (6,210)
                                                                                 ---------           ---------

     NET CASH (USED) BY INVESTING ACTIVITIES                                          (200)             (1,313)
                                                                                 ---------           ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Dividends paid                                                                      -                   -
                                                                                 ---------           ---------

NET DECREASE IN CASH AND CASH EQUIVALENTS                                             (200)             (1,313)

CASH AND CASH EQUIVALENTS AT JANUARY 1                                              12,874              14,187
                                                                                 ---------           ---------

CASH AND CASH EQUIVALENTS AT DECEMBER 31                                         $  12,674           $  12,874
                                                                                 =========           =========























                See accompanying notes to financial statements.

                   CNB FINANCIAL CORPORATION AND SUBSIDIARY
               CNB FINANCIAL CORPORATION (PARENT COMPANY ONLY)

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of CNB Financial Corporation and Subsidiary (the "Company") conform to generally accepted accounting principles and prevailing practices within the banking industry. The Company carries its assets and liabilities on the historical cost basis, except for investment securities available-for-sale and foreclosed real estate, and follows the accrual method of accounting.

The Bank is a national banking association with its main office at 950 W. Ventura Avenue, Clewiston, Florida. In addition, the Bank has one branch each located in Clewiston, LaBelle, and Moore Haven, Florida.

The Bank's primary trade area encompasses Hendry, Glades, and Palm Beach Counties. The majority of the Bank's loans are currently to customers located in Hendry and Glades Counties.

Basis for Consolidation

The consolidated financial statements include the accounts of CNB Financial Corporation and its subsidiary, Clewiston National Bank (the Bank), after elimination of all material intercompany accounts and transactions.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for credit losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for credit losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Management does not anticipate that the allowances for credit losses on loans and foreclosed real estate will change materially in the near term.

                    CNB FINANCIAL CORPORATION AND SUBSIDIARY
                CNB FINANCIAL CORPORATION (PARENT COMPANY ONLY)

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments


Financial instruments of the Bank consist of cash, due from banks, federal funds sold, investment securities, loans receivable, accrued interest receivable, deposits, accrued interest payable, and off-balance sheet commitments such as commitments to extend credit and standby letters of credit. Management considers the cost of providing estimated fair values by each class of financial instrument to exceed the benefits derived. In management's opinion, the carrying amount of financial instruments approximates fair value.

Investment Securities Available-for-Sale

Available-for-sale securities consist of bonds, notes, debentures, and certain equity securities not classified as trading securities nor as held-to-maturity securities.

Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of stockholders' equity until realized.

Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method.

Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs. Unearned discounts on installment loans are recognized as income over the term of the loans using a method that approximates the interest method. Nonrefundable loan fees and certain direct loan origination costs are deferred and the net amount is recognized into income over the life of the loans as a yield adjustment.

The Bank has adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan. For a loan considered impaired under FASB Statement No. 114, its value generally should be measured based on the present value of expected cash flows discounted at the loan's effective interest rate. As a practical expedient, however, the loan's value may be based on (i) the loan's market price or (ii) the fair value of the loan's collateral, less discounted estimated costs to sell, if the collateral is expected to be the sole source of repayment. If the value of the loan is less than the recorded investment in the loan, a loss should be recognized by recording a valuation allowance and a corresponding increase to the provision for credit losses charged to operating expenses. Management considers a loan to be impaired if it is probable that the Bank will be unable to collect all amounts due under the contractual terms of the loan agreement.

                    CNB FINANCIAL CORPORATION AND SUBSIDIARY
                 CNB FINANCIAL CORPORATION (PARENT COMPANY ONLY)

                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans are place on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

Foreclosed Real Estate

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate.


Income Taxes

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Premises and Equipment

Land is carried at cost. Bank premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method.

Earnings Per Share

Earnings per share of common stock is computed by dividing net income by the weighted average of shares of common stock outstanding during the period. The average number of shares outstanding were as follows:

             1996 - 416,279                     1995 - 416,279

                    CNB FINANCIAL CORPORATION AND SUBSIDIARY
                CNB FINANCIAL CORPORATION (PARENT COMPANY ONLY)

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)


Off-Balance-Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, and commercial and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Reclassifications

Certain amounts in 1995 have been reclassified to conform with 1996 presentation.

Cash and Cash Equivalents

For the purpose of presentation in the statements of cash flows, cash and cash equivalents are defined as those amounts included in the statements of condition caption "Cash and due from banks."

NOTE 2 - INVESTMENT SECURITIES

Investment securities consisted of the following:




                                                   Amortized       Unrealized       Unrealized      Approximate
                                                     Cost             Gain             Loss          Fair Value
                                                     ----             ----             ----          ----------
        December 31, 1996:
           U.S. Treasury securities and
             other government agencies             $6,490,317        $10,992        $ (40,479)       $6,460,830
           Mortgage-backed securities                 308,550              -           (1,409)          307,141
           State and political subdivisions           180,000          2,047              (97)          181,950
           Other securities                            46,000              -                -            46,000
                                                   ----------        -------        ---------        ----------
                 Total                             $7,024,867        $13,039        $ (41,985)       $6,995,921
                                                   ==========        =======        =========        ==========

        December 31, 1995:
           U.S. Treasury securities and
             other government agencies             $5,573,148        $11,388        $       -        $5,584,536
           Mortgage-backed securities                 363,269          3,369                -           366,638
           State and political subdivisions           430,918         10,917                -           441,835
           Other securities                            46,000              -                -            46,000
                                                   ----------        -------        ---------        ----------
                Total                              $6,413,335        $25,674        $       -        $6,439,009
                                                   ==========        =======        =========        ==========



Securities with amortized cost of $5,427,849 and $5,238,463, with approximate fair values of $5,390,651 and $5,261,921 at December 31, 1996 and 1995,
respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

                    CNB FINANCIAL CORPORATION AND SUBSIDIARY
                CNB FINANCIAL CORPORATION (PARENT COMPANY ONLY)

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

NOTE 2 - INVESTMENT SECURITIES (Continued)

Gross realized losses on sales of available-for-sale securities were $901 in 1995. There were no gross realized gains or losses in 1996.

The maturities of investment securities at December 31, 1996, were as follows:


                                                                               Amortized           Approximate
                                                                                 Cost               Fair Value
                                                                                 ----               ----------
Available-for-Sale:
     Due in one year or less                                                  $2,085,212            $2,086,927
     Due from one year to five years                                           4,646,180             4,618,097
     Due from five years to ten years                                                  -                     -
     Due after ten years                                                         247,475               244,897
                                                                              ----------            ----------
         Total                                                                 6,978,867             6,949,921

     Other securities                                                             46,000                46,000
                                                                              ----------            ----------
         Total                                                                $7,024,867            $6,995,921
                                                                              ==========            ==========


NOTE 3 - LOANS

The components of loans in the statements of condition were as follows:

                                                                                   1996                  1995
                                                                                   ----                  ----

     Loans secured by 1 to 4-family residential properties                  $18,197,612           $16,530,898
     Loans secured by multi-family and non-farm,
         non-residential properties                                           1,855,552             1,595,356
     Other loans secured by real estate                                       3,598,066             4,406,995
     Commercial and industrial loans                                          5,156,444             3,569,109
     Consumer loans                                                           4,887,310             5,653,950
     Other loans                                                                977,667               133,398
     Unearned income                                                            (43,571)             ( 58,029)
                                                                            -----------           -----------
              Total loans                                                    34,629,080            31,831,677
     Allowance for credit losses                                               (474,613)             (435,670)
                                                                            -----------           -----------
              Net loans                                                     $34,154,467           $31,396,007
                                                                            ===========           ===========


                    CNB FINANCIAL CORPORATION AND SUBSIDIARY
                CNB FINANCIAL CORPORATION (PARENT COMPANY ONLY)

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

NOTE 3 - LOANS (Continued)

An analysis of the changes in the allowance for credit losses follows:

                                                                                   1996                  1995
                                                                                   ----                  ----
     Balance at January 1                                                     $ 435,670             $ 418,090
                                                                              ---------             ---------
     Credits charged off                                                        157,912               (99,921)
     Recoveries                                                                  68,852                23,179
                                                                              ---------             ---------
         Net credits charged off                                                (89,060)              (76,742)
                                                                              ---------             ---------
     Provision for credit losses                                                128,003                94,322
                                                                              ---------             ---------

     Balance at December 31                                                   $ 474,613             $ 435,670
                                                                              =========             =========



Impairment of loans having recorded investments of $372,388 in 1996, and $669,908 in 1995, has been recognized in conformity with FASB Statement No.
114. The total allowance for loan losses related to these loans was $10,425 and $114,607 in 1996 and 1995, respectively, and the amount of recorded investment for which there is no related allowance for loan losses totaled $361,963 and $555,301, respectively. The average recorded investment in such impaired loans during 1996 and 1995 was $377,725 and $883,026, respectively.

The impaired loans for 1996 and 1995 were also classified as nonaccrual loans by the Bank. The interest income earned but not recorded by the Bank pursuant to its nonaccrual policy totaled $9,151 and $99,461 in 1996 and 1995, respectively. Interest income received on impaired and nonaccrual loans during 1996 and 1995 and included in income on a cash basis totaled $48,720 and $47,917, respectively. Interest income on impaired loans resulting from the passage of time was not considered material and no such amounts was recognized in 1996 or 1995.


Loans having carrying values of $51,658 and $254,843 were transferred to foreclosed real estate in 1996 and 1995, respectively.

The Bank is not committed to lend additional funds to debtors whose loans have been modified.

                    CNB FINANCIAL CORPORATION AND SUBSIDIARY
                CNB FINANCIAL CORPORATION (PARENT COMPANY ONLY)

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

NOTE 4 - PREMISES AND EQUIPMENT

The components of premises and equipment included in the statements of condition at December 31, 1996 and 1995, were as follows:


                                                                                   1996                  1995
                                                                                   ----                  ----
     Land                                                                   $   339,280           $   381,687
     Buildings                                                                  725,396               703,496
     Furniture, fixtures, and equipment                                       1,303,277             1,279,750
     Other fixed assets                                                         195,078               182,334
                                                                            -----------           -----------
         Total                                                                2,563,031             2,547,267
     Accumulated depreciation                                                (1,550,454)           (1,431,824)
                                                                            -----------           -----------
         Premises and equipment - net                                       $ 1,012,577           $ 1,115,443
                                                                            ===========           ===========


Depreciation expense amounted to $118,145 and $141,783 for the years ended December 31, 1996 and 1995, respectively.

The Bank leases property at two branch locations under noncancelable operating leases expiring in 1997 and 2001. Minimum future rental payments under the leases as of December 31, 1996, are as follows:

                                  1997                     $28,512
                                  1998                      14,124
                                  1999                      14,124
                                  2000                      14,124
                                  2001                       3,531


Lease payments charged to operations for the above leases were approximately $24,717 and $21,214 for the years ended December 31, 1996 and 1995, respectively.

                    CNB FINANCIAL CORPORATION AND SUBSIDIARY
                CNB FINANCIAL CORPORATION (PARENT COMPANY ONLY)

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

NOTE 5- OTHER ASSETS

The components of other assets in the statements of condition at December 31, 1996 and 1995, were as follows:

                                                                                    1996                  1995
                                                                                    ----                  ----
     Accounts receivable                                                        $131,790              $ 91,748
     Cash surrender value of insurance - deferred
         compensation plan                                                       138,055               107,299
     Prepaid expenses                                                            107,947                99,855
     Refundable income taxes                                                      96,387                27,424
     Deferred income tax benefit                                                 207,828               117,797
     Miscellaneous                                                                22,014                95,210
                                                                                --------              --------
              Total                                                             $704,021              $539,333
                                                                                ========              ========


NOTE 6 - DEPOSITS

Included in interest-bearing deposits are certificates of deposit issued in amounts of $100,000 or more. These certificates and their remaining maturities at December 31, 1996 and 1995, were as follows:

                                                                                    1996                  1995
                                                                                    ----                  ----
     Three months or less                                                     $  862,580            $  100,000
     Over three through twelve months                                            553,690               877,321
     Over twelve months                                                          221,675             1,113,601
                                                                              ----------            ----------
              Total                                                           $1,637,945            $2,090,922
                                                                              ==========            ==========


NOTE 7 - LOAN ORIGINATION

Direct costs of salary and employee benefits of $35,397 and $54,666 were netted against related fees in 1996 and 1995, respectively.

                    CNB FINANCIAL CORPORATION AND SUBSIDIARY
                CNB FINANCIAL CORPORATION (PARENT COMPANY ONLY)

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

NOTE 8 - INCOME TAXES

The provision for income taxes for the years ended December 31, 1996 and 1995 consisted of the following:


                                                                            1996          1995
                                                                            ----          ----
     Current                                                            $ 86,096      $ 93,758
     Deferred                                                            (71,460)       13,766
                                                                        --------      --------
         Total                                                          $ 14,636      $107,524
                                                                        ========      ========


The effective tax rate is less than the statutory federal income tax rate of 34% for the year ended December 31, 1996 and 1995 for the following reasons:



                                                                         1996                  1995
                                                                   ---------------        ---------------

                                                               Amount          %            Amount         %
                                                               ------          -            ------         -
     Provision at federal income tax rate                    $ 62,594        34.0         $116,620       34.0
         Surtax exemption                                           -           -                -          -
         Alternative minimum tax                              (48,257)      (26.2)               -          -
         Tax exempt income                                     (4,223)       (2.3)          (6,715)      (2.0)
         State income tax net of federal benefit                6,281         3.4            2,004        0.6
         Other (net)                                           (1,759)       (1.0)          (4,385)      (1.3)
                                                             --------       -----         --------       ----
                 Total                                       $ 14,636         7.9         $107,524       31.3
                                                             ========       =====         ========       ====


                    CNB FINANCIAL CORPORATION AND SUBSIDIARY
                CNB FINANCIAL CORPORATION (PARENT COMPANY ONLY)

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

NOTE 8 - INCOME TAXES (Continued)

The components of the deferred income tax benefit included in the statement of condition were:

                                                                                    1996                  1995
                                                                                    ----                  ----
     Deferred tax assets:
         Loan loss reserve                                                      $117,112              $ 92,151
         Interest on non-accrual loans                                             3,406                23,395
         Other real estate owned                                                   1,634                 3,054
         Repossessed equipment                                                         -                   166
         Deferred compensation payable                                           142,190                79,311
         Net unrealized depreciation on available-for-sale securities              9,842                     -
                                                                                --------              --------

                 Total                                                           274,184               198,077
                                                                                --------              --------

     Deferred tax liability:

         Depreciation                                                             64,033                71,551
         Chargeoffs on foreclosed properties                                       2,323                     -
         Net unrealized appreciation on available-for-sale securities                  -                 8,729
                                                                                --------              --------

                 Total                                                            66,356                80,280
                                                                                --------              --------

         Net deferred tax assets                                                $207,828              $117,797
                                                                                ========              ========


The Company has an income tax allocation agreement with the Bank which calls for the allocation of income tax expense between members of the consolidated group as if each member filed a separate income tax return. The allocation of the income tax expense to the Company was a tax benefit of $1,981 and $6,211 for 1996 and 1995, respectively.

At December 31, 1996, the Bank had an alternative minimum tax credit carryover of approximately $33,065 available to offset regular income tax in a year(s) when regular tax exceeds the alternative minimum tax. The carryover period is indefinite.

NOTE 9 - PENSION PLAN

The Bank sponsors a defined contribution pension plan that covers substantially all employees. The Bank funds the annual expense through contributions to the plan. Pension expense for the years ended December 31, 1996 and 1995 amounted to $43,024 and $38,759, respectively. A favorable determination letter has been received from the Internal Revenue Service that the plan is qualified.

                    CNB FINANCIAL CORPORATION AND SUBSIDIARY
                CNB FINANCIAL CORPORATION (PARENT COMPANY ONLY)

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

NOTE 10 - DEFERRED COMPENSATION ARRANGEMENT

The Bank has agreements with its electing directors to compensate them for their service to the Bank in lieu of receiving current director fees. An agreement is executed with each electing director whereby the director agrees to serve the Bank for five years. The Bank will pay the director an agreed upon future annual income for ten years beginning at age 65. In the event of death, the specified monthly payments will be paid to the director's beneficiary(ies). The arrangement is funded with key man life insurance.

NOTE 11 - RELATED PARTY TRANSACTIONS

The Bank has entered into transactions with its directors, executive officers, significant shareholders and their affiliates (Related Parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate extensions of credit to such related parties at December 31, 1996 and 1995 were $1,351,001 and $1,255,017, respectively. During 1996, new credit to such parties amounted to $579,977 and repayments and reductions amounted to $483,993. Unfunded commitments to the same parties totaled $76,242 at December 31, 1996.

NOTE 12 - STOCK OPTIONS


The Bank has granted stock options to its President under an employment agreement dated May 14, 1994, equal to 5% of the stock outstanding at the date of the agreement. The options increase 1.5% each year for the next five years, for a total of 12.5%. The options are exercisable at any time during the tenure of the President and/or within 120 days of his leaving the employment of the Bank. The options are exercised at the lower of book value of the Bank at May 14, 1994; at December 31, 1994; or at December 31, 1995. At December 31, 1996, the number of shares under option amounted to approximately 33,302. No options were exercised during 1996, 1995, or 1994.

For the year ended December 31, 1996, FASB Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, became effective. FASB Statement No. 123 permits application of the accounting requirements of an earlier issued APB Opinion No. 25 and, accordingly, no compensation cost has been recognized in 1996 or 1995. However, the Bank must comply with certain additional disclosures under FASB Statement No. 123. A summary of the disclosures follows:



                                                                                 Number       Weighted Average
                                                                               of Shares       Exercise Price
                                                                               ---------       --------------
         Outstanding at December 31, 1994                                        19,829            $ 8.90
         Options granted                                                          7,229              8.90
                                                                                 ------            ------
         Outstanding at December 31, 1995                                        27,058              8.90
         Options granted                                                          6,244              8.90
                                                                                 ------            ------
         Outstanding at December 31, 1996                                        33,302            $ 8.90
                                                                                 ======            ======


                    CNB FINANCIAL CORPORATION AND SUBSIDIARY
                CNB FINANCIAL CORPORATION (PARENT COMPANY ONLY)

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

NOTE 12 - STOCK OPTIONS (Continued)


All outstanding options were fully vested and exercisable at December 31, 1996, 1995, and 1994, with no stated contractual life. The weighted average estimated fair value of options granted during 1996 and 1995 approximated the weighted average exercise price of $8.90. The estimated fair value of the options was based on offers made to acquire the Bank and was less than the average net book value per share for 1996 and 1995 of $9.81 and $9.20, respectively. Net income and earnings per share would not materially differ from reported results had the Company adopted the accounting treatment under FASB Statement No. 123.


NOTE 13 - COMMITMENTS AND CONTINGENCIES

The Bank's financial statements do not reflect various commitments and contingent liabilities that arise in the normal course of business and involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities which include unfunded commitments to related parties (see Note 11) are commitments to extend credit, commercial letters of credit and standby letters of credit.

A summary of the Bank's commitments and contingent liabilities at December 31, 1996 is as follows:

       Commitments to extend credit                               $3,645,045
       Credit card arrangements                                      360,941
       Commercial and standby letters of credit                       78,664
                                                                 -----------
             Total                                                $4,084,650
                                                                 ===========


Commitments to extend credit, credit card arrangements, commercial letters of credit and standby letters of credit all include exposure to some credit loss in the event of nonperformance of the customer. The Bank's credit policies and procedures for credit commitments and financial guarantees are the same as those for extension of credit instruments that are recorded in the statements of condition. In the opinion of management, these instruments do not generally present any significant liquidity risk to the Bank. The Bank's experience has been that approximately 70% of loan commitments are drawn upon by customers. The Bank did not incur any losses on its commitments in either 1996 or 1995.

The Bank is a party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the financial position.

                   CNB FINANCIAL CORPORATION AND SUBSIDIARY
                CNB FINANCIAL CORPORATION (PARENT COMPANY ONLY)

                         NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995

NOTE 14 - CONCENTRATIONS OF CREDIT

Substantially all of the Bank's loans, commitments, and commercial and standby letters of credit have been granted to customers in the Bank's market area. Substantially all such customers are depositors of the Bank. The concentrations of credit by type of loan are set forth in Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers. The Bank, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of its legal lending limit.

NOTE 15 - REGULATORY MATTERS

The Bank, as a national bank, is subject to the dividend restrictions set forth by the Comptroller of the Currency ("OCC"). Under such restrictions, the Bank may not, without the prior approval of the Comptroller of the Currency, declare dividends in excess of the sum of the current year's earnings (as defined) plus the retained earnings (as defined) from the prior two years. The dividends, as of December 31, 1996, that the Bank could declare, without the approval of the Comptroller of the Currency, amounted to approximately $648,481.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1996, the most recent notification from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                    CNB FINANCIAL CORPORATION AND SUBSIDIARY
                CNB FINANCIAL CORPORATION (PARENT COMPANY ONLY)

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

NOTE 15 - REGULATORY MATTERS (Continued)

The Bank's actual capital amounts (dollars in thousands) and ratios are also presented in the table below:




                                                                                                   To be Well Capitalized
                                                                               For Capital          For Prompt Corrective
                                                       Actual              Adequacy Purposes:        Action Provisions:
                                                       ------              -----------------        -------------------
                                                  Amount    Ratio            Amount     Ratio          Amount     Ratio
                                                  ------    -----           -------    ------          ------     -----
As of December 31, 1996:
   Total Capital (to Risk Weighted Assets)        $4,517    14.49%          >=$2,494    >=8.0%          >=$3,117  >=10.0%
   Tier I Capital (to Risk Weighted Assets)       $4,126    13.24%          >=$1,287    >=4.0%          >=$1,870  >= 6.0%
   Tier I Capital (to Average Assets)             $4,126     8.85%          >=$1,865    >=4.0%          >=$2,331  >= 5.0%

As of December 31, 1995:
   Total Capital (to Risk Weighted Assets)        $4,328    14.47%          >=$2,392    >=8.0%          >=$2,990  >=10.0%
   Tier I Capital (to Risk Weighted Assets)       $3,954    13.22%          >=$1.196    >=4.0%          >=$1,794  >= 6.0%
   Tier I Capital (to Average Assets)             $3,954     8.92%          >=$1,793    >=4.0%          >=$2,241  >= 5.0%




NOTE 16 - SUBSEQUENT EVENTS

The Company has signed an agreement with Big Lake Financial Corporation to merge. The merger is anticipated to be accounted for as a purchase by Big Lake Financial Corporation and is expected to be consummated in 1997 subject to regulatory and stockholders' approval. The terms of the merger are outlined in the agreement. The purchase is based on the fair market value of the Company determined by an independent expert.

Subsequent to the issuance of the Company and parent company only financial statements for 1996 and our report thereon dated February 13, 1997, the Company was required to make a regulatory addition to the allowance for credit losses totalling $83,672 as of December 31, 1996. The addition resulted from the Office of the Controller of the Currency regulatory audit of the Clewiston National Bank in 1997, as of December 31, 1996, and was based on their judgments about information available to them at the time of their examination. The regulatory addition has the effect of reducing net loans by $83,672, increasing other assets by $9,456, and reducing net income by $74,216 ($.18 per share).


Subsequent to the issuance of the Company's and parent company only financial statements for 1996 and our report thereon dated February 13, 1997, the Company was required to make additional disclosures for its filing of Form S-4 Registration Statement pursuant to the Securities Act of 1933, as amended. The additional disclosures related to the fair value of financial instruments and loans (Note 1), mortgage-backed securities (Note 2), impaired loans (Note 3), and stock options (Note 12) had no effect on the Company's financial position or results of operations for 1996 or 1995.

                                                                     APPENDIX A


                              AMENDED AND RESTATED
                      AGREEMENT AND PLAN OF REORGANIZATION

                                    BETWEEN

                         BIG LAKE FINANCIAL CORPORATION

                           CNB FINANCIAL CORPORATION

                             BIG LAKE NATIONAL BANK

                                      AND

                            CLEWISTON NATIONAL BANK

                               TABLE OF CONTENTS


                                                                                                                 Page
                                                                                                                 ----
ARTICLE ONE - THE MERGER..................................................................................        2

         1.1      Consummation of Merger; Closing Date....................................................        2
         1.2      Effect of Merger........................................................................        2
         1.3      Further Assurances......................................................................        3
         1.4      Directors and Officers..................................................................        3
         1.5      Name of Combined Corporation............................................................        3

ARTICLE TWO - CLEWISTON NATIONAL BANK.....................................................................        4

         2.1      Effect of Merger........................................................................        4
         2.2      Directors and Officers; Compensation....................................................        4

ARTICLE THREE - CONVERSION OF SHARES......................................................................        4

         3.1.     Manner of Conversion of CNB Shares......................................................        4
         3.2      CNB Stock Options and Related Matters...................................................        5
         3.3      Fractional Shares.......................................................................        5
         3.4      Effectuating Conversion.................................................................        5
         3.5      Laws of Escheat.........................................................................        7
         3.6      BLF Shares..............................................................................        7

ARTICLE FOUR - REPRESENTATIONS AND WARRANTIES OF CNB
AND CLEWISTON NATIONAL BANK...............................................................................        7

         4.       Representations and Warranties of CNB and Clewiston National Bank.......................        7
         4(a)     Organization, Qualification, and Corporate Power........................................        8
         4(b)     Capitalization..........................................................................        9
         4(c)     CNB Subsidiaries........................................................................        9
         4(d)     Authorization of Transaction............................................................        9
         4(e)     Noncontravention........................................................................       10
         4(f)     Financial Statements....................................................................       10
         4(g)     Undisclosed Liabilities.................................................................       11


                                                                                                               Page
                                                                                                               ----
         4(h)     Brokers' Fees...........................................................................       11
         4(i)     Taxes...................................................................................       11
         4(j)     Allowance for Loan or Credit Losses.....................................................       12
         4(k)     Properties; Insurance...................................................................       12
         4(l)     Material Contracts......................................................................       13
         4(m)     Material Contract Defaults..............................................................       13
         4(n)     Compliance with Laws....................................................................       13
         4(o)     Employee Benefit Plans..................................................................       14
         4(p)     Legal Proceedings.......................................................................       16
         4(q)     Absence of Certain Changes or Events....................................................       16
         4(r)     Reports.................................................................................       17
         4(s)     Statements True and Correct.............................................................       17
         4(t)     Environmental Matters...................................................................       17
         4(u)     Labor Matters...........................................................................       19

ARTICLE FIVE - REPRESENTATIONS AND WARRANTIES OF BLF
AND BIG LAKE NATIONAL BANK................................................................................       19

         5.       Representations and Warranties of BLF and Big Lake National Bank........................       19
         5(a)     Organization, Qualification, and Corporate Power........................................       19
         5(b)     Capitalization..........................................................................       20
         5(c)     BLF Subsidiaries........................................................................       20
         5(d)     Authorization of Transaction............................................................       21
         5(e)     Noncontravention........................................................................       21
         5(f)     Financial Statements....................................................................       22
         5(g)     Undisclosed Liabilities.................................................................       22
         5(h)     Brokers' Fees...........................................................................       22
         5(i)     Taxes...................................................................................       22
         5(j)     Allowance for Loan or Credit Losses.....................................................       23
         5(k)     Properties; Insurance...................................................................       23
         5(l)     Material Contracts......................................................................       24
         5(m)     Material Contract Defaults..............................................................       24
         5(n)     Compliance with Laws....................................................................       24
         5(o)     Employee Benefit Plans..................................................................       25
         5(p)     Legal Proceedings.......................................................................       27
         5(q)     Absence of Certain Changes or Events....................................................       27
         5(r)     Reports.................................................................................       27
         5(s)     Statements True and Correct.............................................................       28
         5(t)     Environmental Matters...................................................................       28
         5(u)     Labor Matters...........................................................................       29


                                                                                                               Page
                                                                                                               ----
ARTICLE SIX - COVENANTS AND AGREEMENTS....................................................................       30

         6.       Covenants...............................................................................       30
         6(a)     Current Information.....................................................................       30
         6(b)     Regulatory Matters and Approvals........................................................       30
         6(c)     Tax Opinion.............................................................................       32
         6(d)     Conduct of Business Prior to the Effective Time of the Merger...........................       32
         6(e)     Forbearance.............................................................................       32
         6(f)     Issuance of Securities..................................................................       34
         6(g)     No Acquisitions.........................................................................       34
         6(h)     Other Actions...........................................................................       34
         6(i)     Government Filings......................................................................       35
         6(j)     Tax-Free Reorganization Treatment.......................................................       35
         6(k)     Full Access.............................................................................       35
         6(l)     Notice of Material Adverse Developments.................................................       35
         6(m)     Exclusivity.............................................................................       36
         6(n)     Filings with the State Offices..........................................................       36
         6(o)     Press Releases..........................................................................       36
         6(p)     Agreements of Affiliates................................................................       37
         6(q)     Miscellaneous Agreements and Consents...................................................       37
         6(r)     Indemnification.........................................................................       37
         6(s)     Fairness Opinions.......................................................................       38
         6(t)     Employee Benefit Plans..................................................................       38
         6(u)     CNB Employment Agreement and Directors Deferred Plan....................................       38

ARTICLE SEVEN - CONDITIONS TO THE OBLIGATIONS OF
CNB AND BLF...............................................................................................       39

         7.       Conditions to Obligation to Close.......................................................       39
         7(a)     Conditions to Obligation of BLF and Big Lake National Bank..............................       39
         7(b)     Conditions to Obligation of CNB and Clewiston National Bank.............................       41

ARTICLE EIGHT - TERMINATION...............................................................................       44

         8.       Termination.............................................................................       44
         8(a)     Termination of Agreement................................................................       44
         8(b)     Effect of Termination...................................................................       45
         8(c)     Acquisition Proposal Termination and Fee................................................       45




                                                                                                               Page
                                                                                                               ----
ARTICLE NINE - MISCELLANEOUS..............................................................................       46

         9.       Miscellaneous...........................................................................       46
         9(a)     Survival................................................................................       46
         9(b)     No Third Party Beneficiaries............................................................       46
         9(c)     Entire Agreement........................................................................       46
         9(d)     Successors and Assigns..................................................................       46
         9(e)     Counterparts............................................................................       46
         9(f)     Headings................................................................................       47
         9(g)     Notices.................................................................................       47
         9(h)     Governing Law...........................................................................       48
         9(i)     Amendments and Waivers..................................................................       48
         9(j)     Severability............................................................................       48
         9(k)     Expenses................................................................................       48
         9(l)     Construction............................................................................       49
         9(m)     Incorporation of Exhibits and Schedules.................................................       49
         9(n)     Jurisdiction and Venue..................................................................       49
         9(o)     Remedies Cumulative.....................................................................       49


                              AMENDED AND RESTATED
                      AGREEMENT AND PLAN OF REORGANIZATION

                                    BETWEEN

                         BIG LAKE FINANCIAL CORPORATION
                           CNB FINANCIAL CORPORATION

                             BIG LAKE NATIONAL BANK

                                      AND

                            CLEWISTON NATIONAL BANK


         This Amended and Restated Agreement and Plan of Reorganization (the "Agreement") is dated as of February 19, 1997, and amended and restated as of June 19, 1997, by and between Big Lake Financial Corporation, a Florida corporation ("BLF"), CNB Financial Corporation, a Florida corporation ("CNB"), Big Lake National Bank, a national banking association ("Big Lake National Bank"), and Clewiston National Bank, a national banking association ("Clewiston National Bank"). BLF, CNB, Big Lake National Bank, and Clewiston National Bank are individually referred to in this Agreement as a "Party" and collectively as the "Parties."

                                WITNESSETH THAT:

         WHEREAS, the respective Boards of Directors of CNB and BLF deem it in the best interests of CNB and BLF, respectively, and of their respective shareholders, that CNB and BLF merge pursuant to this Agreement in a transaction that qualifies as a reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986 (the "Internal Revenue Code") (the "Merger");

         WHEREAS, the Boards of Directors of CNB and BLF have approved this Agreement and the Merger and the CNB Board has directed that this Agreement and the Merger be submitted to CNB shareholders for approval and adoption in accordance with the laws of the State of Florida and the United States;

         WHEREAS, CNB owns all the issued and outstanding capital stock of Clewiston National Bank, and BLF owns all of the issued and outstanding capital stock of Big Lake National Bank; and

         WHEREAS, as a result of the Merger, Clewiston National Bank will become a wholly-owned subsidiary of BLF.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the Parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

         Section 1.1 Consummation of Merger; Closing Date. (a) Subject to the provisions hereof, CNB shall be merged with and into BLF (which has heretofore and shall hereinafter be referred to as the "Merger") pursuant to Sections
607.1101 and 607.1103 of the Florida Business Corporation Act, and BLF shall be the surviving corporation (sometimes hereinafter referred to as "Combined Corporation" when reference is made to it after the Effective Time of the Merger (as defined below)). The Merger shall become effective on the date and at the time on which the Articles of Merger relating to the Merger have been duly filed with the Secretary of State of Florida, unless a later date is specified in such Articles of Merger (such time is hereinafter referred to as the "Effective Time of the Merger"). Subject to the terms and conditions hereof, unless otherwise agreed upon by CNB and BLF, the Effective Time of the Merger shall occur on the 10th business day following the later to occur of (i) the effective date (including the expiration of any applicable waiting period) of the last required Consent (as defined below) of any Regulatory Authority (as defined below) having authority over the transactions contemplated pursuant to this Agreement, (ii) the date on which the shareholders of CNB approve the transactions contemplated by this Agreement, and (iii) the date of the satisfaction or waiver of all other conditions precedent to the transactions contemplated by this Agreement. As used in this Agreement, "Consent" shall mean a consent, approval, authorization, waiver, clearance, exemption or similar affirmation by any person pursuant to any contract, permit, law, regulation or order, and "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission (the "FTC"), the United States Department of Justice (the "Justice Department"), the Board of Governors of the Federal Reserve System (the "FRB"), the Federal Deposit Insurance Corporation (the "FDIC"), the Office of the Comptroller of the Currency (the "OCC"), the Florida Department of Banking and Finance (the "Florida Department"), the National Association of Securities Dealers, Inc., all national securities exchanges and the Securities and Exchange Commission (the "SEC").

                  (b) The closing of the Merger (the "Closing") shall take place at such location as the Parties hereto shall determine at 10:00 a.m. local time on the day that the Effective Time of the Merger occurs, or such other date, time and place as the Parties may agree (the "Closing Date"). Subject to the provisions of this Agreement, at the Closing there shall be delivered to each of the Parties hereto the opinions, certificates and other documents and instruments required to be so delivered pursuant to this Agreement.


                  (c) The executive offices of the Combined Corporation shall be located at 1409 South Parrott Avenue, Okeechobee, Florida 34974.


         Section 1.2 Effect of Merger. At the Effective Time of the Merger, CNB shall be merged with and into BLF and the separate existence of CNB shall cease. The Articles of Incorporation and Bylaws of BLF shall continue to be the Articles of Incorporation and the

Bylaws of the Combined Corporation until further amended as provided therein and in accordance with applicable law. Except as otherwise provided in this Agreement, the Combined Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the laws of the State of Florida and shall thereupon and thereafter possess all other privileges, immunities and franchises of a private, as well as of a public nature, of each of the constituent corporations. All property (real, personal and mixed) and all debts on whatever account, including subscriptions to shares, and all choses in action, all and every other interest, of or belonging to or due to each of the constituent corporations so merged shall be taken and deemed to be transferred to and vested in the Combined Corporation without further act or deed. The title to any real estate, or any interest therein, vested in any of the constituent corporations shall not revert or be in any way impaired by reason of the Merger. Except as otherwise provided in this Agreement, the Combined Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the constituent corporations so merged and any claim existing or action or proceeding pending by or against either of the constituent corporations may be prosecuted as if the Merger had not taken place or the Combined Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of any constituent corporation shall be impaired by the Merger.

         Section 1.3 Further Assurances. From and after the Effective Time of the Merger, as and when requested by the Combined Corporation, the officers and directors of CNB last in office shall execute and deliver or cause to be executed and delivered in the name of CNB such deeds and other instruments and take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or confirm of record or otherwise to the Combined Corporation title to and possession of all of the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of CNB.

         Section 1.4 Directors and Officers. From and after the Effective
Time of the Merger, the directors of the Combined Corporation (the "Combined Corporation Board") shall consist of John Boy, Jr., Curtis S. Fry and Tom Smith (or, if any one or more of such individuals shall be unwilling or unable to serve as a director of the Combined Corporation as of the Effective Time, then such individual or individuals, as the case may be, as the Board of Directors of CNB shall designate to fill such vacancy or vacancies) and the seven individuals serving as directors of BLF as of the date of this Agreement (or, if any one or more of such individuals shall be unwilling or unable to serve as a director of the Combined Corporation as of the Effective Time, then such individual or individuals, as the case may be, as the Board of Directors of BLF shall designate to fill such vacancy or vacancies). From and after the Effective Time of the Merger and until the first annual meeting of the Directors of the Combined Corporation (subject to the terms of applicable employment agreements), other management of the Combined Corporation shall consist of: Chairman, President and Chief Executive Officer (Edwin E. Walpole,
III), and Executive Vice President and Chief Administrative Officer (Joe G. Mullins).

         Section 1.5 Name of Combined Corporation. The name of the Combined Corporation shall be Big Lake Financial Corporation.

                                   ARTICLE II

                            CLEWISTON NATIONAL BANK

       Section 2.1 Effect of Merger. At the Effective Time of the Merger, Clewiston National Bank shall become a wholly-owned subsidiary of BLF. The Articles of Association and Bylaws of Clewiston National Bank shall continue to be the Articles of Association and Bylaws of Clewiston National Bank until further amended as provided therein and in accordance with applicable law.

         Section 2.2 Directors and Chairman; Compensation. From and after the Effective Time of the Merger, the directors of Clewiston National Bank shall consist of the individuals serving as directors of Clewiston National Bank as of the Effective Time (or, if any one or more of such individuals shall be unwilling or unable to serve as a director of Clewiston National Bank as of the Effective Time of the Merger, then such individual or individuals, as the case may be, as the Board of Directors of Clewiston National Bank shall designate to fill such vacancy or vacancies) and Edwin E. Walpole, III and Joe G. Mullins (or, if any one or more individuals shall be unwilling or unable to serve as a director of Clewiston National Bank as of the Effective Time of the Merger, then such individual or individuals, as the case may be, as the Board of Directors of BLF shall designate to fill such vacancy or vacancies). From and after the Effective Time of the Merger and until the first annual meeting of the directors of Clewiston National Bank, the Chairman of Clewiston National Bank shall consist of Curtis S. Fry.

                                  ARTICLE III

                              CONVERSION OF SHARES

         Section 3.1 Manner of Conversion of CNB Shares. Subject to the provisions hereof, as of the Effective Time of the Merger and by virtue of the Merger and without any further action on the part of the holder of any shares of common stock of CNB, par value $.01 per share (the "CNB Shares"):

                  (a) All CNB Shares which are held by CNB as treasury stock, if any, shall be canceled and retired and no consideration shall be paid or delivered in exchange therefor.

                  (b) Subject to the terms and conditions of this Agreement, including, without limitation, Section 3.3 hereof and except with regard to Dissenting CNB Shares (as hereinafter defined), each CNB Share outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive .40 shares of common stock of BLF, par value $.01 per share (the "BLF Shares"). The applicable amount of BLF Shares issuable in the Merger for each CNB Share pursuant to the preceding sentence, as may be adjusted as provided herein, shall be hereinafter referred to as the "Conversion Ratio." The Conversion Ratio, including the number of BLF Shares issuable in the Merger, shall be subject to an appropriate adjustment in the event of any stock split, reverse stock split, dividend payable in BLF Shares, reclassification or similar distribution whereby BLF issues BLF Shares or any securities convertible into or exchangeable for BLF Shares without receiving any consideration in exchange therefor, provided that the record date of such transaction is a date after the date of the agreement and prior to the Effective Time of the Merger.

                  (c) Each outstanding CNB Share, the holder of which has perfected dissenters rights in accordance with Sections 607.1301 through 607.1320, inclusive, of the Florida Business Corporation Act (the "Dissent Provisions"), to the extent applicable, and has not effectively withdrawn or lost such holder's right to such appraisal (the "Dissenting CNB Shares"), shall not be converted into or represent a right to receive the BLF Shares issuable in the Merger but the holder thereof shall be entitled only to such rights as are granted by the Dissent Provisions. CNB shall give BLF prompt notice upon receipt by CNB of any written objection to the Merger and any written demands for payment of the fair or appraised value of CNB Shares, and of withdrawals of such demands, and any other instruments provided to CNB pursuant to the Dissent Provisions (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"). Each Dissenting Shareholder who becomes entitled, pursuant to the Dissent Provisions, to payment of fair value of any CNB Shares held by such Dissenting Shareholder shall receive payment therefor from the Combined Corporation (but only after the amount thereof shall have been agreed upon or at the times and in the amounts required by the Dissent Provisions) and all of such Dissenting Shareholder's CNB Shares shall be canceled. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right to demand payment of fair or appraised value, the CNB Shares held by such Dissenting Shareholder shall thereupon be deemed to have been converted into the right to receive the consideration to be issued in the Merger as provided by this Agreement.

         Section 3.2 CNB Stock Options and Related Matters. As of the Effective Time of the Merger, CNB will have no CNB Shares issuable pursuant to the exercise of stock purchase options.

         Section 3.3 Fractional Shares. Notwithstanding any other provision of this Agreement, if a holder of CNB Shares converted pursuant to the Merger is otherwise entitled to receive a fraction of a BLF Share (after taking into account all certificates delivered by such holder), then, in lieu thereof, such fraction shall be rounded up to the next whole share if such fraction is .500 or greater and such fraction shall be rounded down to the next whole share if such fraction is .499 or less.

         Section 3.4 Effectuating Conversion. (a) Big Lake Financial Corporation, or such other institution as the Combined Corporation may designate, shall serve as the exchange agent (the "Exchange Agent"). The Exchange Agent may employ sub-agents in connection with performing its duties. After the Effective Time of the Merger, the Combined Corporation shall cause the Exchange Agent to deliver the consideration to be paid by the Combined Corporation for the CNB Shares. As promptly as practicable after the Effective Time of the Merger, the Exchange Agent shall send or cause to be sent to each former holder of record of CNB Shares transmittal materials (the "Letter of Transmittal") for use in exchanging their certificates formerly representing CNB Shares for the consideration provided for in this Agreement. The Letter of Transmittal shall contain instructions with respect to the surrender of certificates representing CNB Shares and the receipt of the consideration contemplated by this Agreement and shall require each holder of CNB Shares to transfer good and marketable title to such CNB Shares to the Combined Corporation, free and clear of all liens, claims and encumbrances. Amounts that would have been payable to Dissenting Shareholders for CNB Shares but for the fact of their dissent in accordance with the provisions of Section 3.1(c) hereof shall be returned by the Exchange Agent to the Combined Corporation as promptly as is practicable.

                  (b) At the Effective Time of the Merger, the stock transfer books of CNB shall be closed as to holders of CNB Shares immediately prior to the Effective Time of the Merger and no transfer of CNB Shares by any such holder shall thereafter be made or recognized and each outstanding certificate formerly representing CNB Shares shall, without any action on the part of any holder thereof, no longer represent CNB Shares. If, after the Effective Time of the Merger, certificates are properly presented to the Exchange Agent, such certificates shall be exchanged for the consideration contemplated by this Agreement into which the CNB Shares represented thereby were converted in the Merger.

                  (c) In the event that any holder of CNB Shares is unable to deliver the certificate which represents such holder's CNB Shares, the Combined Corporation, in the absence of actual notice that any CNB Shares theretofore represented by any such certificate have been acquired by a bona fide purchaser, may, in its discretion, deliver to such holder the consideration contemplated by this Agreement to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of all of the following:

                           (i) An affidavit or other evidence to the reasonable
satisfaction of the Combined Corporation that any such certificate has been lost, wrongfully taken or destroyed;

                           (ii) Such security or indemnity as may be reasonably
requested by the Combined Corporation to indemnify and hold the Combined Corporation harmless; and

                           (iii) Evidence to the satisfaction of the Combined
Corporation that such holder is the owner of the CNB Shares theretofore represented by each certificate claimed by such holder to be lost, wrongfully taken or destroyed and that such holder is the person who would be entitled to present each such certificate for exchange pursuant to this Agreement.

                  (d) In the event that the delivery of the consideration contemplated by this Agreement is to be made to a person other than the person in whose name any certificate representing CNB Shares surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a person other than the registered holder of such certificate surrendered or establish to the satisfaction of the Combined Corporation that such tax has been paid or is not applicable.

                  (e) No holder of CNB Shares shall be entitled to receive any dividends or distributions declared or made with respect to the BLF Shares with a record date before the Effective Time of the Merger. Neither the consideration contemplated by this Agreement, nor any dividend or other distribution with respect to BLF Shares where the record date thereof is on or after the Effective Time of the Merger shall be paid to the holder of any unsurrendered certificate or certificates representing CNB Shares as provided for by this Agreement. Subject to applicable laws, following surrender of any such certificate or certificates, there shall be paid to the holder of the certificate or certificates then representing BLF Shares issued in the Merger, without interest at the time of such surrender, the consideration contemplated by this Agreement, and the amount of any dividends or other distributions with respect to BLF Shares to which such holder is entitled as a holder of BLF Shares.

         Section 3.5 Laws of Escheat. If any of the consideration due or other payments to be paid or delivered to the holders of CNB Shares is not paid or delivered within the time period specified by any applicable laws concerning abandoned property, escheat or similar laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, the Combined Corporation or the Exchange Agent shall be entitled to dispose of any such consideration or other payments in accordance with applicable laws concerning abandoned property, escheat or similar laws. Any other provision of this Agreement notwithstanding, none of CNB, BLF, the Combined Corporation, the Exchange Agent, nor any other person acting on their behalf shall be liable to a holder of CNB Shares for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar law.

         Section 3.6 BLF Shares. The BLF Shares issued and outstanding at the Effective Time of the Merger shall remain outstanding and unchanged after the Merger as outstanding shares of stock of the Combined Corporation.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF CNB
                          AND CLEWISTON NATIONAL BANK

         Section 4. Representations and Warranties of CNB and Clewiston National Bank. CNB and Clewiston National Bank represent and warrant to BLF and Big Lake National Bank that the statements contained in this Article IV are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement through this Article IV), except (i) representations and warranties which are confined to a specified date shall speak only as of such date, (ii) as expressly contemplated by this Agreement, and (iii) as set forth in the disclosure schedule prepared by CNB and delivered prior to or as of the date of this Agreement (the "CNB Disclosure Schedule") or the Schedules attached hereto. The CNB Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV.

                  (a) Organization, Qualification, and Corporate Power. CNB is a corporation duly organized, validly existing, and in good standing under the laws of Florida and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Clewiston National Bank is a national banking association chartered as a commercial bank under the National Bank Act, duly organized, validly existing, and in good standing under the laws of Florida. Clewiston National Bank is duly authorized to engage in the business of banking in Florida as an insured bank under the Federal Deposit Insurance Act, as amended (the "FDIA"). Each Subsidiary of CNB, other than Clewiston National Bank, is a corporation duly organized, validly existing, and in good standing under the laws of Florida. For purposes of this Agreement, the term "Subsidiary" means all those corporations, associations or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure, any such entity which owns or operates an automatic teller machine interchange network, any such entity the equity securities of which are owned or controlled in a fiduciary capacity or any such entity which is a general industry association or group. Each of CNB and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification except where the lack of such qualification would not have a material adverse effect on its (i) business, financial condition or results of operations, or (ii) ability to consummate the transactions contemplated by this Agreement (together, its "Condition"); it being understood and agreed that, for purposes of this Agreement, a material adverse effect on the Condition of a Party shall not include a decline in results of operations resulting from any change in law, rule, regulation or generally accepted accounting principles ("GAAP") which impacts banks or bank holding companies generally in a substantially similar manner. Each of CNB and its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. True and complete copies of the Articles of Incorporation and the Bylaws of CNB and Clewiston National Bank are attached hereto as Schedule 4(a). CNB and each of its Subsidiaries has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which would have a material adverse effect on the Condition of CNB and its Subsidiaries on a consolidated basis.

                  (b) Capitalization. The authorized capital stock of CNB consists of 10,000,000 CNB Shares, of which 416,279 CNB Shares are issued and outstanding on the date of this Agreement. There are no other classes of capital stock of CNB authorized. CNB holds no CNB Shares as treasury stock. All of the issued and outstanding CNB Shares have been duly authorized and are validly issued, fully paid and nonassessable. None of the outstanding CNB Shares has been issued in violation of any preemptive rights of the current or past stockholders of CNB. The authorized capital stock of Clewiston National Bank consists of 62,500 Clewiston National Bank Shares, of which 62,500 Clewiston National Bank shares are issued and outstanding on the date of this Agreement, all of which are owned by CNB. There are no other classes of capital stock of Clewiston National Bank authorized. Clewiston National Bank holds no Clewiston National Bank Shares as treasury stock. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which CNB or any CNB Subsidiary is a party or which are binding upon CNB or any CNB Subsidiary or, to the Knowledge of CNB and Clewiston National Bank, any other party providing for the issuance, voting, transfer, disposition, or acquisition of any of the capital stock of CNB or any CNB Subsidiary. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to CNB or any Subsidiary of CNB. For purposes of this Agreement, the term "Knowledge" means actual knowledge after reasonable investigation of the Chairman, President, Chief Financial Officer, Chief Accounting Officer or any Executive or Senior Vice President of such Party.

                  (c) CNB Subsidiaries. Each CNB Subsidiary is disclosed on the CNB Disclosure Schedule. All shares of the issued and outstanding capital stock of each CNB Subsidiary are owned by CNB or a CNB Subsidiary. The outstanding shares of capital stock or other equity interests of each CNB Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable. All shares of capital stock or other equity interests of each CNB Subsidiary owned by CNB or any of its Subsidiaries are set forth in the CNB Disclosure Schedule and are owned by such person, either directly or indirectly, free and clear of all liens, encumbrances or claims. None of the outstanding shares of the capital stock of any CNB Subsidiary has been issued in violation of any preemptive rights of the current or past stockholders of such CNB Subsidiary. Except for shares of capital stock owned by CNB or any CNB Subsidiary, there are no shares of capital stock of any CNB Subsidiary outstanding.

                  (d) Authorization of Transaction. Each of CNB and Clewiston National Bank has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligation hereunder; provided, however, that CNB cannot consummate the Merger unless and until all requisite approvals are received from the Regulatory Authorities and the approval of the shareholders of CNB have been obtained. Subject to the foregoing sentence, (i) this Agreement has been duly executed and delivered by CNB and Clewiston National Bank and this Agreement constitutes a valid and binding agreement of CNB and Clewiston National Bank, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies, (ii) the performance by CNB and Clewiston National Bank of their obligations under this Agreement and the consummation of the Merger and the other transactions provided for under this Agreement have been duly and validly authorized by all necessary corporate action on the part of CNB and Clewiston National Bank, and
(iii) the Boards of Directors of CNB and Clewiston National Bank have approved the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions provided for under this Agreement. Other than to or from the Regulatory Authorities or to or from the Internal Revenue Service ("IRS") or the Pension Benefit Guaranty Corporation ("PBGC") with respect to any employee benefit plans, none of CNB or any of its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the Condition of CNB and its Subsidiaries on a consolidated basis.

                  (e) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) subject to the receipt of the approvals contemplated in
Section 4(d) above, violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which any of CNB and its Subsidiaries is subject or any provision of the Articles of Incorporation or Bylaws of any of CNB and its Subsidiaries or (ii) with the passing of time or the giving of notice or both, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other obligation to which any of CNB and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject or result in the imposition of any Security Interest upon any of its assets) except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the Condition of CNB and its Subsidiaries on a consolidated basis. For purposes of this Agreement, the term "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien, other than (a) mechanics, materialmen, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) liens arising under workers compensation, unemployment insurance, social security, retirement, and similar legislation, (d) liens on goods in transit incurred pursuant to documentary letters of credit, (e) purchase money liens and liens securing rental payments under capital lease arrangements, and (f) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money. For purposes of this Agreement, the term "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

                  (f) Financial Statements. CNB has delivered to BLF prior to the execution of this Agreement copies of the following financial statements of CNB (collectively referred to herein as the "CNB Financial Statements"): audited consolidated balance sheets of CNB and its Subsidiaries at December 31, 1995 and 1996, and the related consolidated statements of (A) income, (B) shareholders' equity and (C) cash flows for the years then ended and the notes thereto as reported upon by Stevens, Thomas, Schemer & Sparks, P.A., independent certified public accountants.

              The CNB Financial Statements (as of the dates thereof and for the periods covered thereby): (i) have been prepared from the books and records of CNB, which in all material respects account for those transactions which in accordance with good business practices and applicable banking and other legal requirements are required to be accounted for, and (ii) present fairly in all material respects the consolidated financial position and the results of operations and cash flows of CNB and its Subsidiaries as of the dates and for the periods indicated, in accordance with GAAP, applied on a basis consistent with prior periods except as disclosed in the notes thereto or, in the case of unaudited quarterly statements, subject to normal recurring year-end adjustments that are not material and the absence of certain footnote and cash flow information.

                  (g) Undisclosed Liabilities. None of CNB and its Subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for (i) liabilities for future disbursements on letters of credit, lines of credit and similar instruments or unfunded loan commitments, (ii) liabilities accrued or reserved against in the balance sheet dated as of December 31, 1996 included in the CNB Financial Statements or reflected in the notes thereto, and (iii) liabilities which have arisen after December 31, 1996 in the Ordinary Course of Business or in connection with the transactions provided for in this Agreement (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of law or arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand and none of which, individually or in the aggregate, materially and adversely affect the Condition of CNB and its Subsidiaries on a consolidated basis). Since December 31, 1996, neither CNB nor any of its Subsidiaries has incurred or paid any obligation or liability which would be material to the Condition of CNB and its Subsidiaries on a consolidated basis, except in the Ordinary Course of Business.

         (h) Brokers' Fees. None of CNB and its Subsidiaries, or any of their officers, directors or employees, has any liability or obligation to pay any fees or commissions to, or has employed, any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         (i) Taxes.

             (i) All federal, state, local and foreign tax returns required to be filed by or on behalf of CNB or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed, granted and have not expired, for periods ending on or before December 31, 1996, and all such returns filed are true, complete and accurate in all material respects. CNB has timely paid or caused to be paid all taxes shown to be due on such tax returns. There is no audit examination, deficiency or refund litigation or matter in controversy with respect to any taxes currently pending involving CNB or any of its Subsidiaries. All material tax, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation have been paid, accrued or provided for.

             (ii) Neither CNB nor any of its Subsidiaries have executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect.

             (iii) Adequate provision for any federal, state, local or foreign taxes due or to become due for CNB or any of its Subsidiaries for any period or periods through and including December 31, 1996, has been made and is reflected on the December 31, 1996 financial statements included in the CNB Financial Statements.

             (iv) Deferred taxes of CNB and its Subsidiaries have been provided for in the CNB Financial Statements in accordance with GAAP, subject in the case of interim financial statements to normal recurring year-end adjustments.

             (v) All taxes which CNB and each of its Subsidiaries is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid to the proper governmental entity or are being withheld by CNB, the failure of which would have a material adverse effect on the Condition of CNB and its Subsidiaries on a consolidated basis.

         (j) Allowance for Loan or Credit Losses. The allowance for loan or credit losses ("Allowance") shown on the consolidated balance sheets of CNB and its Subsidiaries as of December 31, 1996 included in the CNB Financial Statements was, and the Allowance shown on the consolidated balance sheets of CNB and its Subsidiaries as of dates subsequent to the execution of this Agreement will to the Knowledge of CNB and Clewiston National Bank be, in each case as of the dates thereof, adequate to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivable) of CNB and its Subsidiaries and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by CNB and its Subsidiaries, except where the failure of the Allowance to be so adequate would not have a material adverse effect on the Condition of CNB and its Subsidiaries on a consolidated basis.

         (k) Properties; Insurance. CNB or a CNB Subsidiary has good and marketable title free and clear of all material liens, encumbrances, charges, defaults or equities of whatever character to all of the respective properties and assets, tangible or intangible, reflected in the CNB Financial Statements, except for liens disclosed in such Financial Statements, those arising in the Ordinary Course of Business after December 31, 1996 or liens which are not reasonably likely to have, individually or in the aggregate, a material adverse effect on the Condition of CNB and its Subsidiaries on a consolidated basis. All buildings, and all fixtures, equipment and other property and assets which are material to its business on a consolidated basis and which are held under leases or subleases by CNB or a CNB Subsidiary are held under valid instruments enforceable in accordance with their respective terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought). The real property owned and used as facilities by CNB or the CNB Subsidiaries has never been used for the handling, treatment, storage or disposal of any hazardous or toxic substance as defined under any applicable state or federal law. The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of CNB or its Subsidiaries provide adequate coverage against loss, and the fidelity bonds in effect as to which such entities are named insureds are believed by management of CNB to be sufficient. Substantially all of CNB's and its Subsidiaries' equipment in regular use has been well maintained and is in good and serviceable condition, reasonable wear and tear excepted.

         (l) Material Contracts. Neither CNB nor any CNB Subsidiary nor any of their respective assets, businesses or operations as of the date of this Agreement is a party to, or is bound or affected by, or receives benefits under, any of the following (whether written or oral and excluding agreements for the extension of credit by CNB or any CNB Subsidiary made in the Ordinary Course of Business): (i) any employment agreement or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, or employee, including in any such person's capacity as a consultant (other than those which are terminable at will without any further amount being payable thereunder), (ii) any other agreement with any officer, director, employee, or affiliate, (iii) any agreement with any labor union, (iv) any agreement which limits the ability of CNB or any CNB Subsidiary to compete in any line of business or which involves any restriction of the geographical area in which CNB or any CNB Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities), or (v) any agreement, contract, arrangement or commitment with annual payments aggregating $20,000 or more.

         (m) Material Contract Defaults. Neither CNB nor any CNB Subsidiary is, or has received any written notice or has any Knowledge that any other party is, in default in any material respect under any contract, lease, sublease, license, franchise, permit, indenture, agreement, or mortgage for borrowed money, or instrument of indebtedness (except, as to the foregoing, extensions of credit by Clewiston National Bank in the Ordinary Course of Business), and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

         (n) Compliance with Laws.

             (i) Each of CNB and its Subsidiaries is in compliance in all respects with all laws, regulations, reporting and licensing requirements and orders applicable to its business or to its employees conducting its business, with any Regulatory Agreements (as hereinafter defined) applicable to CNB or its Subsidiaries, and with its internal policies and procedures, the breach or violation of which would have a material adverse effect on the Condition of CNB and its Subsidiaries on a consolidated basis.

             (ii) Neither CNB nor any of its Subsidiaries has received any written notification or communication from any Regulatory Authorities (A) asserting that any of CNB or its Subsidiaries is not in substantial compliance with any of the statutes, regulations, or ordinances which such Regulatory Authority enforces which as a result of such noncompliance would have a material adverse effect on the Condition of CNB and its Subsidiaries on a consolidated basis, (B) threatening to revoke any license, franchise, permit or governmental authorization which is material to the Condition of CNB and its Subsidiaries on a consolidated basis, (C) requiring or threatening to require CNB or any of its Subsidiaries, or indicating that CNB or any of its Subsidiaries may be required, to enter into or be subject to a cease and desist order, agreement, memorandum of understanding or any other agreement or undertaking (or to cause its Board of Directors to adopt any resolutions) restricting or limiting or purporting to restrict or limit in any manner the operations of CNB or any of its Subsidiaries, including, without limitation, any restriction on the payment of dividends, or (D) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner the operations of CNB or any of its Subsidiaries, including, without limitation, any restriction on the payment of dividends (any such notice, communication, order, agreement, memorandum, resolutions or undertaking described in this sentence herein referred to as a "Regulatory Agreement"). Neither CNB nor any of its Subsidiaries has consented to, entered into, agreed to enter into, or been made subject to, any Regulatory Agreement.

         (o) Employee Benefit Plans.

             (i) The CNB Disclosure Schedule lists every pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, any other written or unwritten employee program, arrangement, agreement or understanding, whether arrived at through collective bargaining or otherwise, any medical, vision, dental or other health plan, any life insurance plan, any golden parachute or other executive compensation plan, or any other employee benefit plan or fringe benefit plan, including, without limitation, any "employee benefit plan" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Benefit Plan" or, collectively, "Benefit Plans"), currently or expected to be adopted, maintained by, sponsored in whole or in part by, or contributed to by CNB or any ERISA Affiliate (as herein defined) for the benefit of its employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which any of its employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate (collectively, the "CNB Benefit Plans"). No CNB Benefit Plan is or has been a multi-employer plan within the meaning of Section 3(37) and
Section 4001(a)(3) of ERISA. For purposes of this Section 4(o), the term "ERISA Affiliate" means each trade or business (whether or not incorporated) which together with CNB is treated as a single employer under Section 414(b), (c),
(m) or (o) of the Internal Revenue Code.

             (ii) True, correct and complete copies of all written CNB Benefit Plans and descriptions of all unwritten CNB Benefit Plans listed in the CNB Disclosure Schedule and all trust agreements or other funding arrangements, including insurance contracts, all amendments thereto and, where applicable, with respect to any such plans or plan amendments, all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the IRS or the United States Department of Labor after December 31, 1974, annual reports or returns, audited or unaudited financial statements, actuarial valuations, and summary annual reports for the most recent three plan years, the most recent summary plan descriptions and any material modifications thereto, have previously been delivered to BLF or will be attached to the CNB Disclosure Schedule.

             (iii) All the CNB Benefit Plans and the related trusts are in material compliance with, and have been administered in material compliance with, the provisions of ERISA, the provisions of the Internal Revenue Code and all other applicable laws, rules and regulations and collective bargaining agreements. Any required governmental approvals for the CNB Benefit Plans have been obtained, including, but not limited to, favorable determination letters on the qualification of the ERISA Plans and tax exemption of related trusts, as applicable, under the Internal Revenue Code, and all such governmental approvals continue in full force and effect. Neither CNB nor any administrator or fiduciary of any CNB Benefit Plan or agent or delegate of any of the foregoing has engaged in any transaction or acted or failed to act in any manner which could subject CNB, BLF or any affiliate thereof to any direct or indirect liability for a breach of any fiduciary, co-fiduciary or other duty under ERISA. To the knowledge of CNB's management after due inquiry, no oral or written representation or communication with respect to any aspect of the CNB Benefit Plans has been made to employees of CNB prior to the Effective Time of the Merger which is not in accordance with the written or otherwise pre-existing terms and provisions of such CNB Benefit Plans in effect at the time of such communication. There are no unresolved claims or disputes under the terms of, or in connection with, the CNB Benefit Plans and no action, legal or otherwise, has been commenced with respect to any claim under the terms of, or in connection with, the CNB Benefit Plans.

             (iv) No "party in interest" (as defined in Section 3(14) of ERISA) or "disqualified person" (as defined in Section 4975(e)(2) of the Internal Revenue Code) of any CNB Benefit Plan has engaged in any "prohibited transaction (within the meaning of Section 4975(c) of the Internal Revenue Code or Section 406 of ERISA). There has been no (A) "reportable event" (as defined in Section 4043 of ERISA), or event described in Section 4062(e) or Section 4063(a) of ERISA, or (B) termination or partial termination, withdrawal or partial withdrawal with respect to any of the ERISA Plans which: (1) CNB maintains or contributes to or has maintained or contributed to or was required to maintain or contribute to for the benefit of employees of CNB; or (2) which has been maintained or contributed to or was required to be maintained or contributed to by any member of a controlled group of trades or business as defined in ERISA Section 4001(a)(14) which has, since January 1, 1975, included CNB.

             (v) For any given ERISA Plan relating to CNB and its Subsidiaries, all assets of such plan are carried at their fair market value, to the extent required by the plan document and applicable law, and the fair market value of such plan's assets equals or exceeds the present value of all benefits (whether vested or not) accrued to date by all present or former participants in such plan. No CNB Benefit Plan is subject to the rules of the PBGC.

             (vi) As of the Effective Time, CNB will not have any material current or future liability under any CNB Benefit Plan that was not reflected in the CNB Financial Statements.

             (vii) No CNB Benefit Plan provides for welfare benefits (as defined in ERISA Section 3(1)) to employees after retirement other than as may be required by Section 601 et seq. of ERISA.

             (viii) Each CNB Benefit Plan may be terminated by the Combined Corporation in its sole discretion on or after the Closing Date without liability of any kind or description arising from either such termination or any action attributable to the Combined Corporation.

             (ix) The execution of, or performance of the transactions contemplated by, this Agreement will not create, accelerate or increase any obligations under the CNB Benefit Plans, and will not require or cause to be payable any payment which is or would be an "excess parachute payment" under
Section 28OG of the Internal Revenue Code.

         (p) Legal Proceedings. There are no actions, suits or proceedings instituted or pending or, to the Knowledge of CNB, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against CNB or any CNB Subsidiary, or against any property, asset, interest or right of any of them, that have a reasonable probability either individually or in the aggregate of having a material adverse effect on the Condition of CNB and the CNB Subsidiaries on a consolidated basis.

                  (q) Absence of Certain Changes or Events. Since December 31, 1996, the businesses of CNB and each CNB Subsidiary have been operated only in the ordinary course consistent with past practices and since such date there has not been, occurred or arisen: (i) any damage, destruction, loss or casualty whether or not covered by insurance which has had or is reasonably likely to have a material adverse affect on the Condition of CNB and the CNB Subsidiaries on a consolidated basis; (ii) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of the CNB Shares or any redemption or other acquisition of the CNB Shares by CNB or any split, combination or reclassification of CNB Shares declared or made; (iii) any extraordinary losses required by GAAP to be disclosed as such that have been suffered and not adequately reserved against, whether or not in the Ordinary Course of Business; (iv) any material assets mortgaged, pledged or subjected to any lien, charge or other encumbrance; (v) any agreement to do any of the foregoing; or (vi) any other event, development or condition of any character including any change in results of operations, financial condition, method of accounting or accounting practices, nature of business, or manner of conducting the businesses of CNB and its Subsidiaries that has had, or is reasonably likely to have, a material adverse effect on the Condition of CNB and the CNB Subsidiaries on a consolidated basis.

                  (r) Reports. Since December 31, 1996, CNB and each CNB Subsidiary has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authority. Each such report and statement, including the financial statements, exhibits and schedules thereto, at the time of filing thereof complied in all material respects with the laws and rules and regulations applicable to it and did not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not false or misleading.

                  (s) Statements True and Correct. No representation or warranty made by CNB in this Agreement nor any written statement or certificate included in an Exhibit or Schedule by CNB in connection with this Agreement nor any written statement or certificate to be furnished by CNB to BLF pursuant to this Agreement, contains any untrue statement of material fact or omits to state a material fact necessary to make the statements made, in the light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by CNB for inclusion in the definitive proxy materials to be mailed to CNB shareholders in connection with the Special CNB Meeting (as defined in Section 6(b)(iii)), and any other documents to be filed with any Regulatory Authority in connection with the transactions contemplated hereby, will at the respective time such documents are filed fail to comply in all material respects with the laws and rules and regulations applicable to CNB and its Subsidiaries, contain any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. All documents that CNB is responsible for filing with any Regulatory Authority in connection with the Merger and the Bank Merger will comply as to form in all material respects with the provisions of applicable law.

         (t) Environmental Matters.

             (i) To the Knowledge of CNB, each of CNB, its Subsidiaries, the Participation Facilities, and the Loan Properties (each as hereinafter defined) are, and have been, in compliance with all applicable laws, rules, regulations, standards and requirements of the United States Environmental Protection Agency ("EPA") and of state and local agencies with jurisdiction over pollution or protection of the environment, except for violations which, either individually or in the aggregate, do not or would not result in a material adverse effect on the Condition of CNB and its Subsidiaries on a consolidated basis.

             (ii) To the Knowledge of CNB, there is no suit, claim, action or proceeding pending or threatened, before any court, governmental agency or board or other forum in which CNB or any of its Subsidiaries or any Participation Facility has been or, with respect to threatened proceedings, may be, named as a defendant (A) for alleged noncompliance (including by any predecessor), with any environmental law, rule or regulation or (B) relating to the release into the environment of any Hazardous Material (as hereinafter defined) or oil whether or not occurring at or on a site owned, leased or operated by CNB or any of its Subsidiaries or any Participation Facility except as would not, either individually or in the aggregate, result in a material adverse effect on the Condition of CNB and its Subsidiaries on a consolidated basis.

             (iii) To the Knowledge of CNB, there is no suit, claim, action or proceeding pending or threatened, before any court, governmental agency or board or other forum in which any Loan Property has been or, with respect to threatened proceedings, may be, named as a defendant (A) for alleged noncompliance (including by any predecessor) with any environmental law, rule or regulation or (B) relating to the release into the environment of any Hazardous Material or oil whether or not occurring at or on a site owned, leased or operated by a Loan Property, except where such noncompliance or release does not or would not result, either individually or in the aggregate, in a material adverse effect on the Condition of CNB and its Subsidiaries on a consolidated basis.

             (iv) To the Knowledge of CNB, there is no reasonable basis for any suit, claim, action or proceeding as described in subsection (ii) or (iii) of this Section 4(t) except as would not, individually or in the aggregate, have a material adverse effect on the Condition of CNB and its Subsidiaries on a consolidated basis.

             (v) During the period of (A) CNB's or any of its Subsidiaries' ownership or operation of any of their respective current properties, (B) CNB's or any of its Subsidiaries' participation in the management of any Participation Facilities, or (C) CNB's or any of its Subsidiaries' holding of a Security Interest in a Loan Property, to the Knowledge of CNB, there has been no release of Hazardous Material or oil in, on, under or affecting such properties, except where such release does not or would not result, either individually or in the aggregate, in a material adverse effect on the Condition of CNB and its Subsidiaries on a consolidated basis. Prior to the period of (A) CNB's or any of its Subsidiaries' ownership or operation of any of their respective current properties, (B) CNB's or any of its Subsidiaries' participation in the management of any Participation Facility, or
(C) CNB or any of its Subsidiaries' holding of a Security Interest in a Loan Property, to the Knowledge of CNB, there was no release of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except where such release does not or would not result, either individually or in the aggregate, in a material adverse effect on the condition of CNB and its Subsidiaries on a consolidated basis.

             (vi) The following definitions apply for purposes of this Section 4(t): (A) "Loan Property" means any real property in which CNB holds a Security Interest and, where required by the context, said term means the owner or operator of such property; (B) "Participation Facility" means any facility in which CNB participates in the management and where required by the context, said term means the owner or operator of such property; and (C) "Hazardous Material" means any pollutant, contaminant, or hazardous substance under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss.9601 et seq. or any similar state law.

         (u) Labor Matters. Except as set forth in the CNB Disclosure Schedule, neither CNB nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of any material proceeding asserting that it or any Subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to its knowledge, threatened, any of which would have a material adverse effect on the Condition of CNB and its Subsidiaries on a consolidated basis.


                                    ARTICLE V

                      REPRESENTATIONS AND WARRANTIES OF BLF
                           AND BIG LAKE NATIONAL BANK

         Section 5. Representations and Warranties of BLF and Big Lake National Bank. BLF and Big Lake National Bank represent and warrant to CNB that the statements contained in this Article V are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement through this Article V), except (i) representations and warranties which are confined to a specified date shall speak only as of such date, (ii) as expressly contemplated by this Agreement, and (iii) as set forth in the disclosure schedule prepared by BLF and delivered prior to or as of the date of this Agreement (the "BLF Disclosure Schedule") or the Schedules attached hereto. The BLF Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article V.

         (a) Organization, Qualification, and Corporate Power. BLF is a corporation duly organized, validly existing, and in good standing under the laws of Florida and is duly registered as a bank holding company under the BHC Act. As of the date of this Agreement and as set forth in Section 5(b), BLF owned all of the issued and outstanding capital stock of Big Lake National Bank. Big Lake National Bank is a Florida banking corporation chartered as a commercial bank under the authority of Chapter 658, Florida Statutes, duly organized, validly existing, and in good standing under the laws of Florida. Big Lake National Bank is duly authorized to engage in the business of banking in Florida as an insured bank under the FDIA. Each Subsidiary of BLF, other than Big Lake National Bank, is a corporation duly organized, validly existing, and in good standing under the laws of Florida. Each of BLF and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification except where the lack of such qualification would not have a material adverse effect on its Condition. Each of BLF and its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. True and complete copies of the Articles of Incorporation and the Bylaws of BLF and Big Lake National Bank are attached hereto as Schedule 5(a). BLF and each of its Subsidiaries has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which would have a material adverse effect on the Condition of BLF and its Subsidiaries on a consolidated basis.


         (b) Capitalization. The authorized capital stock of BLF consists of (i) 1,000,000 BLF Shares, of which 313,435 BLF Shares are issued and outstanding on the date of this Agreement, and (ii) 500,000 shares of preferred stock, par value $1.00 per share, none of which are issued or outstanding as of the date of this Agreement. There are no other classes of capital stock of BLF authorized. BLF holds 4,724 BLF Shares as treasury stock. All of the issued and outstanding BLF Shares have been duly authorized and are validly issued, fully paid and nonassessable. None of the outstanding BLF Shares has been issued in violation of any preemptive rights of the current or past stockholders of BLF. The authorized capital stock of Big Lake National Bank consists of 100,000 Big Lake National Bank Shares, all of which are issued and outstanding on the date of this Agreement. There are no other classes of capital stock of Big Lake National Bank authorized. Big Lake National Bank holds no Big Lake National Bank Shares as treasury stock. Except with respect to the 18,213 BLF Shares issuable pursuant to the exercise of stock options ("BLF Options") granted by BLF under stock option plans of BLF (the "BLF Stock Option Plans"), which BLF Options are listed and described in Schedule 5(b), there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which BLF or any BLF Subsidiary is a party or which are binding upon BLF or any BLF Subsidiary or, to the Knowledge of BLF and Big Lake National Bank, any other party providing for the issuance, voting, transfer, disposition, or acquisition of any of the capital stock of BLF or any BLF Subsidiary. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to BLF or any Subsidiary of BLF.




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

         (c) BLF Subsidiaries. Each BLF Subsidiary is disclosed on the BLF Disclosure Schedule. Except as set forth in Section 5(b), all shares of the issued and outstanding capital stock of each BLF Subsidiary are owned by BLF or a BLF Subsidiary. The outstanding shares of capital stock or other equity interests of each BLF Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable. All shares of capital stock or other equity interests of each BLF Subsidiary owned by BLF or any of its Subsidiaries are set forth in the BLF Disclosure Schedule and are owned by such person, either directly or indirectly, free and clear of all liens, encumbrances or claims. None of the outstanding shares of the capital stock of any BLF Subsidiary has been issued in violation of any preemptive rights of the current or past stockholders of such BLF Subsidiary. All shares of capital stock of each BLF Subsidiary is owned by BLF or an BLF Subsidiary, and there are no other shares of capital stock of any BLF Subsidiary outstanding.

         (d) Authorization of Transaction. Each of BLF and Big Lake National Bank has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligation hereunder; provided, however, that BLF cannot consummate the Merger unless and until all requisite approvals are received from the Regulatory Authorities. Subject to the foregoing sentence, (i) this Agreement has been duly executed and delivered by BLF and Big Lake National Bank and this Agreement constitutes a valid and binding agreement of BLF and Big Lake National Bank, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies, (ii) the performance by BLF and Big Lake National Bank of their obligations under this Agreement and the consummation of the Merger and the other transactions provided for under this Agreement have been or will be duly and validly authorized by all necessary corporate action on the part of BLF and Big Lake National Bank, and
(iii) the Boards of Directors of BLF and Big Lake National Bank have approved the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions provided for under this Agreement. Other than to or from the Regulatory Authorities or to or from the IRS or the PBGC with respect to any employee benefit plans, none of BLF or any of its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the Condition of BLF and its Subsidiaries on a consolidated basis.

         (e) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) subject to the receipt of the approvals contemplated in Section 5(d) above, violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which any of BLF and its Subsidiaries is subject or any provision of the Articles of Incorporation or Bylaws of any of BLF and its Subsidiaries or
(ii) with the passing of time or the giving of notice or both, conflict with, result



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

in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other obligation to which any of BLF and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets) except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the Condition of BLF and its Subsidiaries on a consolidated basis.

         (f) Financial Statements. BLF has delivered to CNB prior to the execution of this Agreement copies of the following financial statements of BLF (collectively referred to herein as the "BLF Financial Statements"): audited consolidated balance sheets of BLF and its Subsidiaries at December 31, 1995 and 1996, and the related consolidated statements of (A) income, (B) shareholders' equity and (C) cash flows for the years then ended and the notes thereto as reported upon by Stevens, Thomas, Schemer & Sparks, P.A., independent certified public accountants.

       The BLF Financial Statements (as of the dates thereof and for the periods covered thereby): (i) have been prepared from the books and records of BLF, which in all material respects account for those transactions which in accordance with good business practices and applicable banking and other legal requirements are required to be accounted for, and (ii) present fairly in all material respects the consolidated financial position and the results of operations and cash flows of BLF and its Subsidiaries as of the dates and for the periods indicated, in accordance with GAAP, applied on a basis consistent with prior periods except as disclosed in the notes thereto or, in the case of unaudited quarterly statements, subject to normal recurring year-end adjustments that are not material and the absence of certain footnote and cash flow information.

         (g) Undisclosed Liabilities. None of BLF and its Subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for (i) liabilities for future disbursements on letters of credit, lines of credit and similar instruments or unfunded loan commitments, (ii) liabilities accrued or reserved against in the balance sheet dated as of December 31, 1996 included in the BLF Financial Statements or reflected in the notes thereto, and (iii) liabilities which have arisen after December 31, 1996 in the Ordinary Course of Business or in connection with the transactions provided for in this Agreement (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of law or arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand and none of which, individually or in the aggregate, materially and adversely affect the Condition of BLF and its Subsidiaries on a consolidated basis). Since December 31, 1996, neither BLF nor any of its Subsidiaries has incurred or paid any obligation or liability which would be material to the Condition of BLF and its Subsidiaries on a consolidated basis, except in the Ordinary Course of Business.

         (h) Brokers' Fees. None of BLF and its Subsidiaries, or any of their officers, directors or employees, has any liability or obligation to pay any fees or commissions to, or has employed, any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         (i) Taxes.

             (i) All federal, state, local and foreign tax returns required to be filed by or on behalf of BLF or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed, granted and have not expired, for periods ending on or before December 31, 1996, and all such returns filed are true, complete and accurate in all material respects. BLF has timely paid or caused to be paid all taxes shown to be due on such tax returns. There is no audit examination, deficiency or refund litigation or matter in controversy with respect to any taxes currently pending involving BLF or any of its Subsidiaries. All material tax, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation have been paid, accrued or provided for.

             (ii) Neither BLF nor any of its Subsidiaries have executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect.

             (iii) Adequate provision for any federal, state, local or foreign taxes due or to become due for BLF or any of its Subsidiaries for any period or periods through and including December 31, 1996, has been made and is reflected on the December 31, 1996 financial statements included in the BLF Financial Statements.

             (iv) Deferred taxes of BLF and its Subsidiaries have been provided for in the BLF Financial Statements in accordance with GAAP, subject in the case of interim financial statements to normal recurring year-end adjustments.

             (v) All taxes which BLF and each of its Subsidiaries is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid to the proper governmental entity or are being withheld by BLF, the failure of which would have a material adverse effect on the Condition of BLF and its Subsidiaries on a consolidated basis.

         (j) Allowance for Loan or Credit Losses. The Allowance shown on the consolidated balance sheets of BLF and its Subsidiaries as of December 31, 1996 included in the BLF Financial Statements was, and the Allowance shown on the consolidated balance sheets of BLF and its Subsidiaries as of dates subsequent to the execution of this Agreement will to the Knowledge of BLF and Big Lake National Bank be, in each case as of the dates thereof, adequate to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivable) of BLF and its Subsidiaries and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by BLF and its Subsidiaries, except where the failure of the Allowance to be so adequate would not have a material adverse effect on the Condition of BLF and its Subsidiaries on a consolidated basis.

         (k) Properties; Insurance. BLF or a BLF Subsidiary has good and marketable title free and clear of all material liens, encumbrances, charges, defaults or equities of whatever character to all of the respective properties and assets, tangible or intangible, reflected in the BLF Financial Statements, except for liens disclosed in such Financial Statements, those arising in the Ordinary Course of Business after December 31, 1996 or liens which are not reasonably likely to have, individually or in the aggregate, a material adverse effect on the Condition of BLF and its Subsidiaries on a consolidated basis. All buildings, and all fixtures, equipment and other property and assets which are material to its business on a consolidated basis and which are held under leases or subleases by BLF or a BLF Subsidiary are held under valid instruments enforceable in accordance with their respective terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought). The real property owned and used as facilities by BLF or the BLF Subsidiaries has never been used for the handling, treatment, storage or disposal of any hazardous or toxic substance as defined under any applicable state or federal law. The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of BLF or its Subsidiaries provide adequate coverage against loss, and the fidelity bonds in effect as to which such entities are named insureds are believed by management of BLF to be sufficient. Substantially all of BLF's and its Subsidiaries' equipment in regular use has been well maintained and is in good and serviceable condition, reasonable wear and tear excepted.

         (l) Material Contracts. Neither BLF nor any BLF Subsidiary nor any of their respective assets, businesses or operations as of the date of this Agreement is a party to, or is bound or affected by, or receives benefits under, any of the following (whether written or oral and excluding agreements for the extension of credit by BLF or any BLF Subsidiary made in the Ordinary Course of Business): (i) any employment agreement or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, or employee, including in any such person's capacity as a consultant (other than those which are terminable at will without any further amount being payable thereunder), (ii) any other agreement with any officer, director, employee, or affiliate, (iii) any agreement with any labor union, (iv) any agreement which limits the ability of BLF or any BLF Subsidiary to compete in any line of business or which involves any restriction of the geographical area in which BLF or any BLF Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities), or (v) any agreement, contract, arrangement or commitment with annual payments aggregating $20,000 or more.

         (m) Material Contract Defaults. Neither BLF nor any BLF Subsidiary is, or has received any written notice or has any Knowledge that any other party is, in default in any




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

material respect under any contract, lease, sublease, license, franchise, permit, indenture, agreement, or mortgage for borrowed money, or instrument of indebtedness (except, as to the foregoing, extensions of credit by Big Lake National Bank in the Ordinary Course of Business), and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

         (n) Compliance with Laws.

             (i) Each of BLF and its Subsidiaries is in compliance in all respects with all laws, regulations, reporting and licensing requirements and orders applicable to its business or to its employees conducting its business, with any Regulatory Agreements applicable to BLF or its Subsidiaries, and with its internal policies and procedures, the breach or violation of which would have a material adverse effect on the Condition of BLF and its Subsidiaries on a consolidated basis.

             (ii) Neither BLF nor any of its Subsidiaries has received any written notification or communication from any Regulatory Authorities (A) asserting that any of BLF or its Subsidiaries is not in substantial compliance with any of the statutes, regulations, or ordinances which such Regulatory Authority enforces which as a result of such noncompliance would have a material adverse effect on the Condition of BLF and its Subsidiaries on a consolidated basis, (B) threatening to revoke any license, franchise, permit or governmental authorization which is material to the Condition of BLF and its Subsidiaries on a consolidated basis, (C) requiring or threatening to require BLF or any of its Subsidiaries, or indicating that BLF or any of its Subsidiaries may be required, to enter into or be subject to a cease and desist order, agreement, memorandum of understanding or any other agreement or undertaking (or to cause its Board of Directors to adopt any resolutions) restricting or limiting or purporting to restrict or limit in any manner the operations of BLF or any of its Subsidiaries, including, without limitation, any restriction on the payment of dividends, or (D) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner the operations of BLF or any of its Subsidiaries, including, without limitation, any restriction on the payment of dividends. Neither BLF nor any of its Subsidiaries has consented to, entered into, agreed to enter into, or been made subject to, any Regulatory Agreement.

         (o) Employee Benefit Plans.

             (i) The BLF Disclosure Schedule lists every Benefit Plan currently or expected to be adopted, maintained by, sponsored in whole or in part by, or contributed to by BLF or any ERISA Affiliate (as herein defined) for the benefit of its employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which any of its employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate (collectively, the "BLF Benefit Plans"). No BLF Benefit Plan is or has been a multi-employer plan within the meaning of Section 3(37) and Section 4001(a)(3) of ERISA. For purposes of this
Section 5(o), the term "ERISA Affiliate"



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

means each trade or business (whether or not incorporated) which together with BLF is treated as a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code.

             (ii) True, correct and complete copies of all written BLF Benefit Plans and descriptions of all unwritten BLF Benefit Plans listed in the BLF Disclosure Schedule and all trust agreements or other funding arrangements, including insurance contracts, all amendments thereto and, where applicable, with respect to any such plans or plan amendments, all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the IRS or the United States Department of Labor after December 31, 1974, annual reports or returns, audited or unaudited financial statements, actuarial valuations, and summary annual reports for the most recent three plan years, the most recent summary plan descriptions and any material modifications thereto, have previously been delivered to CNB or will be attached to the BLF Disclosure Schedule.

             (iii) All the BLF Benefit Plans and the related trusts are in material compliance with, and have been administered in material compliance with, the provisions of ERISA, the provisions of the Internal Revenue Code and all other applicable laws, rules and regulations and collective bargaining agreements. Any required governmental approvals for the BLF Benefit Plans have been obtained, including, but not limited to, favorable determination letters on the qualification of the ERISA Plans and tax exemption of related trusts, as applicable, under the Internal Revenue Code, and all such governmental approvals continue in full force and effect. Neither BLF nor any administrator or fiduciary of any BLF Benefit Plan or agent or delegate of any of the foregoing has engaged in any transaction or acted or failed to act in any manner which could subject BLF, CNB or any affiliate thereof to any direct or indirect liability for a breach of any fiduciary, co-fiduciary or other duty under ERISA. To the knowledge of BLF's management after due inquiry, no oral or written representation or communication with respect to any aspect of the BLF Benefit Plans has been made to employees of BLF prior to the Effective Time of the Merger which is not in accordance with the written or otherwise pre-existing terms and provisions of such BLF Benefit Plans in effect at the time of such communication. There are no unresolved claims or disputes under the terms of, or in connection with, the BLF Benefit Plans and no action, legal or otherwise, has been commenced with respect to any claim under the terms of, or in connection with, the BLF Benefit Plans.

             (iv) No "party in interest" (as defined in Section 3(14) of ERISA) or "disqualified person" (as defined in Section 4975(e)(2) of the Internal Revenue Code) of any BLF Benefit Plan has engaged in any "prohibited transaction (within the meaning of Section 4975(c) of the Internal Revenue Code or Section 406 of ERISA). There has been no (A) "reportable event" (as defined in Section 4043 of ERISA), or event described in Section 4062(e) or Section 4063(a) of ERISA, or (B) termination or partial termination, withdrawal or partial withdrawal with respect to any of the ERISA Plans which: (1) BLF maintains or contributes to or has maintained or contributed to or was required to maintain or contribute to for the benefit of employees of BLF; or (2) which has been maintained or contributed to or was required to be maintained or contributed to by any member of a controlled group of trades or business as defined in ERISA Section 4001(a)(14) which has, since January 1, 1975, included BLF.

             (v) For any given ERISA Plan relating to BLF and its Subsidiaries, all assets of such plan are carried at their fair market value, to the extent required by the plan document and applicable law, and the fair market value of such plan's assets equals or exceeds the present value of all benefits (whether vested or not) accrued to date by all present or former participants in such plan. No BLF Benefit Plan is subject to the rules of the PBGC.

             (vi) As of the Effective Time, BLF will not have any material current or future liability under any BLF Benefit Plan that was not reflected in the BLF Financial Statements.

             (vii) No BLF Benefit Plan provides for welfare benefits (as defined in ERISA Section 3(1)) to employees after retirement other than as may be required by Section 601 et seq. of ERISA.

             (viii) Each BLF Benefit Plan may be terminated by the Combined Corporation in its sole discretion on or after the Closing Date without liability of any kind or description arising from either such termination or any action attributable to the Combined Corporation.

             (ix) The execution of, or performance of the transactions contemplated by, this Agreement will not create, accelerate or increase any obligations under the BLF Benefit Plans, and will not require or cause to be payable any payment which is or would be an "excess parachute payment" under
Section 28OG of the Internal Revenue Code.

         (p) Legal Proceedings. There are no actions, suits or proceedings instituted or pending or, to the Knowledge of BLF, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against BLF or any BLF Subsidiary, or against any property, asset, interest or right of any of them, that have a reasonable probability either individually or in the aggregate of having a material adverse effect on the Condition of BLF and the BLF Subsidiaries on a consolidated basis.

         (q) Absence of Certain Changes or Events. Since December 31, 1996, the businesses of BLF and each BLF Subsidiary have been operated only in the ordinary course consistent with past practices and since such date there has not been, occurred or arisen: (i) any damage, destruction, loss or casualty whether or not covered by insurance which has had or is reasonably likely to have a material adverse affect on the Condition of BLF and the BLF Subsidiaries on a consolidated basis; (ii) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of the BLF Shares or any redemption or other acquisition of the BLF Shares by BLF or any split, combination or reclassification of BLF Shares declared or made; (iii) any extraordinary losses required by

GAAP to be disclosed as such that have been suffered and not adequately reserved against, whether or not in the Ordinary Course of Business; (iv) any material assets mortgaged, pledged or subjected to any lien, charge or other encumbrance;
(v) any agreement to do any of the foregoing; or (vi) any other event, development or condition of any character including any change in results of operations, financial condition, method of accounting or accounting practices, nature of business, or manner of conducting the businesses of BLF and its Subsidiaries that has had, or is reasonably likely to have, a material adverse effect on the Condition of BLF and the BLF Subsidiaries on a consolidated basis.

         (r) Reports. Since December 31, 1996, BLF and each BLF Subsidiary has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authority. Each such report and statement, including the financial statements, exhibits and schedules thereto, at the time of filing thereof complied in all material respects with the laws and rules and regulations applicable to it and did not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not false or misleading.

         (s) Statements True and Correct. No representation or warranty made by BLF in this Agreement nor any written statement or certificate included in an Exhibit or Schedule by BLF in connection with this Agreement nor any written statement or certificate to be furnished by BLF to CNB pursuant to this Agreement, contains any untrue statement of material fact or omits to state a material fact necessary to make the statements made, in the light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by BLF for inclusion in the definitive proxy materials to be mailed to CNB shareholders in connection with the Special BLF Meeting (as defined in Section 6(b)(iii)), and any other documents to be filed with any Regulatory Authority in connection with the transactions contemplated hereby, will at the respective time such documents are filed fail to comply in all material respects with the laws and rules and regulations applicable to BLF and its Subsidiaries, contain any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. All documents that BLF is responsible for filing with any Regulatory Authority in connection with the Merger and the Bank Merger will comply as to form in all material respects with the provisions of applicable law.

         (t) Environmental Matters.

             (i) To the Knowledge of BLF, each of BLF, its Subsidiaries, the Participation Facilities, and the Loan Properties are, and have been, in compliance with all applicable laws, rules, regulations, standards and requirements of the EPA and of state and local agencies with jurisdiction over pollution or protection of the environment, except for violations which, either individually or in the aggregate, do not or would not result in a material adverse effect on the Condition of BLF and its Subsidiaries on a consolidated basis.

             (ii) To the Knowledge of BLF, there is no suit, claim, action or proceeding pending or threatened, before any court, governmental agency or board or other forum in which BLF or any of its Subsidiaries or any Participation Facility has been or, with respect to threatened proceedings, may be, named as a defendant (A) for alleged noncompliance (including by any predecessor), with any environmental law, rule or regulation or (B) relating to the release into the environment of any Hazardous Material or oil whether or not occurring at or on a site owned, leased or operated by BLF or any of its Subsidiaries or any Participation Facility except as would not, either individually or in the aggregate, result in a material adverse effect on the Condition of BLF and its Subsidiaries on a consolidated basis.

             (iii) To the Knowledge of BLF, there is no suit, claim, action or proceeding pending or threatened, before any court, governmental agency or board or other forum in which any Loan Property has been or, with respect to threatened proceedings, may be, named as a defendant (A) for alleged noncompliance (including by any predecessor) with any environmental law, rule or regulation or (B) relating to the release into the environment of any Hazardous Material or oil whether or not occurring at or on a site owned, leased or operated by a Loan Property, except where such noncompliance or release does not or would not result, either individually or in the aggregate, in a material adverse effect on the Condition of BLF and its Subsidiaries on a consolidated basis.

             (iv) To the Knowledge of BLF, there is no reasonable basis for any suit, claim, action or proceeding as described in subsection (ii) or (iii) of this Section 5(t) except as would not, individually or in the aggregate, have a material adverse effect on the Condition of BLF and its Subsidiaries on a consolidated basis.

             (v) During the period of (A) BLF's or any of its Subsidiaries' ownership or operation of any of their respective current properties, (B) BLF's or any of its Subsidiaries' participation in the management of any Participation Facilities, or (C) BLF's or any of its Subsidiaries' holding of a Security Interest in a Loan Property, to the Knowledge of BLF, there has been no release of Hazardous Material or oil in, on, under or affecting such properties, except where such release does not or would not result, either individually or in the aggregate, in a material adverse effect on the Condition of BLF and its Subsidiaries on a consolidated basis. Prior to the period of (A) BLF's or any of its Subsidiaries' ownership or operation of any of their respective current properties, (B) BLF's or any of its Subsidiaries' participation in the management of any Participation Facility, or (C) BLF or any of its Subsidiaries' holding of a Security Interest in a Loan Property, to the Knowledge of BLF, there was no release of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except where such release does not or would not result, either individually or in the aggregate, in a material adverse effect on the condition of BLF and its Subsidiaries on a consolidated basis.

             (vi) The following definitions apply for purposes of this Section 5(t): (A) "Loan Property" means any real property in which BLF holds a Security Interest and, where



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

required by the context, said term means the owner or operator of such property;
(B) "Participation Facility" means any facility in which BLF participates in the management and where required by the context, said term means the owner or operator of such property; and (C) "Hazardous Material" means any pollutant, contaminant, or hazardous substance under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss.9601 et seq. or any similar state law.

         (u) Labor Matters. Except as set forth in the BLF Disclosure Schedule, neither BLF nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of any material proceeding asserting that it or any Subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to its knowledge, threatened, any of which would have a material adverse effect on the Condition of BLF and its Subsidiaries on a consolidated basis.



                                   ARTICLE VI

                            COVENANTS AND AGREEMENTS

    Section 6. Covenants. Except as otherwise set forth in the Disclosure Schedules, the Parties agree as follows with respect to the period from and after the execution of this Agreement until the earlier of the consummation of the transactions contemplated by this Agreement or termination of this
Agreement:

         (a) Current Information. During the period from the date of this Agreement to the Effective Time, each Party shall, and shall cause its representatives to, confer on a regular and frequent basis with representatives of the other. Within twenty (20) days after the end of each calendar month beginning after the date of this Agreement, each of CNB and BLF shall deliver to the other copies of their respective unaudited consolidated balance sheets and consolidated statements of income, and any other financial or statistical information submitted by management to the Board of Directors of CNB, BLF, Clewiston National Bank or Big Lake National Bank (other than information provided to a Board of Directors specifically in connection with its consideration of the Merger, this Agreement, and the transactions contemplated hereby) for or in the preceding fiscal month. All such financial statements shall be prepared in accordance with the books and records of such Party, shall be complete and accurate in all material respects, shall present fairly the consolidated financial position and the consolidated results of operations of that Party as of and for the periods indicated, and shall be prepared in accordance with GAAP, subject to normal recurring year-end adjustments and the absence of certain footnote information in the unaudited statements.

         (b) Regulatory Matters and Approvals.

             (i) Bank Regulatory Matters. BLF and CNB shall cause to be promptly prepared and filed with the FRB, FDIC, and the OCC applications for their approval of the Merger and with any other Regulatory Authority having jurisdiction any other applications for approvals or Consents which may be necessary for the consummation of the Merger. The Parties shall provide copies of all such applications and notices to the others for review prior to submission or filing with the appropriate Regulatory Authorities. Each Party agrees to promptly review and provide any comments on such applications and notices to the others. Each Party shall use its best efforts to take or cause to be taken all actions necessary for such applications and notices to be approved and shall provide the others with copies of all correspondence and notices to or from such agencies concerning such applications and notices. No Consent obtained which is necessary to consummate the transactions contemplated by this Agreement shall be conditioned or restricted in a manner which in the reasonable judgment of a Party would (A) unduly impair or restrict the operations, or would have a material adverse effect on the Condition, of the Combined Corporation, or (B) render consummation of the Merger unduly burdensome; provided, that such Party has used its reasonable efforts (it being understood that such reasonable efforts shall not include the threatening or commencement of any litigation) to cause such conditions or restrictions to be removed or modified as appropriate.


             (ii) Definitive Proxy Materials. CNB and BLF shall prepare a proxy statement which shall consist of the CNB definitive proxy materials relating to the Special CNB Meeting (the "Proxy Statement"). The Parties shall file the Proxy Statement with such Regulatory Agencies as may be required by law in order for such materials to be furnished to the shareholders of CNB. The Proxy Statement shall contain the affirmative recommendation of the Board of Directors of CNB in favor of the adoption of this Agreement and the approval of the Merger. CNB and BLF shall provide to the other whatever information and assistance in connection with the preparation of the Proxy Statement that such Party may reasonably request. CNB shall not be liable for any untrue statement of a material fact or omission to state a material fact in the Proxy Statement and Registration Statement made in reliance upon, or in conformity with, information furnished to CNB by BLF, or Big Lake National Bank for use therein. BLF shall not be liable for any untrue statement of a material fact or omission to state a material fact in the Proxy Statement and Registration Statement made in reliance upon, or in conformity with, information furnished to BLF by CNB or Clewiston National Bank for use therein.


             (iii) Shareholder Approvals. CNB shall call a special meeting of its shareholders (the "Special CNB Meeting") and mail to them the Proxy Statement (as soon as reasonably practicable following a determination by CNB and BLF that such special meeting should be called) in order that CNB shareholders may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the Florida Business Corporation Act.

             (iv) Registration Statement. BLF will prepare and file with the SEC a Registration Statement under the Securities Act in connection with the BLF Shares to be issued to CNB shareholders in the Merger. CNB and BLF shall each promptly furnish all information concerning it and the holders of its outstanding shares as the other may reasonably request from time to time in connection with the preparation of the Registration Statement. The Parties shall use their reasonable efforts to cause the Registration Statement to become effective under the Securities Act as soon as reasonably practicable after the filing thereof and to take any action required to be taken under applicable state, Blue Sky or securities laws in connection with the issuance of the BLF Shares upon consummation of the Merger.

             (v) Other Governmental Matters. Each of the Parties shall take any additional action (and cause each of its Subsidiaries to take any additional action) that may be necessary, proper, or advisable in connection with any other notice to, filings with, and authorizations, consents, and approvals of governments and governmental agencies that it may be required to give, make or obtain.

         (c) Tax Opinion. On or before the date the Proxy Statement is mailed to CNB shareholders, CNB and BLF shall each use all reasonable efforts to obtain a written opinion from Stevens, Thomas, Schemer & Sparks, P.A., to the effect that the exchange of CNB Shares, to the extent exchanged for BLF Shares as contemplated herein, shall not give rise to gain or loss to the holders of such CNB Shares, or gain or loss to BLF with respect to such exchange, and accordingly, the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code (the "Tax Opinion"). The Tax Opinion shall be reasonably satisfactory to each of CNB and BLF in form and substance.

         (d) Conduct of Business Prior to the Effective Time of the Merger. During the period from the date of this Agreement to the Effective Time of the Merger or the termination of this Agreement, except as set forth in the CNB or BLF Disclosure Schedules and except as expressly contemplated or permitted by this Agreement, each of CNB, Clewiston National Bank, BLF, and Big Lake National Bank shall, and shall cause each of their respective Subsidiaries to (i) conduct its business in, and only in, the usual, regular and ordinary course consistent with past practices, (ii) use its reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees, and
(iii) take no action which would materially adversely affect or delay the ability of any Party to obtain any necessary approvals of any Regulatory Authority or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

         (e) Forbearance. During the period from the date of this Agreement to the Effective Time of the Merger or the termination of this Agreement, except as set forth in the CNB or BLF Disclosure Schedules or in Section 6(s), or except as expressly contemplated or permitted by this Agreement, no Party shall or shall permit its Subsidiary to, without the prior written consent of the other
Parties:

             (i) Other than in the Ordinary Course of Business, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness; it being understood and agreed that incurrence of indebtedness in the Ordinary Course of Business shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entering into repurchase agreements), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance other than in the Ordinary Course of Business;

             (ii) Adjust, split, combine or reclassify any capital stock; make, declare or pay and dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or, grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock (except for dividends paid by any of the Subsidiaries of a Party to such Party);

             (iii) Sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets (including capital stock of Subsidiaries) to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any material indebtedness to any such person or any claims held by any such person, except (A) in the Ordinary Course of Business, or (B) as set forth in a Disclosure Schedule pursuant to contracts or agreements in force at the date of this Agreement;

             (iv) Except for transactions in the ordinary Course of Business, make any material investment in, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of property or assets, any other individual, corporation or other entity other than a Subsidiary of such Party;

             (v) Except for transactions in the Ordinary Course of Business, enter into or terminate any material contract or agreement, or make any change in any of its material leases or contracts, other than renewals of contracts and leases without material adverse changes of terms;

             (vi) Increase in any material manner the compensation or fringe benefits of any of its employees or pay any bonus or pension or retirement allowance not required by any existing plan or agreement to any such employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, other than in the Ordinary Course of Business; with the understanding that entering into any new employment contracts, or renewing or amending any existing employment contracts, shall be deemed outside the Ordinary Course of Business;

             (vii) Amend its Articles of Incorporation, Articles of Association, or its bylaws;

             (viii) Enter into any new material line of business;

             (ix) Change its or its Subsidiaries' lending, investment, liability management and other material banking policies in any respect which is material, including without limitation, policies and procedures relating to calculating and funding the Allowance;

             (x) Incur or commit to any capital expenditure or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the Ordinary Course of Business (except, as to BLF, the construction of an operations center, two drive-in lanes for the BLF main office, the renovation of the interior of the BLF main office, and the installation of safe-deposit boxes in the Lake Placid banking office);

             (xi) Change its methods of accounting in effect at December 31, 1996, except as required by Statement of Financial Accounting Standards No. 121, 123 and 125 or its fiscal year; or

             (xii) Agree to, or make any commitment to, take any of the actions prohibited by this Section 6(e).

         (f) Issuance of Securities. Except as set forth in a Disclosure Schedule or as contemplated by this Agreement, no Party shall or shall permit any of its Subsidiaries to issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any voting debt or any securities convertible into or exercisable for or any rights, warrants or options to acquire, any such shares or voting debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of CNB Shares or BLF Shares, as the case may be, pursuant to outstanding CNB Options or BLF Options, in each case as in effect on the date of this Agreement and in each case in accordance with their present terms; and (ii) issuances by a wholly-owned Subsidiary of its capital stock to its parent.

         (g) No Acquisitions. Other than acquisitions which may be mutually agreed to by the Parties, no Party shall, or shall permit any of its Subsidiaries to, acquire or agree to acquire, by merging or consolidation with or by purchasing a substantial equity interest in, or by purchasing a substantial portion of the assets, or assuming a substantial portion of the liabilities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets in each case which are material, individually or in the aggregate, to such Party and its Subsidiaries taken as a whole; provided, however, that the foregoing shall not prohibit (i) internal reorganizations, consolidations or dissolutions involving only existing Subsidiaries, (ii) foreclosure and other acquisitions related to previously contracted debt, in each case in the Ordinary Course of Business, (iii) acquisitions of control by Clewiston National Bank, or Big

Lake National Bank in its fiduciary capacity, (iv) investments made by small business investment corporations, acquisitions of financial assets and merchant banking activities, in each case in the Ordinary Course of Business, or (v) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement.

         (h) Other Actions. No Party shall or shall permit any of its Subsidiaries to take any action that, or fail to take any action the failure of which, results in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions set forth in this Agreement not being satisfied or in a violation of any provision of this Agreement which would adversely affect the ability of any of them to obtain any of the Regulatory Approvals, except in every case as may be required by applicable law.

         (i) Government Filings. Each Party shall file all reports, applications and other documents required to be filed with the appropriate bank regulators between the date hereof and the Effective Time of the Merger and shall make available to the other Party copies of all such reports promptly after the same are filed.

         (j) Tax-Free Reorganization Treatment. No Party shall take or cause to be taken any action, whether before or after the Effective Time of the Merger, which would disqualify the Merger as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code.

         (k) Full Access. Each Party shall (and shall cause each of its Subsidiaries to) permit representatives of the others to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of such Party and its Subsidiaries to all premises, properties, books, records, contracts, tax records, and documents of or pertaining to each of such Party and its Subsidiaries. Each Party agrees to furnish any other Party and its advisers with such financial operating data and other information with respect to its business, properties and employees as such Party shall, from time to time, reasonably request. No investigation by a Party shall affect the representations and warranties of any other Party to this Agreement, and each such representation and warranty shall survive any such investigation. Each of the others shall treat and hold as such any Confidential Information (as defined below) it receives from any of such Party and its Subsidiaries in the course of the reviews contemplated by this Section 6(k), shall not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to such Party all tangible embodiments (and all copies) thereof which are in its possession; provided, however, that this sentence shall not apply to any information obtained by a Party (i) which, at the time of disclosure, is available publicly, (ii) which, after disclosure, becomes available publicly through no fault of such Party, or (iii) which such Party knew or to which such Party had access prior to disclosure. For purposes of this Agreement, the term "Confidential Information" means any information concerning the businesses, operations, financial conditions and affairs of CNB, BLF, and their respective Subsidiaries. In addition, no Party shall be required to provide access to or disclose information which would violate or prejudice the rights of any customer or othery's attorney-client privilege, or would contravene any law, rule, regulation, order or decree.


         (l) Notice of Material Adverse Developments. Each Party shall give prompt written notice to the other Parties of any material adverse effect on its Condition, or any material adverse development affecting the assets, liabilities, business, financial condition, operations, results of operations, or future prospects of such Party and its Subsidiaries taken as a whole, including without limitation (i) any material change in its business or operations, (ii) any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority, (iii) the institution or the threat of material litigation involving such Party, or (iv) any event or condition that might be reasonably expected to cause any of such Party's representations and warranties set forth herein not to be true and correct in all material respects as of the Closing Date. Each Party shall also give prompt written notice to the other Parties of any other material adverse development affecting the ability of such Party to consummate the transactions contemplated by this Agreement. Any such notices shall be accompanied by copies of any and all pertinent documents, correspondence and similar papers relevant to a complete understanding of such material adverse development, which shall be promptly updated as necessary. BLF and Big Lake National Bank shall have 20 business days after CNB gives any written notice pursuant to this Section 6(l) within which to exercise any right BLF may have to terminate this Agreement pursuant to Section 8(a)(iv) below by reason of the material adverse development, and CNB and Clewiston National Bank likewise shall have 20 business days after BLF gives any written notice pursuant to this
Section 6(l) within which to exercise any right CNB and Clewiston National Bank may have to terminate this Agreement pursuant to Section 8(a)(iii) below by reason of the material adverse development. Unless one of the Parties terminates this Agreement within the aforementioned period, the written notice of a material development shall be deemed to have amended the Disclosure Schedule, to have qualified the representations and warranties contained herein, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the material adverse development.


         (m) Exclusivity. Except as specifically permitted or contemplated by this Agreement, the Parties shall not (and shall not cause or permit any of their Subsidiaries to) solicit, initiate, encourage, entertain, consider, or participate in the negotiation, discussion or submission of any proposal or offer from any person (other than a Party) relating to any (i) liquidation, dissolution, or recapitalization, (ii) merger or consolidation, (iii) acquisition or purchase of 25% or more of securities or assets, or (iv) similar transaction or business combination involving any of the Parties and/or its Subsidiaries, or their respective assets (the foregoing transactions referred to in subclauses (i) through (iv), inclusive, are referred to in this Agreement as an "Acquisition Proposal"); provided, however, that each Party and its Subsidiaries shall be entitled to entertain, consider, and participate in negotiations and discussions regarding, and furnish any information with respect to, any effort or attempt by any person to do or seek to do any of the foregoing to the extent that the Board of Directors of such Party determines in good faith that the failure to so consider or participate in such negotiations or discussions would be inconsistent with the fiduciary obligations of the directors of such Party to the shareholders of such Party. The Party shall give all of the other Parties prompt notice of any such negotiations and discussions. Each Party shall notify others immediately if any person (other than a Party) makes any proposal, offer, inquiry, or contact with respect to any Acquisition Proposal.

         (n) Filings with the State Offices. Upon the terms and subject to the conditions of this Agreement, the Parties shall execute and file any and all documents in connection with the Merger and the Bank Merger for filing with any Federal and state offices.

         (o) Press Releases. Each Party shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement, the Merger, or any other transaction contemplated hereby; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation.

         (p) Agreements of Affiliates. CNB shall deliver to BLF a letter identifying all persons whom CNB believes to be, at the time the Merger is submitted to a vote of the CNB shareholders, "affiliates" of CNB for purposes of Rule 145 under the Securities Act. CNB shall use its best efforts to cause each person who is identified as an "affiliate" in the letter referred to above to deliver to BLF prior to the Effective Time of the Merger a written agreement providing that each such person shall agree not to sell, transfer or otherwise dispose of the BLF Shares to be received by such person in the Merger, except in compliance with the applicable provisions of the Securities Act. Prior to the Effective Time of the Merger, CNB shall amend and supplement such letter and use its reasonable best efforts to cause each additional person who is identified as an "affiliate" to execute a written agreement as set forth in this Section 6(p).

         (q) Miscellaneous Agreements and Consents. Subject to the terms and conditions of this Agreement, each of the Parties hereto agrees to use its respective best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as reasonably practicable, including, without limitation, using their respective reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby. Each Party shall, and shall cause each of their respective Subsidiaries to, use their reasonable best efforts to obtain all approvals and Consents of all third parties and Regulatory Authorities necessary or, in the reasonable opinion of any Party, desirable for the consummation of the transactions contemplated by this Agreement. No Consent obtained which is necessary to consummate the transactions contemplated by this Agreement shall be conditioned or restricted in a manner which in the reasonable judgment of a Party would (A) unduly impair or restrict the operations, or would have a material adverse effect on the Condition, of the Combined Corporation, Clewiston

National Bank or Big Lake National Bank, or (B) render consummation of the Merger unduly burdensome; provided, that such Party has used its reasonable efforts (it being understood that such reasonable efforts shall not include the threatening or commencement of any litigation) to cause such conditions or restrictions to be removed or modified as appropriate.

         (r) Indemnification.

             (i) After the Effective Time of the Merger, BLF shall, and shall cause the Combined Corporation to, indemnify, defend and hold harmless the present and former officers, directors, employees and agents of CNB and Clewiston National Bank (each, an "Indemnified Party") after the Effective Time of the Merger against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time of the Merger (including, without limitation, the transactions contemplated by this Agreement), subject to the Florida Business Corporation Act.

             (ii) If the Combined Corporation or any of its successors or assigns (A) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (B) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, the Combined Corporation shall cause proper provision to be made so that the successors and assigns of the Combined Corporation shall assume the obligations set forth in this Section 6(r).

         (s) Fairness Opinions. On or before 10 days prior to the date of the Proxy Statement (i) CNB shall use all reasonable efforts to obtain an opinion from a firm selected by it that the terms of the Merger are fair to CNB shareholders from a financial point of view (the "CNB Fairness Opinions"), and
(ii) BLF shall use all reasonable efforts to obtain an opinion from a firm selected by it that the terms of the Merger are fair to BLF shareholders from a financial point of view (the "BLF Fairness Opinions").

         (t) Employee Benefit Plans. CNB and BLF shall use their best efforts to coordinate the conversion of each CNB Benefit Plan into similar plans of the Combined Corporation, to the extent similar plans are maintained by the Combined Corporation, and to make available for eligibility for CNB and Clewiston National Bank employees all benefit plans and policies maintained by the Combined Corporation following the Effective Time of the Merger with such employees receiving credit for past service with a Party prior to the Effective Time of the Merger for purposes of eligibility for participation, vesting, and years of service, under such benefit plans and policies.


         (u) CNB Directors Deferred Plan. Prior to the Effective Time of the Merger, CNB shall cause the deferred compensation agreements between Clewiston National Bank and its directors to be terminated in exchange for payment by Clewiston National Bank to such directors of the amount reserved for such payment in the audited consolidated balance sheet of CNB as of December 31, 1996.

                                   ARTICLE VII

                  CONDITIONS TO THE OBLIGATIONS OF CNB AND BLF

  Section 7. Conditions to Obligation to Close.

         (a) Conditions to Obligation of BLF and Big Lake National Bank. The obligations of BLF and Big Lake National Bank to consummate the transactions to be performed by each in connection with the Closing are subject to satisfaction of the following conditions:

             (i) This Agreement and the Merger shall have received the requisite approval of the shareholders of CNB, and the number of Dissenting Shares shall not exceed 5% of the number of CNB Shares issued and outstanding immediately prior to the Effective Time of the Merger;

             (ii) The Parties shall have procured all approvals, authorizations and Consents specified in Section 6(b) above and the Disclosure Schedules, including but not limited to all necessary consents, authorizations and approvals of Regulatory Authorities which, with respect to those from the Regulatory Authorities, shall not contain provisions which (A) unduly impair or restrict the operations, or would have a material adverse effect on the Condition, of the Combined Corporation, Clewiston National Bank or Big Lake National Bank or (B) render consummation of the Merger unduly burdensome, as determined in the reasonable discretion of BLF;

             (iii) The representations and warranties set forth in Article IV above shall be true and correct in all material respects at and as of the Closing Date;

             (iv) Each of CNB and Clewiston National Bank shall have performed and complied with all its covenants required to be complied with hereunder in all material respects through the Closing;

             (v) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge could (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Combined Corporation after the Effective Time of the Merger to own, operate, or control substantially all of the assets and operations of CNB and BLF and their respective Subsidiaries (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

             (vi) The shareholders' equity of CNB on the last day of the calendar month immediately preceding the Closing Date, as determined in accordance with GAAP and before any adjustments required pursuant to Statement of Financial Accounting Standards No. 115 ("FAS 115") and expenses incurred in connection with the Merger, shall not be less than the shareholders' equity of CNB set forth in the CNB Financial Statements at April 30, 1997;

             (vii) The Allowance of CNB on the last day of the calendar month immediately preceding the Closing Date shall not be less than 1.13% of CNB's gross loans net of unearned income (and before such Allowance) on such date;

             (viii) CNB shall have delivered to BLF a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in Section 7(a)(i) through (vii) is satisfied in all respects;


             (ix) All actions to be taken by CNB and Clewiston National Bank in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to BLF;


             (x) BLF shall have received the Tax Opinion in a form reasonably satisfactory to BLF;

             (xi) Counsel to CNB shall have furnished to BLF their written opinion, dated as of the Closing Date, in form and substance reasonably satisfactory to BLF, to the effect that:

                    (a) CNB has been incorporated as a corporation under the laws of Florida and its status is active. Clewiston National Bank has been incorporated as a national banking association under the laws of the United States and its status is active.

                    (b) Each of CNB and Clewiston National Bank has the corporate power to conduct its business and to execute and deliver the Agreement and to perform its obligations under the Agreement.

                    (c) Each of CNB and Clewiston National Bank has authorized the execution, delivery, and performance of the Agreement by all necessary corporate action.

                    (d) The execution and delivery of the Agreement by CNB and Clewiston National Bank, the performance by CNB and Clewiston National Bank of their respective obligations under the Agreement, and the exercise by CNB and Clewiston National Bank of their respective rights created by the Agreement do not: (A) violate the Articles of Incorporation, the Articles of Association, or Bylaws of CNB or Clewiston National Bank; (B) to the knowledge of such counsel, constitute a breach of or default under any agreement or instrument to which CNB or Clewiston National Bank is a party or by which it or its assets are bound, or result in the creation of a mortgage, Security Interest, or other encumbrance upon any of the assets of CNB or Clewiston National Bank; (C) to the knowledge of such counsel, violate a judgment, decree, or order of any court or administrative tribunal, which judgment, decree, or order is binding upon CNB or Clewiston National Bank, or any assets of CNB or Clewiston National Bank; or (D) to the knowledge of such counsel, violate any Federal or Florida law, rule, or regulation.

                           (e) The Agreement is a valid and binding obligation
of each of CNB and Clewiston National Bank enforceable against each of them under the law of Florida and the Federal law of the United States. (In rendering such opinion concerning the validity, binding effect, and enforceability of the Agreement, such counsel may indicate that such opinion means that (A) the Agreement constitutes an effective contract under applicable law, (B) the Agreement is not invalid in its entirety because of a specific statutory prohibition or public policy or is subject in its entirety to a contractual defense, and (C) subject to the last sentence of this paragraph, some remedy is available if CNB or Clewiston National Bank, as the case may be, is in material default under the Agreement. Such counsel may also indicate that such opinion does not mean that (A) any particular remedy is available upon a material default, or (B) every provision of the Agreement will be upheld or enforced in any or each circumstance by a court. Such counsel may also indicate that the validity, binding effect, and enforceability of the Agreement may be limited or otherwise affected by (A) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar statutes, rules, regulations, or other laws affecting the enforcement of creditors' rights and remedies generally and (B) the unavailability of, or limitation on the availability of, a particular right or remedy (whether in a proceeding in equity or at law) because of an equitable principle or a requirement as to commercial reasonableness, conscionability, or good faith.)

                           (f) CNB's authorized capitalization consists of
10,000,000 CNB Shares, of which 416,279 CNB Shares are issued and outstanding. Clewiston National Bank's authorized capitalization consists of 62,500 Clewiston National Bank Shares, of which 62,500 Clewiston National Bank Shares are issued and outstanding, all of which are owned by CNB. All of the outstanding shares of CNB and Clewiston National Bank are fully paid and nonassessable. There are no agreements or other documents pursuant to which CNB or Clewiston National Bank may be required to authorize or issue additional securities. None of the holders of CNB Shares or Clewiston National Bank Shares have any preemptive rights to subscribe for any additional CNB Shares or Clewiston National Bank Shares or other shares of capital stock of CNB or Clewiston National Bank; and

                  (xii)    BLF shall have received the BLF Fairness Opinions.

      BLF and Big Lake National Bank may waive any condition specified in this
Section 7(a) if each executes a writing so stating at or prior to the Closing.

         (b) Conditions to Obligation of CNB and Clewiston National Bank. The obligations of CNB and Clewiston National Bank to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:


             (i) This Agreement and the Merger shall have received the requisite approval of the shareholders of CNB, and the number of Dissenting Shares shall not exceed 5% of the number of CNB Shares issued and outstanding immediately prior to the Effective Time of the Merger;


             (ii) The Parties shall have procured all of the third party approvals, authorizations and consents specified in Section 6(b) above, and the Disclosure Schedules, including but not limited to all necessary consents, authorizations and approvals of Regulatory Authorities which, with respect to those from the Regulatory Authorities, shall not contain provisions which (A) unduly impair or restrict the operations, or would have a material adverse effect on the Condition, of the Combined Corporation, Clewiston National Bank or Big Lake National Bank or (B) render consummation of the Merger unduly burdensome, in each case as determined in the reasonable discretion of CNB.

             (iii) The representations and warranties set forth in Article V above shall be true and correct in all material respects at and as of the Closing Date;

             (iv) Each of BLF and Big Lake National Bank shall have performed and complied with all its covenants required to be complied with hereunder in all material respects through the Closing;

             (v) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge could (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Combined Corporation after the Effective Time of the Merger, to own, operate, or control substantially all of the assets and operations of CNB and BLF and their respective Subsidiaries (and no such judgment, order, decree, stipulation, injunction or charge shall be in effect);

             (vi) The shareholders' equity of BLF on the last day of the calendar month preceding the Closing Date, as determined in accordance with GAAP and before any adjustments required pursuant to FAS 115 and expenses incurred in connection with the Merger, shall not be less than the shareholders' equity of BLF set forth in the BLF Financial Statements at April 30, 1997;

             (vii) The Allowance of Big Lake National Bank on the last day of the calendar month preceding the Closing Date shall not be less than 1.20% of Big Lake National Bank's gross loans net of unearned income (and before such Allowance) on such date;

             (viii) BLF shall have delivered to CNB a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in Section 7(b)(i) through (vii) is satisfied in all respects;

             (ix) All actions to be taken by BLF and Big Lake National Bank in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to CNB;

             (x) CNB shall have received the Tax Opinion in a form reasonably satisfactory to CNB;

             (xi) Counsel to BLF shall have furnished to CNB their written opinion, dated as of the Closing Date, in form and substance reasonably satisfactory to CNB, to the effect that:

                    (a) BLF has been incorporated as a corporation under the laws of Florida and its status is active. Big Lake National Bank has been incorporated as a state banking corporation under the laws of Florida and its status is active.

                    (b) Each of BLF and Big Lake National Bank has the corporate power to conduct its business and to execute and deliver the Agreement and to perform its obligations under the Agreement.

                    (c) Each of BLF and Big Lake National Bank has authorized the execution, delivery, and performance of the Agreement by all necessary corporate action.

                    (d) The execution and delivery of the Agreement by BLF and Big Lake National Bank, the performance by BLF and Big Lake National Bank of their respective obligations under the Agreement, and the exercise by BLF and Big Lake National Bank of their respective rights created by the Agreement do not: (A) violate the Articles of Incorporation or Bylaws of BLF or Big Lake National Bank; (B) to the knowledge of such counsel, constitute a breach of or default under any agreement or instrument to which BLF or Big Lake National Bank is a party or by which it or its assets are bound, or result in the creation of a mortgage, Security Interest, or other encumbrance upon any of the assets of BLF or Big Lake National Bank; (C) to the knowledge of such counsel, violate a judgment, decree, or order of any court or administrative tribunal, which judgment, decree, or order is binding upon BLF or Big Lake National Bank, or any assets of BLF or Big Lake National Bank; or (D) to the knowledge of such counsel, violate any Federal or Florida law, rule, or regulation.

                    (e) The Agreement is a valid and binding obligation of each of BLF and Big Lake National Bank enforceable against each of them under the law of Florida and the Federal law of the United States. (In rendering such opinion concerning the validity, binding effect, and enforceability of the Agreement, such counsel may indicate that such opinion means that (A) the Agreement constitutes an effective contract under applicable law, (B) the Agreement is not invalid in its entirety because of a specific statutory prohibition or public policy or is subject in its entirety to a contractual defense, and (C) subject to the last sentence of this paragraph, some remedy is available if BLF or Big Lake National Bank, as the case may be, is in material default under the Agreement. Such counsel may also indicate that such opinion does not mean that (A) any particular remedy is available upon a material default, or (B) every provision of the Agreement will be upheld or enforced in any or each circumstance by a court. Such counsel may also indicate that the validity, binding effect, and enforceability of the Agreement may be limited or otherwise affected by (A) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar statutes, rules, regulations, or other laws affecting the enforcement of creditors' rights and remedies generally and (B) the unavailability of, or limitation on the availability of, a particular right or remedy (whether in a proceeding in equity or at law) because of an equitable principle or a requirement as to commercial reasonableness, conscionability, or good faith.)

                    (f) The authorized capital stock of BLF consists of (i) 1,000,000 BLF Shares, of which 313,435 BLF Shares are issued and outstanding (and 4,724 BLF Shares are held by BLF in treasury), and (ii) 500,000 shares of preferred stock, par value $1.00 per share, none of which are issued or outstanding. Big Lake National Bank's authorized capitalization consists of 100,000 Big Lake National Bank Shares, all of which are issued and outstanding. BLF owns all Big Lake National Bank Shares. All of the outstanding shares of BLF and Big Lake National Bank are fully paid and nonassessable. There are no agreements or other documents pursuant to which BLF or Big Lake National Bank may be required to authorize or issue additional securities (except as to BLF, the issuance of 18,213 BLF Shares pursuant to the BLF Options). None of the holders of BLF Shares or Big Lake National Bank Shares have any preemptive rights to subscribe for any additional BLF Shares or Big Lake National Bank Shares or other shares of capital stock of BLF or Big Lake National Bank; and

                  (xii)    CNB shall have received the CNB Fairness Opinions.

  CNB and Clewiston National Bank may waive any condition specified in this
Section 7(b) if each executes a writing so stating at or prior to the Closing.


                                  ARTICLE VIII

                                   TERMINATION

  Section 8. Termination.

         (a) Termination of Agreement. Any of the Parties may terminate this Agreement with the prior authorization of its Board of Directors (whether before or after approval of CNB shareholders) as provided below:

             (i) The Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time of the Merger;

             (ii) BLF and Big Lake National Bank may terminate this Agreement by giving written notice to CNB and Clewiston National Bank at any time prior to the Effective Time of the Merger in the event CNB or Clewiston National Bank is in breach, and CNB and Clewiston National Bank may terminate this Agreement by giving written notice to BLF and Big Lake National Bank at any time prior to the Effective Time of the Merger in the event BLF or Big Lake National Bank is in breach, of any representation, warranty, or covenant contained in this Agreement in any material respect. Each Party shall have the right to cure any such breach, if such breach is capable of being cured, within 15 days after receipt of written notice of such breach or within any such longer period mutually agreed to in writing by the Parties hereto ("Cure Period"); provided, however, that in no event shall the Cure Period extend beyond March 31, 1998;

             (iii) If a material adverse development shall have occurred affecting the Condition of BLF and its Subsidiaries on a consolidated basis, CNB and Clewiston National Bank may terminate this Agreement by giving written notice to BLF and Big Lake National Bank;

             (iv) If a material adverse development shall have occurred affecting the Condition of CNB and its Subsidiaries on a consolidated basis, BLF and Big Lake National Bank may terminate this Agreement by giving written notice to CNB and Clewiston National Bank;

             (v) CNB and BLF each may terminate this Agreement by giving written notice to the other Party at any time after (i) the CNB Special Meeting in the event this Agreement or the Merger fails to receive the requisite CNB shareholder approval or (ii) the denial, and any final appeal or rehearing thereof (or if any denial by such authority is not appealed within the time limit for appeal), of any approval from a Regulatory Authority necessary to permit the Parties to consummate the Merger and the transactions contemplated by this Agreement or if any Consent shall be conditioned or restricted in the manner provided in the last sentence of Section 6(b)(i);

             (vi) Any Party may terminate this Agreement by giving written notice to the other Parties at any time after March 31, 1998 if the Effective Time of the Merger has not yet then occurred and such termination was approved by a two-thirds vote of such Party's full Board of Directors; and

             (vii) This Agreement also is subject to termination pursuant to
Section 8(c).

         (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 8(a) above, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach);

provided, however, that the confidentiality provisions contained in Section 6(k) above, the termination fee provisions contained in Section 8(c) below, and the expense provisions in 9(1) below shall survive any such termination.

         (c) Acquisition Proposal Termination and Fee. During the term of this Agreement, if (i) an Acquisition Proposal is submitted to and approved by the shareholders of any Party at any time prior to the Effective Time of the Merger; or (ii) as to CNB, an Acquisition Proposal is received by CNB or is made directly to CNB shareholders of a Party at any time prior to the holding of the meeting of CNB shareholders to be called pursuant to Section 6(b)(iii), and CNB's Board of Directors fails to recommend, or withdraws its recommendation, that CNB's shareholders approve this Agreement or the Merger, or CNB's Board of Directors fails to solicit proxies of CNB's shareholders to approve this Agreement or the Merger, and this Agreement or the Merger is subsequently rejected by CNB's shareholders at such meeting, then, as to subclause (i) if the Party is BLF or Big Lake National Bank, BLF shall pay to CNB, and, as to subclause (i) if such Party is CNB or Clewiston National Bank, or if subclause
(ii) is applicable, CNB shall pay to BLF, a termination fee in an amount equal to 10% of the shareholders' equity of the Party required to make such payment as of the end of the month preceding such payment, as liquidated damages, and not as a penalty, and, upon the payment in full thereof, this Agreement shall be terminated and no Party shall have any further liability under this Agreement or the Merger (except as set forth in Section 8(b)). The obligations of the Parties under


                                   ARTICLE IX

                                  MISCELLANEOUS

  Section 9. Miscellaneous.

         (a) Survival. None of the representations, warranties, and covenants of the Parties (other than the provisions in Article III above concerning issuance of BLF Shares and the provisions in Section 6(r) above concerning insurance and indemnification) shall survive the Effective Time of the Merger.

         (b) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that (i) the provisions in
Article III above concerning issuance of BLF Shares are intended for the benefit of CNB Shareholders and (ii) the provisions in Section 6(r) above concerning insurance and indemnification are intended for the benefit of the individuals specified and their respective legal representatives.

         (c) Entire Agreement. This Agreement (including the documents referred to herein and therein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.

         (d) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

         (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (g) Notices. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing (including telex and telegraphic communication) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, delivered by facsimile transmission, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:



If to BLF or Big Lake National Bank:     Edwin E. Walpole, III
                                         Chairman, President and Chief Executive Officer
                                         Big Lake Financial Corporation
                                         1409 South Parrott Avenue
                                         Okeechobee, FL  34974
                                         Telecopy Number: (941) 467-6816

with a copy to:                          John P. Greeley, Esquire
                                         Smith, Mackinnon, Greeley, Bowdoin
                                           & Edwards, P.A.
                                         255 S. Orange Avenue
                                         Suite 800
                                         Orlando, FL  32802
                                         Telecopy Number: (407) 843-2448

If to CNB or Clewiston National Bank:    Curtis S. Fry
                                         Chairman of the Board
                                         Clewiston National Bank
                                         950 West Ventura Avenue
                                         Clewiston, Florida  33440
                                         Telecopy Number: (941) 983-2828

with a copy to:                          Garey F. Butler
                                         Humphrey & Knott
                                         1625 Hendry Street
                                         Fort Myers, Florida  33901
                                         Telecopy:  (941) 334-1446

or to such other address as any Party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered (a) on the date delivered if by personal delivery; (b) on the date telecommunicated if by telegraph; (c) on the date of transmission with confirmed answer back if by telex, telefax or other telegraphic method; and (d) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

         (h) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without regard to principles of conflict of laws.

         (i) Amendments and Waivers. To the extent permitted by law, the Parties may amend any provision of this Agreement at any time prior to the Effective Time of the Merger by a subsequent writing signed by each of the Parties upon the approval of their respective Boards of Directors; provided, however, that after approval of this Agreement by a Party's shareholders, there shall be made no amendment in the Conversion Ratio in a manner that adversely affects the economic value of the Merger to such shareholders without their further approval. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intention or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.


         (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provision hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the termination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provisions with a term or provisions that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         (k) Expenses. Each Party shall bear its own expenses in connection with the negotiation and execution of this Agreement and the implementation and effectiveness of the Merger; provided, however, that each of BLF and CNB shall pay one-half (1/2) of all (i) filing fees related to all applications and supplements thereto filed by CNB, BLF, Clewiston National Bank, and Big Lake National Bank with federal and state banking authorities for prior approval of the Merger, (ii) fees and expenses of Stevens, Thomas, Schemer & Sparks, P.A. relating to the issuance of the Tax Opinion, (iii) fees and expenses of Smith, Mackinnon, Greeley, Bowdoin & Edwards, P.A. relating to the preparation of applications to the Regulatory Authorities for their approval of the Merger and the preparation of the Proxy Statement and Registration Statement, and (iv) the costs of printing and mailing the Proxy Statement. Notwithstanding the foregoing, if any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorneys' fees, sales and use taxes, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that action or proceeding, in addition to any other relief to which such Party or Parties may be entitled. Attorneys' fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing Party.

         (l) Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

         (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (n) Jurisdiction and Venue. The Parties acknowledge that a substantial portion of negotiations and anticipated performance and execution of this Agreement occurred or shall occur in Okeechobee and Hendry Counties, Florida, and that, therefore, without limiting the jurisdiction or venue of any other federal or state courts, each of the Parties irrevocably and unconditionally (a) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement may be brought in a state or federal court of record in Okeechobee or Hendry Counties, Florida; (b) consents to the jurisdiction of each such Court in any suit, action or proceeding; (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agrees that service of any court paper may be effected on such Party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in said state.

         (o) Remedies Cumulative. Except as otherwise expressly provided herein, no remedy herein conferred upon any Party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No single or partial exercise by any Party of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first below written.


BIG LAKE FINANCIAL CORPORATION              CNB FINANCIAL CORPORATION



By: /s/ Edwin E. Walpole, III              By:    /s/ Curtis S. Fry
    ----------------------------------        ---------------------------------
Edwin E. Walpole, III, Chairman,           Curtis S. Fry, Chairman of the Board
President and Chief Executive Officer



BIG LAKE NATIONAL BANK                     CLEWISTON NATIONAL BANK



By:  /s/ Joe G. Mullins                    By:    /s/ Curtis S. Fry
    ----------------------------------        ---------------------------------
Joe G. Mullins, President and              Curtis S. Fry, Chairman of the Board
Chief Executive Officer

                                                                      APPENDIX B



     607.1301 DISSENTER'S RIGHTS; DEFINITIONS. -- The following definitions apply to ss.ss. 607.1302 and 607.1320;

     (1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (2) "Fair Value" with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to ss. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

     607.1302 RIGHT OF SHAREHOLDERS TO DISSENT. --

     (1) Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

     (a) Consummation of a plan of merger to which the corporation is a party:

          1. If the shareholder is entitled to vote on the merger; or

          2. If the corporation is a subsidiary that is merged with its parent under ss. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of ss. 607.1104;

     (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to ss. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

     (c) As provided in ss. 607.0902(11), the approval of a control-share acquisition;

     (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

     (e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

          1. Altering or abolishing any preemptive rights attached to any of his shares;

          2. Altering or abolishing the voting rights pertaining to any of his shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

               3. Effecting an exchange, cancellation, or reclassification of any of his shares, when such exchange, cancellation, or reclassification would alter or abolish his voting rights or alter his percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

               4. Reducing the stated redemption price of any of his redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his shares, or making any of his shares subject to redemption when they are not otherwise redeemable;

               5. Making noncumulative, in whole or in part, dividends of any of his preferred shares which had theretofore been cumulative;

               6. Reducing the stated dividend preference to any of his preferred shares; or

               7. Reducing any stated preferential amount payable on any of his preferred shares upon voluntary or involuntary liquidation; or

          (f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his shares.

          (2) A shareholder dissenting from any amendment specified in paragraph
(1) (e) has the right to dissent only as to those of his shares which are adversely affected by the amendment.

          (3) A shareholder may dissent as to less than all the shares registered in his name. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

          (4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

          (5) A shareholder entitled to dissent and obtain payment for his shares under this section may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

          607.1320 PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS. -- (1) (a) If a proposed corporate action creating dissenters' rights under ss. 607.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of ss.ss. 607.1301, 607.

          1. Deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and

          2. Not vote his shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

     (b) If proposed corporate action creating dissenters' rights under ss.
607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss.ss. 607.1301, 607,1302, and 607.1320 to each shareholder simultaneously with any request for his written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

     (2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his shares pursuant to Paragraph
(1) (a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

     (3) Within 20 days after the giving of notice to him, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating his name and address, the number, classes, and series of shares as to which he dissents, and a demand for payment of the fair value of his shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

     (4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his shares shall cease, and he shall be reinstated to have all his rights as a shareholder as of the filing of his notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the Corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

         (a) Such demand is withdrawn as provided in this section;

         (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

         (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

         (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

     (5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

         (a) A balance sheet of the Corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

         (b) A profit and loss statement of such corporation of the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

     (6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

     (7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment of his shares. If the Corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the Corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The Corporation shall pay each dissenting shareholder the amount found to be due him within 10 days afer final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

     (8) The judgment may at the discretion of the court, include a fair rate of interest, to be determined by the court, include a fair rate of interest, to be determined by the court.

     (9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the Corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the Corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

     (10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

                                                                     APPENDIX C

                               __________, 1997

Board of Directors
Clewiston National Bank
CNBFinancial Corporation
950 West Ventura Avenue
Clewiston, Florida  33440

Dear Board of Directors:

     You have requested our opinion as to the fairness from a financial point of view to the holders of shares of common stock of CNB Financial Corporation ("CNB") of the proposed consideration in a merger between CNB, Clewiston National Bank (the "Bank"), Big Lake Financial Corporation ("BLFC") and Big Lake National Bank ("BLNB"). This preliminary opinion is based upon the information provided including the proposed Amended and Restated Agreement and Plan of Reorganization considered by the Board of CNB on June 19, 1997.

     William R. Hough & Co. ("Hough") is an investment banking firm that, as part of our specialization in financial institutions, is regularly engaged in the financial valuations and analyses of business enterprises and securities in connection with mergers and acquisitions, public offerings, divestiture and other corporate purposes. Senior members of Hough have extensive experience in such matters. We believe that we have no conflicts of interest and can render an independent opinion.

     We have reviewed the proposed terms of the offer and discussed the offer with management and the Board of Directors. We have reviewed the report prepared by Mercer Capital, and financial reports of CNB, the Bank, BLFC, and BLNB. Additionally, we have relied upon the information provided by CNB regarding recent developments and subsequent events. We have considered this as a merger of equals and compared this transaction to other transactions based upon this assumption.

     We have compared the Bank's financial condition and operating results in similar financial institutions operating in Florida. We have also compared the financial condition and operating results of CNB, the Bank, BLFC, and BLNB.

     In arriving at our opinion, we have relied upon the accuracy and completeness of the information provided to us by the various parties mentioned above, upon public information, and upon representations and warranties in the Agreement, and have not conducted an independent investigation to verify any such information or performed any independent appraisal of CNB, the Bank, BLFC, or BLNB.

     Based upon the foregoing and on our general knowledge of, and experience in the valuation of business and securities, we are of the opinion that, as of _________, 1997, the proposed merger is fair to the shareholders of CNB from a financial point of view.

                                               Respectfully submitted,
                                               William R. Hough & Co.


                                               Ronald W. Goff
                                               First Vice President

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 607.0850, Florida Statutes, grants a corporation the power to indemnify its directors, officers, employees, and agents for various expenses incurred resulting from various actions taken by its directors, officers, employees, or agents on behalf of the corporation. In general, if an individual acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the action was unlawful, then the corporation has the power to indemnify said individual who was or is a party to any proceeding (including, in the absence of an adjudication of liability (unless the court otherwise determines), any proceeding by or in the right of the corporation) against liability expenses, including counsel fees, incurred in connection with such proceeding, including any appeal thereof (and, as to actions by or in the right of the corporation, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof). To the extent that a director, officer, employee, or agent has been successful on the merits or otherwise in defense of any proceeding, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith. The term "proceeding" includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

     Any indemnification in connection with the foregoing, unless pursuant to a determination by a court, shall be made by the corporation upon a determination that indemnification is proper in the circumstances because the individual has met the applicable standard of conduct. The determination shall be made (i) by the board of directors by a majority vote of a quorum consisting of directors who are not parties to such proceeding; (ii) by majority vote of a committee duly designated by the board of directors consisting solely of two or more directors not at the time parties to the proceeding; (iii) by independent legal counsel selected by the board of directors or such committee; or (iv) by the shareholders by a majority vote of a quorum consisting of shareholders who are not parties to such proceeding. Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, then the directors or the committee shall evaluate the reasonableness of expenses and may authorize indemnification. Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

     Section 607.0850 also provides that the indemnification and advancement of expenses provided pursuant to that Section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses may not be made if a judgment or other final adjudication established that the individual's actions, or omissions to act, were material to the cause of action so adjudicated and constitute (i) a violation of the criminal law (unless the individual had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful); (ii) a transaction from which the individual derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions of Section
607.0834 are applicable;

or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor in a proceeding by or in the right of a shareholder. Indemnification and advancement of expenses shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person, unless otherwise provided when authorized or ratified.

     Section 607.0850 further provides that unless the corporation's articles of incorporation provide otherwise, then notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that (i) the individual is entitled to mandatory indemnification under Section 607.0850 (in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses); (ii) the individual is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power under Section 607.0850; or (iii) the individual is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether the person met the standard of conduct set forth in Section 607.0850. Further, a corporation is granted the power to purchase and maintain indemnification insurance.

     Article VI of the Bylaws of the Company provides for indemnification of the Company's officers and directors and advancement of expenses. The text of the indemnification provision contained in the such Bylaws is set forth in
Exhibit 3.2 to this Registration Statement. Among other things, indemnification is granted to each person who is or was a director, officer or employee of the Company and each person who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation to the full extent authorized by law. Article VI of the Company's Bylaws also sets forth certain conditions in connection with any advancement of expenses and provision by the Company of any other indemnification rights and remedies. The Company also is authorized to purchase insurance on behalf of any person against liability asserted whether or not the Company would have the power to indemnify such person under the Bylaws.

ITEM 21.  EXHIBITS AND FINANCIAL SCHEDULES

         (a)   Exhibits

            2.1*        -   Amended and Restated Agreement and Plan of Reorganization between Big Lake
                            Financial Corporation, CNB Financial Corporation Big Lake National Bank and Clewiston
                            National Bank (attached as Appendix A to the Prospectus)

            3.1*        -   Restated Articles of Incorporation of Big Lake Financial Corporation.

            3.2*        -   Bylaws of Big Lake Financial Corporation.

            4.1*        -   Specimen Stock Certificate of Big Lake Financial Corporation.

              5*        -   Legal Opinion of Smith, Mackinnon, Greeley, Bowdoin & Edwards, P.A. with respect to the validity of the Common Stock being  offered hereby

              8         -   Tax Opinion of Stevens, Thomas, Schemer & Sparks, P.A.

           10.1*        -   Big Lake Financial Corporation 1987 Stock Option Plan and amendment thereto

           10.2*        -   Lease dated December 11, 1989 between AAA Warehouse, Inc. and Clewiston National
                            Bank and Amendment thereto dated November 28, 1995.

           10.3*        -   Lease dated April 1, 1981 between Earl R. Gamer and Clewiston National Bank and
                            Modification and Lease Extension Agreement thereto dated April 1, 1996

             21*        -   Subsidiary of Big Lake Financial Corporation

           23.1         -   Consent of Stevens, Thomas, Schemer & Sparks, P.A.

           23.2         -   Consent of Humphrey & Knott, P.A.

           23.3         -   Consent of William R. Hough & Co.

           23.4         -   Consent of Mercer Capital

           23.5*        -   Consent of Smith, Mackinnon, Greeley, Bowdoin & Edwards, P.A.
                            (included in Exhibit 5)

             24*        -   Power of Attorney

             27*        -   Financial Data Schedule (for SEC use only)

           99.1*        -   Proxy of CNB Financial Corporation

-------------
*  Previously Filed

         (B)   FINANCIAL STATEMENTS


               (1) Financial Statements are included in the Prospectus; see "Index to Financial Statements" in the Prospectus.

         Schedules are omitted for the reason that they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of the Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant will (1) file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and (iii) include any additional or changed information on the plan of distribution; (2) for determining liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of securities at that time to be the initial bona fide offering; and (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 20, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Registration Statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Okeechobee, State of Florida, on the 2nd day of September, 1997.


                                        BIG LAKE FINANCIAL CORPORATION

                                        /s/ Edwin E. Walpole, III
                                        ---------------------------------------
                                            Edwin E. Walpole, III
                                            Chairman, President and Chief
                                            Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:



SIGNATURE                                                    TITLE                                             DATE
---------                                                    -----                                             -----
   /s/      Edwin E. Walpole, III                            Chairman of the Board, President               September 2, 1997
--------------------------------------                       and Chief Executive Officer and
            Edwin E. Walpole, III                            Director

   /s/      Anita DeWitt                                     Treasurer                                      September 2, 1997
--------------------------------------                       (Principal Financial Officer
            Anita DeWitt                                     and Principal Accounting
                                                             Officer)

   /s/      Joe G. Mullins                                   Executive Vice President and Chief             September 2, 1997
--------------------------------------                       Administrative Officer and Director
            Joe G. Mullins

   /s/      John W. Abney, Sr.                               Director                                       September 2, 1997
--------------------------------------
            John W. Abney, Sr.

   /s/      Mary Beth Cooper                                 Director                                       September 2, 1997
--------------------------------------
            Mary Beth Cooper

   /s/      H. Gilbert Culbreth, Jr.                         Director                                       September 2, 1997
--------------------------------------
            H. Gilbert Culbreth, Jr.

   /s/      Henry C. Kelly                                   Director                                       September 2, 1997
--------------------------------------
            Henry C. Kelly

   /s/      Bobby H. Tucker                                  Director                                       September 2, 1997
--------------------------------------
            Bobby H. Tucker